Form 10-K, Exhibit 13
period 2004-12-31
SOUTHCOAST FINANCIAL CORP
filed 2005-03-31
CIK 1083689

EXHIBIT 13


















                        SOUTHCOAST FINANCIAL CORPORATION

                            Portions of Registrant's
                              2004 Annual Report to
                            Shareholders Incorporated
                       by Reference into 2004 Form 10-KSB

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by section 21E of the Securities Exchange Act of 1934, as amended. Words such as "estimate", "project", "intend", "expect", "believe", "anticipate", "plan", and similar expressions identify forward-looking statements. The Company cautions readers that forward looking statements including without limitation, those relating to the Company's new offices, future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, and adequacy of the allowance for loan losses, are subject to certain risks and uncertainties that could cause actual results to differ from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

                The Business of Southcoast Financial Corporation

Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 under the laws of South Carolina for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). The Company was owner of all of the outstanding capital stock of the Bank. During 2004, Southcoast Investments, Inc. was formed as a wholly-owned subsidiary of the Company. Southcoast Investments, Inc. was formed primarily to hold properties of the Company and Bank. During 2002, the Company formed Southcoast Capital Trust I and II for the purpose of issuing trust preferred securities.

The Bank is a South Carolina state bank incorporated in June 1998, which commenced operations as a commercial bank in July 1998. The Bank operates from its offices in Mt. Pleasant, Charleston, Moncks Corner, Johns Island, Goose Creek and Summerville, South Carolina. The main office is located at 530 Johnnie Dodds Boulevard, in Mt. Pleasant; a second Mt. Pleasant office is located at 602 Coleman Boulevard; the Charleston office is located at 802 Savannah Highway in Charleston; South Carolina; the Moncks Corner office is located at 337 East Main Street in Moncks Corner; the Johns Island office is located at 530 Maybank Highway on Johns Island, the Goose Creek office is located at 597 Holly Road in Goose Creek and the Summerville office is located at 302 N. Main St. in Summerville, South Carolina. The Bank is expected to file two branch applications in the first quarter of 2005. One application will be for an office on Dorchester Road in Charleston and the other on highway 17N at Park West in Mt. Pleasant.

The Bank offers a full array of commercial banking services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, and other deposit services. Most of the Bank's deposits are attracted from individuals and small businesses. The Bank does not offer trust services.

The Bank offers secured and unsecured, short-to-intermediate term loans, with floating and fixed interest rates for commercial, consumer and residential purposes. Consumer loans include: car loans, home equity improvement loans (secured by first and second mortgages), personal expenditure loans, education loans, overdraft lines of credit, and the like. Commercial loans include short term unsecured loans, short and intermediate term real estate mortgage loans, loans secured by listed stocks, loans secured by equipment, inventory, accounts receivable, and the like. Management believes that the credit staff possesses knowledge of the community and lending skills sufficient to enable the Bank to maintain a desirable volume of high quality loans.

Other services offered by the Bank include residential mortgage loan origination services, safe deposit boxes, night depository service, VISA and MasterCard charge cards, tax deposits, travelers checks, and twenty-four hour automated teller service. The ATMs are part of the Intercept network.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Summary Consolidated Financial Information

The following information should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere and the information contained in Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                               2004            2003            2002            2001            2000
                                                               ----            ----            ----            ----            ----
(Dollars in thousands, except per share)
Income Statement Data:
  Net interest income ..............................        $ 10,692        $  7,858        $  5,458        $  4,235        $  2,977
  Provision for loan losses ........................           1,146             735             480             321             120
  Other operating income ...........................           2,700           1,711           1,767           1,137             648
  Other operating expenses .........................           7,966           6,171           4,866           4,043           3,187
  Net income .......................................           2,982           1,704           1,147             646             210

Per-Share Data:
  Net income per share
     Basic .........................................        $   1.01        $   0.92        $   0.69        $   0.44         $  0.14
     Diluted .......................................            0.99            0.90            0.66            0.43            0.13

Balance Sheet Data:
  Total assets .....................................        $366,103        $253,217        $181,169        $124,309         $92,128
  Total deposits ...................................         258,153         166,212         132,655          81,856          66,172
  Total loans (net) ................................         293,206         199,732         134,729          95,737          73,878
  Investment securities ............................          21,738          19,993           5,948           6,793           4,214
  Total earning assets .............................         344,482         238,009         168,225         113,323          82,464
  FHLB borrowings ..................................          58,000          41,100          23,500          30,400          16,225
  Junior subordinated debt .........................          11,345          11,345          11,345               -               -
  Shareholders' equity .............................          36,571          33,410          12,709          11,549           9,153

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis
                              or Plan of Operation

The following discussion and analysis should be read in conjunction with the financial statements and related notes appearing in the 2004 Annual Report of Southcoast Financial Corporation. Because the Bank was responsible for most of the Company's operations, most of the discussion will refer to the results of operations of the Bank. This discussion concentrates on the year ended December 31, 2004, compared to the year ended December 31, 2003 and the year ended December 31, 2003 compared to December 31, 2002. Results of operations for the year ended December 31, 2004 are not necessarily indicative of the results to be attained for any future period.


                                    Overview

The Company grew significantly in 2003 and 2004. The growth and maturity of existing branches coupled with the Company's ongoing marketing efforts resulted in a 40% increase in average earning assets in 2004 after a 49% increase in 2003. Although the generally lower interest rate environment prevailing in the majority of 2003 and 2004 reduced the Company's net interest margins slightly, total net interest income for 2004 was 36% higher than 2003 and 44% higher in 2003 than in 2002. Noninterest income rose by $989,000 or 58% in 2004 as a result of some real estate gains while in 2003 noninterest income remained flat as compared to 2002. Noninterest expenses also rose substantially in 2003 and 2004 as a result primarily of increased salary and benefits due to additional staffing for new and existing offices as well as increases in levels of salary and benefits. All of these factors helped the Company achieve a 75% increase in net income for 2004 and a 48% increase for 2003.

Although management expects growth to continue in 2005, the rate of growth in both assets and income is expected to be less than that enjoyed in 2004.

                              Earnings Performance

The Company had net income from operations for the year ended December 31, 2004 of $2,982,000, or $1.01 per basic share, compared to net income for the year ended December 31, 2003 of $1,704,000 or $.92 per basic share. The Company had net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) of $10,692,000 for 2004 as compared to $7,858,000 for 2003. The Company also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $2,700,000 in 2004 and $1,711,000 in 2003. The Company provided $1,146,000 and
$735,000 to its allowance for loan losses in 2004 and 2003, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, and equipment expenses) of $7,966,000 in 2004 and $6,171,000 in 2003.

The Company had net income from operations for the year ended December 31, 2003 of $1,704,000, or $.92 per basic share, compared to net income for the year ended December 31, 2002 of $1,147,000 or $.69 per basic share. The Company had net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) of $7,858,000 for 2003 as compared to $5,458,000 for 2002. The Company also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $1,711,000 in 2003 and $1,767,000 in 2002. The Company provided $735,000 and
$480,000 to its allowance for loan losses in 2003 and 2002, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, and equipment expenses) of $6,171,000 in 2003 and $4,866,000 in 2002.

                               Net Interest Income

Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, interest earning deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of the Bank's earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities and the relative funding of these assets.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

During the year ended December 31, 2004, net interest income was $10,692,000. For the year ended December 31, 2003, net interest income was $7,858,000. This increase was primarily attributable to an increase in volume as average interest earning assets increased to $282,857,000 in 2004 from $201,731,000 in 2003. The increase in volume was attributable to the growth of the company's commercial lending and the continued maturing of the branch network as well as the opening of new branches. The average yield on interest earning assets decreased from 6.18% to 5.87% from 2003 to 2004, while the average cost of interest bearing liabilities decreased from 2.61% to 2.47%. The net yield on average interest earning assets decreased from 3.90% in 2003 to 3.78% in 2004.

During the year ended December 31, 2003, net interest income was $7,858,000. For the year ended December 31, 2002, net interest income was $5,458,000. This increase was primarily attributable to an increase in volume as average interest earning assets increased to $201,731,000 in 2003 from $135,808,000 in 2002. The increase in volume was attributable to the growth of the company's commercial lending and the continued maturing of the branch network as well as the opening of new branches. The average yield on interest earning assets decreased from 6.90% to 6.18% from 2002 to 2003, while the average cost of interest bearing liabilities decreased from 3.27% to 2.61%. The net yield on average interest earning assets decreased from 4.02% in 2002 to 3.90% in 2003.

Average Balances, Income and Expenses and Rates. The following tables set forth, for the period indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities and are then annualized.

                                              For the year ended             For the year ended               For the year ended
                                               December 31, 2004              December 31, 2003                December 31, 2002
                                        ---------------------------    ---------------------------     ----------------------------
                                         Average    Income/   Yield/   Average    Income/    Yield/     Average    Income/   Yield/
(Dollars in thousands)                  Balance(1)  Expense   Rate     Balance(1) Expense    Rate      Balance(1)  Expense    Rate
Assets:                                 ----------  -------   ----     ---------  -------    ----      ----------  -------    ----
   Federal funds sold ...............    $  8,447    $    91  1.07%    $ 12,468    $   130    1.04%     $ 10,581    $  169    1.60%
   Investment securities ............      29,549        986  3.33       12,575        420    3.34         7,402       315    4.26
   Loans (2)(3) .....................     244,861     15,519  6.34      176,688     11,911    6.74       117,825     8,888    7.54
                                         --------    -------           --------    -------   -----      --------    ------  ------
     Total earning assets ...........     282,857     16,596  5.87      201,731     12,461    6.18       135,808     9,372    6.90
                                         --------    -------           --------    -------   -----      --------    ------  ------
   Other assets .....................      20,163                        13,041                           10,430
                                         --------                      --------                         --------
     Total assets ...................    $303,020                      $214,772                         $146,238
                                         ========                      ========                         ========
Liabilities:
   Deposits .........................    $186,611      3,860  2.07     $137,890      2,911     2.11     $ 96,864     2,805    2.90
   FHLB borrowings ..................      40,810      1,478  3.59       27,245      1,163     4.27       19,809       943    4.76
   Other borrowings .................      11,369        566  4.98       11,372        529     4.66        3,018       166    5.51
                                         --------    -------           --------    -------              --------    ------
   Total interest bearing
     liabilities ....................     238,790      5,904  2.47      176,507      4,603     2.61      119,691     3,914    3.27
                                                     -------                       -------                          ------
   Noninterest bearing
     demand deposits ................      27,626                        20,462                           13,960
   Other liabilities ................       1,773                         1,467                              459
                                         --------                      --------                         --------
     Total liabilities ..............     268,189                       198,436                          134,110
                                         --------                      --------                         --------
   Shareholders' equity .............      34,831                        16,336                           12,128
                                         --------                      --------                         --------
     Total liabilities and
        shareholders' equity ........    $303,020                      $214,772                         $146,238
                                         ========                      =========                        ========
Net interest spread (4) .............                         3.40%                            3.57%                          3.63%
                                                              ====                             ====                           ====
Net interest income and
   net yield on earning assets (5) ..                $10,692  3.78%                $ 7,858     3.90%                $5,458    4.02%
                                                     =======  ====                 =======     ====                 ======    ====
Interest free funds supporting
   earning assets (6) ...............    $ 44,067                      $ 25,224                         $ 16,117
                                         ========                      ========                         ========

-----------------------
(1)  Average balances are computed on a daily basis.
(2)  Does not include non-accruing loans
(3)  Includes loan fees of $1,218,000 in 2004,  $1,085,000 in 2003, and $671,000
     in 2002.
(4) Total interest earning assets yield less total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                         Net Interest Income - continued

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                                             2004 compared to 2003
                                                                                             ---------------------
                                                                                                Due to increase
                                                                                                (decrease) in
(Dollars in thousands)                                                      Volume (1)              Rate (1)                 Change
                                                                            ----------              --------                 ------
Interest income:
   Federal funds sold ......................................                $   (42)                $     3                 $   (39)
   Investments .............................................                    570                      (4)                    566
   Net loans ...............................................                  4,595                    (987)                  3,608
                                                                            -------                 -------                 -------
     Total interest income .................................                  5,123                    (988)                  4,135
                                                                            -------                 -------                 -------
Interest expense:
   Deposits ................................................                  1,028                     (80)                    948
   Other borrowings ........................................                    594                    (242)                    352
                                                                            -------                 -------                 -------
     Total interest expense ................................                  1,622                    (322)                  1,300
                                                                            -------                 -------                 -------
       Net interest income .................................                $ 3,501                 $  (666)                $ 2,834
                                                                            =======                 =======                 =======

(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.

During 2005 management expects that interest rates will not radically change. Therefore, any improvements in net interest income for 2005 are expected to be largely the result of increases in the volume and changes in the mix of interest earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase the Bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina, metropolitan area. These strategies involve offering attractive interest rates and continuing the Bank's commitment to providing outstanding customer service.

                     Market Risk - Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although the Company manages other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be its most significant market risk and this risk could potentially have the largest material effect on the Company's financial condition and results of operations. Other types of market risk such as foreign currency exchange risk and commodity price risk do not arise in the normal course of community banking activities.

Achieving consistent growth in net interest income is the primary goal of the Company's asset/liability function. The Company attempts to control the mix and maturities of assets and liabilities to achieve consistent growth in net interest income despite changes in market interest rates. The Company seeks to accomplish this goal while maintaining adequate liquidity and capital. The Company's asset/liability mix is sufficiently balanced so that the effect of interest rates moving in either direction is not expected to be material over time.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

               Market Risk - Interest Rate Sensitivity - continued

Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

The Bank's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates the Bank's balance sheet and income statement under several different rate scenarios. The model's input (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200 and 300 basis points. According to the model, as of December 31, 2004 the Bank is positioned so that net interest income would increase $388.000 and net income would increase $247,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would decline $450,000 and net income would decline $285,000 if interest rates were to decline 100 basis points. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, repricing rate sensitive assets exceeded rate sensitive liabilities, resulting in an asset sensitive position at December 31, 2004 of $47,016,000 for a cumulative gap ratio of 14.26%. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a positive gap, such as the Bank, rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect.

The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest earning deposits in other banks are reflected in the deposits' maturity dates. Repurchase agreements and other borrowed funds are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, the Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

               Market Risk - Interest Rate Sensitivity - continued

Interest Sensitivity Analysis

                                                                          After Three                        Greater
                                                                Within      Through             One           Than
                                                                 Three       Twelve           Through         Five
  (Dollars in thousands)                                        Months       Months         Five Years        Years          Total
                                                                ------       ------         ----------        -----          -----
Assets
Interest Earning Assets:
   Interest earning deposits in other banks ............      $  7,113     $        -       $       -         $     -       $  7,113
   Federal funds sold ..................................         4,236              -               -               -          4,236
   Investment Securities ...............................         1,735          1,575           8,470           9,958         21,738
   Loans:
     Fixed rate ........................................         7,746         24,051          14,333          24,575         70,705
     Variable rate .....................................       225,906              -               -               -        225,906
                                                              --------       --------        --------         -------       --------
       Total earning assets ............................       246,736         25,626          22,803          34,533        329,698
                                                              --------       --------        --------         -------       --------
Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
     Interest-bearing transaction accounts .............        15,701              -               -               -         15,701
     Savings and money market ..........................        36,493              -               -               -         36,493
     Time deposits $100M and over ......................        31,338         62,626          25,900           5,357        125,221
     Other time deposits ...............................        24,773         26,070           1,670             271         52,784
                                                              --------       --------        --------         -------       --------
       Total interest-bearing deposits .................       108,305         88,696          27,570           5,628        230,199
   Trust preferred and FHLB advances ...................        18,345         10,000          20,000          21,000         69,345
                                                              --------       --------        --------         -------       --------
       Total interest-bearing liabilities ..............      $126,650       $ 98,696        $ 47,570         $26,628       $299,544
                                                              ========       ========        ========         =======       ========
Interest sensitivity gap ...............................      $120,086       $(73,070)       $(24,767)        $ 7,905
                                                              ========       ========        ========         =======
Cumulative interest sensitivity gap ....................      $120,086       $ 47,016        $ 22,249         $30,154
                                                              ========       ========        ========         =======
Ratio of cumulative gap to
   total earning assets ................................         36.42%         14.26%           6.75%           9.15%

                            Provision for Loan Losses

The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for estimated loan losses inherent in the Company's loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for probable losses which have been incurred in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. The Company provided $1,146,000, $735,000 and $480,000 to the allowance during the years ended December 31, 2004, 2003, and 2002, respectively. The increases were attributable to the increases in loans outstanding.

                               Noninterest Income

Noninterest income, which consists primarily of service fees on deposit accounts, fees on loans sold and other fee income, increased by $989,000 for the year ended December 31, 2004. The increase is primarily the result of gains on sale of securities and fixed assets of $1,185,000 in 2004 compared to no gains in 2003, and increases in fees on deposits accounts, offset by decreases in fees on loans sold. For the year ended December 31, 2003 compared to December 31, 2002, other noninterest income decreased by $56,000, primarily the result of no security gains in 2003 compared to $198,000 in 2002 offset by increases in fees on deposits and rental income.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

Noninterest Expenses Noninterest expenses, which consist primarily of salaries and employee benefits, net occupancy, and furniture and equipment expenses, totaled $7,966,000 for the year ended December 31, 2004 as compared to $6,171,000 for the year ended December 31, 2003. For the year ended December 31, 2003 compared to December 31, 2002 noninterest expenses increased $1,305,000. The increase in expenses was due to normal increases in salary and benefits, increases in staff and facilities needed to support the increase in assets and the opening of the new branch offices.

                                  Income Taxes
The Company recorded a tax expense of $1,298,000, $959,000, and $733,000 for the years ended December 31, 2004, 2003, and 2002 respectively. The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. The Company's effective tax rates for 2004, 2003, and 2002 were 30.33%, 36.01%, and 39.0% respectively.

                              Investment Portfolio
As of December 31, 2004, the Company's investment portfolio comprised approximately 6% of its total assets. The following table summarizes the carrying value amounts of available for sale securities held by the Company at December 31, 2004, 2003, and 2002. Available-for-sale securities are stated at estimated fair value. The Company had no securities which were held to maturity at December 31, 2004, 2003 or 2002.

Securities Portfolio Composition

                                                  December 31, 2004            December 31, 2003           December 31, 2002
                                                  -----------------            -----------------           -----------------
                                                       Net                             Net                        Net
                                                   Unrealized                     Unrealized                   Unrealized
                                                     Holding                         Holding                     Holding
                                              Book    Gain/       Fair      Book     Gain/       Fair     Book    Gain/       Fair
(Dollars in thousands)                       Value   (Loss)      Value     Value     (Loss)      Value    Value   (Loss)     Value
                                             -----   ------      -----     -----     ------      -----    -----   ------     -----
Available-for-sale
   U.S. government agencies ............   $ 6,496   $   (16)   $ 6,480   $ 7,685   $   (18)   $ 7,667   $ 4,885   $    63   $ 4,948
   Mortgage-backed .....................    13,545       212     13,757    11,133       188     11,321         -         -         -
   Other investments ...................     1,501         -      1,501     1,000         5      1,005     1,000         -     1,000
                                           -------   -------    -------   -------   -------    -------   -------   -------   -------
     Total .............................   $21,542   $   196    $21,738   $19,818   $   175    $19,993   $ 5,885   $    63   $ 5,948
                                           =======   =======    =======   =======   =======    =======   =======   =======   =======

The following table presents maturities and weighted average yields of securities available for sale at December 31, 2004. Available-for-sale securities are stated at estimated fair value. The Bank had no held-to-maturity investment securities at December 31, 2004.

Securities Portfolio Maturities and Yields

                                                              December 31, 2004
                                                              -----------------
                                                             Book
(Dollars in thousands)                                       Value        Yield
----------------------                                       -----        -----
U.S. government agency obligations
   Due from one to five years ....................         $ 6,480         3.44%
                                                           =======         ====
Mortgage-backed
   Due within one year ...........................         $   555         5.88%
   Due from five to ten years ....................           2,564         3.99
   Due after ten years ...........................          10,639         5.01
                                                           -------         ----
     Total .......................................         $13,758         4.82%
                                                           =======         ====
Other investments
   Due within one year ...........................         $   500         4.75%
   Due after ten years ...........................             901         4.60
   Equity securities .............................             100            -
                                                           -------         ----
     Total .......................................         $ 1,501         4.64%
                                                           =======         ====

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                                 Loan Portfolio

Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans. Nearly all of the loans are to borrowers in, or secured by real estate located in, the Company's market area.

The amount of loans outstanding are shown in the following table according to type of loan for the following dates:

Loan Portfolio Composition

                                                                                      December 31,
                                                                                      ------------
(Dollars in thousands)                               2004              2003               2002              2001              2000
                                                     ----              ----               ----              ----              ----
Commercial ...............................         $144,908          $113,621          $ 78,793          $ 45,435           $27,938
Real estate - construction ...............           46,928            21,671            16,826               103               874
Real estate - mortgage ...................          101,216            62,543            35,649            46,553            42,936
Consumer .................................            3,559             4,274             5,117             4,861             3,071
                                                   --------         ---------          --------          --------           -------
     Total loans .........................          296,611           202,109           136,385            96,952            74,819
Less allowance for loan losses ...........           (3,404)           (2,377)           (1,656)           (1,215)             (941)
                                                   --------          --------          --------          --------           -------
                                                   $293,207          $199,732          $134,729          $ 95,737           $73,878
                                                   ========          ========          ========          ========           =======

A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collect ion procedures, and nonaccrual and charge-off guidelines.

Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. Approximately 50% of the Bank's loan portfolio at December 31, 2004 was composed of commercial loans. When taken, collateral may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets, but will usually be local real estate. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20 year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations peculiar to a borrower's business or industry. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

Real estate construction loans, represent 16% of the loan portfolio and generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

Loans secured by real estate mortgages comprised nearly 34% of the Bank's loan portfolio at December 31, 2004. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential loans are secured by business and commercial properties acquired using the loan proceeds and having loan-to-value ratios that are generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

The change in the loan mix at December 31, 2004 from year-end December 31, 2003 is the direct result of management's decision to retain some of its variable rate mortgage loans. The company still sells the majority of its mortgage loans in order to fund higher yielding commercial loans and the continuation of a strong commercial market in the Charleston area.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

             Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of the Company's loans, by type, at December 31, 2004, as well as the type of interest requirement on such loans.

                                                                         Over One
                                                                             Year
December 31, 2004                                         One Year        Through           Over
(Dollars in thousands)                                    or Less       Five Years     Five Years         Total
                                                       -----------     -----------    -----------    -----------
Commercial, financial and industrial ...............   $   112,229     $    29,214    $     3,465    $   144,908
Real estate - construction .........................        28,862          13,946          4,120         46,928
Real estate - mortgage .............................        22,733          54,110         24,373        101,216
Consumer installment ...............................         1,290           2,171             98          3,559
                                                       -----------     -----------    -----------    -----------
                                                       $   165,114     $    99,441    $    32,056    $   296,611
                                                       ===========     ===========    ===========    ===========
Predetermined rate, maturity greater
     than one year .................................                   $    14,333    $    24,575    $    38,908
Variable rate or maturity within one year ..........   $   165,114     $    85,108    $     7,481    $   257,703

                    NonPerforming Loans, Other Problem Assets

When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2004, the Company had $925,000 of non-accrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans and no restructured loans. The gross interest income which would have been recorded under the original terms of the loans amounted to $50,000 in 2004. No interest on nonaccruing loans or on any accruing loans which are contractually past due 90 days or more as to principal or interest payments was included in net income for 2004. At December 31, 2003, the Bank had $27,000 of non-accrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans and no restructured loans.

The following table presents information on non-performing loans and real estate acquired in settlement of loans:

December 31                               2004            2003            2002           2001          2000
                                          ----            ----            ----           ----          ----
(Dollars in thousands)
Non-performing loans:
  Non-accrual loans ..................   $    925      $       27      $      102      $    815      $     163
  Past due 90 days or more ...........         -               -               -             -              -
  Other restructured loans ...........         -               -               -             -              -
                                         --------      ----------      ----------      --------      ---------
     Total non-performing loans ......        925              27             102           815            163
Real estate acquired in settlement
  of loans ...........................         70              70              -             -              -
                                         --------      ----------      ----------      --------      ---------
     Total non-performing assets .....   $    995      $       97      $      102      $    815      $     163
                                         ========      ==========      ==========      ========      =========
Non-performing assets as a
  percentage of loans and
  other real estate ..................       0.34%           0.05%           0.07%         0.84%          0.22%
Allowance for loan losses as a
  percentage of non-performing loans .     368.13%       8,931.58%       1,626.11%       149.10%        577.30%

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                             Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status nor are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. There were no loans determined by management to be potential problem loans at December 31, 2004.

                                Real Estate Owned

The Bank had $70,000 of real estate owned pursuant to foreclosure at December 31, 2004 and December 31, 2003. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair value is determined by appraisal at the time of acquisition.

                            Allowance for Loan Losses

The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, "Summary of Loan Loss Experience," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Bank, current economic conditions affecting the borrowers' ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses which had been incurred in the loan portfolio as of December 31, 2004.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance-sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of the Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                      Allowance for Loan Losses - continued
The allowance is not allocated to different segments of the portfolio. The Bank charges losses from any segment of the portfolio to the allowance without any allocation.

Summary of Loan Loss Experience

                                                                                     Year ended December 31,
                                                                                     -----------------------
(Dollars in thousands)                                           2004           2003           2002           2001           2000
                                                                 ----           ----           ----           ----           ----
Total loans outstanding at end of period ................      $296,611       $202,109      $ 136,385       $ 96,952        $74,819
                                                               ========       ========      =========       ========        =======
Average amount of loans outstanding .....................      $244,861       $176,688      $ 117,825       $ 91,175        $59,679
                                                               ========       ========      =========       ========        =======
Balance of allowance for loan losses at
   beginning of year ....................................      $  2,376       $  1,656      $   1,215       $    941        $   835
Loans charged off .......................................           123             16             39             47             14
                                                               --------       --------      ---------       --------        -------
   Total charge-offs ....................................           122             16             39             47             14
Recoveries of loans previously charged-off ..............             4              1              -              -              -
                                                               --------       --------      ---------       --------        -------
Net charge-offs .........................................           118             15             39             47             14
Additions to allowance charged to expense ...............         1,146            735            480            321            120
                                                               --------       --------      ---------       --------        -------
Balance of allowance for loan losses at
   end of year ..........................................      $  3,404       $  2,376      $   1,656       $  1,215        $   941
                                                               ========       ========      =========       ========        =======
Ratios
   Net charge-offs during period to average
     loans outstanding during period ....................          0.05%          0.01%          0.03%          0.05%          0.02%
   Net charge-offs to loans at end of period ............          0.04%          0.01%          0.03%          0.05%          0.02%
   Allowance for loan losses to average loans ...........          1.39%          1.34%          1.41%          1.33%          1.58%
   Allowance for loan losses to loans at
     end of period ......................................          1.15%          1.18%          1.21%          1.25%          1.26%
   Allowance for loan losses to nonperforming
     loans at end of period .............................        342.11%      8,932.33%      1,625.86%        149.07%        577.30%
   Net charge-offs to allowance for loan losses .........          3.47%          0.63%          2.36%          3.86%          1.49%
   Net charge-offs to provision for loan losses .........         10.30%          2.04%          8.13%         14.64%         11.67%

                                    Deposits

The average amounts and the average rates paid on deposits held by the Bank for the years ended December 31, 2004, 2003 and 2002 are summarized below:

December 31,                                                    2004                         2003                     2002
                                                                ----                         ----                     ----
                                                                       Average                    Average                   Average
(Dollars in thousands)                                   Amount       Rate Paid     Amount        Rate Paid    Amount      Rate Paid
                                                         ------       ---------     ------        ---------    ------      ---------
Noninterest bearing demand ........................    $ 27,626          0.00%    $ 20,462          0.00%    $ 13,960        0.00%
Interest bearing transaction accounts .............      13,317          0.48       11,618          0.46        8,234        0.59
Savings ...........................................      37,098          1.55       25,498          1.48       18,195        1.85
Time deposits - $100M and over ....................      85,828          2.31       38,921          2.48       28,174        3.57
Other time deposits ...............................      50,369          2.46       61,854          2.50       42,261        3.57
                                                       --------                   --------                   --------

     Total deposits ...............................    $214,238          1.80%    $158,353          1.84%    $110,824        2.53%
                                                       ========                   ========                   ========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                              Deposits - continued

As of December 31, 2004, the Bank had $125,221,000 in time deposits of $100,000 or more ("Jumbo Certificates"), including $75,214,000 of brokered certificates. These certificates have approximately $31,338,000 with maturities within three months, $25,922,000 with maturities over three through six months, $36,704,000 with maturities over six through twelve months, and $31,257,000 with maturities over twelve months. Wholesale deposits (certificates held by corporations, banks, credit unions, etc., on a national level) totaled $9,372,000 as of December 31, 2004, compared to $32,024,000 in 2003. The Company made a funding decision in 2004 to reduce the wholesale certificates while increasing the brokered certificates. This decision was based on lower rates being paid on broker certificates then wholesale certificates. Since the brokered certificates are considered time deposits $100,000 and over and the wholesale certificates are other time deposits, the schedule reflects an increase in time deposits $100,000 and over in 2004 and a decrease in other time deposits. It is a common industry practice not to consider the wholesale and $100,000 and over certificates as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

                         Junior Subordinated Debentures

On May 3, 2002 and December 16, 2002, in two separate transactions, Southcoast Capital Trust I and II (the "Capital Trusts"), wholly -owned subsidiaries of the Company, issued and sold a total of 11,000 floating rate securities, with $1,000 liquidation amount per security, (the "Capital Securities") to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $11.3 million. The Capital Trusts loaned these proceeds to the Company to use for general corporate purposes. The junior subordinated debentures qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. See Note 10 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $370,000 at December 31, 2004 and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $13,363 and is reported in other expenses on the consolidated income statement for each of the years ended December 31, 2004 and 2003.

                              Short-Term Borrowings

At December 31, 2004 and 2003, the Company had outstanding borrowings due within one year of $9,000,000 and $100,000, respectively. With the exception of $2,000,000 outstanding at December 31, 2004 and $100,000 outstanding at December 31, 2003, on which the interest rates were fixed at 7.07% and 5.84%, respectively, all of the short-term borrowings were at variable interest rates, which were 2.44% at December 31, 2004, and a weighted average rate of 1.15% at December 31, 2003. All of the short-term borrowings were from the Federal Home Loan Bank of Atlanta and were collateralized by lender stock and residential mortgage loans. The maximum amount of such borrowings at any month end was $58.0 million for 2004 and $41.1 million for 2003. The approximate average amount of such borrowings and average weighted interest rate was $41.2 million and 3.61% for 2004 and $27.6 million and 4.22% for 2003, respectively.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2004, 2003 and 2002.

                                              Year ended December 31,
                                              -----------------------
                                      2004              2003             2002
                                      ----              ----             ----
   Return on assets ..............    0.98%             0.79%            0.78%
   Return on equity ..............    8.56%            10.43%            9.45%
   Dividend payout ratio .........    0.00%             0.00%            0.00%
   Equity to asset ratio .........   11.49%             7.61%            8.29%

The return on assets improved from 2003 to 2004, while return on equity decreased. The issuance of new capital at the end of 2003 increased the average equity for 2004 by $18.5 million, or 100.13%. Earnings did not increase at the same rate, so consequently the return on equity has decreased. The return on assets increases as the company becomes more efficient in growing the assets of the company. The Bank has opened seven offices since June 1998. In each case, the Bank has incurred substantial preopening and start up expenses which have reduced net income. The Bank plans to open two additional branches in 2005 and may open additional branches when it appears that doing so would be advantageous to the Bank. Any such additional openings will be likely to have a negative impact on earnings, at least temporarily.

                                    Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less Jumbo Certificates, wholesale and broker time deposits) provide a relatively stable funding base, and were equal to 47.9% of total deposits at December 31, 2004. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank is a member of the FHLB of Atlanta and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans. At December 31, 2004, the Bank had borrowed $58.0 million from the FHLB of Atlanta and had the ability to borrow an additional $236,000 from the Federal Home Loan Bank based on a predetermined formula. The Bank also has $8.8 million available through lines of credit with other banks as an additional source of liquidity funding. Finally, the Company has an unused line of credit to borrow up to $6.0 million from another unrelated bank. At December 31, 2004, the Company had outstanding commitments to make up to $40.4 million in loans as well as standby letters of credit of $883,000. Management believes that the Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.
                                Capital Resources

The equity capital of the Company increased by $3,160,000 during 2004 as the result of proceeds from the issuance of 18,915 shares of stock through an employee stock purchase plan and exercise of stock options, net operating income of $2,982,000, and a net increase of unrealized gains in the investment portfolio of $14,000. A 10% stock dividend in 2004 caused a transfer from retained earnings to stock of $617,000. The transfer represented the amount in retained earnings at the time of the dividend. Book value per share at December 31, 2004, was $12.31 as compared to $11.32 at December 31, 2003.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                          Capital Resources - continued

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

Analysis of Capital and Capital Ratios

                                                           The Bank  The Company
                                                           --------  -----------
(Dollars in thousands)
Tier 1 capital .........................................   $ 30,253    $ 47,789
Tier 2 capital .........................................      2,949       3,403
                                                           --------    --------
     Total qualifying capital ..........................   $ 33,202    $ 51,192
                                                           ========    ========

Risk-adjusted total assets
 (including off-balance-sheet exposures) ...............   $261,995    $275,971
                                                           ========    ========

Risk-based capital ratios:
  Tier 1 risk-based capital ratio ......................      11.55%      17.32%
  Total risk-based capital ratio .......................      12.67%      18.55%
  Tier 1 leverage ratio ................................       9.30%      13.64%
                             Off Balance Sheet Risk

The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specified period of time. At December 31, 2004, the Bank had issued commitments to extend credit of $40,403,000 for home equity lines of credit, construction loans, and commercial lines of credit.

The commitments expire over periods from six months to ten years. Past experience indicates that many of these commitments to extend credit will expire unused. However, as described in "Liquidity Management", the Company believes that it has adequate sources of liquidity to fund commitments that are drawn upon by borrowers.

In addition to commitments to extend credit, the Bank also issues standby letters of credit which are assurances to a third party that they will not suffer a loss if the Bank's customer fails to meet a contractual obligation to the third party. Standby letters of credit totaled $884,000 at December 31, 2004. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity, the bank believes that it will have the necessary resources to meet these obligations should the need arise. See Note 16 to the consolidated financial statements for further information about financial instruments with off-balance sheet risk.

Neither the Company nor its subsidiary is involved in other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis
                              or Plan of Operation

                          Critical Accounting Policies

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of the Company's financial statements. The significant policies of the Company are described in the notes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management which has a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the discussion under the "Allowance for Loan Losses" section of this document and to Note 1 to the consolidated financial statements for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

                                    Inflation

Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same as the magnitude of the change in inflation.

While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southcoast Financial Corporation and Subsidiaries at December 31, 2004 and 2003 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



Elliott Davis, LLC
Columbia, South Carolina
February 10, 2005

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                      2004                  2003
                                                                                                      ----                  ----
Assets
Cash and due from banks ............................................................            $ 11,853,273            $  5,550,376
Federal funds sold .................................................................               4,236,000              12,031,000
                                                                                                ------------            ------------

       Cash and cash equivalents ...................................................              16,089,273              17,581,376

Investment securities
   Available for sale ..............................................................              21,738,335              19,993,359
   Federal Home Loan Bank stock, at cost ...........................................               3,093,100               2,055,000
Loans held for sale ................................................................              12,009,550                 427,000
Loans, net .........................................................................             293,206,968             199,732,196
Property and equipment, net ........................................................              14,843,884               9,412,214
Other assets .......................................................................               5,122,013               4,015,957
                                                                                                ------------            ------------

       Total assets ................................................................            $366,103,123            $253,217,102
                                                                                                ============            ============

Liabilities and shareholders' equity
Deposits
   Noninterest bearing .............................................................            $ 27,954,739            $ 19,645,320
   Interest bearing ................................................................             230,198,544             146,567,087
                                                                                                ------------            ------------

       Total deposits ..............................................................             258,153,283             166,212,407

Advances from Federal Home Loan Bank ...............................................              58,000,000              41,100,000
Junior subordinated debentures .....................................................              11,345,000              11,345,000
Other liabilities ..................................................................               2,034,091               1,149,284
                                                                                                ------------            ------------

       Total liabilities ...........................................................             329,532,374             219,806,691
                                                                                                ------------            ------------

Commitments and contingencies - Notes 11 and 16
Shareholders' equity
   Common stock, no par value, 20,000,000 shares authorized,
     2,970,663 and 2,680,501 shares issued in 2004 and
     2003, respectively ............................................................              34,080,782              33,298,027
Retained earnings ..................................................................               2,364,340                       -
Accumulated other comprehensive income .............................................                 125,627                 112,384
                                                                                                ------------            ------------

       Total shareholders' equity ..................................................              36,570,749              33,410,411
                                                                                                ------------            ------------

       Total liabilities and shareholders' equity ..................................            $366,103,123            $253,217,102
                                                                                                ============            ============

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income


                                                                                           For the years ended December 31,
                                                                                           --------------------------------
                                                                                     2004                2003              2002
                                                                                     ----                ----              ----
Interest income
   Loans and fees on loans .............................................         $15,519,379         $11,910,923         $ 8,888,033
   Investment securities, taxable ......................................             985,308             420,743             315,742
   Federal funds sold ..................................................              90,742             130,011             168,835
                                                                                 -----------         -----------         -----------
       Total interest income ...........................................          16,595,429          12,461,677           9,372,610
Interest expense
   Deposits ............................................................           3,861,181           2,911,120           2,805,306
   Advances from Federal Home Loan Bank ................................           1,488,737           1,164,364             945,147
   Junior subordinated debentures ......................................             553,646             527,916             163,941
                                                                                 -----------         -----------         -----------
       Total interest expense ..........................................           5,903,564           4,603,400           3,914,394
                                                                                 -----------         -----------         -----------
       Net interest income .............................................          10,691,865           7,858,277           5,458,216
Provision for loan losses ..............................................           1,146,495             735,000             479,930
                                                                                 -----------         -----------         -----------
       Net interest income after provision for loan losses .............           9,545,370           7,123,277           4,978,286
Noninterest income
   Service fees on deposit accounts ....................................             947,932             893,926             640,552
   Gain on sale of mortgage loans ......................................             396,464             628,019             647,941
   Gain on sale of investment securities ...............................              21,689                   -             198,516
   Gain on sale of property and equipment ..............................           1,163,485                   -                   -
   Other ...............................................................             170,369             189,394             280,283
                                                                                 -----------         -----------         -----------
       Total noninterest income ........................................           2,699,939           1,711,339           1,767,292
                                                                                 -----------         -----------         -----------
Noninterest expenses
   Salaries and employee benefits ......................................           4,889,216           3,800,401           2,917,092
   Occupancy ...........................................................             451,274             387,399             327,129
   Furniture and equipment .............................................             688,812             652,072             502,784
   Advertising and public relations ....................................             197,023             100,274             111,696
   Professional fees ...................................................             308,574             267,780             164,480
   Travel and entertainment ............................................             251,823             203,283             150,655
   Telephone, postage and supplies .....................................             312,722             262,969             280,538
   Insurance ...........................................................             123,341             110,591              89,685
   Other operating .....................................................             742,846             386,427             321,919
                                                                                 -----------         -----------         -----------
       Total noninterest expenses ......................................           7,965,631           6,171,196           4,865,978
                                                                                 -----------         -----------         -----------
       Income before income taxes ......................................           4,279,678           2,663,420           1,879,600
Income tax expense .....................................................           1,297,957             959,177             732,900
                                                                                 -----------         -----------         -----------
       Net income ......................................................         $ 2,981,721         $ 1,704,243         $ 1,146,700
                                                                                 ===========         ===========         ===========
Basic net income per common share(1) ...................................         $      1.01         $      0.92         $      0.69
                                                                                 ===========         ===========         ===========
Diluted net income per common share(1) .................................         $      0.99         $      0.90         $      0.66
                                                                                 ===========         ===========         ===========
Weighted average number of common
   shares outstanding(1)
     Basic .............................................................           2,964,068           1,856,527           1,670,338
                                                                                 ===========         ===========         ===========
     Diluted ...........................................................           3,006,295           1,900,633           1,737,511
                                                                                 ===========         ===========         ===========

-----------
(1) Adjusted for the effects of stock dividends

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2004, 2003 and 2002




                                                                                         Accumulated
                                                      Common Stock                          other           Total
                                                      ------------           Retained   comprehensive   shareholders'
                                                Shares          Amount       earnings   income (loss)       equity
                                                ------          ------       --------   -------------       ------
Balance, December 31, 2001 ................   1,197,482   $  11,339,708  $     142,621  $      67,613   $  11,549,492
                                                                                                        -------------
  Net income ..............................          -               -       1,146,700             -        1,146,700
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of income taxes
      of $59,928 ..........................          -               -              -          96,542          96,542
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $76,093 .............          -               -              -        (122,484)       (122,484)
                                                                                                        -------------
  Comprehensive income                                                                                      1,120,758
  Stock dividend (10%) ....................     120,016         950,527       (950,527)            -               -
  Employee stock purchase plan ............       4,498          39,202             -              -           39,202
                                              ---------   -------------  -------------  -------------   -------------

Balance, December 31, 2002 ................   1,321,996      12,329,437        338,794         41,221      12,709,452
                                                                                                        -------------
  Net income ..............................          -               -       1,704,243             -        1,704,243
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $59,928 .............          -               -              -          71,163          71,163
                                                                                                        -------------
  Comprehensive income ....................                                                                 1,775,406
  Stock dividends (15%) ...................     205,016       2,043,037     (2,043,037)            -               -
  Stock offering (net of offering
    costs of $1,669,716) ..................   1,104,000      18,754,284             -              -       18,754,284
  Exercise of stock options ...............      52,373         246,826             -              -          246,826
  Employee stock purchase plan ............       3,116          36,943             -              -           36,943
  Repurchase of stock .....................      (6,000)       (112,500)            -              -         (112,500)
                                              ---------   -------------  -------------  -------------   -------------
Balance, December 31, 2003 ................   2,680,501      33,298,027             -         112,384      33,410,411
                                                                                                        -------------
  Net income ..............................                                  2,981,721                      2,981,721
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $14,857 .............                                                    27,524          27,524
  Less reclassification adjustment
    for gains included in net income,
    net of taxes of $7,408 ................                                                   (14,281)        (14,281)
                                                                                                        --------------
  Comprehensive income ....................                                                                 2,994,964
  Exercise of stock options ...............      14,082          60,288                                        60,288
  Employee stock purchase plan ............       6,488         105,086                                       105,086
  Stock dividends (10%) ...................     269,592         617,381       (617,381)                            -
                                              ---------   -------------  -------------  -------------   -------------
Balance, December 31, 2004 ................   2,970,663   $  34,080,782  $   2,364,340  $     125,627   $  36,570,749
                                              =========   =============  =============  =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                 For the years ended December 31,
                                                                                 --------------------------------
                                                                         2004                  2003                     2002
                                                                         ----                  ----                     ----
Operating activities
   Net income ...............................................   $      2,981,721       $     1,704,243         $      1,146,700
   Adjustments to reconcile net income to net cash
     used for operating activities
       Deferred income taxes ................................           (207,053)             (175,663)                  54,477
       Provision for loan losses ............................          1,146,495               735,000                  479,930
       Depreciation and amortization ........................            571,133               492,102                  533,881
       Origination of loans held for sale ...................        (40,438,086)          (48,098,007)             (47,417,411)
       Proceeds from sale of loans held for sale ............         28,855,536            56,353,566               42,859,901
       Gain on sale of investment securities ................            (21,689)                   -                  (198,516)
       Gain on sale of property and equipment ...............         (1,163,485)                   -                        -
       Decrease (increase) in other assets ..................            398,716            (1,304,549)                (741,196)
       Increase (decrease) in other liabilities .............           (420,361)               21,100                  800,126
                                                                ----------------       ---------------         ----------------

         Net cash provided by (used for) operating activities         (8,297,073)            9,727,792               (2,482,108)
                                                                ----------------       ---------------         ----------------
Investing activities
   Proceeds from maturities/calls of available
     for sale securities ....................................         12,090,348             7,154,359                        -
   Proceeds from sale of available for sale securities ......         21,361,689                    -                11,481,876
   Purchase of available for sale securities ................        (35,194,416)          (21,086,552)             (10,500,000)
   Purchase of Federal Home Loan Bank stock .................         (2,458,100)             (890,000)                      -
   Sale of Federal Home Loan Bank stock .....................          1,420,000               150,000                  175,000
   Increase in loans, net ...................................        (94,621,267)          (65,807,969)             (39,471,877)
   Purchase of property and equipment .......................        (10,493,569)           (1,821,383)              (1,256,326)
   Proceeds from sale of property and equipment .............          5,694,035                    -                        -
                                                                ----------------       ---------------         ----------------
         Net cash used for investing activities .............       (102,201,280)          (82,301,545)             (39,571,327)
                                                                ----------------       ---------------         ----------------

Financing activities
   Net increase in deposits .................................         91,940,876            33,556,990               50,799,711
   Increase (decrease) in other borrowings ..................         16,900,000            17,600,000               (6,900,000)
   Proceeds from junior subordinated debentures .............                 -                     -                11,000,000
   Repurchase of common stock ...............................                 -               (112,500)                      -
   Proceeds from stock offering, net ........................                 -             18,754,284                       -
   Proceeds from exercise of stock options ..................             60,288               246,826                       -
   Proceeds from employee stock purchase plan ...............            105,086                36,943                   39,202
                                                                ----------------       ---------------         ----------------

         Net cash provided by financing activities ..........        109,006,250            70,082,543               54,938,913
                                                                ----------------       ---------------         ----------------

         Net increase (decrease) in cash and cash equivalents         (1,492,103)           (2,491,210)              12,885,478

Cash and cash equivalents, beginning of year ................         17,581,376            20,072,586                7,187,108
                                                                ----------------       ---------------         ----------------

Cash and cash equivalents, end of year ......................   $     16,089,273       $    17,581,376         $     20,072,586
                                                                ================       ===============         ================
Cash paid for
   Interest .................................................   $      5,306,323       $     4,733,898         $      3,672,370
                                                                ================       ===============         ================
   Income taxes .............................................   $      1,353,700       $     1,006,950         $        363,779
                                                                ================       ===============         ================

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). The Company's primary purpose is that of owning the Bank. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation. During 2004, Southcoast Investments, Inc. was formed as a wholly-owned subsidiary of the Company. Southcoast Investments, Inc. was formed primarily to hold properties of the Company and Bank. During 2002, the Company formed Southcoast Capital Trust I and II for the purpose of issuing trust preferred securities.


Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.


Concentrations of Credit Risk - The Company, through its subsidiary, makes loans to individuals and businesses in and around the South Carolina counties of Charleston, Dorchester, and Berkley for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.


Investment Securities - The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires investments in equity and debt securities to be classified into three categories:

     Available-for-sale: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair market value. Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders' equity (accumulated other comprehensive income). Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts are amortized into interest income by a method that approximates a level yield.

     Held-to-maturity: These are debt securities which the Company has the ability and intent to hold until maturity. These securities are stated at cost, adjusted for amortization of premiums and the accretion of discounts. The Company has no held to maturity securities.

     Trading: These are securities which are bought and held principally for the purpose of selling in the near future. Trading securities are reported at fair market value, and related unrealized gains and losses are recognized in the income statement. The Company has no trading securities.

Loans Held-for-Sale - Loans held for sale consist of 1 - 4 family residential mortgage loans. They are reported at the lower of cost or market value on an aggregate loan basis. Net unrealized losses, if any, are recognized through a valuation allowance. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of loans sold.

Loans, Interest and Fee Income on Loans - Loans are stated at the principal balance outstanding. The allowance for loan losses is deducted from total loans in the balance sheet. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Loans are generally placed on non-accrual status when principal or interest becomes contractually ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal. Loans are not returned to accrual status until the borrower demonstrates the ability to pay principal and interest. Loans on non-accrual status as well as real estate acquired through foreclosure or deed taken in lieu of foreclosure are considered non-performing assets.

Allowance for Loan Losses - The provision for loan losses charged to operating expenses reflects the amount deemed appropriate by management to establish an adequate reserve to meet the estimated losses inherent in the current loan portfolio. Management's judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions. Loans which are determined to be uncollectible are charged against the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value loans at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

Under SFAS No. 114, as amended by SFAS No. 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 2004 and 2003, the Company had no impaired loans that were material to the consolidated financial statements.

Property and Equipment - Property, furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale, or other disposition the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Debt Issuance Costs - Issuance costs associated with the junior subordinated debentures are amortized over the life of the debt using the straight-line method, which approximates the effective yield method.

Income Taxes - The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $197,023, $100,274 and $111,696 were included in the Company's results of operations for 2004, 2003 and 2002, respectively.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Net Income Per Common Share - Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The Board of Directors declared and paid a ten percent stock dividend in May 2004 and 2003, and a five percent stock dividend in August 2003. The Board also declared and paid a ten percent stock dividend in March 2002. Per share amounts have been retroactively restated to reflect the stock dividends.



Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks" and "Federal Funds Sold." Cash and cash equivalents have an original maturity of three months or less.

Fair Value of Financial Instruments - SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119 and SFAS No. 133, requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, when it is practicable to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock. In addition, other nonfinancial instruments such as property and equipment and other assets and liabilities are not subject to the disclosure requirements.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    Cash and due from banks - The carrying amounts reported in the balance sheets for cash and due from banks (cash on hand, due from banks and interest bearing deposits with other banks) approximate their fair values.

    Federal funds sold - The carrying amounts of federal funds sold approximate their fair values.

    Investment securities available for sale - Fair values for investment securities available for sale are based on quoted market prices.

    Federal Home Loan Bank stock - The carrying amounts of Federal Home Loan Bank stock approximate their fair values.

    Loans held for sale - The carrying amounts of loans held for sale approximate their fair values.

    Loans - For variable rate loans that reprice frequently and for loans that mature within three months, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

    Deposits - The fair values disclosed for deposits with no defined maturities is equal to their carrying amounts which represent the amount payable on demand. The carrying amounts for variable rate, fixed-term money market accounts approximate their fair value at the reporting date. Fair values fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

    Advances from the Federal Home Loan Bank and junior subordinated  debentures
    - For other borrowings that reprice frequently, fair values are based on carrying values. Fair values for all other borrowings are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

    Off-balance sheet instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Stock Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 18. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. There were 19,250 options granted in 2004. There were no options granted in 2003 or 2002. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for options granted in 2004.

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                                 2004                2003                    2002
                                                                                 ----                ----                    ----
Net income, as reported ..........................................           $2,981,721           $1,704,243              $1,146,700
Deduct:  Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects .....................               91,113                    -                       -
                                                                             ----------           ----------              ----------

Pro forma net income .............................................           $2,890,608           $1,704,243              $1,146,700
                                                                             ==========           ==========              ==========

Earnings per share:
  Basic - as reported ............................................           $     1.01           $     0.92              $     0.69
                                                                             ==========           ==========              ==========
  Basic - pro forma ..............................................           $     0.98           $     0.92              $     0.69
                                                                             ==========           ==========              ==========

  Diluted - as reported ..........................................           $     0.99           $     0.90              $     0.66
                                                                             ==========           ==========              ==========
  Diluted - pro forma ............................................           $     0.96           $     0.90              $     0.66
                                                                             ==========           ==========              ==========

In calculating the pro forma disclosures (adjusted for the effects of expensing the options), the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004; dividend yield of 0 percent; expected volatility of 13 percent; risk-free interest rate of 5.90 percent; and expected life of 5 years.

Recently Issued Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FASB Interpretation ("FIN") No. 45, and amends certain other existing pronouncements. The pronouncement was generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any material impact on the financial condition or operating results of the Company.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements - continued
In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any material impact on the financial condition or operating results of the Company.

In  December  2004,  the FASB issued SFAS No.  153,  "Exchanges  of  Nonmonetary
Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company's options vest immediately; therefore future grants will be expensed when options are issued.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees and warranties that it has issued. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee. The initial recognition requirements of FIN No. 45 were effective for guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements for periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations.

In December 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities" ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending after March 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material effect on the Company's financial position or results of operations. As a result of adoption of FIN No. 46(R), the Company was required to deconsolidate the trusts formed for purposes of issuing the trust preferred securities, and we have restated the period ended December 31, 2003 to reflect the deconsolidation.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Recent Accounting Pronouncements (continued) - In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1." The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any material impact on the Company's financial position or results of operations.

In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan commitments," to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company's financial condition or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties - In the normal course of its business the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment portfolios that results from borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications   -  Certain  captions  and  amounts  in  the  2003  and  2002 consolidated financial statements were reclassified to conform with the 2004 presentation.


NOTE 2 - STOCK OFFERING

The Company completed a stock offering during the fourth quarter of 2003 whereby 1,104,000 shares of the Company's common stock were issued. The offering price was $18.50 per share to the public and $17.21 per share to the underwriters. The gross proceeds from the offering were $20,424,000 and expenses related to the offering totaled $1,669,716. The proceeds will be used to support future loan production and asset growth, branch expansion in new and existing markets, potential acquisitions, and for other general corporate purposes.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2004 and 2003, these required reserves were met by vault cash.


NOTE 4 - FEDERAL FUNDS SOLD

When the Bank's cash reserves (Note 3) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2004 and 2003, federal funds sold amounted to $4,236,000 and $12,031,000, respectively.


NOTE 5 - INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are as follows:

                                                                                   December 31, 2004
                                                                                   -----------------
                                                                                    Gross Unrealized
                                                              Amortized             ----------------            Estimated
                                                                Cost            Gains            Losses         Fair Value
                                                                ----            -----            ------         ----------
Available for sale
   Federal agencies ..................................    $   6,495,891    $      10,870     $      26,921    $   6,479,840
   Mortgage backed ...................................       13,545,157          230,779            18,242       13,757,694
   Other .............................................        1,500,996               -                195        1,500,801
                                                          -------------    -------------     -------------    -------------
     Total ...........................................    $  21,542,044    $     241,649     $      45,358    $  21,738,335
                                                          =============    =============     =============    =============


                                                                                   December 31, 2003
                                                                                   -----------------
                                                                                    Gross Unrealized
                                                              Amortized             ----------------            Estimated
                                                                Cost            Gains            Losses         Fair Value
                                                                ----            -----            ------         ----------
Available for sale
   Federal agencies ..................................    $   7,685,101    $       1,193     $      18,869    $   7,667,425
   Mortgage backed ...................................       11,132,655          212,984            24,905       11,320,734
   Other .............................................        1,000,000            5,200                -         1,005,200
                                                          -------------    -------------     -------------    -------------
     Total ...........................................    $  19,817,756    $     219,377     $      43,774    $  19,993,359
                                                          =============    =============     =============    =============

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Available for Sale
                                               Less than                 Twelve months
                                            twelve months                    or more                      Total
                                            -------------                    -------                      -----
                                                    Unrealized                     Unrealized                    Unrealized
                                      Fair value      losses     Fair value          losses      Fair value        losses
                                      ----------      ------     ----------          ------      ----------        ------
   Federal agencies .............   $  4,970,000   $    26,921  $          -      $        -     $  4,970,000   $    26,921
   Mortgage backed ..............      1,144,703        18,242             -               -        1,144,703        18,242
   Other ........................        400,986           195             -               -          400,986           195
                                    ------------   -----------  -------------     -----------    ------------   -----------
     Total ......................   $  6,515,689   $    45,358  $          -      $        -     $  6,515,689   $    45,358
                                    ============   ===========  =============     ===========    ============   ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities available for sale at December 31, 2004, by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                              Amortized
                                                                                                 Cost         Fair value
                                                                                                 ----         ----------
   Due after one but within five years .............................................    $      6,495,891    $     6,479,840
   Due after ten years .............................................................           1,400,946          1,400,751
   Mortgage backed .................................................................          13,545,157         13,757,694
   Equity securities ...............................................................             100,050            100,050
                                                                                        ----------------    ---------------
     Total investment securities available for sale ................................    $     21,542,044    $    21,738,335
                                                                                        ================    ===============

Investment securities with an aggregate amortized cost of $21,441,993 and estimated fair value of $21,638,520 at December 31, 2004, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Federal Home Loan Bank stock, at cost - The Bank, as a member institution of the Federal Home Loan Bank (FHLB), is required to own capital stock in the FHLB based generally upon the balance of residential mortgage loans pledged and FHLB borrowings. The stock is pledged to secure FHLB borrowings. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value.


NOTE 6 - LOANS

The composition of loans by major loan category is presented below:

                                                      December 31,
                                                      ------------
                                                2004                2003
                                                ----                ----
   Commercial ........................   $   144,908,102     $   113,620,820
   Real estate - construction ........        46,927,786          21,671,153
   Real estate - mortgage ............       101,215,971          62,543,227
   Consumer ..........................         3,559,079           4,273,512
                                         ---------------     ---------------
                                             296,610,938         202,108,712
   Allowance for loan losses .........        (3,403,970)         (2,376,516)
                                         ---------------     ---------------
                                         $   293,206,968     $   199,732,196
                                         ===============     ===============

At December 31, 2004 and 2003, non-accrual loans totaled $924,668 and $26,608, respectively. The gross interest income which would have been recorded under the original terms of non-accrual loans amounted to $50,441, $630 and $4,462 in 2004, 2003 and 2002, respectively. As of December 31, 2004, loans totaling $77,648,638 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 9).

The following is a summary of the activity within the allowance for loan losses for the periods presented:


                                                                                           December 31,
                                                                                           ------------
                                                                              2004              2003             2002
                                                                              ----              ----             ----
   Balance, beginning of year .......................................    $   2,376,516    $    1,656,260    $   1,215,164
   Provision for loan losses ........................................        1,146,495           735,000          479,930
   Loans charged-off, net of recoveries .............................         (119,041)          (14,744)         (38,834)
                                                                         -------------    --------------    -------------
   Balance, end of year .............................................    $   3,403,970    $    2,376,516    $   1,656,260
                                                                         =============    ==============    =============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 7 - PROPERTY AND EQUIPMENT

Components of property and equipment are as follows:

                                                                            Estimated                December 31,
                                                                          Useful Lives             2004             2003
                                                                         -------------    --------------    -------------
   Land ............................................................                      $    5,973,554    $   2,836,661
   Furniture and equipment .........................................      3 - 10 years         3,422,797        2,574,441
   Buildings and improvements ......................................      5 - 40 years         6,124,933        5,194,523
   Construction in process .........................................                           1,306,426          258,834
                                                                                          --------------    -------------
                                                                                              16,827,710       10,864,459
   Less accumulated depreciation ...................................                           1,983,826        1,452,245
                                                                                          --------------    -------------
     Total property and equipment ..................................                      $   14,843,884    $   9,412,214
                                                                                          ==============    =============

Construction in process consists of an operations facility being constructed adjacent to the main branch (see Note 11). Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $564,789, $463,654 and $514,380,
respectively.

In 2004, the Company and its investments subsidiary fully or partially sold three parcels of property. Two of the properties had been purchased for planned future branch expansion, and the third property was acquired through foreclosure. The two properties fully sold were purchased for $4,410,333 and resulted in a gain on sale of $686,564. A third property was purchased for $1,202,168 and the right-of-way portion of this property was sold for $597,138, resulting in a gain of $476,921. The total of these gains is reflected as a separate line item on the consolidated statement of income.


NOTE 8 - DEPOSITS

The following is a detail of deposit accounts:

                                                        December 31,
                                                        ------------
                                                  2004                  2003
                                                  ----                  ----
   Noninterest bearing deposits            $    27,954,739       $    19,645,320
   Interest bearing
     NOW                                        15,700,757            11,350,602
     Money market                               33,815,358            31,380,585
     Savings                                     2,677,272             1,981,253
     Time, less than $100,000                   52,783,908            47,149,660
     Time, $100,000 and over                   125,221,249            54,704,987
                                           ---------------       ---------------
       Total deposits                      $   258,153,283       $   166,212,407
                                           ===============       ===============

Interest expense on time deposits greater than $100,000 was approximately $916,000, $966,207 and $779,000 in 2004, 2003 and 2002, respectively.

At December 31, 2004 and 2003, the Bank had approximately $84,586,000 and $44,244,985, respectively, in time deposits from customers outside their market area. This includes $75,214,000 and $12,221,000 in brokered deposits in 2004 and 2003, respectively.

At December 31, 2004 the scheduled maturities of time deposits are as follows:

     2005                                          $   144,808,402
     2006                                               16,305,755
     2007                                               11,263,535
     2008                                                5,049,000
     2009                                                  578,465
                                                   ---------------

                                                   $   178,005,157
                                                   ===============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                                    December 31,
                                                                                                    ------------
     Maturity                                       Rate                                        2004               2003
   ---------------                  ---------------------------------------             ----------------    ---------------
   June 2005                        Variable (2.44% at December 31, 2004)               $      7,000,000    $    10,000,000
   June 2007                        Variable (2.01% at December 31, 2004)                      8,000,000                 -
   March 2004                                      5.84%                                              -             100,000
   May 2005                                        7.07%                                       2,000,000          2,000,000
   September 2006                                  2.91%                                      10,000,000                 -
   September 2008                                  3.01%                                      10,000,000         10,000,000
   September 2010                                  5.55%                                       7,000,000          7,000,000
   February 2011                                   4.31%                                       4,500,000          4,500,000
   March 2013                                      2.91%                                       7,500,000          7,500,000
   June 2014                                       3.92%                                       2,000,000                 -
                                                                                        ----------------    ---------------
                                                                                        $     58,000,000    $    41,100,000
                                                                                        ================    ===============

Each of the fixed rate advances are subject to early termination options. The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.

NOTE 10 - JUNIOR SUBORDINATED DEBENTURES

On May 3, 2002 and December 16, 2002, in two separate transactions, Southcoast Capital Trust I and II (the "Capital Trusts"), wholly-owned subsidiaries of the Company, issued and sold a total of 11,345 floating rate securities, with a $1,000 liquidation amount per security, (the "Capital Securities") to institutional buyers in a pooled trust preferred issue. The Capital Securities, which are reported on the consolidated balance sheet as junior subordinated debentures, generated proceeds of $11.0 million. The $345,000 investment in the Capital Trusts is included in other assets on the Company's balance sheet. The Capital Trusts loaned these proceeds to the Company to use for general corporate purposes. The junior subordinated debentures qualify as tier 1 capital under Federal Reserve Board guidelines.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $370,452 at December 31, 2004, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $13,363 for each of the years ended December 31, 2004 and 2003 and is reported in other noninterest expense on the consolidated statement of income.

The Capital Securities in the first transaction accrue and pay distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points, which was 6.308 percent at December 31, 2004. This rate may not exceed 12 percent through July 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of June 30, 2032.

The Capital Securities in the second transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points, which was 5.908 percent at December 31, 2004. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2032.

The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

The Capital Securities mature or are mandatorily redeemable upon maturity on June 30, 2032 and December 16, 2032, respectively, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007 and December 16, 2007. The Company may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.

At December 31, 2004, the Company has an operations center under construction adjacent to the main branch. The Company believes construction will be complete in the second quarter of 2005. Estimated additional costs to complete the operations center are approximately $847,127 as of December 31, 2004.

The Company is a member in Triangle Mezzanine LLC("TM"). TM manages the Triangle Mezzanine Fund, LLP, which is a private equity fund intended to take advantage of a Small Business Administration leveraged financing program. As of December 31, 2004, the Company has an investment of $175,000 in the fund included in other assets, with an additional $325,000 commitment.

Additionally, the Company has a 25% interest in a real estate joint venture, Medway Partners. This venture has entered into an agreement with a contractor to construct an office building in the Goose Creek area. The building was complete as of December 31, 2004. The Company is committed as of December 31, 2004 to purchase 18,574 square feet at a cost of $86.00 per square foot, or $1,597,364, from the venture.


NOTE 12 - UNUSED LINES OF CREDIT

At December 31, 2004, the Bank had unused lines of credit to purchase federal funds totaling $10,500,000 from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $58,000,000 at December 31, 2004. Additional funds of $236,000 were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. As discussed in Note 6, the Company has pledged $77,648,638 in loans as collateral for these borrowings.


NOTE 13 - LEASES

During April 2003, the Company entered into a lease agreement for its branch location in Summerville. The lease began on May 1, 2003, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $4,000 for the entire initial lease term. Beginning with the first renewal period and each renewal period thereafter, the monthly rent will be increased by the amount of the previous calendar year's increase in the Consumer Price Index beginning on the first day of the lease renewal year, or $200, whichever is greater. Rental expense under this lease and included in the consolidated statement of income totaled $48,000 for the years ended December 31, 2004 and 2003, respectively.

Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next four years in the aggregate are:

     2005                                                    $ 48,000
     2006                                                      48,000
     2007                                                      48,000
     2008                                                      16,000

     Total minimum future rental payments                    $160,000
                                                             ========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 14 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                                                             2004                   2003                   2002
                                                                             ----                   ----                   ----
Income taxes currently payable
  Federal ..................................................             $1,384,609              $  980,787             $696,602
  State ....................................................                120,401                  84,274               51,600
                                                                         ----------              ----------             --------

                                                                          1,505,010               1,065,061              748,202
Deferred tax provision (benefit) ...........................               (207,053)               (175,663)              54,477
Change in valuation allowance ..............................                      -                  69,779              (69,779)
                                                                         ----------              ----------             --------

    Provision ..............................................             $1,297,957              $  959,177             $732,900
                                                                         ==========              ==========             ========

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, are as follows:

                                                             December 31,
                                                             ------------
                                                        2004             2003
                                                        ----             ----
Allowance for loan losses ....................      $1,152,098         $794,204
Unrealized gain on investment securities .....         (70,665)         (41,552)
Depreciation .................................        (465,403)        (362,945)
Other ........................................           9,565           28,835
                                                   -----------      -----------

    Net deferred tax asset ...................        $625,595         $418,542
                                                   ===========      ===========

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2004 and 2003.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                                2004                      2003                        2002
                                                                ----                      ----                        ----
                                                Amount           %            Amount          %               Amount         %
                                                ------           -            ------          -               ------         -
Tax expense at statutory rate ...........    $1,455,091          34%      $   905,563          34%        $   639,100        34%
Increase (decrease) in taxes
  resulting from:
  State bank tax (net of federal
    benefit) ............................        87,045           2            55,621           2              34,000         2
Officer's life insurance ................       118,864           2            13,974           1              14,000         1
Other tax preference items ..............      (363,043)         (8)          (15,981)         (1)             45,800         2
                                            -----------          --       -----------          --         -----------        --

    Tax provision (benefit) .............    $1,297,957          30%      $   959,177          36%        $   732,900        39%
                                            ===========          ==       ===========          ==         ===========        ==


                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 15 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. These transactions were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                         December 31,
                                                         ------------
                                                   2004               2003
                                                   ----               ----
   Balance, beginning of year                $    2,998,044      $     450,420
     New loans                                    2,903,422          2,747,056
     Repayments                                     (15,301)          (199,432)
                                             --------------      -------------
   Balance, end of year                      $    5,886,165      $   2,998,044
                                             ==============      =============

Deposits by directors and executive officers, including their affiliates, at December 31, 2004 and 2003 approximate $608,685 and $834,184, respectively.

A company affiliated with one of the Bank's directors leased office space from the Bank on a month-to-month basis in 2003. Total lease payments received in 2003 was $9,160.


NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank's commitments is as follows:

                                                 December 31,
                                                 ------------
                                          2004                 2003
                                          ----                 ----
   Commitments to extend credit     $  40,402,501        $  32,081,182
   Standby letters of credit              883,260              383,275

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral varies but may include accounts receivable, inventory, equipment, marketable securities and property. Since letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements and the fair value of any liability associated with letters of credit is insignificant.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 17 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to 50 percent of the first six percent of compensation, subject to certain adjustments and limitations. Additionally, all eligible employees receive a three percent contribution from the Company. Contributions made to the Plan in 2004, 2003 and 2002 amounted to $134,713, $126,488 and $95,595, respectively.


NOTE 18 - STOCK OPTION PLAN

During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest immediately and expire five years from the grant date.

A summary of the status of the plan and changes during the year is presented below (all shares have been adjusted for stock dividends):

                                               2004                          2003                         2002
                                               ----                          ----                         ----
                                                     Weighted-                      Weighted-                     Weighted-
                                                      Average                        Average                       Average
                                                     Exercise                       Exercise                      Exercise
                                        Shares          Price         Shares           Price         Shares          Price
                                        ------          -----         ------           -----         ------          -----
Outstanding at beginning of year .....   61,220        $ 5.76         119,333         $5.94          109,794         $4.94
Granted ..............................   20,900         18.50              -            -                 -           -
Exercised ............................  (14,082)         4.28         (58,036)         4.28               -           -
Forfeited or expired .................       -                            (77)         5.13             (461)         4.88
                                        -------                       -------                        -------
Outstanding at end of year ...........   68,038          9.77          61,220          5.76          119,333          4.94
                                        =======                       =======                        =======
Options exercisable at year end ......   68,038          9.77          61,220          5.76          119,333          4.94
                                        =======                       =======                        =======
Shares available for grant ...........   18,918                        39,818                         34,507
                                        =======                       =======                        =======

The plan is administered by the Board of Directors or by a committee designated by the Board. The plan provides that if the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.


NOTE 19 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. Beginning July 1, 2000, officers and employees were allowed to have payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter. During 2004 and 2003, the Company issued 6,095 and 3,116 shares of common stock, respectively, under this plan.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 20 - NET INCOME PER COMMON SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                                 2004                  2003                  2002
                                                                                 ----                  ----                  ----
Basic earnings per share:

Net income available to common shareholders ......................            $2,981,721            $1,704,243            $1,146,700
                                                                              ==========            ==========            ==========

Average common shares outstanding - basic ........................             2,964,068             1,856,527             1,670,338
                                                                              ==========            ==========            ==========

Basic earnings per share .........................................            $     1.01            $      .92            $     0.69
                                                                              ==========            ==========            ==========

Diluted earnings per share:

Net income available to common shareholders ......................            $2,981,721            $1,704,243            $1,146,700

Average common shares outstanding - basic ........................             2,964,068             1,856,527             1,670,338

Incremental shares from assumed conversion
 of stock options ................................................                42,227                44,106                67,173
                                                                              ----------            ----------            ----------

Average common shares outstanding - diluted ......................             3,006,295             1,900,633             1,737,511
                                                                              ==========            ==========            ==========

Diluted earnings per share .......................................            $     0.99            $     0.90            $     0.66
                                                                              ==========            ==========            ==========


NOTE 21 - DIVIDENDS
The Board of Directors declared and paid a ten percent stock dividend in May 2004 and 2003, and a five percent stock dividend in August 2003. The Board also declared and paid a ten percent stock dividend in March 2002. All stock dividends were recorded at fair market value to the extent of retained earnings available. All balance sheet amounts and per share amounts have been adjusted to reflect these dividends.

There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. The Bank is restricted in its ability to pay dividends to the Company under the laws and regulations of the State of South Carolina. Generally, these restrictions allow the Bank to pay dividends from current earnings without the prior written consent of the South Carolina Commissioner of Banking.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 22 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure of the Bank to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

                                                                                                                     To Be Well-
                                                                                                                 Capitalized Under
                                                                                               For Capital       Prompt Corrective
                                                                        Actual              Adequacy Purposes     Action Provisions
                                                                        ------              -----------------     -----------------
  (Dollars in thousands)                                         Amount        Ratio       Amount        Ratio    Amount      Ratio
                                                                 ------        -----       ------        -----    ------      -----
December 31, 2004
The Company
 Total capital (to risk-weighted assets) .................      $51,192         18.55%   $22,078         8.00%       N/A        N/A
 Tier 1 capital (to risk-weighted assets) ................       47,789         17.32     11,039         4.00        N/A        N/A
 Tier 1 capital (to average assets) ......................       47,789         13.64     14,010         4.00        N/A        N/A

The Bank
 Total capital (to risk-weighted assets) .................      $33,202         12.67%   $20,960         8.00%   $26,200      10.00%
 Tier 1 capital (to risk-weighted assets) ................       30,253         11.55     10,480         4.00     15,720       6.00
 Tier 1 capital (to average assets) ......................       30,253          9.30     13,012         4.00     16,265       5.00

December 31, 2003
The Company
 Total capital (to risk-weighted assets) .................      $46,607         24.48%   $15,357         8.00%       N/A        N/A
 Tier 1 capital (to risk-weighted assets) ................       44,298         23.08      7,679         4.00        N/A        N/A
 Tier 1 capital (to average assets) ......................       44,298         18.35      9,655         4.00        N/A        N/A

The Bank
 Total capital (to risk-weighted assets) .................      $29,633         16.10%   $14,767         8.00%   $18,459      10.00%
 Tier 1 capital (to risk-weighted assets) ................       27,324         14.80      7,384         4.00     11,076       6.00
 Tier 1 capital (to average assets) ......................       27,324         11.60      9,423         4.00     11,779       5.00

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 23 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                                 December 31,
                                                                                                 ------------
                                                                                  2004                               2003
                                                                                  ----                               ----
                                                                       Carrying            Fair           Carrying            Fair
                                                                        Amount            Value            Amount            Value
                                                                        ------            -----            ------            -----
Financial assets:
   Cash and due from banks .................................          $ 11,853          $ 11,853          $  5,550          $  5,550
   Federal funds sold ......................................             4,236             4,236            12,031            12,031
   Investment securities ...................................            24,831            24,831            22,048            22,048
   Loans held for sale .....................................            12,010            12,010               427               427
   Loans, gross ............................................           296,611           296,277           202,109           202,389
Financial liabilities:
   Deposits ................................................           258,153           258,432           166,212           166,167
   Advances from Federal Home Loan Bank ....................            58,000            57,011            41,100            40,034
   Junior subordinated debentures ..........................            11,345            11,345            11,345            11,345

                                                                     Notional             Fair          Notional             Fair
                                                                       Amount            Value            Amount            Value
                                                                       ------            -----            ------            -----
Financial instruments with off-
Balance sheet risk:
   Commitments to extend credit ............................           $40,403           $     -           $32,081           $     -
   Standby letters of credit ...............................               883                 -               383                 -


NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                   2004                     2003
                                                                                                   ----                     ----
ASSETS
   Cash ........................................................................               $ 3,599,633               $ 5,609,212
   Investments available for sale ..............................................                   100,050                 4,996,422
   Investment in subsidiaries ..................................................                30,684,212                27,435,829
   Loans, net ..................................................................                 5,650,478                 2,747,056
   Property and equipment, net .................................................                 5,708,687                 1,996,491
   Other assets ................................................................                 2,172,689                 1,971,274
                                                                                               -----------               -----------
       Total assets ............................................................               $47,915,749               $44,756,284
                                                                                               ===========               ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable ............................................................               $         -               $       873
   Junior subordinated debentures ..............................................                11,345,000                11,345,000
   Shareholders' equity ........................................................                36,570,749                33,410,411
                                                                                               -----------               -----------
       Total liabilities and shareholders' equity ..............................               $47,915,749               $44,756,284
                                                                                               ===========               ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION - continued

                         CONDENSED STATEMENTS OF INCOME

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                   2004                 2003                 2002
                                                                                   ----                 ----                 ----
Income
   Other ............................................................         $   896,805          $   461,012          $   255,295
                                                                              -----------          -----------          -----------
                                                                                  896,505              461,012              255,295
Expenses ............................................................           1,252,942              724,308              274,261
                                                                              -----------          -----------          -----------
   Loss before income taxes .........................................            (356,137)            (263,296)             (18,966)
Income tax benefit ..................................................             202,718               94,786                5,611
                                                                              -----------          -----------          -----------
   Loss before equity in undistributed net
     income of subsidiaries .........................................            (153,419)            (168,510)             (13,355)
Equity in undistributed net income of subsidiaries ..................           3,135,140            1,872,753            1,160,055
                                                                              -----------          -----------          -----------
       Net income ...................................................         $ 2,981,721          $ 1,704,243          $ 1,146,700
                                                                              ===========          ===========          ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                     2004               2003                 2002
                                                                                     ----               ----                 ----
Operating Activities
   Net income ..........................................................       $  2,981,721        $  1,704,243        $  1,146,700
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Equity in undistributed net income of subsidiaries ..............         (3,135,140)         (1,872,753)         (1,160,055)
       Provision for loan losses .......................................             75,000                   -                   -
       Gain on sale of property and equipment ..........................           (476,921)                  -                   -
       Depreciation ....................................................             14,030                   -                   -
       Increase in other assets ........................................           (201,415)           (907,424)           (599,350)
       Increase (decrease) in other liabilities ........................               (873)            (19,623)              1,924
                                                                               ------------        ------------        ------------
         Net cash used for operating activities ........................           (743,598)         (1,095,557)           (610,781)
                                                                               ------------        ------------        ------------
Investing activities
   Cash contribution to subsidiaries ...................................           (100,000)        (10,000,000)         (4,000,000)
   Proceeds from sale of available for sale securities .................          9,992,461                   -                   -
   Purchase of available for sale securities ...........................         (5,096,089)         (4,996,422)                  -
   Increase in loans, net ..............................................         (2,978,422)         (2,747,056)                  -
   Purchase of property and equipment ..................................         (3,892,899)           (966,306)           (241,765)
   Proceeds from sale of property and equipment ........................            643,594                   -                   -
                                                                               ------------        ------------        ------------
         Net cash provided (used) by investing activities ..............         (1,431,355)        (18,709,784)         (4,241,765)
                                                                               ------------        ------------        ------------
Financing activities
   Proceeds from junior subordinated debentures ........................                  -                   -          11,000,000
   Payments made on borrowings .........................................                  -                   -            (600,000)
   Proceeds from sale of stock, net ....................................                  -          18,754,284                   -
   Proceeds from exercise of stock options .............................            105,086             246,826                   -
   Proceeds from employee stock purchase plan ..........................             60,288              36,943              39,202
   Repurchase of common stock ..........................................                  -            (112,500)                  -
                                                                               ------------        ------------        ------------
         Net cash provided (used) by financing activities ..............            165,374          18,925,553          10,439,202
                                                                               ------------        ------------        ------------
         Net change in cash ............................................         (2,009,579)           (879,788)          5,586,656
Cash, beginning of year ................................................          5,609,212           6,489,000             902,344
                                                                               ------------        ------------        ------------
Cash, end of year ......................................................       $  3,599,633        $  5,609,212        $  6,489,000
                                                                               ============        ============        ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 25 - QUARTERLY DATA (UNAUDITED)


                                                                                      December 31,
                                                                                      ------------
                                                                  2004                                         2003
                                                                  ----                                         ----
(Dollars in thousands                            Fourth     Third      Second    First      Fourth      Third      Second     First
except per share)                               Quarter    Quarter     Quarter  Quarter    Quarter     Quarter    Quarter    Quarter
                                                -------    -------     -------  -------    -------     -------    -------    -------
Interest income ............................     $4,773     $4,336     $3,964     $3,522     $3,469     $3,257     $3,050     $2,685
Interest expense ...........................      1,741      1,537      1,439      1,187      1,201      1,176      1,111      1,115
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income ........................      3,032      2,799      2,525      2,335      2,268      2,081      1,939      1,570

Provision for loan losses ..................        679        222         95        150        130        180        305        120
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income after
  provision for loan losses ................      2,353      2,577      2,430      2,185      2,138      1,901      1,634
                                                                                                                               1,450
Noninterest income .........................      1,584        443        358        315        289        438        523        461
Noninterest expenses .......................      2,535      1,987      1,839      1,604      1,582      1,668      1,559      1,362
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Income before taxes ........................      1,402      1,033        949        896        845        671        598        549
Income tax expense .........................        398        327        294        279        303        243        216        197
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net income .................................     $1,004       $706       $655       $617       $542       $428       $382       $352
                                                 ======     ======     ======     ======     ======     ======     ======     ======

Earnings per share:
  Basic ....................................       0.34       0.24       0.22       0.21       0.30       0.23       0.21       0.18
  Diluted ..................................       0.33       0.23       0.22       0.21       0.30       0.23       0.20       0.17

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                                 Corporate Data

                           Common Stock and Dividends

The common stock of the Company is traded over-the-counter on the Nasdaq National Market under the symbol "SOCB." Prior to November 6, 2003, quotations of bid and ask information were provided electronically by the National Association of Securities Dealers, Inc.'s Over The Counter Bulletin Board under the symbol "SOCB". The reported high and low bid prices for each quarter of 2004 and 2003 are shown in the following table. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high price in the fourth quarter of 2004 is the highest closing price on the Nasdaq National Market during the quarter.

           2004                                  Low*        High*
           ----                                  ----        -----
     Fourth Quarter                             $25.35      $27.15
     Third Quarter                              $21.00      $25.10
     Second Quarter                             $19.65      $23.00
     First Quarter                              $20.01      $23.35

           2003
           ----
     Fourth Quarter                             $17.36      $20.91
     Third Quarter                              $14.85      $19.09
     Second Quarter                             $12.82      $15.36
     First Quarter                              $ 9.64      $13.36

------------------
*Amounts adjusted to reflect a 10% stock dividend paid May 28, 2004 and May 30, 2003 and a 5% stock dividend paid August 15, 2003.

As of February 29, 2005, there were approximately 1,450 holders of record of the Company's common stock, excluding individual participants in security position listings.

The Company has never paid any cash dividends, and to support its continued capital growth, does not expect to pay cash dividends in the near future. The dividend policy of the Company is subject to the discretion of the Board of Directors and depends upon a number of factors, including earnings, financial conditions, cash needs and general business conditions, as well as applicable regulatory considerations. At present, the Company's principal source of funds with which it could pay dividends is dividend payments from the Bank. South Carolina banking regulations require the prior written consent of the South Carolina Commissioner of Banking for the payment of cash dividends unless such dividends are paid out of the bank's current earnings.