Form 10-K, Exhibit 13
period 2005-12-31
SOUTHCOAST FINANCIAL CORP
filed 2006-03-29
CIK 1083689

Exhibit 13

                  Portions of Southcoast Financial Corporation
                       2005 Annual Report to Shareholders
                           Incorporated by Reference
                                 into Form 10-K

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Selected Consolidated Financial Data

     The following table sets forth our selected consolidated financial data. The financial data for the five years ended December 31, 2005 are derived from our audited financial statements. You should read the consolidatd selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and other financial data included elsewhere in this document.

                                                                                  Year Ended December 31,
                                                                                  -----------------------
                                                             2005            2004           2003            2002          2001
                                                             ----            ----           ----            ----          ----
Income Statement Data:
  Net interest income ..............................    $    13,914     $    10,692     $     7,858     $     5,458     $     4,236
  Provision for loan losses ........................            865           1,146             735             480             321
  Noninterest income ...............................          2,725           2,700           1,711           1,767           1,137
  Noninterest expense ..............................          9,243           7,966           6,171           4,866           4,043
  Income taxes .....................................          2,342           1,298             959             732             363
  Net income .......................................    $     4,189     $     2,982     $     1,704     $     1,147     $       646

Per Share Data: (1)
  Net income-basic .................................    $      1.17     $      0.91     $      0.83     $      0.62     $      0.39
  Net income-diluted ...............................           1.17            0.90            0.82            0.60            0.39
  Book value at period end .........................    $     14.80     $     11.19     $     10.30     $      6.88     $      6.27

Balance sheet Data:
  Total assets .....................................    $   476,599     $   366,103     $   253,217     $   181,169     $   124,309
  Total loans (net of unearned income) (2) .........        385,201         308,621         202,536         145,068         101,077
  Total deposits ...................................        311,554         258,153         166,212         132,655          81,856
  Other borrowings .................................         88,655          69,345          52,445          34,845          30,400
  Shareholders' equity .............................         73,315          36,571          33,410          12,709          11,549

Performance Ratios:
  Return on average assets .........................           1.04%           0.98%           0.79%           0.78%           0.59%
  Return on average stockholders' equity ...........           9.28%           8.56%          10.43%           9.45%           6.69%
  Net interest margin ..............................           3.69%           3.78%           3.90%           4.02%           4.21%

Asset quality ratios:
  Allowance to period-end loans ....................           1.14%           1.15%           1.18%           1.21%           1.25%
  Allowance to nonperforming loans .................         747.14%         368.13%       8,931.58%       1,625.86%         149.07%
  Nonperforming assets to total assets .............           0.12%           0.27%           0.04%           0.06%           0.66%
  Net charge-offs to average loans .................           0.00%           0.05%           0.01%           0.03%           0.05%

Capital Ratios:
  Tier 1 risk-weighted assets ......................          27.79%          17.32%          23.08%          12.53%          12.58%
  Total to risk-weighted assets ....................          29.03%          18.55%          24.48%          18.75%          13.90%
  Leverage capital ratio ...........................          21.36%          13.64%          18.35%          11.59%          10.57%
  Total equity to total assets .....................          15.38%           9.99%          13.19%           7.01%           9.29%

(1) All per share data has been adjusted for the 10% stock dividends in 2001, 2002, 2003, 2004 and 2005 and an additional 5% stock dividend in 2003.

(2)  Includes loans held for sale and is not net of allowance for loan losses.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis



The  following  discussion  is  intended  to  assist  you in  understanding  the
financial   condition  and  results  of   operations  of  Southcoast   Financial
Corporation and subsidiaries and should be read in conjunction with the consolidated financial statements and related notes included in this report. All per share data in this discussion has been adjusted to reflect the 10% stock dividends declared in April 2003, 2004 and 2005, as well as the 5% stock dividend declared in July 2003. Many of the amounts and percentages in this section have been rounded for convenience of presentation, but actual recorded amounts have been used in computations. Accordingly, some information may appear not to compute accurately.

                                    Overview

We grew significantly in 2004 and 2005. The growth and maturity of existing branches coupled with our ongoing marketing efforts resulted in a 33.4% increase in average earning assets in 2005 after a 40.2% increase in 2004. Although the interest rate environment that prevailed during most of 2004 and 2005 reduced our net interest margins slightly, total net interest income for 2005 was 30.1% higher than 2004 and 36.1% higher in 2004 than in 2003. Noninterest income rose by $25,373, or .9%, in 2005, while in 2004 noninterest income rose $988,600, or 57.8% as a result of the sale of excess real estate. Noninterest expenses also rose substantially in 2005 and 2004, by 16.0% and 29.1% respectively, as a result primarily of increased salaries and benefits due to additional staffing for new and existing offices as well as increases in levels of salary and benefits. All of these factors helped us achieve a 40.5% increase in net income for 2005 and a 75.0% increase for 2004.

                          Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant policies are described in the notes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management in these critical accounting policies are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the discussion under the "Allowance for Loan Losses" heading under "Comparison of Years Ended December 31, 2005, 2004 and 2003" below and to Note 1 to our consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

Comparison of Years Ended December 31, 2005, 2004 and 2003

                              Results of Operations

                                     General

We had net income from operations for the year ended December 31, 2005 of $4.2 million, or $1.17 per basic share, compared to net income for the year ended December 31, 2004 of $3.0 million or $0.91 per basic share. We had net interest income of $13.9 million for 2005 as compared to $10.7 million for 2004. We also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $2.7 million in 2005 and $2.7 million in 2004. We provided $865,000 and $1.1 million to our allowance for loan losses in 2005 and 2004, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, equipment and business development expenses) of $9.2 million in 2005 and $8.0 million in 2004.

We had net income from operations for the year ended December 31, 2004 of $3.0 million, or $0.91 per basic share, compared to net income for the year ended December 31, 2003 of $1.7 million or $0.83 per basic share. We had net interest income of $10.7 million for 2004 as compared to $7.9 million for 2003. We also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $2.7 million in 2004 and $1.7 million in 2003. We provided $1.1 million and $735,000 to our allowance for loan losses in 2004 and 2003, respectively, and had noninterest expenses (principally salaries and benefits, occupancy and equipment expenses) of $8.0 million in 2004 and $6.2 million in 2003.

                               Net Interest Income

During the year ended December 31, 2005, net interest income was $13.9 million. For the year ended December 31, 2004, net interest income was $10.7 million. This increase was primarily attributable to an increase in volume as average interest earning assets increased to $377.4 million in 2005 from $282.9 million in 2004. The increase in volume was attributable to the growth of our commercial and residential lending and the continued maturing of the branch network as well as the opening of new branches. The average yield on interest earning assets increased from 5.87% to 6.33% from 2004 to 2005, while the average cost of interest bearing liabilities increased from 2.47% to 3.09%. The net yield on average interest earning assets decreased from 3.78% in 2004 to 3.69% in 2005.

During the year ended December 31, 2004, net interest income was $10.7 million. For the year ended December 31, 2003, net interest income was $7.9 million. This increase was primarily attributable to an increase in volume as average interest earning assets increased to $282.9 million in 2004 from $201.7 million in 2003. The increase in volume was attributable to the growth of our commercial lending and the continued maturing of the branch network as well as the opening of new branches. The average yield on interest earning assets decreased from 6.18% to 5.87% from 2003 to 2004, while the average cost of interest bearing liabilities decreased from 2.61% to 2.47%. The net yield on average interest earning assets decreased from 3.90% in 2003 to 3.78% in 2004.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following tables set forth, for the periods indicated, information related to our average balance sheet and its average yields on assets and average rates paid on liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

                                               For the year ended            For the year ended             For the year ended
                                                December 31, 2005             December 31, 2004              December 31, 2003
                                          ---------------------------    ---------------------------   ----------------------------
                                           Average    Income/   Yield/   Average    Income/    Yield/   Average    Income/   Yield/
(Dollars in thousands)                    Balance(1)  Expense   Rate     Balance(1) Expense    Rate    Balance(1)  Expense    Rate
                                          ---------- ---------  -----    ---------- --------   -----   ---------- ---------  ------
Assets:
   Federal funds sold ................    $  11,497   $    340  2.96%    $  8,447   $     91    1.07%  $  12,468  $     130    1.04%
   Taxable investments ...............       29,628      1,308  4.42       24,565        928    3.78      12,575        420    3.34
   Non-taxable investments ...........          882         34  3.91        4,984         58    1.15          -          -       -
   Loans (2) (3) .....................      335,389     22,206  6.62      244,861     15,519    6.34     176,688     11,911    6.74
                                          ---------   --------           --------   --------           ---------  ---------
     Total earning assets ............      377,396     23,889  6.33      282,857     16,596    5.87     201,731     12,461    6.18
                                          ---------   --------           --------   --------           ---------  ---------
   Other assets ......................       27,268                        20,163                         13,041
                                          ---------                      --------                      ---------
     Total assets ....................    $ 404,664                      $303,020                      $ 214,772
                                          =========                      ========                      =========
Liabilities:
   Savings deposits ..................    $  58,081        824  1.42     $ 50,414        639     1.27  $  37,116        429    1.16
   Time deposits .....................      194,534      6,233  3.20      136,197      3,222     2.37    100,774      2,482    2.46
   FHLB borrowings ...................       54,218      1,933  3.56       40,810      1,489     3.65     27,245      1,163    4.27
   Subordinated debt .................       15,554        985  6.33       11,369        554     4.87     11,372        529    4.66
                                          ---------   --------           --------   --------           ---------  ---------
   Total interest bearing
     liabilities .....................      322,387      9,975  3.09      238,790      5,904     2.47    176,507      4,603    2.61
                                                      --------                      --------                      ---------
   Noninterest bearing
     demand deposits .................       34,587                        27,626                         20,462
   Other liabilities .................        2,547                         1,773                          1,467
                                          ---------                      --------                      ---------
     Total liabilities ...............      359,521                       268,189                        198,436
                                          ---------                      --------                      ---------
   Shareholders' equity ..............       45,143                        34,831                         16,336
                                          ---------                      --------                      ---------
     Total liabilities and
        shareholders' equity .........     $404,664                    $   303,020                      $214,772
                                           ========                    ===========                      ========
Net interest spread (4) ..............                           3.24%                            3.40%                        3.57%
Net interest income and
   net yield on earning assets (5) ...               $ 13,914    3.69%              $ 10,692      3.78%           $  7,858     3.90%
                                                     ========                       ========                      ========
Interest free funds supporting
   earning assets (6) ................    $  55,009                      $ 44,067                      $  25,224
                                          =========                      ========                      =========

(1)  Average balances are computed on a daily basis.
(2)  Does not include nonaccruing loans.
(3) Includes loan fees of $1.4 million in 2005, $1.2 million in 2004, and $1.1 million in 2003.
(4) Total interest earning assets yield less total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following table presents changes in our net interest income which are primarily a result of changes in the volumes and rates of our interest earning assets and interest bearing liabilities.

                                                               Analysis of Changes in Net Interest Income
                                                               ------------------------------------------
                                               For the year ended December 31, 2005          For the year ended December 31, 2004
                                             versus the year ended December 31, 2004(1)   versus the year ended December 31, 2003(1)
                                             ------------------------------------------   ------------------------------------------
                                                                                  Net                                          Net
 (Dollars in thousands)                            Volume         Rate         Change          Volume         Rate          Change
                                                   ------         ----         ------          ------         ----          ------
Interest income:
   Federal funds sold ....................       $    32        $   217        $   249        $   (42)       $     3        $   (39)
   Taxable investments ...................           191            189            380            401            106            507
   Non-taxable investments ...............           (47)            24            (23)            58              -             58
   Net loans(2) ..........................         5,738            949          6,687          4,595           (987)         3,608
                                                 -------        -------        -------        -------        -------        -------
     Total interest income ...............         5,914          1,379          7,293          5,012           (878)         4,134
                                                 -------        -------        -------        -------        -------        -------
Interest expense:
   Savings deposits ......................            97             88            185            154             55            209
   Time deposits .........................         1,380          1,631          3,011            874           (135)           739
   FHLB advances .........................           489            (45)           444            594           (268)           326
   Subordinated debt .....................           204            227            431              -             26             26
                                                 -------        -------        -------        -------        -------        -------
     Total interest expense ..............         2,170          1,901          4,071          1,622           (322)         1,300
                                                 -------        -------        -------        -------        -------        -------
       Net interest income ...............       $ 3,744        $  (522)       $ 3,222        $ 3,390        $  (556)       $ 2,834
                                                 =======        =======        =======        =======        =======        =======
-------

(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.
(2) Includes loan fees of $1.4 million in 2005, $1.2 million in 2004, and $1.1 million in 2003.

During 2006, management expects that interest rates will not radically change. Therefore, any improvements in net interest income for 2006 are expected to be largely the result of increases in the volume and changes in the mix of interest-earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina metropolitan area. These strategies involve offering attractive interest rates and continuing our bank's commitment to providing outstanding customer service.

                     Market Risk - Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises principally from interest rate risk inherent in our lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although we manage other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be our most significant market risk and this risk could potentially have the largest material effect on our financial condition and results of operations. Other types of market risk such as foreign currency exchange risk and commodity price risk do not affect us directly.

Achieving consistent growth in net interest income is the primary goal of our asset/liability function. We attempt to control the mix and maturities of assets and liabilities to achieve consistent growth in net interest income despite changes in market interest rates. We seek to accomplish this goal while maintaining adequate liquidity and capital. Our asset/liability mix is sufficiently balanced so that the effect of interest rates moving in either direction is not expected to be material over time.

Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be made in a timely manner.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Our bank's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates our bank's balance sheet and income statement under several different rate scenarios. The model's input (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200 and 300 basis points. According to the model as of December 31, 2005, our bank is positioned so that net interest income would increase $572,000, and net income would increase $351,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would decline $894,000, and net income would decrease $549,000 if interest rates were to decline 100 basis points. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions our bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The "Interest Sensitivity Analysis" table below indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2005 of $1.8 million for a cumulative gap ratio of (0.38%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap, such as our bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect.

The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest-earning deposits in other banks are reflected in the deposits' maturity dates. Repurchase agreements, FHLB borrowings and subordinated debt are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a 30-day or shorter period. However, our bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Interest Sensitivity Analysis

                                                                         After Three                        Greater
                                                              Within       Through             One            Than
                                                              Three         Twelve           Through          Five
  (Dollars in thousands)                                      Months        Months          Five Years        Years           Total
                                                              ------        ------          ----------        -----           -----
Assets
Interest earning assets:
   Interest earning deposits in other banks ........      $   3,572      $        -        $       -         $     -       $   3,572
   Federal funds sold ..............................         16,964               -                -               -          16,964
   Investment securities ...........................          6,352           1,000           23,753           4,098          35,203
   Loans Held for Sale .............................          9,275               -                -               -           9,275
Loans:
     Fixed rate ....................................         10,548          25,083           23,716          26,661          86,008
     Variable rate .................................        117,257          64,409           99,855           8,397         289,918
                                                          ---------       ---------        ---------       ---------       ---------
       Total earning assets ........................        163,968          90,492          147,324          39,156         440,940
                                                          ---------       ---------        ---------       ---------       ---------
Liabilities
Interest bearing liabilities:
   Interest bearing deposits:
     Interest bearing transaction accounts .........          2,906           1,237           11,133               -          15,276
     Savings and money market ......................          7,859           2,957           26,615               -          37,431
     Time deposits $100M and over ..................         52,641          74,219           34,441               -         161,301
     Other time deposits ...........................         25,715          30,947            2,131               -          58,793
                                                          ---------       ---------        ---------       ---------       ---------
       Total interest bearing deposits .............         89,121         109,360           74,320               -         272,801
   Subordinated debt and FHLB advances .............         47,655          10,000           17,000          14,000          88,655
                                                          ---------       ---------        ---------       ---------       ---------
       Total interest bearing liabilities ..........      $ 136,776       $ 119,360        $  91,320       $  14,000       $ 361,456
                                                          =========       =========        =========       ---------       ---------
Interest sensitivity gap ...........................      $  27,192       $ (28,868)       $  56,004       $  25,156
                                                          =========        =========       =========       =========
Cumulative interest sensitivity gap ................      $  27,192       $  (1,676)       $  54,328       $  79,484
                                                          =========        =========       =========       =========
Ratio of cumulative gap to
   total earning assets ............................           6.17%         (0.38%)           12.32%          18.03%

                            Provision for Loan Losses

The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses is based on management's judgment as to the amount required to maintain an allowance adequate to provide for probable losses which have been incurred in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. We provided $865,000, $1.1 million and $735,000 to the allowance during the years ended December 31, 2005, 2004 and 2003, respectively. The increases in the reserve for loan losses were attributable to the increase in loans outstanding.

                               Noninterest Income

Noninterest income, which consists primarily of service fees on deposit accounts, gains and fees on loans sold, other fee income and gains on sales of securities and fixed assets, increased by $25,373 for the year ended December 31, 2005. The increase is primarily the result of an increase in gains on sale of mortgages loans and investment securities, offset by a decrease in gains on sale property and equipment. For the year ended December 31, 2004 compared to December 31, 2003, total noninterest income increased by $988,600, primarily as a result of gains on sales of securities and fixed assets of $1.2 million in 2004 compared to no gains in 2003, and increases in fees on deposit accounts, which were offset by decreases in gains on sale of mortgage loans from 2003 to 2004.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                              Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, net occupancy, and furniture and equipment expenses, totaled $9.2 million for the year ended December 31, 2005 as compared to $8.0 million for the year ended December 31, 2004. For the year ended December 31, 2004 compared to December 31, 2003 total noninterest expenses increased $1.8 million. The increase in noninterest expenses in both periods was due to normal increases in salary and benefits, increases in staff, facilities and business development expenses needed to support the increase in assets and the opening of new branch offices.

                                  Income Taxes

We recorded a tax expense of $ 2.3 million, $1.3 million and $959,177 for the years ended December 31, 2005, 2004 and 2003, respectively. We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Our effective tax rates for 2005, 2004 and 2003 were 35.85%, 30.33% and 36.01% respectively.

                               Financial Condition

                              Investment Portfolio

As of December 31, 2005, our investment portfolio comprised approximately 6.7% of our total assets. The following table summarizes the carrying value amounts of available-for-sale securities held by us at December 31, 2005, 2004 and 2003. Available-for-sale securities are stated at estimated fair value. We had no securities which were held to maturity at December 31, 2005, 2004 or 2003.

                        Securities Portfolio Composition

                                                                                December 31,
                                                                                ------------
                                                      2005                          2004                          2003
                                                      ----                          ----                          ----
                                                       Net                           Net                           Net
                                                    Unrealized                    Unrealized                    Unrealized
                                                     Holding                        Holding                       Holding
                                            Book     Gain/       Fair     Book      Gain/       Fair     Book      Gain/       Fair
(Dollars in thousands)                     Value     (Loss)     Value    Value      (Loss)     Value    Value     (Loss)      Value
                                           -----     ------     -----    -----      ------     -----    -----     ------      -----
Available-for-sale
   U.S. government agencies ...........   $11,484   $  (167)    11,317   $ 6,496   $   (16)   $ 6,480   $ 7,685   $   (18)   $ 7,667
   Mortgage-backed ....................    16,002      (267)    15,735    13,545       212     13,757    11,133       188     11,321
   Non-taxable investments ............     2,331       (47)     2,284       401         -        401         -         -          -
   Other investments ..................     2,093        54      2,147     1,100         -      1,100     1,000         5      1,005
                                          -------   -------    -------   -------   -------    -------   -------   -------    -------
     Total ............................   $31,910   $  (427)   $31,483   $21,542   $   196    $21,738   $19,818   $   175    $19,993
                                          =======   =======    =======   =======   =======    =======   =======   =======    =======

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                  Securities Portfolio Composition - continued

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2005. Available-for-sale securities are stated at estimated fair value. There were no available-for-sale securities with maturities in time periods not presented in the table. Equity securities have no maturity and are shown as a separate category. Yields on tax exempt obligations have not been computed on a tax equivalent basis.

Securities Portfolio Maturities and Yields
                                                              December 31, 2005
                                                              -----------------
                                                              Fair
(Dollars in thousands)                                        Value        Yield
                                                              -----        -----
U.S. government agency obligations
   Due within one year ...............................       $   988       2.75%
   Due from one to five years ........................        10,329       4.26
                                                             -------       ----
     Total ...........................................       $11,317       4.13%
                                                             =======       ====
Mortgage-backed
   Due after five to ten years .......................       $   866       3.40%
   Due after ten years ...............................        14,869       4.90
                                                             -------       ----
     Total ...........................................       $15,735       4.81%
                                                             =======       ====
U. S. States and political subdivisions
   Due after ten years ...............................       $ 2,284       5.74%
                                                             =======       ====
Other investments
   Equity securities with no maturities ..............       $ 2,147       3.58%
                                                             =======       ====

                                 Loan Portfolio

Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans. Nearly all of the loans are to borrowers in, or secured by real estate located in or near our market area.

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

                           Loan Portfolio Composition

                                                                                      December 31,
                                                                                      ------------
(Dollars in thousands)                                2005             2004              2003              2002               2001
                                                      ----             ----              ----              ----               ----
Commercial ...............................        $ 167,993         $ 144,908         $ 113,621         $  78,793         $  45,435
Real estate - construction ...............           41,616            46,928            21,671            16,826               103
Real estate - mortgage ...................          162,716           101,216            62,543            35,649            46,553
Consumer .................................            3,601             3,559             4,274             5,117             4,861
                                                  ---------         ---------         ---------         ---------         ---------
     Total loans .........................          375,926           296,611           202,109           136,385            96,952
Less allowance for loan losses ...........           (4,270)           (3,404)           (2,377)           (1,656)           (1,215)
                                                  ---------         ---------         ---------         ---------         ---------
     Total net loans .....................        $ 371,656         $ 293,207         $ 199,732         $ 134,729         $  95,737
                                                  =========         =========         =========         =========         =========

A certain degree of risk is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                     Loan Portfolio Composition - continued

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis. Approximately 44.7% of our bank's loan portfolio at December 31, 2005 was composed of commercial loans. When taken, collateral may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets, but will usually be local real estate. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower's business or industry. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

Real estate construction loans represent 11.1% of the loan portfolio and typically consist of financing the construction of 1-4 family dwellings and some non-farm, non-residential real estate. Usually, loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

Loans secured by real estate mortgages comprised nearly 43.3% of our bank's loan portfolio at December 31, 2005. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%. Non-farm, non-residential loans are secured by business and commercial properties acquired using the loan proceeds and having loan-to-value ratios that are generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

The change in our bank's loan mix at December 31, 2005 from December 31, 2004 is the direct result of management's decision to retain some of the variable rate mortgage loans originated by our bank in our loan portfolio. We still sell the majority of our mortgage loans in order to fund higher yielding commercial loans and the continuation of a strong commercial lending presence in the Charleston area.

             Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of our loans, by type, at December 31, 2005, as well as the type of interest requirement on such loans.

                                                                                        Over One
                                                                                          Year             Over
                                                                       One Year         Through            Five
(Dollars in thousands)                                                  or Less        Five Years          Years             Total
                                                                        -------        ----------          -----             -----
Commercial .................................................          $ 48,013          $ 18,819          $101,161          $167,993
Real estate - construction .................................            15,842             4,243            21,531            41,616
Real estate - mortgage .....................................            32,052            17,836           112,828           162,716
Consumer ...................................................               958             1,536             1,107             3,601
                                                                      --------          --------          --------          --------
                                                                      $ 96,865            42,434          $236,627          $375,926
                                                                      ========          ========          ========          ========
Predetermined rate, maturity greater
     than one year .........................................                            $ 23,716          $ 26,504          $ 50,220
Variable rate or maturity within one year ..................          $ 96,865          $ 18,719          $210,123          $325,706

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                    Nonperforming Loans, Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2005, we had $571,455 of nonaccrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans and no restructured loans. The gross interest income which would have been recorded under the original terms of the loans amounted to $40,035 in 2005. No interest on nonaccruing loans or on any accruing loans which were contractually 90 days or more past due as to principal or interest payments was included in net income for 2005. At December 31, 2004, we had $924,668 of nonaccrual loans and there were no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans. We had no restructured loans as of December 31, 2005 or 2004.

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

                                                                                             December 31,
                                                                                             ------------
                                                                   2005           2004           2003           2002            2001
                                                                   ----           ----           ----           ----            ----
(Dollars in thousands)
Nonperforming loans:
  Non accrual loans .....................................        $  571         $  925       $     27       $    102         $  815
  Past due 90 days or more ..............................             -              -              -              -              -
  Other restructured loans ..............................             -              -              -              -              -
                                                                 ------         ------       --------       --------         ------
     Total nonperforming loans ..........................           571            925             27            102            815
Real estate acquired in settlement
  of loans ..............................................             -             70             70              -              -
                                                                 ------         ------       --------       --------         ------
     Total nonperforming assets .........................        $  571         $  995       $     97       $    102         $  815
                                                                 ======         ======       ========       ========         ======
Nonperforming assets as a
  percentage of loans and
  other real estate .....................................          0.15%          0.34%          0.05%          0.07%          0.84%
Allowance for loan losses as a
  percentage of nonperforming loans .....................        747.14%        368.13%      8,931.58%      1,625.86%        149.07%

                             Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are still accruing interest and are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. There were no loans determined by management to be potential problem loans at December 31, 2005.

                                Real Estate Owned

We did not have any real estate owned pursuant to foreclosure at December 31, 2005 and had $70,000 at December 31, 2004. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair market value is determined by appraisal at the time of acquisition.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

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

In reviewing the adequacy of the allowance for loan losses at each year end, management takes into consideration the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccruing and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2005.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance sheet credit risks such as loan commitments and standby letters of credit. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of our bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

The allowance is not allocated to different segments of the portfolio. We charge losses from any segment of the portfolio to the allowance without any allocation.

Summary of Loan Loss Experience

                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                2005            2004          2003            2001          2000
                                                                ----            ----          ----            ----          ----
 (Dollars in thousands)
Total loans outstanding at end of period ...............     $ 375,926       $ 296,611      $ 202,109      $ 136,385      $  96,952
                                                             =========       =========      =========      =========      =========
Average amount of loans outstanding ....................     $ 335,389       $ 244,861      $ 176,688      $ 117,825      $  91,175
                                                             =========       =========      =========      =========      =========
Balance of allowance for loan losses at
   beginning of year ...................................     $   3,404       $   2,376      $   1,656      $   1,215      $     941
Loans charged off ......................................             2             122             16             39             47
                                                             ---------       ---------      ---------      ---------      ---------
   Total charge-offs ...................................             2             122             16             39             47
Recoveries of loans previously charged-off .............             3               4              1              -              -
                                                             ---------       ---------      ---------      ---------      ---------
Net charge-offs ........................................            (1)            118             15             39             47
Additions to allowance charged to expense ..............           865           1,146            735            480            321
                                                             ---------       ---------      ---------      ---------      ---------
Balance of allowance for loan losses at
   end of year .........................................     $   4,270       $   3,404      $   2,376      $   1,656      $   1,215
                                                             =========       =========      =========      =========      =========
Ratios
   Net charge-offs during period to average
     loans outstanding during period ...................          0.00%           0.05%          0.01%          0.03%          0.05%
   Net charge-offs to loans at end of period ...........          0.00%           0.04%          0.01%          0.03%          0.05%
   Allowance for loan losses to average loans ..........          1.27%           1.39%          1.34%          1.41%          1.33%
   Allowance for loan losses to loans at
     end of period .....................................          1.14%           1.15%          1.18%          1.21%          1.25%
   Allowance for loan losses to nonperforming
     loans at end of period ............................        747.14%         368.13%      8,931.58%      1,625.86%        149.07%
   Net charge-offs to allowance for loan losses ........         (0.02)%          3.47%          0.63%          2.36%          3.86%
   Net charge-offs to provision for loan losses ........         (0.12)%         10.30%          2.04%          8.13%         14.64%

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                                    Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2005, 2004 and 2003 are summarized below:

                                                                               Year Ended December 31,
                                                                               -----------------------
                                                             2005                        2004                          2003
                                                             ----                        ----                          ----
                                                                   Average                     Average                      Average
(Dollars in thousands)                                  Amount    Rate Paid        Amount     Rate Paid          Amount    Rate Paid
                                                        ------    ---------        ------     ---------          ------    ---------
Noninterest bearing demand ........................   $ 34,587       0.00%        $ 27,626        0.00%        $ 20,462        0.00%
Interest bearing transaction accounts .............     14,852       0.48           13,317        0.48           11,618        0.46
Savings ...........................................     43,229       1.74           37,098        1.55           25,498        1.48
Time deposits - $100,000 and over .................    138,195       2.85           85,828        2.31           38,921        2.48
Other time deposits ...............................     56,339       3.35           50,369        2.45           61,854        2.50
                                                      --------                    --------                     --------
     Total deposits ...............................   $287,202       2.46%        $214,238        1.80%        $158,353        1.84%
                                                      ========                    ========                     ========

As of December 31, 2005, we had $161.3 million in time deposits of $100,000 or more, including $100.1 million of brokered certificates of deposit. Of these time deposits, approximately $52.6 million had maturities within three months, $27.7 million had maturities over three through six months, $46.6 million had maturities over six through twelve months and $34.4 million had maturities over twelve months. Wholesale deposits (certificates of deposit held by corporations, banks, credit unions, etc., on a national level) totaled $4.3 million as of December 31, 2005, compared to $9.4 million in 2004. We continued our funding decision made in 2004 to further reduce wholesale deposits while increasing brokered certificates of deposit. This decision was based on lower rates being paid on brokered certificates of deposit than wholesale deposits. Since brokered certificates of deposit are considered time deposits $100,000 and over and wholesale certificates of deposit are other time deposits, our deposit mix reflects an increase in time deposits $100,000 and over in 2005 and a decrease in other time deposits. It is a common industry practice not to consider wholesale deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

                         Junior Subordinated Debentures

In two separate transactions in 2002 and another transaction in 2005, we established Southcoast Capital Trusts I, II and III (the "Capital Trusts"), as non-consolidated subsidiaries. The Capital Trusts issued and sold a total of 21,655 floating rate securities, with $1,000 liquidation amount per security. Institutional buyers bought 21,000 of the floating rate securities denominated as preferred securities and we bought the other 655 floating rate securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from us which are reported on our consolidated balance sheets. Our $655,000 investment in the common securities of the Capital Trusts is included in "Other assets" on our consolidated balance sheets. The preferred securities of the Capital Trusts totaling $21.7 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. See Note 10 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $357,088 at December 31, 2005 and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $13,363 for each of the years ended December 31, 2005, 2004 and 2003, respectively and is reported in other expenses on the consolidated income statement.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                             Contractual Obligations

The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2005.

                                                                                  Payments due by period
                                                                                  ----------------------
(Dollars in thousands)                                    Total           <1 year         1-3 years        3-5 years        >5 years
                                                          -----           -------         ---------        ---------        --------
Long-term debt obligations ....................          $88,655          $25,000          $10,000          $18,000          $35,655
Operating lease obligations ...................              112               48               48               16                -
                                                         -------          -------          -------          -------          -------
         Total ................................          $88,767          $25,048          $10,048          $18,016          $35,655
                                                         =======          =======          =======          =======          =======

                              Short-Term Borrowings

At December 31, 2005, 2004 and 2003, we had outstanding borrowings due within one year of $25.0 million, $9 million and $100,000 respectively. With the exception of $10.0 million outstanding at December 31, 2005, $2 million outstanding at December 31, 2004 and $100,000 outstanding at December 31, 2003 on which the interest rates were fixed at 2.91%, 7.07% and 5.84% respectively, all of the short-term borrowings were at variable interest rates, which were 4.44% at December 31, 2005, a weighted average rate of 2.44% at December 31, 2004, and 1.15% at December 31,2003. All of the short-term borrowings were from the Federal Home Loan Bank of Atlanta ("FHLBA") and were collateralized by lender stock and residential mortgage loans. The maximum amount of such borrowings at any month end was $67.0 million for 2005, $58.0 million for 2004 and $41.1 million for 2003. The approximate average amount of such borrowings and average weighted interest rate was $54.2 million and 3.56% for 2005, $40.8 million and 3.65% for 2004 and $27.6 million and 4.22%for 2003, respectively.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2005, 2004 and 2003.

                                                 Year ended December 31,
                                                 -----------------------
                                            2005          2004           2003
                                            ----          ----           ----
        Return on assets ...............    1.04%         0.98%          0.79%
        Return on equity ...............    9.28%         8.56%         10.43%
        Dividend payout ratio ..........    0.00%         0.00%          0.00%
        Equity to asset ratio ..........   11.16%        11.49%          7.61%

The return on assets and return on equity improved from 2004 to 2005. The issuance of new common stock at the end of 2005 increased the average equity for 2005 by $10.3 million or 29.61%. Earnings did not increase at the same rate, and, consequently our return on equity has decreased. Our return on assets increases as we become more efficient in growing our assets. We have opened seven branch offices since June 1998. In each case, we have incurred substantial pre-opening and start up expenses which have reduced net income. We plan to open an additional branch in late 2006, and we may open additional branches when it appears that doing so would be advantageous to us. Any such additional openings will be likely to have a negative impact on earnings, at least temporarily.

                                    Liquidity

The most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within our bank's service area. Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale and brokered time deposits) provide a relatively stable funding base and were equal to 48.2% of total deposits at December 31, 2005. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans. Our bank is a member of the FHLBA and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans. At December 31, 2005, our bank had borrowed $67.0 million from the FHLBA and had the ability to borrow an additional $6.0 million from the FHLBA based on a predetermined formula. Our bank also has $8.8 million available through lines of credit with other banks as an additional source of liquidity funding. At December 31, 2005, we had outstanding commitments to make up to $53.0 million in loans as well as standby letters of credit of $400,938. Management believes that our bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

                                Capital Resources

Our equity capital increased by $36.7 million during 2005 as the result of proceeds from a stock offering of 1,610,000 shares, netting $32.3 million, the issuance of 70,559 shares of stock through an employee stock purchase plan and the exercise of stock options, netting $678,662 and net operating income of $4.2 million, offset by a net decrease of unrealized gains/losses in the investment portfolio of $379,537. A 10% stock dividend in 2005 caused a transfer from retained earnings to common stock of $3.3 million. The transfer represented the amount in retained earnings at the time of the dividend. Book value per share at December 31, 2005 was $14.80 as compared to $11.19 at December 31, 2004.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our Tier 1 capital consists of common shareholders' equity minus certain intangible assets plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. We and our bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. As of December 31, 2005, we and our subsidiary bank exceeded our capital requirements as shown in the following table.

                                                                                       Capital Ratios
                                                                                       --------------
                                                                                       Well Capitalized      Adequately Capitalized
(Dollars in thousands)                                              Actual               Requirement                Requirement
                                                                    ------               -----------                -----------
                                                             Amount     Ratio        Amount        Ratio       Amount     Ratio
                                                             ------     -----        ------        -----       ------     -----
Our Bank
  Total capital (to risk-weighted assets) ............      $39,034     12.03%      $32,453       10.00%      $25,962      8.00%
  Tier 1 capital (to risk-weighted assets) ...........       35,194     10.84%       19,472        6.00%       12,981      4.00%
  Tier 1 capital (to average assets) .................       35,194      8.22%       21,403        5.00%       17,122      4.00%
Southcoast Financial Corporation
  Total capital (to risk-weighted assets) ............      $99,547     29.03%          N/A         N/A       $27,432      8.00%(1)
  Tier 1 capital (to risk-weighted assets) ...........       95,277     27.79%          N/A         N/A        13,716      4.00%(1)
  Tier 1 capital (to average assets) .................       95,277     21.36%          N/A         N/A        17,842      4.00%(1)

-----
(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

                         Off-Balance Sheet Arrangements

At December 31, 2005, we had issued commitments to extend credit of $52.9 million for home equity lines of credit, construction loans and commercial lines of credit. The commitments expire over periods from six months to ten years.

Standby letters of credit totaled $400,938 at December 31, 2005. Past experience indicates that many of these commitments to extend credit and standby letters of credit will expire unused. However, through our various sources of liquidity, we believe that we will have the necessary resources to fund these obligations should the need arise. See Note 16 to the consolidated audited financial statements for further information about financial instruments with off-balance sheet risk.

We are not involved in other off-balance sheet contractual relationships, and we have no unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                      Management's Discussion and Analysis

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiaries (the "Company") as of December 31, 2005 and 2004 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southcoast Financial Corporation and Subsidiaries at December 31, 2005 and 2004 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.



Elliott Davis, LLC
Columbia, South Carolina
February 3, 2006

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                    2005                    2004
                                                                                                    ----                    ----
Assets
Cash and due from banks ...........................................................           $  14,377,737            $  11,853,273
Federal funds sold ................................................................              16,964,000                4,236,000
                                                                                              -------------            -------------

       Cash and cash equivalents ..................................................              31,341,737               16,089,273

Investment securities
   Available for sale .............................................................              31,482,927               21,738,335
   Federal Home Loan Bank stock, at cost ..........................................               3,720,100                3,093,100
Loans held for sale ...............................................................               9,275,492               12,009,550
Loans, net ........................................................................             371,656,054              293,206,968
Property and equipment, net .......................................................              19,898,188               14,843,884
Other assets ......................................................................               9,224,867                5,122,013
                                                                                              -------------            -------------

       Total assets ...............................................................           $ 476,599,365            $ 366,103,123
                                                                                              =============            =============

Liabilities and shareholders' equity
Deposits
   Noninterest bearing ............................................................           $  38,753,579            $  27,954,739
   Interest bearing ...............................................................             272,800,370              230,198,544
                                                                                              -------------            -------------

       Total deposits .............................................................             311,553,949              258,153,283

Advances from Federal Home Loan Bank ..............................................              67,000,000               58,000,000
Junior subordinated debentures ....................................................              21,655,000               11,345,000
Other liabilities .................................................................               3,075,871                2,034,091
                                                                                              -------------            -------------

       Total liabilities ..........................................................             403,284,820              329,532,374
                                                                                              -------------            -------------

Commitments and contingencies - Notes 11 and 16
Shareholders' equity
   Common stock, no par value, 20,000,000 shares authorized,
     4,954,210 and 2,970,663 shares issued in 2005 and
     2004, respectively ...........................................................              70,267,702               34,080,782
Retained earnings .................................................................               3,300,753                2,364,340
Accumulated other comprehensive income (loss) .....................................                (253,910)                 125,627
                                                                                              -------------            -------------

       Total shareholders' equity .................................................              73,314,545               36,570,749
                                                                                              -------------            -------------

       Total liabilities and shareholders' equity .................................           $ 476,599,365            $ 366,103,123
                                                                                              =============            =============

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income


                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                      2005               2004              2003
                                                                                      ----               ----              ----
Interest income
   Loans and fees on loans .............................................         $22,206,089         $15,519,379         $11,910,923
   Investment securities, taxable ......................................           1,342,552             985,308             420,743
   Federal funds sold ..................................................             340,320              90,742             130,011
                                                                                 -----------         -----------         -----------
       Total interest income ...........................................          23,888,961          16,595,429          12,461,677
Interest expense
   Deposits ............................................................           7,057,332           3,861,181           2,911,120
   Advances from Federal Home Loan Bank ................................           1,932,780           1,488,737           1,164,364
   Junior subordinated debentures ......................................             984,820             553,646             527,916
                                                                                 -----------         -----------         -----------
       Total interest expense ..........................................           9,974,932           5,903,564           4,603,400
                                                                                 -----------         -----------         -----------
       Net interest income .............................................          13,914,029          10,691,865           7,858,277
Provision for loan losses ..............................................             865,067           1,146,495             735,000
                                                                                 -----------         -----------         -----------
       Net interest income after provision for loan losses .............          13,048,962           9,545,370           7,123,277
Noninterest income
   Service fees on deposit accounts ....................................             926,587             947,932             893,926
   Gain on sale of mortgage loans ......................................             551,411             396,464             628,019
   Gain on sale of investment securities ...............................              79,794              21,689                   -
   Gain on sale of property and equipment ..............................             988,498           1,163,485                   -
   Other ...............................................................             179,022             170,369             189,394
                                                                                 -----------         -----------         -----------
       Total noninterest income ........................................           2,725,312           2,699,939           1,711,339
                                                                                 -----------         -----------         -----------
Noninterest expenses
   Salaries and employee benefits ......................................           5,711,173           4,889,216           3,800,401
   Occupancy ...........................................................             602,947             451,274             387,399
   Furniture and equipment .............................................             688,373             688,812             652,072
   Advertising and public relations ....................................             246,234             197,023             100,274
   Professional fees ...................................................             367,418             308,574             267,780
   Travel and entertainment ............................................             271,519             251,823             203,283
   Telephone, postage and supplies .....................................             342,337             312,722             262,969
   Insurance ...........................................................             139,429             123,341             110,591
   Other operating .....................................................             873,804             742,846             386,427
                                                                                 -----------         -----------         -----------
       Total noninterest expenses ......................................           9,243,234           7,965,631           6,171,196
                                                                                 -----------         -----------         -----------
       Income before income taxes ......................................           6,531,040           4,279,678           2,663,420
Income tax expense .....................................................           2,341,647           1,297,957             959,177
                                                                                 -----------         -----------         -----------
       Net income ......................................................         $ 4,189,393         $ 2,981,721         $ 1,704,243
                                                                                 ===========         ===========         ===========
Basic net income per common share(1) ...................................                1.17         $      0.91         $      0.83
                                                                                 ===========         ===========         ===========
Diluted net income per common share(1) .................................                1.17         $      0.90         $      0.82
                                                                                 ===========         ===========         ===========
Weighted average number of common
   shares outstanding(1)
     Basic .............................................................           3,582,908           3,260,475           2,042,180
                                                                                 ===========         ===========         ===========
     Diluted ...........................................................           3,587,165           3,306,925           2,090,696
                                                                                 ===========         ===========         ===========

-----------
(1) Adjusted for the effects of stock dividends

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2005, 2004 and 2003

                                                                                                     Accumulated
                                                            Common Stock                                 other             Total
                                                            ------------               Retained      comprehensive     shareholders'
                                                       Shares          Amount          earnings       income (loss)        equity
                                                       ------          ------          --------       -------------        ------
Balance, December 31, 2002 ....................       1,321,996     $ 12,329,437     $    338,794     $     41,221     $ 12,709,452
                                                                                                                       ------------
  Net income ..................................               -                -        1,704,243                -        1,704,243
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $59,928 .................               -                -                -           71,163           71,163
                                                                                                                       ------------
  Comprehensive income ........................                                                                           1,775,406
  Stock dividends (15%) .......................         205,016        2,043,037       (2,043,037)               -                -
  Stock offering (net of offering
    costs of $1,669,716) ......................       1,104,000       18,754,284                -                -       18,754,284
  Exercise of stock options ...................          52,373          246,826                -                -          246,826
  Employee stock purchase plan ................           3,116           36,943                -                -           36,943
  Repurchase of stock .........................          (6,000)        (112,500)               -                -         (112,500)
                                                      ---------     ------------     ------------     ------------     ------------
Balance, December 31, 2003 ....................       2,680,501       33,298,027                -          112,384       33,410,411
                                                                                                                       ------------
  Net income ..................................                                          2,981,721                        2,981,721
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $14,857 .................                                                             27,524           27,524
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $7,408 ..................                                                            (14,281)         (14,281)
                                                                                                                       ------------
  Comprehensive income ........................                                                                           2,994,964
  Exercise of stock options ...................          14,082           60,288                                             60,288
  Employee stock purchase plan ................           6,488          105,086                                            105,086
  Stock dividends (10%) .......................         269,592          617,381         (617,381)                                -
                                                      ---------     ------------     ------------     ------------     ------------
Balance, December 31, 2004 ....................       2,970,663       34,080,782        2,364,340          125,627       36,570,749
  Net income ..................................                                         4,189,393                         4,189,393
  Other comprehensive income:
    Unrealized holding losses on
      securities available for sale,
      net of tax benefit of $270,275 ..........                                                           (326,873)        (326,873)
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $27,130 .................                                                            (52,664)         (52,664)
                                                                                                                       ------------
  Comprehensive income ........................                                                                           3,809,856
  Stock dividend (10%) ........................         302,988        3,252,980       (3,252,980)                                -
  Stock offering (net of offering
    costs of $2,359,722) ......................       1,610,000       32,255,278                                         32,255,278
  Exercise of stock options ...................          55,166          335,350                                            335,350
  Issuance of stock ...........................           8,350          202,738                                            202,738
  Employee stock purchase plan ................           7,043          140,574                                            140,574
                                                      ---------     ------------     ------------     ------------     ------------
Balance, December 31, 2005 ....................       4,954,210     $ 70,267,702     $  3,300,753     $   (253,910)    $ 73,314,545
                                                      =========     ============     ============     ============     ============

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                      2005               2004                2003
                                                                                      ----               ----                ----
Operating activities
   Net income .............................................................     $   4,189,393      $   2,981,721      $   1,704,243
   Adjustments to reconcile net income to net cash
     used for operating activities
       Deferred income taxes ..............................................        (1,030,024)          (207,053)          (175,663)
       Provision for loan losses ..........................................           865,067          1,146,495            735,000
       Depreciation and amortization ......................................           574,063            571,133            492,102
       Origination of loans held for sale .................................       (60,945,036)       (40,438,086)       (48,098,007)
       Proceeds from sale of loans held for sale ..........................        63,679,094         28,855,536         56,353,566
       Gain on sale of investment securities ..............................           (79,794)           (21,689)                 -
       Gain on sale of property and equipment .............................          (988,498)        (1,163,485)                 -
       Decrease (increase) in other assets ................................          (245,415)           398,716         (1,304,549)
       Increase (decrease) in other liabilities ...........................         1,041,780           (420,361)            21,100
                                                                                -------------      -------------      -------------

         Net cash provided by (used for) operating activities .............         7,060,630         (8,297,073)         9,727,792
                                                                                -------------      -------------      -------------

Investing activities
   Proceeds from maturities/calls of available for sale securities ........         7,238,962         12,090,348
                                                                                                                          7,154,359
   Proceeds from sale of available for sale securities ....................         2,775,067         21,361,689                  -
   Purchase of available for sale securities ..............................       (20,311,026)       (35,194,416)       (21,086,552)
   Purchase of Federal Home Loan Bank stock ...............................        (2,494,500)        (2,458,100)          (890,000)
   Sale of Federal Home Loan Bank stock ...................................         1,867,500          1,420,000            150,000
   Increase in loans, net .................................................       (79,314,153)       (94,621,267)       (65,807,969)
   Purchase of property and equipment .....................................        (7,005,850)       (10,493,569)        (1,821,383)
   Purchase of bank owned life insurance ..................................        (2,600,000)                 -                  -
   Proceeds from sale of property and equipment ...........................         2,391,228          5,694,035                  -
                                                                                -------------      -------------      -------------

         Net cash used for investing activities ...........................       (97,452,772)      (102,201,280)       (82,301,545)
                                                                                -------------      -------------      -------------

Financing activities
   Net increase in deposits ...............................................        53,400,666         91,940,876         33,556,990
   Increase in other borrowings ...........................................         9,000,000         16,900,000         17,600,000
   Proceeds from junior subordinated debentures ...........................        10,310,000                  -                  -
   Repurchase of common stock .............................................                 -                  -           (112,500)
   Proceeds from stock offering, net ......................................        32,255,278                  -         18,754,284
   Proceeds from exercise of stock options ................................           335,350             60,288            246,826
   Issuance of stock ......................................................           202,738                  -                  -
   Proceeds from employee stock purchase plan .............................           140,574            105,086             36,943
                                                                                -------------      -------------      -------------

         Net cash provided by financing activities ........................       105,644,606        109,006,250         70,082,543
                                                                                -------------      -------------      -------------

         Net increase (decrease) in cash and cash equivalents .............        15,252,464         (1,492,103)        (2,491,210)

Cash and cash equivalents, beginning of year ..............................        16,089,273         17,581,376         20,072,586
                                                                                -------------      -------------      -------------

Cash and cash equivalents, end of year ....................................     $  31,341,737      $  16,089,273      $  17,581,376
                                                                                =============      =============      =============
Cash paid for
   Interest ...............................................................     $   9,429,973      $   5,306,323      $   4,733,898
                                                                                =============      =============      =============
   Income taxes ...........................................................     $   2,083,102      $   1,353,700      $   1,006,950
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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). During 2004, Southcoast Investments, Inc. was formed as a wholly-owned subsidiary of the Company. Southcoast Investments, Inc. was formed primarily to hold properties of the Company and Bank. The Company's primary purpose is that of owning the Bank. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation. During 2005, the Company formed Southcoast Capital Trust III for the purpose of issuing trust preferred securities. Southcoast Capital Trust I and II were formed in 2002 for the same purpose. In accordance with current accounting guidance, the Trusts are not consolidated in these financial statements.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the South Carolina counties of Charleston, Berkeley, and Dorchester. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by commercial real estate and non real estate loans and residential 1-4 family dwellings. These concentrations of commercial loans and 1-4 family dwelling loans totaled $167,992,872 and $162,716,005, respectively, at December 31, 2005, representing 229% and 222%, respectively, of total equity and 45% and 44%, respectively, of net loans receivable.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company's investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

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

Loans are generally placed on non-accrual status when principal or interest becomes contractually ninety days past due, or when payment in full is not anticipated. When a loan is placed on non-accrual status, interest accrued but not received is generally reversed against interest income. If collectibility is in doubt, cash receipts on non-accrual loans are not recorded as interest income, but are used to reduce principal. Loans are not returned to accrual status unless principal and interest are current and the borrower demonstrates the ability to continue making payments as agreed. Loans on non-accrual status as well as real estate acquired through foreclosure or deed taken in lieu of foreclosure are considered non-performing assets.

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

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all lenders value each loan at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

As of December 31, 2005 and 2004, the Company's impaired loans were equivalent to nonaccrual loans, as discussed in Note 6.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $246,234, $197,023 and $100,274 were included in the Company's results of operations for 2005, 2004 and 2003, respectively.

Net Income Per Common Share - Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The Board of Directors declared and paid a ten percent stock dividend in June 2005 and in May 2004 and 2003, and a five percent stock dividend in August 2003. Per share amounts have been retroactively restated to reflect the stock dividends.

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

Fair Value of Financial Instruments (continued)

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

     Deposits - The fair values disclosed for deposits with no defined maturities is equal to their carrying amounts which represent the amount payable on demand. The carrying amounts for variable rate, fixed-term money market accounts approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

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

Stock Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 18. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. There were 22,990 options granted in 2004. There were no options granted in 2005 or 2003. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for options granted in 2004.

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                               2005                    2004               2003
                                                                               ----                    ----               ----
Net income, as reported .......................................         $     4,189,393         $    2,981,721        $    1,704,243
Deduct:  Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ..................                       -                 91,113                     -
                                                                        ---------------         --------------         -------------

Pro forma net income ..........................................         $     4,189,393         $    2,890,608        $    1,704,243
                                                                        ===============         ==============         =============

Earnings per share:
  Basic - as reported .........................................         $          1.17         $         0.91         $        0.83
                                                                        ===============         ==============         =============
  Basic - pro forma ...........................................         $          1.17         $         0.89         $        0.83
                                                                        ===============         ==============         =============

  Diluted - as reported .......................................         $          1.17         $         0.90         $        0.82
                                                                        ===============         ==============         =============
  Diluted - pro forma .........................................         $          1.17         $         0.87         $        0.82
                                                                        ===============         ==============         =============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Stock Based Compensation (continued) - In calculating the pro forma disclosures (adjusted for the effects of expensing the options), the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004: dividend yield of 0 percent; expected volatility of 13 percent; risk-free interest rate of 5.90 percent; and expected life of 5 years.

Recently Issued Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. For the Company, SFAS No. 123(R) is effective beginning as of the first interim reporting period in 2006. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In April 2005, the Securities and Exchange Commission's Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin ("SAB") No. 107 to provide guidance regarding the application of SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff's views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29". The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position ("FSP") on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 - "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments". This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements (continued) - In December 2005, the FASB issued FSP SOP 94-6-1, "Terms of Loan Products that May Give Rise to a Concentration of Credit Risk". The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including "information about the (shared) activity, region, or economic characteristic that identifies the concentration." The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2004  and  2003 consolidated financial statements were reclassified to conform with the 2005 presentation.


NOTE 2 - STOCK OFFERING

The Company completed a stock offering during the fourth quarter of 2005 whereby 1,610,000 shares of the Company's common stock were issued. The offering price was $21.50 per share to the public and $20.21 per share to the underwriters. The gross proceeds from the offering were $34,615,000 and expenses related to the offering totaled $2,359,722. The proceeds will be used to support future loan production and asset growth, branch expansion in new and existing markets, potential acquisitions, and for other general corporate purposes.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2005 and 2004, these required reserves were met by vault cash.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 4 - FEDERAL FUNDS SOLD

When the Bank's cash reserves (Note 3) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2005 and 2004, federal funds sold amounted to $16,964,000 and $4,236,000, respectively.


NOTE 5 - INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are as follows:

                                                                                      December 31, 2005
                                                                                      -----------------
                                                                                      Gross Unrealized
                                                         Amortized                    ----------------                   Estimated
                                                            Cost                 Gains                Losses             Fair Value
                                                            ----                 -----                ------             ----------
Available for sale
   Federal agencies ........................           $11,484,093          $          -           $   166,682           $11,317,411
   Mortgage backed .........................            16,001,927                 4,338               271,837            15,734,428
   Municipal securities ....................             2,330,462                     -                46,469             2,283,993
   Other ...................................             2,093,389                53,706                     -             2,147,095
                                                       -----------           -----------           -----------           -----------
     Total .................................           $31,909,871           $    58,044           $   484,988           $31,482,927
                                                       ===========           ===========           ===========           ===========

                                                                                      December 31, 2004
                                                                                      -----------------
                                                                                      Gross Unrealized
                                                         Amortized                    ----------------                   Estimated
                                                            Cost                 Gains                Losses             Fair Value
Available for sale                                          ----                 -----                ------             ----------
Federal agencies .......................               $ 6,495,891           $    10,870           $    26,921           $ 6,479,840
Mortgage backed ........................                13,545,157               230,779                18,242            13,757,694
Other ..................................                 1,500,996                     -                   195             1,500,801
                                                       -----------           -----------           -----------           -----------
  Total ................................               $21,542,044           $   241,649           $    45,358           $21,738,335
                                                       ===========           ===========           ===========           ===========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Available for Sale

                                              Less than                    Twelve months
                                            twelve months                      or more                           Total
                                            -------------                      -------                           -----
                                                      Unrealized                       Unrealized                         Unrealized
                                     Fair value         losses        Fair value         losses         Fair value           losses
                                     ----------         ------        ----------         ------         ----------           ------
Federal agencies .............      $ 6,440,840      $    45,677      $ 4,876,570      $   121,005      $11,317,410      $   166,682
Mortgage backed ..............       14,372,580          225,292          865,804           46,545       15,238,384          271,837
Municipal ....................        2,283,993           46,469                -                -        2,283,993           46,469
                                    -----------      -----------      -----------      -----------      -----------      -----------

  Total ......................      $23,097,413      $   317,438      $ 5,742,374      $   167,550      $28,839,787      $   484,988
                                    ===========      ===========      ===========      ===========      ===========      ===========

Securities classified as available-for-sale are recorded at fair market value. Approximately 34.9% of the unrealized losses, or five individual securities, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities available for sale at December 31, 2005 by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized       Fair
                                                           Cost          Value
                                                           ----          -----
Under one year .....................................   $ 1,000,000   $   988,440
Due after one but within five years ................    10,484,093    10,328,970
Due after ten years ................................     2,330,462     2,283,993
Mortgage backed ....................................    16,001,927    15,734,428
Equity securities with no maturity .................     2,093,389     2,147,096
                                                       -----------   -----------
  Total investment securities available-for-sale ...   $31,909,871   $31,482,927
                                                       ===========   ===========

Investment securities with an aggregate amortized cost of $27,228,927 and estimated fair value of $26,785,033 at December 31, 2005, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Gross realized gains on sales of available-for-sale securities were $79,794 and $21,689 in 2005 and 2004, respectively. There were no gross realized losses on available-for-sale securities in 2005 or 2004. Proceeds from the sale of securities totaled $2,775,067 and $21,361,689 in 2005 and 2004, respectively.

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


NOTE 6 - LOANS

The composition of loans by major loan category is presented below:

                                                         December 31,
                                                         ------------
                                                  2005                 2004
                                                  ----                 ----
Commercial ...........................       $ 167,992,872        $ 144,908,102
Real estate - construction ...........          41,615,445           46,927,786
Real estate - mortgage ...............         162,716,005          101,215,971
Consumer .............................           3,601,296            3,559,079
                                             -------------        -------------
                                               375,925,618          296,610,938
Allowance for loan losses ............          (4,269,564)          (3,403,970)
                                             -------------        -------------
                                             $ 371,656,054        $ 293,206,968
                                             =============        =============

At December 31, 2005 and 2004, non-accrual loans totaled $571,455 and $924,668, respectively. The gross interest income which would have been recorded under the original terms of non-accrual loans amounted to $40,035, $50,441, and $630 in 2005, 2004 and 2003, respectively. Impaired loans were equivalent to nonaccrual loans in terms of principal balance and foregone interest for the periods ended December 31, 2005, 2004 and 2003. As of December 31, 2005, loans totaling $91,203,017 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 9).

The following is a summary of the activity within the allowance for loan losses for the periods presented:

                                                    December 31,
                                                    ------------
                                        2005            2004            2003
                                        ----            ----            ----
Balance, beginning of year ......    $ 3,403,970    $ 2,376,516     $ 1,656,260
Provision for loan losses .......        865,067      1,146,495         735,000
Net (charge-offs) recoveries ....            527       (119,041)        (14,744)
                                     -----------    -----------     -----------
Balance, end of year ............    $ 4,269,564    $ 3,403,970     $ 2,376,516
                                     ===========    ===========     ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 7 - PROPERTY AND EQUIPMENT

Components of property and equipment are as follows:

                                                                        Estimated              December 31,
                                                                      Useful Lives        2005              2004
                                                                     -------------    -------------     -------------
   Land ..........................................................                    $   5,839,821     $   5,973,554
   Furniture and equipment .......................................    3 - 10 years        4,774,742         3,422,797
   Buildings and improvements ....................................    5 - 40 years        8,788,856         6,124,933
   Construction in process                                                                2,754,563         1,306,426
                                                                                      -------------     -------------
                                                                                         22,157,982        16,827,710
   Less accumulated depreciation .................................                        2,259,794         1,983,826
                                                                                      -------------     -------------
     Total property and equipment ................................                    $  19,898,188     $  14,843,884
                                                                                      =============     =============

Construction in process consists of an operations facility adjacent to the main branch (see Note 11). Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $618,816, $564,789, and $463,654, respectively.

In 2005, the Company sold the second and third floors of its main office and the furniture and equipment associated with the space. The cost of the assets sold was $1,360,884 and resulted in a gain of $639,116.

In 2004, the Company and its investment subsidiary fully or partially sold three parcels of property. Two of the properties had been purchased for planned future branch expansion, and the third property was acquired through foreclosure. The two properties fully sold had a cost of $4,410,333 and resulted in a gain on sale of $686,564. A third property was purchased for $1,202,168 and the right-of-way portion of this property was sold for $597,138, resulting in a gain of $476,921. The total of these gains is reflected as a separate line item on the consolidated statement of income.

NOTE 8 - DEPOSITS

The following is a detail of deposit accounts:

                                                           December 31,
                                                           ------------
                                                      2005              2004
                                                      ----              ----
Noninterest bearing deposits .............       $ 38,753,579       $ 27,954,739
Interest bearing
  NOW ....................................         15,275,844         15,700,757
  Money market ...........................         33,838,885         33,815,358
  Savings ................................          3,592,002          2,677,272
  Time, less than $100,000 ...............         58,793,451         52,783,908
  Time, $100,000 and over ................        161,300,188        125,221,249
                                                 ------------       ------------
    Total deposits .......................       $311,553,949       $258,153,283
                                                 ============       ============

Interest expense on time deposits greater than $100,000 was approximately $4,630,000, $1,856,826 and $966,207 in 2005, 2004 and 2003, respectively.

At December 31, 2005 and 2004, the Bank had approximately $104,447,000 and $84,586,000, respectively, in time deposits from customers outside its market area. This includes $100,122,000 and $75,214,000 in brokered deposits in 2005 and 2004, respectively.

At December 31, 2005 the scheduled maturities of time deposits are as follows:

     2006                                            $   183,521,793
     2007                                                 23,732,738
     2008                                                 12,043,650
     2009                                                    600,379
     2010                                                    195,079
                                                     ---------------

                                                     $   220,093,639

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                              December 31,
                                                                                              ------------
   Maturity                                   Rate                                       2005                2004
   --------                    --------------------------------------                    ----                ----
   June 2005                   Variable (2.44% at December 31, 2004)              $             -      $    7,000,000
   June 2007                   Variable (2.01% at December 31, 2004)                            -           8,000,000
   June 2006                   Variable (4.44% at December 31, 2005)                   15,000,000                   -
   May 2005                                        7.07%                                        -           2,000,000
   September 2006                                  2.91%                               10,000,000          10,000,000
   September 2008                                  3.01%                               10,000,000          10,000,000
   June 2010                                       3.88%                               11,000,000                   -
   September 2010                                  5.55%                                7,000,000           7,000,000
   February 2011                                   4.31%                                4,500,000           4,500,000
   March 2013                                      2.91%                                7,500,000           7,500,000
   June 2014                                       3.92%                                2,000,000           2,000,000
                                                                                  ---------------      --------------
                                                                                  $    67,000,000      $   58,000,000
                                                                                  ===============      ==============

Each of the fixed rate advances are subject to early termination options. The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.


NOTE 10 - JUNIOR SUBORDINATED DEBENTURES

On May 3, 2002, December 16, 2002, and August 5, 2005, in three separate transactions, Southcoast Capital Trust I, II, and III (the "Capital Trusts"), non-consolidated subsidiaries of the Company, issued and sold a total of 21,655 floating rate securities, with a $1,000 liquidation amount per security (the "Capital Securities"). Institutional buyers bought 21,000 of the Capital Securities denominated as preferred securities and the Company bought the other 655 Capital Securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from the Company which are reported on its consolidated balance sheets. The Company's $655,000 investment in the common securities of the Capital Trusts is included in "Other assets" on its consolidated balance sheets. The preferred securities of the Capital Trusts totaling $21.0 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $357,088 at December 31, 2005, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance costs from junior subordinated debentures totaled $13,363 for the years end December 31, 2005, 2004, and 2003, and is reported in other noninterest expense on the consolidated statements of income.

The Capital Securities in the first transaction accrue and pay distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points, which was 7.804 percent at December 31, 2005. This rate may not exceed 12 percent through July 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of June 30, 2032.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 10 - JUNIOR SUBORDINATED DEBENTURES - continued

The Capital Securities in the second transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points, which was 7.877 percent at December 31, 2005. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2032.

The Capital Securities in the third transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 150 basis points, which was 6.027 percent at December 31, 2005. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035.

The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

The Capital Securities mature or are mandatorily redeemable upon maturity on June 30, 2032, December 16, 2032, and August 5, 2005 respectively, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007, December 16, 2007, and August 5, 2010. The Company may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.

At December 31, 2005, the Company has an operations center under construction adjacent to the main branch. The Company believes construction will be complete in the spring of 2006. Estimated additional costs to complete the operations center are approximately $622,806 as of December 31, 2005.

The Company is a member in Triangle Mezzanine LLC ("TM"). TM manages the Triangle Mezzanine Fund, LLP, which is a private equity fund, intended to take advantage of a Small Business Administration leveraged financing program.
 As of December 31, 2005, the Company has an investment of $250,000 in the fund included in other assets, with an additional $250,000 commitment.


NOTE 12 - UNUSED LINES OF CREDIT

At December 31, 2005, the Bank had unused lines of credit to purchase federal funds totaling $8,800,000 from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $67,000,000 at December 31, 2005. Additional funds of $5,962,414 were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. As discussed in Note 6, the Company has pledged $91,203,017 in loans as collateral for these borrowings.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 13 - LEASES

During April 2003, the Company entered into a lease agreement for its branch location in Summerville. The lease began on May 1, 2003, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $4,000 for the entire initial lease term. Beginning with the first renewal period and each renewal period thereafter, the monthly rent will be increased by the amount of the previous calendar year's increase in the Consumer Price Index beginning on the first day of the lease renewal year, or $200, whichever is greater. Rental expense under this lease and included in the consolidated statements of income totaled $48,000 for the years ended December 31, 2005 and 2004, respectively.

Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next four years in the aggregate are:


     2006                                                             $   48,000
     2007                                                                 48,000
     2008                                                                 16,000
                                                                      ----------
     Total minimum future rental payments                             $  112,000
                                                                      ==========


NOTE 14 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                                                             2005                   2004                    2003
                                                                             ----                   ----                    ----
Income taxes currently payable
  Federal ..................................................            $ 2,596,817             $ 1,384,609             $   980,787
  State ....................................................                222,283                 120,401                  84,274
                                                                        -----------             -----------             -----------
                                                                          2,819,100               1,505,010               1,065,061
Deferred tax provision (benefit) ...........................               (477,453)               (207,053)               (175,663)
Change in valuation allowance ..............................                      -                       -                  69,779
                                                                        -----------             -----------             -----------
    Provision ..............................................            $ 2,341,647             $ 1,297,957             $   959,177
                                                                        ===========             ===========             ===========

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, are as follows:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                  2005                      2004
                                                                                                  ----                      ----
Allowance for loan losses ....................................................               $ 1,441,157                $ 1,152,098
Unrealized loss (gain) on investment securities ..............................                   172,480                    (70,665)
Depreciation .................................................................                  (431,003)                  (465,403)
Prepaid expenses .............................................................                  (117,018)                         -
Other ........................................................................                    37,432                      9,565
                                                                                             -----------                -----------
    Net deferred tax asset ...................................................               $ 1,103,048                $   625,595
                                                                                             ===========                ===========

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2005 and 2004.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 14 - INCOME TAXES - continued

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                       2005                          2004                           2003
                                                       ----                          ----                           ----
                                             Amount            %             Amount            %            Amount             %
                                             ------       ----------         ------       ---------         ------        --------
Tax expense at statutory rate .........   $ 2,220,554             34%    $ 1,455,091             34%    $   905,563             34%
Increase (decrease) in taxes
  resulting from:
  State bank tax (net of federal
    benefit) ..........................       146,707              2          87,045              2          55,621              2
Officer's life insurance ..............       180,336              3         118,864              2          13,974              1
Nonqualified stock options ............      (213,253)            (3)        (70,791)            (1)              -              -
Other tax preference items ............         7,303              -        (292,252)            (7)        (15,981)            (1)
                                          -----------    -----------     -----------    -----------     -----------    -----------

    Tax provision (benefit) ...........   $ 2,341,647             36%    $ 1,297,957             30%    $   959,177             36%
                                          ===========    ===========     ===========    ===========     ===========    ===========

NOTE 15 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. These transactions were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions.

A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                           December 31,
                                                           ------------
                                                     2005               2004
                                                     ----               ----
Balance, beginning of year ..............        $ 5,961,165        $ 2,998,044
  New loans .............................                  -          2,978,422
  Repayments ............................          5,795,504            (15,301)
                                                 -----------        -----------
Balance, end of year ....................        $   165,661        $ 5,961,165
                                                 ===========        ===========

Deposits by directors and executive officers, including their affiliates, at December 31, 2005 and 2004 approximated $1,023,318 and $608,685, respectively.


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

                                                            December 31,
                                                            ------------
                                                      2005               2004
                                                      ----               ----
Commitments to extend credit .............        $52,986,918        $40,402,501
Standby letters of credit ................            400,938            883,260

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - continued

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


NOTE 17 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to 50 percent of the first six percent of compensation, subject to certain adjustments and limitations. Additionally, all eligible employees receive a three percent contribution from the Company. Contributions made to the Plan in 2005, 2004 and 2003 amounted to $113,158, $134,713 and $126,488, respectively.


NOTE 18 - STOCK OPTION PLAN

During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. All options granted to officers and employees vest immediately and expire five years from the grant date.

A summary of the status of the plan and changes during the year is presented below (all shares have been adjusted for stock dividends):

                                                               2005                      2004                        2003
                                                               ----                      ----                        ----
                                                                    Weighted-                 Weighted-                    Weighted-
                                                                     Average                   Average                      Average
                                                                    Exercise                  Exercise                     Exercise
                                                          Shares     Price        Shares       Price        Shares          Price
                                                          ------     -----        ------       -----        ------          -----
Outstanding at beginning of year ..................        74,842  $  8.88         67,342     $  5.24       131,266        $  5.40
Granted ...........................................             -        -         22,990       16.82             -              -
Exercised .........................................       (59,717)    6.87        (15,490)       3.89       (63,840)          3.89
Forfeited or expired ..............................            -                       -                        (84)          4.66
                                                      -----------             -----------               -----------
Outstanding at end of year ........................        15,125    16.82         74,842        8.88        67,342           5.24
                                                      ===========             ===========               ===========
Options exercisable at year end ...................        15,125    16.82         74,842        8.88        67,342           5.24
                                                      ===========             ===========               ===========
Shares available for grant ........................        20,809                  20,809                    43,800
                                                      ===========             ===========               ===========

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 19 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a five year non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. The plan was replaced in 2005 with an identical plan which expires in 2010. Beginning July 1, 2000, officers and employees were allowed to have payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter. During 2005 and 2004, the Company issued 7,043 and 6,488 shares of common stock, respectively, under these plans.


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

                                                                                           For the years ended December 31,
                                                                                           --------------------------------
                                                                                  2005                 2004                  2003
                                                                                  ----                 ----                  ----
  Basic earnings per share:

Net income available to common shareholders ......................            $4,189,393            $2,981,721            $1,704,243
                                                                              ==========            ==========            ==========

Average common shares outstanding - basic ........................             3,582,908             3,260,475             2,042,180
                                                                              ==========            ==========            ==========

Basic earnings per share .........................................            $     1.17            $     0.91            $     0.83
                                                                              ==========            ==========            ==========

Diluted earnings per share:

Net income available to common shareholders ......................            $4,189,393            $2,981,721            $1,704,243
                                                                              ==========            ==========            ==========

Average common shares outstanding - basic ........................             3,582,908             3,260,475             2,042,180

Incremental shares from assumed conversion
 of stock options ................................................                 4,257                46,450                48,516
                                                                              ----------            ----------            ----------

Average common shares outstanding - diluted ......................             3,587,165             3,306,925             2,090,696
                                                                              ==========            ==========            ==========

Diluted earnings per share .......................................            $     1.17            $     0.90            $     0.82
                                                                              ==========            ==========            ==========

NOTE 21 - DIVIDENDS

The Board of Directors declared and paid a ten percent stock dividend in June 2005 and May 2004 and 2003, and a five percent stock dividend in August 2003. All stock dividends were recorded at fair market value to the extent of retained earnings available. All balance sheet amounts and per share amounts have been adjusted to reflect these dividends.

There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. The Bank is restricted in its ability to pay dividends to the Company under the laws and regulations of the State of South Carolina. Generally, these restrictions allow the Bank to pay dividends from current earnings without the prior written consent of the South Carolina Commissioner of Banking, if it received a satisfactory rating at its most recent examination.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

                                                                                                                  To Be Well-
                                                                                                               Capitalized Under
                                                                                           For Capital         Prompt Corrective
                                                                    Actual              Adequacy Purposes      Action Provisions
                                                                    ------              -----------------      -----------------
  (Dollars in thousands)                                     Amount        Ratio       Amount        Ratio      Amount      Ratio
                                                             ------        -----       ------        -----      ------      -----
  December 31, 2005
  The Company
   Total capital (to risk-weighted assets) .............   $  99,547       29.03%    $  27,432      8.00%(1)       N/A         N/A
   Tier 1 capital (to risk-weighted assets) ............      95,277       27.79        13,716      4.00 (1)       N/A         N/A
   Tier 1 capital (to average assets) ..................      95,277       21.36        17,842      4.00 (1)       N/A         N/A

  The Bank
   Total capital (to risk-weighted assets) .............   $  39,034       12.03%    $  25,962      8.00%      $ 32,453       10.00%
   Tier 1 capital (to risk-weighted assets) ............      35,194       10.84        12,981      4.00         19,472        6.00
   Tier 1 capital (to average assets) ..................      35,194        8.22        17,122      4.00         21,403        5.00

  December 31, 2004
  The Company
   Total capital (to risk-weighted assets) .............   $  51,192       18.55%    $  22,078      8.00%(1)        N/A         N/A
   Tier 1 capital (to risk-weighted assets) ............      47,789       17.32        11,039      4.00 (1)        N/A         N/A
   Tier 1 capital (to average assets) ..................      47,789       13.64        14,010      4.00 (1)        N/A         N/A

  The Bank
   Total capital (to risk-weighted assets) .............   $  33,202       12.67%    $  20,960      8.00%      $ 26,200       10.00%
   Tier 1 capital (to risk-weighted assets) ............      30,253       11.55        10,480      4.00         15,720        6.00
   Tier 1 capital (to average assets) ..................      30,253        9.30        13,012      4.00         16,265        5.00

  (1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 23 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                             December 31,
                                                                                             ------------
                                                                                  2005                               2004
                                                                                  ----                               ----
                                                                       Carrying           Fair            Carrying            Fair
                                                                        Amount            Value            Amount             Value
                                                                        ------            -----            ------             -----
Financial assets:
   Cash and due from banks .................................          $ 14,378          $ 14,378          $ 11,853          $ 11,853
   Federal funds sold ......................................            16,964            16,964             4,236             4,236
   Investment securities ...................................            35,203            35,203            24,831            24,831
   Loans held for sale .....................................             9,275             9,275            12,010            12,010
   Loans, gross ............................................           375,926           372,589           296,611           296,277
Financial liabilities:
   Deposits ................................................           311,554           309,935           258,153           258,432
   Advances from Federal Home Loan Bank ....................            67,000            66,237            58,000            57,011
   Junior subordinated debentures ..........................            21,655            21,655            11,345            11,345

                                                                      Notional            Fair          Notional             Fair
                                                                       Amount            Value           Amount             Value
                                                                       ------            -----           ------             -----
Financial instruments with off-
Balance sheet risk:
Commitments to extend credit ...............................         $ 52,987         $        -           $40,403        $        -
Standby letters of credit ..................................              401                  -               883                 -

NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                   2005                     2004
                                                                                                   ----                     ----
ASSETS
   Cash ........................................................................               $39,512,689               $ 3,599,633
   Investments available for sale ..............................................                 1,147,095                   100,050
   Investment in subsidiaries ..................................................                35,195,382                30,684,212
   Loans, net ..................................................................                 7,184,516                 5,650,478
   Property and equipment, net .................................................                 9,516,814                 5,708,687
   Other assets ................................................................                 2,420,310                 2,172,689
                                                                                               -----------               -----------
       Total assets ............................................................               $94,976,806               $47,915,749
                                                                                               ===========               ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable ............................................................               $     7,261               $         -
   Junior subordinated debentures ..............................................                21,655,000                11,345,000
   Shareholders' equity ........................................................                73,314,545                36,570,749
                                                                                               -----------               -----------
       Total liabilities and shareholders' equity ..............................               $94,976,806               $47,915,749
                                                                                               ===========               ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION - continued

                         CONDENSED STATEMENTS OF INCOME

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                  2005                 2004                 2003
                                                                                  ----                 ----                 ----
Income
   Other ............................................................         $   977,918          $   896,805          $   461,012
                                                                              -----------          -----------          -----------
                                                                                  977,918              896,805              461,012
Expenses ............................................................           1,859,101            1,252,942              724,308
                                                                              -----------          -----------          -----------
   Loss before income taxes .........................................            (881,183)            (356,137)            (263,296)
Income tax benefit ..................................................            (126,164)             202,718               94,786
                                                                              -----------          -----------          -----------
   Loss before equity in undistributed net
     income of subsidiaries .........................................            (755,019)            (153,419)            (168,510)
Equity in undistributed net income of subsidiaries ..................           4,944,412            3,135,140            1,872,753
                                                                              -----------          -----------          -----------
       Net income ...................................................         $ 4,189,393          $ 2,981,721          $ 1,704,243
                                                                              ===========          ===========          ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                    2005                2004                 2003
                                                                                    ----                ----                 ----
Operating Activities
   Net income ..........................................................       $  4,189,393        $  2,981,721        $  1,704,243
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Equity in undistributed net income of subsidiaries ..............         (4,944,412)         (3,135,140)         (1,872,753)
       Provision for loan losses .......................................            (14,688)             75,000                   -
       Gain on sale of property and equipment ..........................           (293,382)           (476,921)                  -
       Depreciation ....................................................             75,190              14,030                   -
       Increase in other assets ........................................           (247,622)           (201,415)           (907,424)
       Increase (decrease) in other liabilities ........................              7,261                (873)            (19,623)
                                                                               ------------        ------------        ------------
         Net cash used for operating activities ........................         (1,228,260)           (743,598)         (1,095,557)
                                                                               ------------        ------------        ------------
Investing activities
   Cash contribution to subsidiaries ...................................                  -            (100,000)        (10,000,000)
   Proceeds from sale of available for sale securities .................                  -           9,992,461                   -
   Purchase of available for sale securities ...........................           (993,339)         (5,096,089)         (4,996,422)
   Increase in loans, net ..............................................         (1,519,350)         (2,978,422)         (2,747,056)
   Purchase of property and equipment ..................................         (3,883,317)         (3,892,899)           (966,306)
   Proceeds from sale of property and equipment ........................            293,382             643,594                   -
                                                                               ------------        ------------        ------------
         Net cash provided (used) by investing activities ..............         (6,102,624)         (1,431,355)        (18,709,784)
                                                                               ------------        ------------        ------------
Financing activities
   Proceeds from junior subordinated debentures ........................         10,310,000                   -                   -
   Proceeds from sale of stock, net ....................................         32,255,278                   -          18,754,284
   Proceeds from exercise of stock options .............................            335,350             105,086             246,826
   Proceeds from employee stock purchase plan ..........................            140,574              60,288              36,943
    Issuance of common stock ...........................................            202,738
   Repurchase of common stock ..........................................                  -                   -            (112,500)
                                                                               ------------        ------------        ------------
         Net cash provided by financing activities .....................         43,243,940             165,374          18,925,553
                                                                               ------------        ------------        ------------
         Net change in cash ............................................         35,913,056          (2,009,579)           (879,788)
Cash, beginning of year ................................................          3,599,633           5,609,212           6,489,000
                                                                               ------------        ------------        ------------
Cash, end of year ......................................................       $ 39,512,689        $  3,599,633        $  5,609,212
                                                                               ============        ============        ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 25 - QUARTERLY DATA (UNAUDITED)

                                                                   2005                                       2004
                                                                   ----                                       ----
(Dollars in thousands                            Fourth      Third     Second     First      Fourth     Third     Second      First
except per share)                                Quarter    Quarter    Quarter   Quarter     Quarter   Quarter    Quarter    Quarter
                                                 -------    -------    -------   -------     -------   -------    -------    -------
Interest income ............................     $6,883     $6,191     $5,566     $5,250     $4,773     $4,336     $3,964     $3,522
Interest expense ...........................      3,042      2,598      2,232      2,103      1,741      1,537      1,439      1,187
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income ........................      3,841      3,593      3,334      3,147      3,032      2,799      2,525      2,335

Provision for loan losses ..................        285        265        144        171        679        222         95        150
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income after
  provision for loan losses ................      3,556      3,328      3,190      2,976      2,353      2,577      2,430      2,185
Noninterest income .........................      1,349        459        451        466      1,584        443        358        315
Noninterest expenses .......................      2,696      2,229      2,222      2,097      2,535      1,987      1,839      1,604
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Income before taxes ........................      2,209      1,558      1,419      1,345      1,402      1,033        949        896
Income tax expense .........................        896        524        466        456        398        327        294        279
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net income .................................     $1,313     $1,034     $  953     $  889     $1,004     $  706     $  655     $  617
                                                 ======     ======     ======     ======     ======     ======     ======     ======

Earnings per share:
  Basic ....................................     $ 0.30       0.31       0.29       0.27       0.31       0.22       0.20       0.19
  Diluted ..................................     $ 0.30       0.31       0.29       0.27       0.30       0.21       0.20       0.19

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY
                                 Corporate Data

                           Common Stock and Dividends

The common stock of the Company is traded over-the-counter on the Nasdaq National Market under the symbol "SOCB." The reported high and low bid prices for each quarter of 2005 and 2004 are shown in the following table. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

             2005                                        Low*          High*
                                                     ---------      ---------
     Fourth Quarter                                  $   21.50      $   24.85
     Third Quarter                                   $   21.50      $   26.00
     Second Quarter                                  $   21.36      $   26.90
     First Quarter                                   $   20.68      $   23.52

             2004

     Fourth Quarter                                  $   23.05      $   24.68
     Third Quarter                                   $   19.09      $   22.82
     Second Quarter                                  $   17.86      $   20.91
     First Quarter                                   $   18.19      $   21.23
------------------
*Amounts adjusted to reflect a 10% stock dividend paid June 24, 2005 and May 28, 2004.

As of February 29, 2006, there were approximately 1,850 holders of record of the Company's common stock, excluding individual participants in security position listings.

The Company has never paid any cash dividends, and to support its continued capital growth, does not expect to pay cash dividends in the near future. The dividend policy of the Company is subject to the discretion of the Board of Directors and depends upon a number of factors, including earnings, financial conditions, cash needs and general business conditions, as well as applicable regulatory considerations. At present, the Company's principal source of funds with which it could pay dividends is dividend payments from the Bank. South Carolina banking regulations require the prior written consent of the South Carolina Commissioner of Banking for the payment of cash dividends unless such dividends are paid out of the bank's current earnings and the bank received a satisfactory rating on its most recent examination.