Form 10-K, Exhibit 13
period 2006-12-31
SOUTHCOAST FINANCIAL CORP
filed 2007-03-16
CIK 1083689

Exhibit 13

                  Portions of Southcoast Financial Corporation
                       2006 Annual Report to Shareholders
                           Incorporated by Reference
                                 into Form 10-K

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Selected Consolidated Financial Data

     The following table sets forth our selected consolidated financial data. The financial data for the five years ended December 31, 2006 are derived from our audited financial statements. You should read the consolidatd selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and other financial data included elsewhere in this document.

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

                                                          Year              Year            Year            Year           Year
                                                          Ended             Ended           Ended          Ended           Ended
                                                         Dec 2006         Dec. 2005       Dec. 2004      Dec. 2003        Dec. 2002
                                                         --------         ---------       ---------      ---------        ---------
                                                       (Unaudited)
Income Statement Data:
   Net interest income ............................    $    16,145      $    13,914     $    10,692     $     7,858     $     5,458
   Provision for loan losses ......................            723              865           1,146             735             480
   Noninterest income .............................          3,837            2,725           2,700           1,711           1,767
   Noninterest expense ............................         11,542            9,243           7,966           6,171           4,866
   Income Taxes ...................................          2,878            2,342           1,298             959             732
   Net income .....................................          4,839            4,189           2,982           1,704           1,147

Per Share Data: (1)
 Net income per share
    Basic .........................................    $      0.89      $      1.06     $      0.83     $      0.76     $      0.57
    Diluted .......................................    $      0.89      $      1.06     $      0.82     $      0.74     $      0.55
    Book Value ....................................    $     14.41      $     14.80     $     11.19     $     10.30     $      6.88

Balance Sheet Data:
  Total assets ....................................    $   481,856      $   476,599     $   366,102     $   253,217     $   181,169
  Total loans (net of unearned income) (2) ........        367,651          385,201         308,621         202,536         145,068
  Total deposits ..................................        310,893          311,554         258,153         166,213         132,655
  Other borrowings ................................         89,496           88,655          69,345          52,445          34,845
  Shareholders' equity ............................         78,803           73,315          36,571          33,410          12,709

Performance Ratios:
  Return on average assets ........................           1.00%            1.04%           0.98%           0.79%           0.78%
  Return on average stockholders' equity ..........           6.22%            9.28%           8.56%          10.43%           9.45%
  Net interest margin .............................           3.64%            3.69%           3.78%           3.90%           4.02%

Asset Quality Ratios:
  Allowance to period-end loans ...................           1.19%            1.14%           1.15%           1.18%           1.21%
  Allowance to nonperforming loans ................         308.63%          747.81%         368.13%        8800.00%        1625.53%
  Nonperforming assets to assets ..................           0.18%            0.11%           0.27%           0.04%           0.06%
  Net charge-offs to average loans ................           0.17%            0.00%           0.05%           0.01%           0.03%

Capital Ratios:
   Tier 1 risk-weighted assets ....................          28.32%           27.79%          17.32%          23.08%          12.53%
   Total to risk-weighted assets ..................          29.55%           29.03%          18.55%          24.48%          18.75%
   Leverage capital ratio .........................          20.87%           21.36%          13.64%          18.35%          11.59%
   Total equity to total assets ...................          16.35%           15.38%           9.99%          13.19%           7.01%

(1) All share and per share data has been adjusted for 10% stock dividends in 2002, 2003, 2004, 2005, and 2006 and an additional 5% stock dividend in 2003.

(2)  Includes loans held for sale and is not net of allowance for loan losses.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                           Forward Looking Statements

This report contains "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." You can identify these forward-looking statements through our use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "project," "continue," "plan," or other similar words. Forward-looking statements include, but are not limited to, statements regarding our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, particularly in light of the fact that we are a relatively new company with limited operating history. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

     o    our growth and our ability to maintain growth;
     o governmental monetary and fiscal policies, as well as legislative and regulatory changes;
     o the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;
     o the effects of competition from other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with competitors that offer banking products and services by mail, telephone and computer and/or the Internet;
     o failure of assumptions underlying the establishment of our allowance for loan losses, including the value of collateral securing loans; and
     o loss of consumer confidence and economic disruptions resulting from terrorist activities.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

The  following  discussion  is  intended  to  assist  you in  understanding  the
financial   condition  and  results  of   operations  of  Southcoast   Financial
Corporation and subsidiaries and should be read in conjunction with the consolidated financial statements and related notes included in this report. All per share data in this discussion has been adjusted to reflect the 10% stock dividends paid in May 2004, June 2005, and May 2006. Many of the amounts and percentages in this section have been rounded for convenience of presentation, but actual recorded amounts have been used in computations. Accordingly, some information may appear not to compute accurately.

                                    Overview

Our average earning assets grew significantly in 2005 and 2006. The growth and maturity of existing branches, coupled with our ongoing marketing efforts and an increase of 84.60% in average taxable and nontaxable investment securities, resulted in an 18.13% increase in average earning assets in 2006 after a 33.42% increase in 2005. Although the interest rate environment that prevailed during most of 2005 and 2006 reduced our net interest margins slightly, total net interest income for 2006 was 16.03% higher than 2005 and 30.14% higher in 2005 than in 2004. Noninterest income rose by $1.1 million, or 40.80%, in 2006, while in 2005 noninterest income rose by $25,000, or 0.94%. In 2006 the increase in noninterest income was largely due to fees and gains related to the sale of real estate and gains on investment securities sales, and in 2005 an increase in gain on sale of mortgage loans largely offset by a lower amount of real estate gains. Noninterest expenses also rose substantially in 2006 and 2005, by 24.87% and 16.04% respectively, due mostly to the following factors: increased salaries and benefits due to normal raises and additional staffing for new and existing offices, increased occupancy and furniture and equipment expenses due to additional operating facilities, and increased fees on junior subordinated debentures due to accelerated amortization expense in conjunction with a decision to pay off two of the debentures early. The above factors contributed to a 15.52% increase in net income for 2006 and a 40.50% increase for 2005.

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

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the discussion under the "Allowance for Loan Losses" heading under "Comparison of Years Ended December 31, 2006, 2005, and 2004" below and to Note 1 to our consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

Comparison of Years Ended December 31, 2006, 2005 and 2004

                              Results of Operations

                                     General

We had net income from operations for the year ended December 31, 2006 of $4.8 million, or $0.89 per basic share, compared to net income for the year ended December 31, 2005 of $4.2 million, or $1.06 per basic share. We had net interest income of $16.1 million for 2006 as compared to $13.9 million for 2005. We also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $3.8 million in 2006 and $2.7 million in 2005. We provided $722,000 and $865,000 to our allowance for loan losses in 2006 and 2005, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, equipment and business development expenses) of $11.5 million in 2006 and $9.2 million in 2005.

We had net income from operations for the year ended December 31, 2005 of $4.2 million, or $1.06 per basic share, compared to net income for the year ended December 31, 2004 of $3.0 million or $0.83 per basic share. We had net interest income of $13.9 million for 2005 as compared to $10.7 million for 2004. We also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $2.7 million in 2005 and $2.7 million in 2004. We provided $865,000 and $1.1 million to our allowance for loan losses in 2005 and 2004, respectively, and had noninterest expenses (principally salaries and benefits, occupancy and equipment expenses) of $9.2 million in 2005 and $8.0 million in 2004.

                               Net Interest Income

During the year ended December 31, 2006, net interest income was $16.1 million. For the year ended December 31, 2005, net interest income was $13.9 million. This increase was attributable to increases in volume, offset by a slight decrease in rate. Average interest earning assets increased to $445.8 million in 2006 from $377.4 million in 2005. The increase in volume was attributable to the growth of our commercial and residential lending and the growth of our securities portfolio. The average yield on interest earning assets increased from 6.34% to 7.07% from 2005 to 2006, while the average cost of interest bearing liabilities increased from 3.09% to 4.20%. The net yield on average interest earning assets decreased slightly from 3.69% in 2005 to 3.64% in 2006. The decrease in net yield was cushioned by an increase of $27.2 million of average interest free funds supporting interest earning assets, largely as a result of the infusion of $32.3 million in cash from the stock offering we completed during the fourth quarter of 2005.

During the year ended December 31, 2005, net interest income was $13.9 million. For the year ended December 31, 2004, net interest income was $10.7 million. This increase was attributable to an increase in volume, offset by a moderate decrease in rate. Average interest earning assets increased to $377.4 million in 2005 from $282.9 million in 2004. The increase in volume was attributable to the growth of our commercial lending and the continued maturing of the branch network as well as the opening of new branches. The average yield on interest earning assets increased from 5.88% to 6.34% from 2004 to 2005, while the average cost of interest bearing liabilities increased from 2.47% to 3.09%. The net yield on average interest earning assets decreased from 3.79% in 2004 to 3.69% in 2005.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following tables set forth, for the periods indicated, information related to our average balance sheet and average yields on assets and average rates paid on liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

                                        For the year ended            For the year ended            For the year ended
                                        December 31, 2006             December 31, 2005             December 31, 2004
                                        -----------------             -----------------             -----------------
                                    Average    Income/   Yield/   Average     Income/  Yield/   Average      Income/   Yield/
(Dollars in thousands)              Balance    Expense    Rate    Balance     Expense   Rate    Balance      Expense     Rate
                                    -------    -------   -----    -------     -------   ----    -------      -------     ----
Assets:
   Federal funds sold             $   9,860   $     477   4.84%   $ 11,497   $    340   2.96%   $   8,447    $      91    1.07%
   Taxable investments               51,850       2,672   5.15      29,628      1,308   4.42       24,565          928    3.78
   Non-taxable investments            4,472         281   6.29         882         54   6.12        4,984           90    1.81
   Loans (2) (3)                    379,624      28,083   7.40     335,389     22,214   6.62      244,861       15,522    6.34
                                  ---------   ---------           --------   --------           ---------    ---------
     Total earning assets           445,806      31,513   7.07     377,396     23,916   6.34      282,857       16,631    5.88
                                  ---------   ---------           --------   --------           ---------    ---------
   Other assets                      37,008                         27,268                         20,163
                                  ---------                       --------                      ---------
     Total assets                 $ 482,814                       $404,664                      $ 303,020
                                  =========                       ========                      =========
Liabilities:
   Savings and demand deposits    $  53,392        976    1.83    $ 58,081        824   1.42    $  50,414          639    1.27
   Time deposits                    225,720      9,972    4.42     194,534      6,233   3.20      136,197        3,222    2.37
   FHLB borrowings                   62,801      2,690    4.29      54,218      1,933   3.56       40,810        1,489    3.65
   Subordinated debt                 21,655      1,627    7.52      15,554        985   6.33       11,369          554    4.87
                                  ---------   --------            --------   --------           ---------    ---------
   Total interest bearing
     liabilities                    363,568     15,265    4.20     322,387      9,975   3.09      238,790        5,904    2.47
                                  ---------   --------            --------   --------           ---------    ---------
   Noninterest bearing
     demand deposits                 41,439                         34,587                         27,626
   Other liabilities                                                 2,547                          1,773
                                  ---------                       --------                      ---------
     Total liabilities              405,007                        359,521                        268,189
                                                                  --------                      ---------
   Shareholders' equity              77,807                         45,143                         34,831
                                  ---------                       --------                      ---------
     Total liabilities and
        shareholders' equity        482,814                       $404,664                      $ 303,020
                                  ---------                       ========                      =========
Net interest spread (4)                                   2.87%                         3.25%                             3.41%
Net interest income and
   net yield on earning assets (5)            $ 16,248    3.64%              $ 13,941   3.69%                 $ 10,727    3.79%
Interest free funds supporting                --------                       ========                         ========
   earning assets (6)             $   82,238                    $   55,009                      $  44,067
                                  ----------                    ==========                      =========

-----------------------------------------
(1)  Average balances are computed on a daily basis.
(2)  Does not include  nonaccruing loans.
(3) Includes loan fees of $1.3 million in 2006, $1.4 million in 2005, and $1.2 million in 2004.
(4) Total interest earning assets yield less total interest bearing liabilities rate.
(5)  Net interest income divided by total interest earning assets.
(6)  Total interest earning assets less total interest bearing liabilities.
(7) Interest income amounts adjusted to reflect tax equivalent yields on non-taxable securities and loans assuming a 36% tax rate.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following table presents changes in our net interest income which are primarily a result of changes in the volumes and rates of our interest earning assets and interest bearing liabilities.

                                                                   Analysis of Changes in Net Interest Income
                                                                   ------------------------------------------
                                              For the year ended  December 31, 2006         For the year ended December 31, 2005
                                             versus the year ended December 31, 2005(1)   versus the year ended December 31, 2004(1)
                                             ------------------------------------------   ------------------------------------------
                                                                                Net                                             Net
 (Dollars in thousands)                         Volume         Rate          Change           Volume           Rate          Change
                                                ------         ----          ------           ------           ----          ------
 Interest income:
   Federal funds sold .....................    $   (48)       $   185        $   137          $    33        $   216        $   249
   Taxable investments ....................        982            382          1,364              191            189            380
   Non-taxable investments ................        220              7            227              (74)            38            (36)
   Net loans(2) ...........................      2,930          2,939          5,869            5,739            953          6,692
                                               -------        -------        -------          -------        -------        -------

     Total interest income ................      4,084          3,513          7,597            5,889          1,396          7,285
                                               -------        -------        -------          -------        -------        -------
Interest expense:
   Savings deposits .......................        (67)           219            152               97             88            185
   Time deposits ..........................        998          2,741          3,739            1,380          1,631          3,011
   FHLB advances ..........................        306            451            757              489            (45)           444
   Subordinated debt ......................        386            256            642              204            227            431
                                               -------        -------        -------          -------        -------        -------
     Total interest expense ...............      1,623          3,667          5,290            2,170          1,901          4,071
                                               -------        -------        -------          -------        -------        -------
       Net interest income ................    $ 2,461        $  (154)       $ 2,307          $ 3,719        $  (505)       $ 3,214
                                               =======        =======        =======          =======        =======        =======

----------------------------
(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.
(2) Includes loan fees of $1.3 million in 2006, $1.4 million in 2005, and $1.2 million in 2004.

During 2007, management expects that interest rates will not radically change. Therefore, any improvements in net interest income for 2007 are expected to be largely the result of increases in volume and changes in the mix of interest-earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina, and Hilton Head, South Carolina, metropolitan areas. These strategies involve offering attractive interest rates and continuing our bank's commitment to providing outstanding customer service.

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

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Our bank's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates our bank's balance sheet and income statement under several different rate scenarios. The model's input (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200 and 300 basis points. According to the model as of December 31, 2006, our bank is positioned so that net interest income would increase $594,000 and net income would increase $382,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would decline $729,000, and net income would decrease $468,000 if interest rates were to decline 100 basis points. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions our bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The "Interest Sensitivity Analysis" table below indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2006 of $93.5 million for a cumulative gap ratio of (20.98%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap, such as our bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect.

The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest-earning deposits in other banks are reflected in the deposits' maturity dates. Loans not accruing interest are not included in the table. Repurchase agreements, FHLB borrowings and subordinated debt (collectively, Other borrowings) are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a 30-day or shorter period. However, our bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Interest Sensitivity Analysis
December 31, 2006
(Dollars in thousands)

                                                                           After Three                        Greater
                                                              Within         Through           One             Than
                                                              Three          Twelve          Through           Five
                                                              Months         Months         Five Years         Years         Total
                                                              ------         ------         ----------         -----         -----
  Assets
Interest earning assets:
   Interest earning deposits in other banks ...........     $   1,088       $       -        $      -          $    -      $   1,088
   Federal funds sold .................................        31,204               -               -               -         31,204
   Investment securities ..............................         4,538           1,000          11,347          29,060         45,945
   Loans Held for Sale ................................           140               -               -               -            140
      Loans:
     Fixed rate .......................................        11,853          23,834          16,862          29,171         81,720
     Variable rate ....................................       102,069          74,053         103,601           6,167        285,890
                                                            ---------       ---------       ---------       ---------      ---------
       Total earning assets ...........................       150,892          98,887         131,810          64,398        445,987
                                                            ---------       ---------       ---------       ---------      ---------
Liabilities
Interest bearing liabilities:
   Interest bearing deposits:
     Interest bearing transaction accounts ............        15,585               -               -               -         15,585
     Savings and money market .........................        38,548               -               -               -         38,548
     Time deposits $100,000 and over ..................        32,936          25,122             418               -         58,476
     Other time deposits ..............................        75,537          75,524          12,528               -        163,589
                                                            ---------       ---------       ---------       ---------      ---------
       Total interest bearing deposits ................       162,606         100,646          12,946               -        276,198
   Other borrowings ...................................        64,996          15,000           7,500           2,000         89,496
                                                            ---------       ---------       ---------       ---------      ---------
       Total interest bearing liabilities .............     $ 227,602       $ 115,646       $  20,446       $   2,000      $ 365,694
                                                            =========       =========       =========       =========      =========
Interest sensitivity gap ..............................     $ (76,710)      $ (16,759)      $ 111,364       $  62,398
                                                            =========       =========       =========       =========
Cumulative interest sensitivity gap ...................     $ (76,710)      $ (93,469)      $  17,895       $  80,293
                                                            =========       =========       =========       =========
Ratio of cumulative gap to
   total earning assets ...............................        (17.20)%        (20.96)%          4.01%          18.00%

                            Provision for Loan Losses

The allowance for loan losses, established through charges to the provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance is based on management's judgment of the amount needed to maintain an allowance adequate to provide for probable losses in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. We provided $722,000, $865,000 and $1.1 million to the allowance during the years ended December 31, 2006, 2005, and 2004, respectively. We believe the provisions made to the allowance for loan losses allowed us to maintain an adequate allowance for probable losses for each of these periods.

                               Noninterest Income

Noninterest income, which consists primarily of service fees on deposits, gains and fees on loans sold, other fee income and gains on sales of securities and fixed assets, increased by $1.1 million for the year ended December 31, 2006. The increase is attributable to a $1.4 million presales fee on property under contract to be sold during 2007, offset by a $610,000 decrease in gains on sales of property and equipment. The property under contract is 13.21 acres contiguous to our John's Island branch location. The presales fee is nonrefundable and not applicable to the purchase price, and the contract price is $5.7 million, with a cost basis of $2.8 million. The agreement specifies a closing date on or before September 30, 2007, and can be extended for a cost of $15,000 per month through December 31, 2007. These monthly payments are nonrefundable and not applicable to the purchase price. After December 31, 2007, the buyer may further extend the closing of the property through December 31, 2008, by making monthly payments of $30,000. Half of the monthly extension cost would be applicable to the purchase price and half would be nonapplicable. Gains on sales of investment securities also increased by $338,000, further contributing to the increase in noninterest

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                         Noninterest Income - continued

income. For the year ended December 31, 2005 compared to December 31, 2004, total noninterest income increased by $25,000, primarily as a result of increases in gains on sales of mortgage loans and investment securities, offset by a decrease in gains on sales of property and equipment.

                              Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, net occupancy, and furniture and equipment expenses, totaled $11.5 million for the year ended December 31, 2006 as compared to $9.2 million for the year ended December 31, 2005. For the year ended December 31, 2005 compared to December 31, 2004 total noninterest expenses increased $1.3 million. The increase in noninterest expenses in both periods was due to normal increases in salary and benefits, and increases in staff, facilities and business development expenses needed to support the increase in assets and the opening of new branch offices. In 2006 we also had an increase of $277,000 for the amortization of prepaid fees on the issuance of junior subordinated debentures due to our decision in the fourth quarter of 2006 to exercise our early termination option on two of our debentures totaling $11,345,000. The fees associated with these debentures had been on a thirty year amortization schedule and were accelerated to reflect our early termination decision. The first debenture totaling $4.1 million will be retired in June 2007, and the second debenture totaling $7.2 million will be retired in December 2007. We made the early termination decision based on our anticipation of our regulatory capital needs going forward and the interest rates we are paying on these debentures. Early termination of these debentures requires prior approval by the Federal Reserve Board. Because of our Company's current capital ratios we anticipate these approvals will be granted. The first debenture to be retired pays interest at 3 month LIBOR plus 375 basis points
(9.11% at December 31, 2006), and the second debenture to be retired pays interest at 3 month LIBOR plus 335 basis points (8.71% at December 31, 2006).

                                  Income Taxes

We recorded a tax expense of $2.9 million, $2.3 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively. We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Our effective tax rates for 2006, 2005 and 2004 were 37.29%, 35.85%, and 30.33%, respectively.

                               Financial Condition

                              Investment Portfolio

As of December 31, 2006, our investment portfolio comprised approximately 8.83% of our total assets. The following table summarizes the carrying value amounts of available-for-sale securities we held at December 31, 2006, 2005 and 2004. Available-for-sale securities are stated at estimated fair value. We had no securities which were held to maturity at December 31, 2006, 2005, or 2004.

                        Securities Portfolio Composition

                                                                                 December 31,
                                           -----------------------------------------------------------------------------------------
                                                     2006                            2005                         2004
                                           -------------------------       -----------------------      ----------------------------
                                                      Net                             Net                          Net
                                                  Unrealized                       Unrealized                  Unrealized
                                                    Holding                          Holding                    Holding
                                           Book      Gain/      Fair       Book       Gain/    Fair      Book     Gain/       Fair
(Dollars in thousands)                     Value     (Loss)     Value      Value     (Loss)    Value     Value    (Loss)      Value
----------------------                     -----     ------     -----      -----     ------    -----     -----    ------      -----
Available-for-sale
   GSEs(1) ............................   $10,478   $   (21)   $10,457   $11,484   $  (167)    11,317   $ 6,496   $   (16)   $ 6,480
   Mortgage-backed((2)) ...............    24,285      (123)    24,162    16,002      (267)    15,735    13,545       212     13,757
   Non-taxable investments ............     5,644        77      5,721     2,331       (47)     2,284       401         -        401
   Other investments ..................     2,196        41      2,237     2,093        54      2,147     1,100         -      1,100
                                          -------   -------    -------   -------   -------    -------   -------   -------    -------
     Total ............................   $42,603   $   (26)   $42,577   $31,910   $  (427)   $31,483   $21,542   $   196    $21,738
                                          =======   =======    =======   =======   =======    =======   =======   =======    =======

(1) Government sponsored enterprises, including Fannie Mae, Freddie Mac, and The Federal Home Loan Bank Includes securities secured by pools of mortgages from various issuers, including FNMA and FHLMC

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                  Securities Portfolio Composition - continued

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2006. Available-for-sale securities are stated at estimated fair value. There were no available-for-sale securities with maturities in time periods not presented in the table. Equity securities have no maturity and are shown as a separate category. Yields on tax exempt obligations have been computed on a tax equivalent basis (assuming a 36% tax rate). Maturities for mortgage- backed securities are not listed due to their tendency to have frequent prior- to- maturity paydowns.

Securities Portfolio Maturities and Yields
                                                               December 31, 2006
                                                               -----------------
                                                               Fair
(Dollars in thousands)                                         Value      Yield
                                                               -----      -----
Government sponsored enterprises
   Due within one year .....................................  $   993      3.19%
   Due from one to five years ..............................    7,459      4.80
   Due from five to ten years ..............................    2,005      5.41
                                                              -------      ----
     Total .................................................  $10,457      4.76%
                                                              =======      ====

   Mortgage backed .........................................  $24,162      5.24%
                                                              =======      ====

U. S. States and political subdivisions
     Due from five to ten years ............................    1,271      5.67
     Due after ten years ...................................    4,450      5.94
                                                              -------      ----
            Total ..........................................  $ 5,721      5.88%
                                                              =======      ====

Other investments
     Due after ten years ...................................    1,155      8.06
     Equity securities with no maturities or stated yields .    1,082       N/A
                                                              -------      ----

      Total ................................................  $ 2,237       N/A
                                                              =======      ====

                                 Loan Portfolio

Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, and there are no foreign loans. Nearly all of the loans are to borrowers in, or secured by real estate located in, or near, our market area.

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

                           Loan Portfolio Composition

                                                                                     December 31,
                                                                                     ------------
(Dollars in thousands)                                2006             2005              2004             2003             2002
                                                      ----             ----              ----             ----             ----
Commercial ...............................        $ 115,185         $ 115,198         $ 144,908         $ 113,621         $  78,793
Real estate - construction ...............           82,280            83,473            46,928            21,671            16,826
Real estate - mortgage ...................          165,481           172,060           101,216            62,543            35,649
Consumer and other .......................            4,665             5,195             3,559             4,274             5,117
                                                  ---------         ---------         ---------         ---------         ---------
     Total loans .........................          367,611           375,926           296,611           202,109           136,385
Less allowance for loan losses ...........           (4,364)           (4,270)           (3,404)           (2,377)           (1,656)
                                                  ---------         ---------         ---------         ---------         ---------
     Total net loans .....................        $ 363,247         $ 371,656         $ 293,207         $ 199,732         $ 134,729
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

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                     Loan Portfolio Composition - continued

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis. Approximately 31.33% of our bank's loan portfolio at December 31, 2006 was comprised of commercial loans (shown on the table below as "Real Estate Secured Loans - Commercial" and "Commercial and Industrial". When taken, collateral may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets, but will usually be local real estate. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower's business or industry. To control risk, initial and continuing financial analysis of a borrower's financial information is required.

Real estate construction loans represent 22.38% of the loan portfolio and typically consist of financing the construction of 1-4 family dwellings and some non-farm, non-residential real estate. Usually, loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

Residential real estate loans comprised approximately 45.02% of our bank's loan portfolio at December 31, 2006. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%.

The decrease in our total loans outstanding between December 31, 2005 and December 31, 2006 is attributable to a decrease in purchased loans from a total of $100,368,000 at December 31, 2005, to a total of $65,763,000 at December 31,
2006, a difference of $34,605,000. The decrease is a direct result of management's decision to focus on core retail loan production. After removing the effects of these loans, the Company had net growth in retail loans of $26,290,000. The slower pace of loan growth is reflective of a general slowing of growth in the local real estate market, as well as our conservative lending approach.

             Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of our loans, by type, at December 31, 2006, as well as the type of interest requirement on such loans.

                                                                                        Over One
                                                                       One                Year              Over
                                                                       Year              Through            Five
(Dollars in thousands)                                                or Less           Five Years          Years            Total
                                                                      -------           ----------          -----            -----

Real Estate Secured Loans
     Residential 1-4 Family ................................          $ 18,702          $  4,684          $135,508          $158,894
     Multifamily ...........................................               432               799             5,356             6,587
     Commercial ............................................             5,238             5,292            76,550            87,080
     Construction ..........................................            50,442             9,890            21,948            82,280
                                                                      --------          --------          --------          --------
Total Real Estate Secured Loans ............................            74,814            20,665           239,362           334,841
Commercial and Industrial ..................................             9,948             8,774             9,383            28,105
Consumer ...................................................               406             1,931             1,073             3,410
Other ......................................................               200               511               544             1,255
                                                                      --------          --------          --------          --------
                                                                      $ 85,368          $ 31,881          $250,362          $367,611
                                                                      ========          ========          ========          ========
Predetermined rate, maturity greater
     than one year .........................................          $      -          $ 17,163          $ 29,171          $ 46,334
Variable rate or maturity within one year ..................          $ 85,368          $ 14,718          $221,191          $321,277

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                    Nonperforming Loans, Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2006, we had $868,000 of nonaccrual loans, $546,000 in loans 90 days or more past due still accruing interest, and no restructured loans. The gross interest income which would have been recorded under the original terms of the loans amounted to $67,000 in 2006. No interest on nonaccruing loans or on any accruing loans which were contractually 90 days or more past due as to principal or interest payments was included in net income for 2006. At December 31, 2005, we had $571,000 of nonaccrual loans, no loans 90 days or more past due as to principal or interest that were not included in nonaccrual loans, and no restructured loans.

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

                                                                                            December 31,
                                                                                            ------------
                                                                  2006           2005           2004           2003            2002
                                                                  ----           ----           ----           ----            ----
(Dollars in thousands)
Nonperforming loans:
  Non accrual loans .....................................        $  868         $  571         $  925         $   27         $  102
  Past due 90 days or more ..............................           546              -              -              -              -
  Other restructured loans ..............................             -              -              -              -              -
                                                                 ------         ------         ------         ------         ------
     Total nonperforming loans ..........................         1,414            571            925             27            102
Real estate acquired in settlement
  of loans ..............................................             -              -             70             70              -
                                                                 ------         ------         ------         ------         ------
     Total nonperforming assets .........................        $1,414         $  571         $  995         $   97         $  102
                                                                 ======         ======         ======         ======         ======
Nonperforming assets as a
  percentage of loans and
  other real estate .....................................          0.38%          0.15%          0.34%          0.05%          0.07%
Allowance for loan losses as a
  percentage of nonperforming loans .....................        308.63%        747.81%        368.13%      8,800.00%      1,625.53%

                             Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are still accruing interest and are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. There were no loans determined by management to be potential problem loans at December 31, 2006.

                                Real Estate Owned

We did not have any real estate owned pursuant to foreclosure at December 31, 2006 or 2005, respectively. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair market value is determined by appraisal at the time of acquisition.

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

In reviewing the adequacy of the allowance for loan losses at each year end, management takes into consideration the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccruing and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2006.

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

Summary of Loan Loss Experience

                                                                                         Year Ended December 31,
                                                                                         -----------------------
                                                                        2006         2005          2004        2003          2002
                                                                        ----         ----          ----        ----          ----
 (Dollars in thousands)
Total loans outstanding at end of period .........................   $ 367,611    $ 375,926     $ 296,611    $ 202,109    $ 136,385
                                                                     =========    =========     =========    =========    =========
Average amount of loans outstanding ..............................   $ 379,624    $ 335,389     $ 244,861    $ 176,688    $ 117,825
                                                                     =========    =========     =========    =========    =========
Balance of allowance for loan losses at
   beginning of year .............................................   $   4,270    $   3,404     $   2,376    $   1,656    $   1,215
Loans charged off(1) .............................................         628            2           122           16           39
                                                                     ---------    ---------     ---------    ---------    ---------
   Total charge-offs .............................................         628            2           122           16           39
Recoveries of loans previously charged-off .......................           -            3             4            1            -
                                                                     ---------    ---------     ---------    ---------    ---------
Net charge-offs(recoveries) ......................................         628           (1)          118           15           39
Additions to allowance charged to expense ........................         722          865         1,146          735          480
                                                                     ---------    ---------     ---------    ---------    ---------
Balance of allowance for loan losses at
   end of year ...................................................   $   4,364    $   4,270     $   3,404    $   2,376    $   1,656
                                                                     =========    =========     =========    =========    =========
Ratios
   Net charge-offs during period to average
     loans outstanding during period .............................        0.17%        0.00%         0.05%        0.01%        0.03%
   Net charge-offs to loans at end of period .....................        0.17%        0.00%         0.04%        0.01%        0.03%
   Allowance for loan losses to average loans ....................        1.15%        1.27%         1.39%        1.34%        1.41%
   Allowance for loan losses to loans
     end of period ...............................................        1.19%        1.14%         1.15%        1.18%        1.21%
   Allowance for loan losses to nonperforming
     loans at end of period ......................................      308.63%      747.81%       368.13%    8,800.00%    1,625.53%
   Net charge-offs(recoveries) to allowance for loan losses ......       14.39%       (0.02)%        3.47%        0.63%        2.36%
   Net charge-offs(recoveries) to provision for loan losses ......       86.98%       (0.12)%       10.30%        2.04%        8.13%

(1) Charged off loans for the years ended December 31, 2006, 2004, and 2002 are primarily Commercial loans; for the year ended 2005, primarily Consumer loans, and for 2003, a mixture of Commercial, Mortgage, and Consumer loans.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2006, 2005 and 2004 are summarized below:

                                                                                      Year Ended December 31,
                                                                                      -----------------------
                                                                   2006                       2005                      2004
                                                                   ----                       ----                      ----
                                                                          Average                   Average                 Average
(Dollars in thousands)                                      Amount       Rate Paid     Amount      Rate Paid      Amount   Rate Paid
                                                            ------       ---------     ------      ---------      ------   ---------
Noninterest bearing demand ........................       $ 41,439          0.00%    $ 34,587          0.00%    $ 27,626       0.00%
Interest bearing transaction accounts .............         15,585          0.45%      14,852          0.48       13,317       0.48
Savings ...........................................         37,807          2.40%      43,229          1.74       37,098       1.55
Time deposits - $100,000 and over .................         62,577          4.57%      51,875          2.83       50,955       2.37
Other time deposits ...............................        163,143          4.36%     142,659          3.34       85,241       2.37
                                                          --------                   --------                      ----
     Total deposits ...............................       $320,551          3.42%    $287,202          2.46%    $214,237       1.80%
                                                          ========                   ========                   ========

As of December 31, 2006, we had $58.5 million in time deposits of $100,000 or more. We also had $114.3 million in brokered time deposits and $761,000 in wholesale time deposits. Of the time deposits greater than $100,000, approximately $32.9 million had maturities within three months, $17.5 million had maturities over three through six months, $7.6 million had maturities over six through twelve months and $418,000 had maturities over twelve months. Of the $115.1 million in brokered and wholesale time deposits, approximately $54.9 million had maturities within three months, $30.6 million had maturities over three through six months, $17.7 million had maturities over six through twelve months, and $11.9 million had maturities over twelve months. It is a common industry practice not to consider brokered and wholesale time deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

                         Junior Subordinated Debentures

In two separate transactions in 2002 and another transaction in 2005, we established Southcoast Capital Trusts I, II and III (the "Capital Trusts"), as non-consolidated subsidiaries. The Capital Trusts issued and sold a total of 21,655 floating rate securities, with $1,000 liquidation amount per security. Institutional buyers bought 21,000 of the floating rate securities denominated as preferred securities and we bought the other 655 floating rate securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from us which are reported on our consolidated balance sheets. Our $655,000 investment in the common securities of the Capital Trusts is included in "Other assets" on our consolidated balance sheets. The preferred securities of the Capital Trusts totaling $21.7 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

The Capital Securities mature or are mandatorily redeemable upon maturity on June 30, 2032, December 16, 2032, and September 30, 2035 respectively, or upon earlier optional redemption as provided in the indenture. We have the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007, December 30, 2007, and September 30, 2010. We may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $66,000 at December 31, 2006, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance and administration costs from junior subordinated debentures totaled $298,000, $21,000, and $20,000 for the years end December 31, 2006, 2005, and 2004, respectively, and is reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflects our intention to exercise our right of early redemption on the securities issued under the first two transactions as described in the preceding paragraph. These two issuances total $11,345,000 and we consider them to be short term obligations due in less than a year for purposes of the contractual obligations table in the following section.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                             Contractual Obligations

The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2006.

                                                                                  Payments due by period
                                                                                  ----------------------
(Dollars in thousands)                                    Total         <1 year(1)        1-3 years        3-5 years       >5 years
                                                          -----         ----------        ---------        ---------       --------
Long-term debt obligations ....................          $89,496          $18,686          $ 7,500          $13,500          $49,810
Operating lease obligations ...................              574               76              162              178              158
                                                         -------          -------          -------          -------          -------
         Total ................................          $90,070          $18,762          $ 7,662          $13,678          $49,968
                                                         =======          =======          =======          =======          =======

(1) Includes $11,345 of junior subordinated debentures the Company plans to prepay in 2007.

                              Short-Term Borrowings

At December 31, 2006, 2005 and 2004, we had outstanding borrowings due within one year of $18.7 million, $25.0 million and $9 million, respectively. With the exception of $10.0 million outstanding at December 31, 2005 and $2.0 million outstanding at December 31, 2004 on which the interest rates were fixed at 2.91% and 7.07% respectively, all of the short-term borrowings were at variable interest rates, which were a weighted average of 7.24% at December 31, 2006, a weighted average rate of 4.44% at December 31, 2005, and 2.44% at December 31, 2004. Of the short term borrowings $11.3 million were junior subordinated debentures the Company intends to terminate during 2007, $5.5 million were from the Federal Home Loan Bank of Atlanta ("FHLBA") and were collateralized by lender stock and residential mortgage loans, and $1.8 million were securities sold under agreements to repurchase collateralized by investment securities with a market value of $3.9 million. The maximum amount of short term borrowings at any month end was $35.0 million for 2006, $25.0 million for 2005 and $9.0 million for 2004. The approximate average amount of such borrowings and average weighted average interest rate was $23.9 million and 4.77% for 2006, $12.4 million and 3.75% for 2005 and $3.6 million and 4.41% for 2004, respectively.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2006, 2005 and 2004.

                                             Year ended December 31,
                                             -----------------------
                                         2006          2005           2004
                                         ----          ----           ----
         Return on assets ............   1.00%         1.04%          0.98%
         Return on equity ............   6.22%         9.28%          8.56%
         Dividend payout ratio .......   0.00%         0.00%          0.00%
         Equity to asset ratio .......  16.12%        11.16%         11.49%

The return on equity declined from 2005 to 2006 due to additional overhead incurred and nonearning assets added to the balance sheet as a result of our continued facility and market place expansions. The issuance of $32.3 million of common stock in a secondary stock offering during the fourth quarter of 2005 largely contributed to an increase in average equity for 2006 of $32.7 million, or 72.36%. Earnings did not increase at the same rate, and, consequently our return on equity has decreased. We have opened nine branch offices since June 1998. In each case, we have incurred substantial pre-opening and start up expenses which have reduced net income. We have plans to open two new branches: one in 2007, and another in 2007 or 2008. We may open additional branches when it appears that doing so would be advantageous to us. Any such additional openings will be likely to have a negative impact on earnings, at least temporarily.

                                    Liquidity

The most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within our bank's service area. Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale and brokered time deposits) provide a relatively stable funding base and were equal to 44.17% of total deposits at December 31, 2006. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans. Our bank is a member of the FHLB and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans. At December 31, 2006, our bank had borrowed $66.0 million from the FHLB and had the ability to borrow an

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                              Liquidity - continued

additional $20.6 million from the FHLB based on a predetermined formula. Our bank also has $25.4 million available through lines of credit with other banks as an additional source of liquidity funding. At December 31, 2006, we had outstanding commitments to make up to $45.4 million in loans as well as standby letters of credit of $610,000. Management believes that our bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

                               Capital Resources

Our equity capital increased by $5.5 million during 2006 as the result of net operating income of $4.9 million, the issuance of 20,263 shares of stock through our acquisition of a mortgage company, Charlestowne Mortgage, and the issuance of shares through our employee stock purchase plan, netting $411,000, and a net increase of unrealized gains in the investment portfolio of $238,000. We transferred $4.6 million from retained earnings to common stock to account for the 10% stock dividend distributed in 2006. The transfer represented the amount in retained earnings at the time of the dividend. Book value per share at December 31, 2006 was $14.41 as compared to $14.80 at December 31, 2005.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our Tier 1 capital consists of common shareholders' equity, minus certain intangible assets, plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. We and our bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. As of December 31, 2006 we and our subsidiary bank exceeded our capital requirements as shown in the following table.

                                                                                        Capital Ratios
                                                                                        --------------
                                                                                     Adequately Capitalized        Well Capitalized
(Dollars in thousands)                                              Actual                 Requirement                Requirement
                                                                    ------                 -----------                -----------
                                                            Amount         Ratio      Amount         Ratio        Amount      Ratio
                                                            ------         -----      ------         -----        ------      -----
Our Bank
  Total capital (to risk-weighted assets) ..........      $ 54,151         16.13%   $ 26,855         8.00%      $ 33,569      10.00%
  Tier 1 capital (to risk-weighted assets) .........        50,090         14.92%     13,428         4.00%        20,142       6.00%
  Tier 1 capital (to average assets) ...............        50,090         10.90%     18,384         4.00%        22,980       5.00%

Southcoast Financial Corporation
  Total capital (to risk-weighted assets) ..........      $104,791         29.55%     28,370         8.00%(1)   $    N/A        N/A%
  Tier 1 capital (to risk-weighted assets) .........       100,427         28.32%     14,185         4.00%(1)        N/A        N/A%
  Tier 1 capital (to average assets) ...............       100,427         20.87%     19,248         4.00%(1)        N/A        N/A%

--------------------------
(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

                         Off-Balance Sheet Arrangements

At December 31, 2006, we had issued commitments to extend credit of $45.4 million for home equity lines of credit, construction loans and commercial lines of credit. The commitments expire over periods from six months to ten years.

Standby letters of credit totaled $610,000 at December 31, 2006. Past experience indicates that many of these commitments to extend credit and standby letters of credit will expire unused. However, through our various sources of liquidity, we believe that we will have the necessary resources to fund these obligations should the need arise. See Note 17 to the consolidated audited financial statements for further information about financial instruments with off-balance sheet risk.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Management's Discussion and Analysis

                   Off-Balance Sheet Arrangements (continued)

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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


I have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiaries (the "Company") as of December 31, 2006 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the year the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southcoast Financial Corporation and Subsidiaries at December 31, 2006 and the results of their operations and cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.





Clifton D. Bodiford, CPA
Columbia, South Carolina
February 23, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiaries (the "Company") as of December 31, 2005 and 2004 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the two year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southcoast Financial Corporation and Subsidiaries at December 31, 2005 and 2004 and the results of their operations and cash flows for each of the years in the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


s/Elliott Davis, LLC

Columbia, South Carolina
February 3, 2006

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                  2006                     2005
                                                                                                  ----                     ----
Assets
Cash and due from banks ..........................................................           $   7,008,202            $  14,377,737
Federal funds sold ...............................................................              31,204,000               16,964,000
                                                                                             -------------            -------------

       Cash and cash equivalents .................................................              38,212,202               31,341,737

Investment securities
   Available for sale ............................................................              42,577,683               31,482,927
   Federal Home Loan Bank stock, at cost .........................................               3,882,800                3,720,100
Loans held for sale ..............................................................                 139,516                9,275,492
Loans, net .......................................................................             363,246,406              371,656,054
Property and equipment, net ......................................................              25,125,834               19,898,188
Other assets .....................................................................               8,671,099                9,224,867
                                                                                             -------------            -------------

       Total assets ..............................................................           $ 481,855,540            $ 476,599,365
                                                                                             =============            =============

Liabilities and shareholders' equity
Deposits
   Noninterest bearing ...........................................................           $  34,693,747            $  38,753,579
   Interest bearing ..............................................................             276,198,958              272,800,370
                                                                                             -------------            -------------

       Total deposits ............................................................             310,892,705              311,553,949

Securities sold under agreements to repurchase ...................................               1,840,719                        -
Advances from Federal Home Loan Bank .............................................              66,000,000               67,000,000
Junior subordinated debentures ...................................................              21,655,000               21,655,000
Other liabilities ................................................................               2,664,504                3,075,871
                                                                                             -------------            -------------

       Total liabilities .........................................................             403,052,928              403,284,820
                                                                                             -------------            -------------

Commitments and contingencies - Notes 12 and 17
Shareholders' equity
   Common stock, no par value, 20,000,000 shares authorized,
     5,470,316 and 4,954,210 shares issued in 2006 and
     2005, respectively ..........................................................              75,315,774               70,267,702
Retained earnings ................................................................               3,503,162                3,300,753
Accumulated other comprehensive loss .............................................                 (16,324)                (253,910)
                                                                                             -------------            -------------

       Total shareholders' equity ................................................              78,802,612               73,314,545
                                                                                             -------------            -------------

       Total liabilities and shareholders' equity ................................           $ 481,855,540            $ 476,599,365
                                                                                             =============            =============

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES


                        Consolidated Statements of Income

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                     2006                2005               2004
                                                                                     ----                ----               ----
Interest income
   Loans and fees on loans .............................................         $28,080,276         $22,206,089         $15,519,379
   Investment securities ...............................................           2,851,691           1,342,552             985,308
   Federal funds sold ..................................................             477,452             340,320              90,742
                                                                                 -----------         -----------         -----------
       Total interest income ...........................................          31,409,419          23,888,961          16,595,429
                                                                                 -----------         -----------         -----------
Interest expense
   Deposits ............................................................          10,947,415           7,057,332           3,861,181
   Advances from Federal Home Loan Bank ................................           2,689,897           1,932,780           1,488,737
   Junior subordinated debentures ......................................           1,627,492             984,820             553,646
                                                                                 -----------         -----------         -----------
       Total interest expense ..........................................          15,264,804           9,974,932           5,903,564
                                                                                 -----------         -----------         -----------
       Net interest income .............................................          16,144,615          13,914,029          10,691,865
Provision for loan losses ..............................................             722,466             865,067           1,146,495
                                                                                 -----------         -----------         -----------
       Net interest income after provision for loan losses .............          15,422,149          13,048,962           9,545,370

Noninterest income
   Service fees on deposit accounts ....................................             932,287             926,587             947,932
   Gain on sale of mortgage loans ......................................             334,624             551,411             396,464
   Gain on sale of investment securities ...............................             417,702              79,794              21,689
   Gain on sale of property and equipment ..............................             378,390             988,498           1,163,485
   Presales fee on property under sales contract .......................           1,390,000                   -                   -
   Other ...............................................................             384,108             179,022             170,369
                                                                                 -----------         -----------         -----------
       Total noninterest income ........................................           3,837,111           2,725,312           2,699,939
                                                                                 -----------         -----------         -----------
Noninterest expenses
   Salaries and employee benefits ......................................           6,499,288           5,711,173           4,889,216
   Occupancy ...........................................................             885,991             602,947             451,274
   Furniture and equipment .............................................           1,038,624             688,373             688,812
   Advertising and public relations ....................................             366,620             246,234             197,023
   Professional fees ...................................................             490,789             367,418             308,574
   Travel and entertainment ............................................             326,968             271,519             251,823
   Telephone, postage and supplies .....................................             423,184             342,337             312,722
   Insurance ...........................................................             169,647             139,429             123,341
   Junior subordinated debenture fees ..................................             298,499              21,446              20,280
   Other operating .....................................................           1,042,570             852,358             722,566
                                                                                 -----------         -----------         -----------
       Total noninterest expenses ......................................          11,542,180           9,243,234           7,965,631
                                                                                 -----------         -----------         -----------
       Income before income taxes ......................................           7,717,080           6,531,040           4,279,678
Income tax expense .....................................................           2,877,507           2,341,647           1,297,957
                                                                                 -----------         -----------         -----------
       Net income ......................................................         $ 4,839,573         $ 4,189,393         $ 2,981,721
                                                                                 ===========         ===========         ===========
Basic net income per common share(1) ...................................         $      0.89         $      1.06         $      0.83
                                                                                 ===========         ===========         ===========
Diluted net income per common share(1) .................................         $      0.89         $      1.06         $      0.82
                                                                                 ===========         ===========         ===========
Weighted average number of common
   shares outstanding(1)
     Basic .............................................................           5,461,034           3,941,199           3,586,523
                                                                                 ===========         ===========         ===========
     Diluted ...........................................................           5,465,859           3,945,882           3,637,618
                                                                                 ===========         ===========         ===========

-----------

(1)  Adjusted for the effects of stock dividends

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES


    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2006, 2005 and 2004

                                                                                                  Accumulated
                                                            Common Stock                             other             Total
                                                            ------------             Retained     comprehensive     shareholders'
                                                    Shares            Amount         earnings     income (loss)        equity
                                                    ------            ------         --------     -------------        ------
Balance, December 31, 2003 ..................     2,680,501     $  33,298,027    $           -    $     112,384     $  33,410,411
  Net income ................................                                        2,981,721                          2,981,721
  Other comprehensive income: ...............
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $14,857 ...............                                                            27,524            27,524
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $7,408 ................                                                           (14,281)          (14,281)
                                                                                                                    -------------
  Comprehensive income ......................                                                                           2,994,964
  Exercise of stock options .................        14,082            60,288                                              60,288
  Employee stock purchase plan ..............         6,488           105,086                                             105,086
  Stock dividend (10%) ......................       269,592           617,381         (617,381)                                 -
                                                  ---------     -------------    -------------    -------------     -------------
Balance, December 31, 2004 ..................     2,970,663        34,080,782        2,364,340          125,627        36,570,749
  Net income                                                                         4,189,393                          4,189,393
  Other comprehensive income:
    Unrealized holding losses on
      securities available for sale,
      net of tax benefit of $270,275 ........                                                          (326,873)         (326,873)
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $27,130 ...............                                                           (52,664)          (52,664)
                                                                                                                    -------------
  Comprehensive income                                                                                                  3,809,856
  Stock dividend (10%) ......................       302,988         3,252,980       (3,252,980)                                 -
  Stock offering (net of offering
    costs of $2,359,722) ....................     1,610,000        32,255,278                                          32,255,278
  Exercise of stock options .................        55,166           335,350                                             335,350
  Issuance of stock .........................         8,350           202,738                                             202,738
  Employee stock purchase plan ..............         7,043           140,574                                             140,574
                                                  ---------     -------------    -------------    -------------     -------------
Balance, December 31, 2005 ..................     4,954,210        70,267,702        3,300,753         (253,910)       73,314,545
  Net income ................................                                        4,839,573                          4,839,573
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $284,015 ..............                                                           504,915           504,915
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $150,373 ..............                                                          (267,329)         (267,329)
                                                                                                                    -------------
  Comprehensive income ......................                                                                           5,077,159
  Stock dividend (10%) ......................       495,843         4,637,164       (4,637,164)                                 -
  Issuance of stock .........................        12,826           273,835                                             273,835
  Employee stock purchase plan ..............         7,437           137,073                                             137,073
                                                  ---------     -------------    -------------    -------------     -------------
Balance, December 31, 2006 ..................     5,470,316     $  75,315,774    $   3,503,162    $     (16,324)    $  78,802,612
                                                  =========     =============    =============    ==============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                       2006             2005                2004
                                                                                       ----             ----                ----
Operating activities
   Net income .............................................................     $   4,839,573      $   4,189,393      $   2,981,721
   Adjustments to reconcile net income to net cash
     used for operating activities
       Deferred income taxes ..............................................           699,673         (1,030,024)          (207,053)
       Provision for loan losses ..........................................           722,466            865,067          1,146,495
       Depreciation and amortization ......................................           908,099            618,816            549,801
       Discount accretion and premium amortization ........................          (113,957)           (44,753)            21,332
       Origination of loans held for sale .................................       (85,500,258)       (60,945,036)       (40,438,086)
       Proceeds from sale of loans held for sale ..........................        94,636,234         63,679,094         28,855,536
       Gain on sale of investment securities ..............................          (417,702)           (79,794)           (21,689)
       Gain on sale of property and equipment .............................          (378,390)          (988,498)        (1,163,485)
       Decrease (increase) in other assets ................................          (363,464)          (245,415)           398,716
       Increase (decrease) in other liabilities ...........................          (411,367)         1,041,780           (420,361)
                                                                                -------------      -------------      -------------

         Net cash provided by (used for) operating activities .............        14,620,907          7,060,630         (8,297,073)
                                                                                -------------      -------------      -------------

Investing activities
   Proceeds from maturities/calls of available for sale securities ........        25,000,633          7,238,962
                                                                                                                         12,090,348
   Proceeds from sale of available for sale securities ....................        19,628,722          2,775,067         21,361,689
   Purchase of available for sale securities ..............................       (54,737,307)       (20,311,026)       (35,194,416)
   Purchase of Federal Home Loan Bank stock ...............................        (5,450,200)        (2,494,500)        (2,458,100)
   Sale of Federal Home Loan Bank stock ...................................         5,287,500          1,867,500          1,420,000
   (Increase) decrease in loans, net ......................................         7,687,182        (79,314,153)       (94,621,267)
   Purchase of property and equipment .....................................        (6,759,329)        (7,005,850)       (10,493,569)
   Purchase of bank owned life insurance ..................................                 -         (2,600,000)                 -
   Proceeds from sale of property and equipment ...........................         1,001,974          2,391,228          5,694,035
                                                                                -------------      -------------      -------------

         Net cash used for investing activities ...........................        (8,340,825)       (97,452,772)      (102,201,280)
                                                                                -------------      -------------      -------------

Financing activities
   Net increase(decrease) in deposits .....................................          (661,244)        53,400,666         91,940,876
   Increase in other borrowings and repurchase agreements .................           840,719          9,000,000         16,900,000
   Proceeds from junior subordinated debentures ...........................                 -         10,310,000                  -
   Proceeds from stock offering, net ......................................                 -         32,255,278                  -
   Proceeds from exercise of stock options ................................                 -            335,350             60,288
   Issuance of stock ......................................................           273,835            202,738                  -
   Proceeds from employee stock purchase plan .............................           137,073            140,574            105,086
                                                                                -------------      -------------      -------------

         Net cash provided by financing activities ........................           590,383        105,644,606        109,006,250
                                                                                -------------      -------------      -------------

         Net increase (decrease) in cash and cash equivalents .............         6,870,465         15,252,464         (1,492,103)

Cash and cash equivalents, beginning of year ..............................        31,341,737         16,089,273         17,581,376
                                                                                -------------      -------------      -------------

Cash and cash equivalents, end of year ....................................     $  38,212,202      $  31,341,737      $  16,089,273
                                                                                =============      =============      =============
Cash paid for
   Interest ...............................................................     $  14,831,057      $   9,429,973      $   5,306,323
                                                                                =============      =============      =============
   Income taxes ...........................................................     $   3,519,325      $   2,083,102      $   1,353,700
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

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the South Carolina counties of Charleston, Berkeley, Dorchester, and Beaufort. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for residential mortgage loans, commercial real estate loans, and construction loans. These concentrations of mortgage, commercial, and construction loans totaled $158,893,713, $87,079,990, and $82,280,422, respectively, at December 31, 2006, representing 44%, 24%, and 23%, respectively, of net loans receivable and 202%, 111%, and 104%, respectively, of total equity.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan's being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

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

Cash and Cash Equivalents - Cash and cash equivalents consist of cash on hand, due from banks, federal funds sold and securities purchased under agreements to resell. Generally federal funds are sold for a one-day period and securities purchased under agreements to resell mature in less than 90 days.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Investment Securities - The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Statement requires investments in equity and debt securities to be classified into three categories:

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

As of December 31, 2006 and 2005, the Company's impaired loans were equivalent to nonaccrual loans, as discussed in Note 6.

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

Debt Issuance Costs - Issuance costs associated with the junior subordinated debentures are amortized over the life of the debt using the straight-line method, which approximates the effective yield method. During 2006 the decision was made to retire two of the junior subordinated debentures in 2007 pursuant to early termination options embedded in the instruments. Amortization of these costs was accelerated to appropriately reflect this decision, as discussed in
Note 11.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $366,620, $246,234 and $197,023 were included in the Company's results of operations for 2006, 2005 and 2004, respectively.

Net Income Per Common Share - Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share". The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The Board of Directors declared and paid a ten percent stock dividend in May 2006 and June 2005 and in May 2004. Per share amounts have been retroactively restated to reflect the stock dividends.

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

    Federal Home Loan Bank stock - The carrying amount of Federal Home Loan Bank stock approximates its fair value.

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

Stock Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 19. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. There were no options granted in 2006 or 2005. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board
("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for options granted in 2004.

                                                                                       For the years ended December 31,
                                                                                       --------------------------------
                                                                               2006                  2005                 2004
                                                                               ----                  ----                 ----
Net income, as reported .......................................         $     4,839,573         $    4,189,393        $    2,981,721
Deduct:  Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects ..................                       -                      -                91,113
                                                                        ---------------         --------------         -------------

Pro forma net income ..........................................         $     4,839,573         $    4,189,393        $    2,890,608
                                                                        ===============         ==============         =============

Earnings per share:
  Basic - as reported .........................................         $          0.89         $         1.06         $        0.83
                                                                        ===============         ==============         =============
  Basic - pro forma ...........................................         $          0.89         $         1.06         $        0.81
                                                                        ===============         ==============         =============
  Diluted - as reported .......................................         $          0.89         $         1.06         $        0.82
                                                                        ===============         ==============         =============
  Diluted - pro forma .........................................         $          0.89         $         1.06         $        0.79
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

Recently Issued Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting ("SFAS") No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140." This Statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 had a material impact on its financial position, results of operations and cash flows.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." This Statement amends FASB No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 had a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company's financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date -- the date at which the benefit obligation and plan assets are measured -- is required to be the company's fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined benefit pension plan. Therefore, SFAS 158 will not impact the Company's financial condition or results of operations.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements - continued

In September 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4 "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements". EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion--1967". EITF 06-4 is effective for fiscal years beginning after December 15, 2006. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company does not believe the adoption of EITF 06-4 had a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, "Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance." EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of EITF 06-5 had a material impact on its financial position, results of operations and cash flows.

In September 2006, the SEC issued Staff Accounting Bulleting No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it did not have an impact on the reported results of operations or financial conditions.

In December 2006, the FASB issued a Staff Position ("FSP") on EITF 00-19-2, "Accounting for Registration Payment Arrangements ("FSP EITF 00-19-2"). This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP. For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years. The Company does not believe the adoption of this FSP will have a material impact on its financial position, results of operations and cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations and cash flows.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2005  and  2004 consolidated financial statements were reclassified to conform with the 2006 presentation.

Subsequent Events - On January 23, 2007, the Company announced plans to repurchase up to 547,194 shares of its common stock. Repurchased shares are retired into authorized unissued shares. As a result of the repurchase, the company had 5,207,466 common shares outstanding at February 28, 2007.

NOTE 2 - STOCK OFFERING

In order to support its long term growth plans, the Company completed a stock offering during the fourth quarter of 2005 whereby 1,610,000 shares of the Company's common stock were issued. The offering price was $21.50 per share to the public and $20.21 per share to the underwriters. The gross proceeds from the offering were $34,615,000 and expenses related to the offering totaled $2,359,722.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2006 and 2005, these required reserves were met by vault cash.

NOTE 4 - FEDERAL FUNDS SOLD

When the Bank's cash reserves (Note 3) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2006 and 2005, federal funds sold amounted to $31,204,000 and $16,964,000, respectively.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are as follows:

                                                                                         December 31, 2006
                                                                                         -----------------
                                                                                          Gross Unrealized
                                                                  Amortized               ----------------               Estimated
                                                                    Cost             Gains               Losses          Fair Value
                                                                    ----             -----               ------          ----------
Available for sale
   Government sponsored enterprises(GSEs) ..............        $10,477,700        $    30,877        $    51,632        $10,456,945
   Mortgage backed .....................................         24,285,436            100,721            223,625         24,162,532
   Municipal securities ................................          5,644,180             76,880                  -          5,721,060
   Other ...............................................          2,195,873             41,273                  -          2,237,146
                                                                -----------        -----------        -----------        -----------
     Total .............................................        $42,603,189        $   249,751        $   275,257        $42,577,683
                                                                ===========        ===========        ===========        ===========

                                                                                         December 31, 2005
                                                                                         -----------------
                                                                                          Gross Unrealized
                                                                  Amortized               ----------------               Estimated
                                                                    Cost             Gains               Losses          Fair Value
                                                                    ----             -----               ------          ----------
Available for sale
   Government sponsored enterprises(GSEs) ..............        $11,484,093       $          -        $   166,682        $11,317,411
   Mortgage backed .....................................         16,001,927              4,338            271,837         15,734,428
   Municipal securities ................................          2,330,462                  -             46,469          2,283,993
   Other ...............................................          2,093,389             53,706                  -          2,147,095
                                                                -----------        -----------        -----------        -----------
     Total .............................................        $31,909,871        $    58,044        $   484,988        $31,482,927
                                                                ===========        ===========        ===========        ===========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006.

Available for Sale

                                               Less than                   Twelve months
                                             twelve months                     or more                          Total
                                             -------------                     -------                          -----
                                                       Unrealized                       Unrealized                       Unrealized
                                     Fair value          losses       Fair value          losses        Fair value         losses
                                     ----------          ------       ----------          ------        ----------         ------
GSEs .........................      $         -      $         -      $ 6,444,445      $    51,632      $ 6,444,445      $    51,632
Mortgage backed ..............        1,864,755            1,678       13,015,449          221,947       14,880,204          223,625
Municipal securities .........                -                -                -                -                -                -
                                    -----------      -----------      -----------      -----------      -----------      -----------

  Total ......................      $ 1,864,755      $     1,678      $19,459,894      $   273,579      $21,324,649      $   275,257
                                    ===========      ===========      ===========      ===========      ===========      ===========

Securities classified as available-for-sale are recorded at fair market value. Approximately 99% of the unrealized losses, or fourteen individual securities, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 5 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities available for sale at December 31, 2006 by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized        Fair
                                                           Cost         Value
                                                           ----         -----
Under one year .....................................   $ 1,000,000   $   993,130
Due after one but within five years ................     7,477,700     7,458,815
Due after five but within ten years ................     3,257,696     3,276,004
Due after ten years ................................     5,541,445     5,605,017
Mortgage backed ....................................    24,285,436    24,162,532
 Equity securities with no maturity ................     1,040,912     1,082,185
                                                       -----------   -----------
  Total investment securities available-for-sale ...   $42,603,189   $42,577,683
                                                       ===========   ===========

Investment securities with an aggregate amortized cost of $28,202,316 and estimated fair value of $28,065,640 at December 31, 2006, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Investment securities with an aggregate amortized cost of $3,871,092 and estimated fair value of $3,871,713 at December 31, 2006, were pledged to secure securities sold under agreements to repurchase.

An investment security with an aggregate amortized cost of $220,000 and estimated fair value of $224,062 at December 31, 2006, was pledged to secure a Treasury Tax & Loan account.

Gross realized gains on sales of available-for-sale securities were $480,420, $79,794, and $21,689 in 2006, 2005, and 2004, respectively. Gross realized losses on available-for-sale securities were $62,718, $0, and $0 in 2006, 2005, and 2004, respectively. Proceeds from the sale of securities totaled $19,628,722 and $2,775,067 in 2006 and 2005, respectively.

Federal Home Loan Bank stock, at cost - The Bank, as a member institution of the Federal Home Loan Bank of Atlanta (FHLBA), is required to own capital stock in the FHLB based generally upon the balance of residential mortgage loans pledged and FHLB borrowings. The stock is pledged to secure FHLB borrowings. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value.

NOTE 6 - LOANS

The composition of loans by major loan category is presented below:

                                                         December 31,
                                                         ------------
                                                  2006                  2005
                                                  ----                  ----
Real estate secured loans:
   Residential 1-4 Family ............       $ 158,893,713        $ 165,588,637
   Multifamily .......................           6,587,059            6,471,744
   Commercial ........................          87,079,990           69,829,994
   Construction ......................          82,280,422           83,473,267
                                             -------------        -------------
 Total real estate secured ...........         334,841,184          325,363,642
 Commercial and industrial ...........          28,104,517           45,367,648
 Consumer ............................           3,409,467            3,270,704
 Other ...............................           1,255,365            1,923,624
                                             -------------        -------------
 Total gross loans ...................         367,610,533          375,925,618
   Allowance for loan losses .........          (4,364,127)          (4,269,564)
                                             -------------        -------------
                                             $ 363,246,406        $ 371,656,054
                                             =============        =============

At December 31, 2006 and 2005, non-accrual loans totaled $868,282 and $571,455, respectively. The gross interest income which would have been recorded under the original terms of non-accrual loans amounted to $66,553, $40,035

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 6 - LOANS - continued

and $50,441 in 2006, 2005, and 2004, respectively. Impaired loans were equivalent to nonaccrual loans in terms of principal balance and foregone interest for the periods ended December 31, 2006, 2005 and 2004. As of December 31, 2006, loans totaling $108,145,847 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 10).

The following tables provide a year to date analysis of activity within the allowance for loan losses and an allocation for the allowance for loan losses between the various loan categories:

                                                     December 31,
                                                     ------------
                                        2006             2005            2004
                                        ----             ----            ----
Balance, beginning of year ......    $ 4,269,564     $ 3,403,970    $ 2,376,516
Provision for loan losses .......        722,466         865,067      1,146,495
Net (charge-offs) recoveries ....       (627,903)            527       (119,041)
                                     -----------     -----------    -----------
Balance, end of year ............    $ 4,364,127     $ 4,269,564    $ 3,403,970
                                     ===========     ===========    ===========


                                                                                                 Allowance For Loan Loss
                                                                                                 Allocation as a Percentage
Balance at December 31, 2006 Applicable to:     (in thousands)                  Amount           of the whole
                                                                                ------           ---------------------------
       Domestic:
        Commercial, financial, and agricultural ............................     $1,625                    37.2%
        Real estate- construction ..........................................        891                    20.4
        Real estate- mortgage ..............................................      1,439                    33.0
        Installment loans to individuals and other .........................         49                     1.1
Foreign ....................................................................          0                       -
  Unallocated ..............................................................        360                     8.3
                                                                                 ------                   -----
  Total ....................................................................     $4,364                   100.0%
                                                                                 ======                   =====

NOTE 7 - PROPERTY AND EQUIPMENT

Components of property and equipment are as follows:

                                                                        Estimated                       December 31,
                                                                      Useful Lives        2006              2005
                                                                      ------------        ----              ----
   Land ..........................................................                    $   9,500,779     $   5,839,821
   Furniture and equipment .......................................    3 - 10 years        5,311,882         4,774,742
   Buildings and improvements ....................................    5 - 40 years       12,124,315         8,788,856
   Construction in process .......................................                          854,119         2,754,563
                                                                                      -------------     -------------
 .................................................................                       27,791,095        22,157,982
   Less accumulated depreciation .................................                        2,665,261         2,259,794
                                                                                      -------------     -------------
     Total property and equipment ................................                    $  25,125,384     $  19,898,188
                                                                                      =============     =============

Construction in process consists of two branch facilities. One of these branch facilities was completed in December 2006 and opened in January 2007. The other branch facility has construction ongoing and is expected to open in 2007 (see
Note 12). Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $908,099, $618,816 and $564,789, respectively.

During 2006 the Company purchased two parcels of land in the Hilton Head area for future branch expansion. The Company's basis in these two properties was $3,269,065 at December 31, 2006. The Company has not yet entered into construction contracts on either of these parcels.

Included in the current year's noninterest income is a $1,390,000 presales fee on two parcels of land contiguous with our John's Island branch. The land is currently under contract to be sold on September 30, 2007. The cost basis of the land is $2,837,178. The presales fee is not applicable to the purchase price of the property in question and is nonrefundable in the event the sale does not occur (see Note 12).

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

NOTE 7 - PROPERTY AND EQUIPMENT - continued
-------------------------------

In 2006, the Company received sales proceeds totaling $1,001,974 on properties with an aggregate net book value of $623,584, recognizing gains on sale totaling $378,390 as a result of the transactions.

In 2005, the Company received sales proceeds totaling $2,391,228 on properties with an aggregate net book value of $1,402,730, recognizing gains on sale totaling $988,498 as a result of the transactions.

In 2004, the Company received sales proceeds totaling $5,694,035 on properties with an aggregate net book value of $4,530,550, recognizing gains on sale totaling $1,163,485 as a result of the transactions.

The total of these gains is reflected as a separate line item on the consolidated statements of income.

NOTE 8 - DEPOSITS

The following is a detail of deposit accounts:

                                                           December 31,
                                                           ------------
                                                     2006                2005
                                                     ----                ----
Noninterest bearing deposits .............       $ 34,693,747       $ 38,753,579
Interest bearing

  NOW ....................................         15,585,193         15,275,844
  Money market ...........................         35,645,401         33,838,885
  Savings ................................          2,902,681          3,592,002
  Time, less than $100,000 ...............        163,589,680        158,915,451
  Time, $100,000 and over ................         58,476,003         61,178,188
                                                 ------------       ------------

    Total deposits .......................       $310,892,705       $311,553,949
                                                 ============       ============

Interest expense on time deposits greater than $100,000 was approximately $2,856,926, $4,630,000 and $1,856,826 in 2006, 2005 and 2004, respectively.

At December 31, 2006 and 2005, the Bank had approximately $117,998,815 and $104,447,000, respectively, in time deposits from customers outside its market area. This includes $114,307,000 and $100,122,000 in brokered deposits in 2006 and 2005, respectively.

At December 31, 2006 the scheduled maturities of time deposits are as follows:

     2007 ...........................   $   209,119,513
     2008 ...........................        12,086,379
     2009 ...........................           577,098
     2010 ...........................           191,524
     2011 ...........................            91,169
                                        ---------------
                                        $   222,065,683

NOTE 9- SHORT-TERM BORROWINGS

Short- term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                   December 31,
                                                                   ------------
                                                                2006        2005
                                                                ----        ----
Balance at end of the year ...........................       $1,840,719        -
Average balance during year ..........................        1,647,816        -
Average interest rate during year ....................             2.76%       -
Maximum month-end balance during the year ............        7,601,687        -

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 9- SHORT-TERM BORROWINGS - continued
-----------------------------

The Company has collateralized the repurchase agreements with securities with an
aggregate   cost  basis  and  market  value  of   $3,871,092   and   $3,871,713,
respectively, at December 31, 2006.

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                              December 31,
                                                                                              ------------
   Maturity                                        Rate                                  2006                2005
   --------                                        ----                                  ----                ----
   June 2006                   Variable (4.44% at December 31, 2005)              $             -     $    15,000,000
   September 2006                                  2.91%                                        -          10,000,000
   September 2008                                  3.01%                                        -          10,000,000
   June 2010                                       3.88%                                        -          11,000,000
   September 2010                                  5.55%                                7,000,000           7,000,000
   February 2011               Variable (5.37% at December 31, 2006)                    4,500,000           4,500,000
   March 2013                                      2.91%                                7,500,000           7,500,000
   June 2014                                       3.92%                                2,000,000           2,000,000
   June 2007                   Variable (5.37% at December 31, 2006)                    5,500,000                   -
   June 2008                   Variable (5.40% at December 31, 2006)                    5,500,000                   -
   September 2013              Variable (4.81% at December 31, 2006)                   10,000,000                   -
   October 2016                                    4.25%                                5,000,000                   -
   October 2016                                    4.17%                                5,000,000                   -
   October 2016                                    4.12%                                5,000,000                   -
   November 2008               Variable (5.50% at December 31, 2006)                    2,000,000                   -
   November 2011                                   4.87%                                2,000,000                   -
   November 2016                                   4.08%                                5,000,000                   -
                                                                                  ---------------    ----------------

                                                                                  $    66,000,000    $     67,000,000
                                                                                  ===============    ================

Each of the fixed rate advances is subject to early termination options. The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

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

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $66,090 at December 31, 2006, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance and administration costs from junior subordinated debentures totaled $298,499, $21,446, and $20,280 for the years end December 31, 2006, 2005, and 2004, respectively, and is reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflects the Company's intention to exercise its right of early redemption on the securities issued under the first two transactions pursuant to the language described in the final paragraph of this note.

The Capital Securities in the first transaction accrue and pay distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points, which was 9.11 percent at December 31, 2006. This rate may not exceed 12 percent through July 2007. The distribution rate payable on the Capital

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES - continued

Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of June 30, 2032. The Capital Securities in the second transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points, which was 8.71 percent at December 31, 2006. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2032.

The Capital Securities in the third transaction accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 150 basis points, which was 6.86 percent at December 31, 2006. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035.

The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities. The Capital Securities mature or are mandatorily redeemable upon maturity on June 30, 2032, December 16, 2032, and September 30, 2035 respectively, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007, December 30, 2007, and September 30, 2010. The Company may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.

During 2006 the Company entered into an agreement with a building contractor for the construction of a branch facility in the Park West area of Mount Pleasant. The contract price totaled $1,426,010. At December 31, 2006, the Company had an outstanding commitment of $726,027 on this contract.

In May 2006 the Company entered into a sales contract on two parcels of land contiguous to its branch location on John's Island. The land has a cost basis of $2,837,178. Under the agreement the Company agreed to sell the land, comprising approximately 13.21 acres, to the purchaser for the sum of $5,735,000. The agreement specifies a closing date on or before September 30, 2007, and can be extended for a cost of $15,000 per month through December 31, 2007. These monthly payments are nonrefundable and not applicable to the purchase price. After December 31, 2007, the buyer may further extend the closing of the property through December 31, 2008, by making monthly payments of $30,000. Half of the monthly extension cost would be applicable to the purchase price and half would be nonapplicable. The purchaser paid the Company a nonrefundable presales fee of $1,390,000 that is not applicable to the purchase price. The Company recognized this as an item of noninterest income during 2006.

NOTE 13 - UNUSED LINES OF CREDIT

At December 31, 2006, the Bank had unused lines of credit to purchase federal funds totaling $25,400,000 from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $66,000,000 at December 31, 2006. Additional funds of $20,516,678 were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. As discussed in Note 6, the Company has pledged $108,145,847 in loans as collateral for these borrowings.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 14 - LEASES

During April 2003, the Company entered into a lease agreement for its branch location in Summerville. The lease began on May 1, 2003, and has an initial ten-year term. Additionally, the lease has renewal options for three additional ten-year terms. The lease requires monthly payments of $4,000 for the first five years of the initial lease term. Beginning after the first five years, the monthly rent will be increased by the amount of the previous calendar year's increase in the Consumer Price Index beginning on the first day of the lease renewal year, or $500, whichever is greater. This increase will occur annually thereafter throughout the remainder of the initial lease term and for each of the option renewal terms. Rental expense under this lease included in the consolidated statements of income totaled $48,000 for the years ended December 31, 2006 and 2005, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage, in the West Ashley area of Charleston. This lease agreement was entered into between the Company and a partnership whose membership includes the head of the mortgage operation, who is an employee of the Company. This relationship is also discussed in Note 16. The lease agreement was effective on July 1, 2006, and is on a month - to- month basis. The agreement may be terminated at any time by landlord or tenant upon 60 days prior notice by the terminating party. Monthly payments under this lease agreement are $1,553 per month. The Company's obligation under this lease at December 31, 2006, was $3,106, equal to two months' rent. During 2006 the monthly rental expense of this property was reduced by $891 per month due to the landlord's subletting part of the space to an appraisal company on a month to month basis. Rental expense under this lease included in the consolidated statements of income totaled $3,970 for the year ended December 31, 2006.

During May 2006, the Company entered into a lease agreement for a branch location in the West Ashley area of Charleston. The lease was effective on August 1, 2006, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $2,060 per month for the first twelve months, with 3% annual increases in rent for each succeeding twelve month period. The renewal options also provide for annual 3% increases in monthly rent.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one month, for each of the next seven years in the aggregate are:


     2007 ...................................................     $    76,136
     2008 ...................................................          77,779
     2009 ...................................................          84,550
     2010 ...................................................          91,352
     2011 ...................................................          86,233
     2012 ...................................................          76,000
     2013 ...................................................          82,000
                                                                  -----------
     Total minimum future rental payments ...................     $   574,050
                                                                  ===========

NOTE 15 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                           2006           2005           2004
                                           ----           ----           ----
Income taxes currently payable
  Federal ..........................   $ 2,405,377   $ 2,596,817    $ 1,384,609
  State ............................       219,155       222,283        120,401
                                       -----------   -----------    -----------

                                         2,624,532     2,819,100      1,505,010
Deferred tax provision (benefit) ...       252,975      (477,453)      (207,053)
                                       -----------   -----------    -----------

    Provision ......................   $ 2,877,507   $ 2,341,647    $ 1,297,957
                                       ===========   ===========    ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 15 - INCOME TAXES - continued

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, is as follows:

                                                            December 31,
                                                            ------------
                                                        2006              2005
                                                        ----              ----
Allowance for loan losses ........................   $ 1,463,361    $ 1,441,157
Unrealized loss (gain) on investment securities ..         9,521        172,480
Depreciation .....................................      (551,339)      (431,003)
Prepaid expenses .................................      (123,591)      (117,018)
Other ............................................        52,121         37,432
                                                     -----------    -----------

  Net deferred tax asset .........................   $   850,073    $ 1,103,048
                                                     ===========    ===========

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2006 and 2005.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                          2006                        2005                            2004
                                                          ----                        ----                            ----
                                                Amount              %       Amount                %        Amount                %
                                                ------            ---       ------              ---        ------               ---
Tax expense at statutory rate ...........   $ 2,623,807            34%   $ 2,220,554             34%    $ 1,455,091             34%
Increase (decrease) in taxes
  resulting from:
  State bank tax (net of federal
    benefit) ............................       144,642             2        146,707              2          87,045              2
Officers' life insurance ................        70,420             1        180,336              3         118,864              2
Nonqualified stock options ..............             -             -       (213,253)            (3)        (70,791)            (1)
Other tax preference items ..............        38,638             -          7,303              -        (292,252)            (7)
                                            -----------            --    -----------             --     -----------             --


    Tax provision .......................   $ 2,877,507            37%   $ 2,341,647             36%    $ 1,297,957             30%
                                            ===========            ==    ===========             ==     ===========             ==

NOTE 16 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. These transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions, and did not involve more than the normal risk of collectibility or present other unfavorable terms.

A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                            December 31,
                                                            ------------
                                                       2006              2005
                                                       ----              ----
Balance, beginning of year ...............         $  165,661         $5,961,165
  New loans ..............................            412,586                  -
  Repayments .............................             69,040          5,795,504
                                                   ----------         ----------
Balance, end of year .....................         $  509,207         $  165,661
                                                   ==========         ==========

Deposits by directors and executive officers, including their affiliates, at December 31, 2006 and 2005 approximated $701,081 and $1,023,318, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage. The lease is on a month- to-month basis and obligates the Company to monthly payments of $1,553. The lease may be terminated by landlord or tenant on 60 days notice. The head of the mortgage operation, who is an employee of the Company, is also a partner in the partnership that owns the real property. This lease agreement is also discussed in Note 14.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments include commitments to extend credit and standby letters of credit. They involve elements of credit and interest rate risk in excess of the amounts shown on the balance sheets.

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

                                                           December 31,
                                                           ------------
                                                      2006              2005
                                                      ----              ----
Commitments to extend credit .............        $45,435,151        $52,986,918
Standby letters of credit ................            610,321            400,938

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

NOTE 18 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to 50 percent of the first six percent of compensation, subject to certain adjustments and limitations. The Company also makes an additional three percent contribution to the Plan accounts of all eligible employees. Contributions made to the Plan in 2006, 2005 and 2004 amounted to $192,926, $113,158 and $134,713, respectively.

NOTE 19 - STOCK OPTION PLAN

During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. All options vest immediately and expire five years from the grant date.

Below is a summary of the plan status and changes during the year (all shares have been adjusted for stock dividends):

                                                            2006                      2005                         2004
                                                   -----------------------   -----------------------   --------------------------
                                                                 Weighted-                 Weighted-                    Weighted-
                                                                  Average                   Average                      Average
                                                                 Exercise                  Exercise                     Exercise
                                                       Shares       Price        Shares       Price        Shares          Price
                                                       ------       -----        ------       -----        ------          -----
Outstanding at beginning of year ...............        16,640  $   15.29         82,329  $     8.07        74,079     $    4.76
Granted ........................................             -                         -           -        25,289         15.29
Exercised ......................................             -                   (65,689)       6.25       (17,039)         3.54
Forfeited or expired ...........................             -                         -                        -
                                                   -----------               -----------               -----------
Outstanding at end of year .....................        16,640      15.29         16,640       15.29        82,329          8.07
                                                   ===========               ===========               ===========
Options exercisable at year end ................        16,640      15.29         16,640       15.29        82,329          8.07
                                                   ===========               ===========               ===========
Shares available for grant .....................        22,890                    22,890                    22,890
                                                   ===========               ===========               ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 19 - STOCK OPTION PLAN - continued

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

NOTE 20 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a five year non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. The plan was replaced in 2005 with an identical plan which expires in 2010. Beginning
July 1, 2000, officers and employees were allowed to have the Company make payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter. During 2006 and 2005, the Company issued 7,437 and 7,043 shares of common stock, respectively, under these plans.

NOTE 21 - NET INCOME PER COMMON SHARE

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

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                 2006                  2005                  2004
                                                                                 ----                  ----                  ----
Basic earnings per share:

Net income available to common shareholders ......................            $4,839,573            $4,189,393            $2,981,721
                                                                              ==========            ==========            ==========

Average common shares outstanding - basic ........................             5,461,034             3,941,199             3,586,523
                                                                              ==========            ==========            ==========

Basic earnings per share .........................................            $     0.89            $     1.06            $     0.83
                                                                              ==========            ==========            ==========

Diluted earnings per share:

Net income available to common shareholders ......................            $4,839,573            $4,189,393            $2,981,721
                                                                              ==========            ==========            ==========

Average common shares outstanding - basic ........................             5,461,034             3,941,199             3,586,523

Incremental shares from assumed conversion
 of stock options ................................................                 4,825                 4,683                51,095
                                                                              ----------            ----------            ----------

Average common shares outstanding - diluted ......................             5,465,859             3,945,882             3,637,618
                                                                              ==========            ==========            ==========

Diluted earnings per share .......................................            $     0.89            $     1.06            $     0.82
                                                                              ==========            ==========            ==========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 22 - DIVIDENDS

The Board of Directors declared and paid ten percent stock dividends in May 2006, June 2005, and May 2004. All stock dividends were recorded at fair market value to the extent of retained earnings available. All balance sheet amounts and per share amounts have been adjusted to reflect these dividends.

There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors. The Bank's ability to pay dividends to the Company is restricted by the laws and regulations of the State of South Carolina. Generally, these restrictions allow the Bank to pay dividends from current earnings without the prior written consent of the South Carolina Commissioner of Banking, if it received a satisfactory rating at its most recent examination.

NOTE 23 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 23 - REGULATORY MATTERS - continued
----------------------------

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

                                                                                                                     To Be Well-
                                                                                                                  Capitalized Under
                                                                                               For Capital       Prompt Corrective
                                                                         Actual              Adequacy Purposes    Action Provisions
                                                                         ------              -----------------    -----------------
  (Dollars in thousands)                                          Amount        Ratio       Amount        Ratio     Amount   Ratio
                                                                  ------        -----       ------        -----     ------   -----
December 31, 2006
The Company
 Total capital (to risk-weighted assets) .....................   $104,791        29.55%     $28,370       8.00%     (1)N/A    N/A
 Tier 1 capital (to risk-weighted assets) ....................    100,427        28.32       14,185       4.00      (1)N/A    N/A
 Tier 1 capital (to average assets) ..........................    100,427        20.87       19,248       4.00      (1)N/A    N/A

The Bank
 Total capital (to risk-weighted assets) .....................     54,151        16.13%     $26,855       8.00%    $33,569   10.00%
 Tier 1 capital (to risk-weighted assets) ....................     50,090        14.92       13,428       4.00      20,142    6.00
 Tier 1 capital (to average assets) ..........................     50,090        10.90       18,384       4.00      22,980    5.00

December 31, 2005
The Company
 Total capital (to risk-weighted assets) .....................     99,547        29.03%     $27,432       8.00%     (1)N/A    N/A
 Tier 1 capital (to risk-weighted assets) ....................     95,277        27.79       13,716       4.00      (1)N/A    N/A
 Tier 1 capital (to average assets) ..........................     95,277        21.36       17,842       4.00      (1)N/A    N/A

The Bank
 Total capital (to risk-weighted assets) .....................     39,034        12.03%     $25,962       8.00%    $32,453   10.00%
 Tier 1 capital (to risk-weighted assets) ....................     35,194        10.84       12,981       4.00      19,472    6.00
 Tier 1 capital (to average assets) ..........................     35,194         8.22       17,122       4.00      21,403    5.00

(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

NOTE 24 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                                December 31,
                                                                                                ------------
                                                                                  2006                                2005
                                                                                  ----                                ----
                                                                      Carrying            Fair           Carrying             Fair
                                                                       Amount             Value            Amount             Value
                                                                       ------             -----            ------             -----
Financial assets:
   Cash and due from banks .................................          $  7,008          $  7,008          $ 14,378          $ 14,378
   Federal funds sold ......................................            31,204            31,204            16,964            16,964
   Investment securities ...................................            46,460            46,460            35,203            35,203
   Loans held for sale .....................................               140               140             9,275             9,275
   Loans, gross ............................................           367,611           365,759           375,926           372,589
Financial liabilities:
   Deposits ................................................           310,893           300,909           311,554           309,935
   Advances from Federal Home Loan Bank ....................            66,000            66,085            67,000            66,237
   Junior subordinated debentures ..........................            21,655            21,655            21,655            21,655


                                                                    Notional              Fair             Notional            Fair
                                                                     Amount               Value             Amount            Value
                                                                     ------               -----             ------            -----
Financial instruments with off-
Balance sheet risk:
   Commitments to extend credit .........................            $45,435            $      -            $52,987           $   -
   Standby letters of credit ............................                610                   -                401               -

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 24 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                  2006                     2005
                                                                                                  ----                     ----
ASSETS
   Cash ........................................................................              $ 31,680,363              $ 39,512,689
   Investments available for sale ..............................................                   576,912                 1,147,095
   Investment in subsidiaries ..................................................                51,316,078                35,195,382
   Loans, net ..................................................................                 3,339,941                 7,184,516
   Property and equipment, net .................................................                13,380,833                 9,516,814
   Other assets ................................................................                   226,014                 2,420,310
                                                                                              ------------              ------------
       Total assets ............................................................              $100,520,141              $ 94,976,806
                                                                                              ============              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable ............................................................                    62,529              $      7,261
   Junior subordinated debentures ..............................................                21,655,000                21,655,000
   Shareholders' equity ........................................................                78,802,612                73,314,545
                                                                                              ------------              ------------
       Total liabilities and shareholders' equity ..............................              $100,520,141              $ 94,976,806
                                                                                              ============              ============

                         CONDENSED STATEMENTS OF INCOME

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                   2006               2005                2004
                                                                                   ----               ----                ----
Income
   Other .............................................................         $ 2,826,091         $   977,918          $   896,805
                                                                               -----------         -----------          -----------
                                                                                 2,826,091             977,918              896,805
Expenses .............................................................           2,487,297           1,859,101            1,252,942
                                                                               -----------         -----------          -----------
   Income (loss) before income taxes .................................             338,794            (881,183)            (356,137)
Income tax (expense) benefit .........................................             121,965             126,164              202,718
                                                                               -----------         -----------          -----------
   Profit (loss) before equity in undistributed
     net income of subsidiaries ......................................             216,829            (755,019)            (153,419)
Equity in undistributed net income of subsidiaries ...................           4,622,744           4,944,412            3,135,140
                                                                               -----------         -----------          -----------
       Net income ....................................................         $ 4,839,573         $ 4,189,393          $ 2,981,721
                                                                               ===========         ===========          ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 25 - PARENT COMPANY FINANCIAL INFORMATION - continued

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                    2006               2005               2004
                                                                                    ----               ----               ----
Operating Activities
   Net income ..........................................................       $  4,839,573        $  4,189,393        $  2,981,721
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Equity in undistributed net income of subsidiaries ..............         (4,622,744)         (4,944,412)         (3,135,140)
       Provision for loan losses .......................................              1,891             (14,688)             75,000
       Gain on sale of property and equipment ..........................           (377,713)           (293,382)           (476,921)
       Gain on sale of securities ......................................           (153,043)                  -                   -
       Depreciation ....................................................             76,097              75,190              14,030
       (Increase) decrease in other assets .............................          1,526,337            (247,622)           (201,415)
       Increase (decrease) in other liabilities ........................             55,268               7,261                (873)
                                                                               ------------        ------------        ------------
         Net cash provided (used) for operating activities .............          1,345,666          (1,228,260)           (743,598)
                                                                               ------------        ------------        ------------
Investing activities
   Cash contribution to subsidiaries ...................................        (10,628,408)                  -            (100,000)
   Proceeds from sale of available for sale securities .................          1,150,138                   -           9,992,461
   Purchase of available for sale securities ...........................           (390,912)           (993,339)         (5,096,089)
   (Increase) decrease in loans, net ...................................          3,842,684          (1,519,350)         (2,978,422)
   Purchase of property and equipment ..................................         (4,563,699)         (3,883,317)         (3,892,899)
   Proceeds from sale of property and equipment ........................          1,001,297             293,382             643,594
                                                                               ------------        ------------        ------------
         Net cash provided (used) by investing activities ..............         (9,588,900)         (6,102,624)         (1,431,355)
                                                                               ------------        ------------        ------------
Financing activities
   Proceeds from junior subordinated debentures ........................                  -          10,310,000                   -
   Proceeds from sale of stock, net ....................................                  -          32,255,278                   -
   Proceeds from exercise of stock options .............................                  -             335,350             105,086
   Proceeds from employee stock purchase plan ..........................            137,073             140,574              60,288
   Issuance of common stock ............................................            273,835             202,738                   -
                                                                               ------------        ------------        ------------
         Net cash provided by financing activities .....................            410,908          43,243,940             165,374
                                                                               ------------        ------------        ------------
         Net change in cash ............................................         (7,832,326)         35,913,056          (2,009,579)
Cash, beginning of year ................................................         39,512,689           3,599,633           5,609,212
                                                                               ------------        ------------        ------------
Cash, end of year ......................................................       $ 31,680,363        $ 39,512,689        $  3,599,633
                                                                               ============        ============        ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 26 - QUARTERLY DATA (UNAUDITED)

                                                                  2006                                        2005
                                                                  ----                                        ----
(Dollars in thousands                            Fourth     Third      Second     First      Fourth      Third     Second     First
except per share)                               Quarter    Quarter     Quarter   Quarter     Quarter   Quarter    Quarter    Quarter
                                                -------    -------     -------   -------     -------   -------    -------    -------
Interest income ............................     $8,115     $8,084     $7,931     $7,279      6,883     $6,191     $5,566     $5,250
Interest expense ...........................      4,159      4,142      3,711      3,253      3,042      2,598      2,232      2,103
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income ........................      3,956      3,942      4,220      4,026      3,841      3,593      3,334      3,147

Provision for loan losses ..................          -         97        306        319        285        265        144        171
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income after
  provision for loan losses ................      3,956      3,845      3,914      3,707      3,556      3,328      3,190
                                                                                                                               2,976
Noninterest income .........................        614        647      1,790        786      1,349        459        451        466
Noninterest expenses .......................      3,082      2,823      3,231      2,406      2,696      2,229      2,222      2,097
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Income before taxes ........................      1,488      1,669      2,473      2,087      2,209      1,558      1,419      1,345
Income tax expense .........................        521        612        994        751        896        524        466        456
                                                 ------     ------     ------     ------     ------     ------     ------     ------

Net income .................................     $  967     $1,057     $1,479     $1,336     $1,313     $1,034     $  953     $  889
                                                 ======     ======     ======     ======     ======     ======     ======     ======

Earnings per share:
  Basic ....................................     $ 0.18       0.19       0.27       0.25       0.27       0.28       0.26       0.25
  Diluted ..................................     $ 0.18       0.19       0.27       0.24       0.27       0.28       0.26       0.25

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                                 Corporate Data

                           Common Stock and Dividends

The common stock of the Company is listed on the Nasdaq Global Market under the symbol "SOCB." The reported high and low sales prices for each quarter of 2006 and 2005 are shown in the following table.

           2006                                   Low*          High*
                                               ---------      ---------
     Fourth Quarter .......................    $   20.00      $   21.44
     Third Quarter ........................    $   20.10      $   21.83
     Second Quarter .......................    $   21.00      $   23.59
     First Quarter ........................    $   20.68      $   23.81

             2005
     Fourth Quarter .......................    $   19.55      $   22.59
     Third Quarter ........................    $   19.55      $   23.64
     Second Quarter .......................    $   19.42      $   24.45
     First Quarter ........................    $   18.80      $   21.38

------------------
*Amounts adjusted to reflect a 10% stock dividend paid May 3, 2006 and June 24, 2005.

As of February 28, 2007, there were approximately 2,134 holders of record of the Company's common stock, excluding individual participants in security position listings.

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

                      Shareholder Return Performance Graph

The Company is required to provide its shareholders with a line graph comparing the Company's cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or a Company-determined peer comparison. Shareholder return (measured through increases in stock price and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid executive officers.

The performance graph below compares the Company's cumulative total return over the most recent five year period with the Russell 2000 Index (reflecting overall stock market performance for small cap stocks) and the SNL Southeast Bank Index (reflecting changes in banking industry stocks in the southeastern U. S.). Returns are shown on a total return basis, assuming the reinvestment of dividends and a beginning stock index price of $100 per share. Values presented for the Company are based on transactions as reported through the Nasdaq Global Market, Inc.

                                                                                   Period Ending
                                                                                   -------------
Index                                                12/31/01      12/31/02      12/31/03      12/31/04     12/31/05      12/31/06
                                                     --------      --------      --------      --------     --------      --------
Southcoast Financial Corporation ...............      100.00        125.71        254.10        345.18        352.85        333.38
Russell 2000 ...................................      100.00         79.52        117.09        138.55        144.86        171.47
SNL Southeast Bank Index .......................      100.00        110.46        138.72        164.50        168.39        197.45

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                                 Corporate Data

                        Directors and Executive Officers

Listed below are the directors and officers of the Company and their principal occupations.


Tommy B. Baker                   President,  Baker Motors of  Charleston,  Inc.;
                                 Director, Southcoast Financial Corporation

William A. Coates                Attorney  with  Roe,  Cassidy,  Coates & Price,
                                 P.A.  (attorneys);   Vice-Chairman   Southcoast
                                 Financial Corporation

Paul D. Hollen, III              Executive Vice President,  Southcoast Financial
                                 Corporation  and  Southcoast   Community  Bank;
                                 Director, Southcoast Financial Corporation

Stephen F. Hutchinson            President, East Coast Development Company, Inc.
                                 (real estate);  Director,  Southcoast Financial
                                 Corporation

L. Wayne Pearson                 Chairman and Chief Executive Officer Southcoast
                                 Financial  Corporation  and President and Chief
                                 Executive Officer Southcoast Community Bank

Robert M. Scott                  Retired;  former  Executive  Vice President and
                                 Chief Financial Officer,  Southcoast  Financial
                                 Corporation and Southcoast Community Bank

James H. Sexton, Jr.             Dentist    (private    practice);     Director,
                                 Southcoast Financial Corporation

James P. Smith                   President,   Atlantic   Coast   Advisory  Group
                                 (insurance   sales);    Director,    Southcoast
                                 Financial Corporation

Robert A. Daniel, Jr.            Executive  Vice  President  and  Chief  Lending
                                 Officer of Southcoast Financial Corporation and
                                 Southcoast Community Bank

William B. Seabrook              Executive  Vice  President  and Head of  Retail
                                 Banking of Southcoast Financial Corporation and
                                 Southcoast Community Bank

William C. Heslop                Senior  Vice  President  and  Chief   Financial
                                 Officer of Southcoast Financial Corporation and
                                 Southcoast Community Bank

                  Office Locations of Southcoast Community Bank

Branch                       Office Location                                              Phone Number

Main Office                  530 Johnnie Dodds Boulevard, Mt. Pleasant, SC 29465          843-884-0504
West Ashley                  802 Savannah Hwy, Charleston, SC 29407                       843-571-6097
Moncks Corner                337 East Main Street, Moncks Corner, SC  29461               843-899-7755
Coleman                      602 Coleman Boulevard, Mt. Pleasant, SC 29464                843-216-3100
Johns Island                 2753 Maybank Hwy, Johns Island, SC 29455                     843-559-5029
Summerville                  302 N. Main Street, Summerville, SC 29483                    843-873-5330
Goose Creek                  597 Old Mount Holly Road, Goose Creek, SC 29445              843-553-0021
Dorchester Road              8420 Dorchester Road, North Charleston, SC 29420             843-207-0300
Sam Rittenberg               1654 Sam Rittenberg Boulevard, Charleston, SC 29407          843-556-3106

                                       18