Form 10-K, Exhibit 13
period 2007-12-31
SOUTHCOAST FINANCIAL CORP
filed 2008-03-07
CIK 1083689

Exhibit 13

                  Portions of Southcoast Financial Corporation
                       2007 Annual Report to Shareholders
                           Incorporated by Reference
                                 into Form 10-K

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this report are "forward-looking statements."

Forward-looking statements include, but are not limited to, but are not limited to, statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "seek," "estimate," "continue," "plan," "point to," "project," "predict,"
"could," "intend," "target," "potential," and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

          o    future economic and business conditions;
          o lack of sustained growth in the economy of the Greater Charleston area;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o changes in laws and regulations, including tax, banking and securities laws and regulations;
          o changes in accounting policies, rules and practices; o changes in technology or products may be more difficult or costly, or less effective than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this prospectus and in any of the reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

All forward-looking statements that are made in this report are expressly qualified in their entirety by this cautionary notice. We have no obligation, and do not undertake, to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

                 SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARY

                      Selected Consolidated Financial Data

     The following table sets forth our selected consolidated financial data. The financial data for the five years ended December 31, 2007 are derived from our audited financial statements. You should read the consolidatd selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and other financial data included elsewhere in this document.

SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

                                                            Year             Year           Year             Year          Year
                                                           Ended             Ended          Ended           Ended          Ended
                                                          Dec 2007         Dec 2006       Dec. 2005       Dec. 2004      Dec. 2003
                                                          --------         --------       ---------       ---------      ---------
                                                        (Unaudited)
Income Statement Data:
   Net interest income ............................    $    14,354      $    16,145     $    13,914     $    10,692     $     7,858
   Provision for loan losses ......................              0              723             865           1,146             735
   Noninterest income .............................          2,554            3,837           2,725           2,700           1,711
   Noninterest expense ............................         11,999           11,542           9,243           7,966           6,171
   Income Taxes ...................................          1,481            2,878           2,342           1,298             959
   Net income .....................................          3,429            4,839           4,189           2,982           1,704

Per Share Data: (1)
 Net income per share
    Basic .........................................    $      0.63      $      0.81     $      0.97     $      0.76     $      0.69
    Diluted .......................................    $      0.63      $      0.80     $      0.97     $      0.75     $      0.67

Balance Sheet Data:
  Total assets ....................................    $   500,852      $   481,856     $   476,599     $   366,102     $   253,217
  Total loans (net of unearned income) (2) ........        378,414          367,651         385,201         308,621         202,536
  Total deposits ..................................        342,755          310,893         311,554         258,153         166,213
  Other borrowings ................................         91,540           89,496          88,655          69,345          52,445
  Shareholders' equity ............................         62,741           78,803          73,315          36,571          33,410

  Book Value Per Share ............................    $     12.52      $     14.41     $     14.80     $     12.31     $      9.61

Performance Ratios:
  Return on average assets ........................           0.71%            1.00%           1.04%           0.98%           0.79%
  Return on average stockholders' equity ..........           4.96%            6.22%           9.28%           8.56%          10.43%
  Net interest margin .............................           3.40%            3.64%           3.69%           3.78%           3.90%

Asset Quality Ratios:
  Allowance to period-end loans ...................           1.14%            1.19%           1.14%           1.15%           1.18%
  Allowance to nonperforming loans ................          98.92%          308.63%         747.81%         368.13%       8,800.00%
  Nonperforming assets to assets ..................           0.91%            0.18%           0.11%           0.27%           0.04%
  Net charge-offs to average loans ................           0.02%            0.17%           0.00%           0.05%           0.01%

Capital Ratios:
   Tier 1 risk-weighted assets ....................          18.59%           28.32%          27.79%          17.32%          23.08%
   Total to risk-weighted assets ..................          19.69%           29.55%          29.03%          18.55%          24.48%
   Leverage capital ratio .........................          15.16%           20.87%          21.36%          13.64%          18.35%
   Total equity to total assets ...................          12.53%           16.35%          15.38%           9.99%          13.19%

(1) All share and per share data has been adjusted for 10% stock dividends in 2003, 2004, 2005, 2006, and 2007 and an additional 5% stock dividend in 2003.

(2)  Includes loans held for sale and is not net of allowance for loan losses.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

The  following  discussion  is  intended  to  assist  you in  understanding  the
financial   condition  and  results  of   operations  of  Southcoast   Financial
Corporation and subsidiaries and should be read in conjunction with the consolidated financial statements and related notes included in this report. All per share data in this discussion has been adjusted to reflect the 10% stock dividends paid in June 2005, May 2006, and June 2007. Many of the amounts and percentages in this section have been rounded for convenience of presentation, but actual recorded amounts have been used in computations. Accordingly, some information may appear not to compute accurately.

                                    Overview

Our average earning assets declined slightly in 2007 after having grown significantly in 2006. The 2007 decrease was largely due to management's 2006 decision to focus on core retail loan production and reduce the volume of purchased loans. Average purchased loans decreased by $32.1 million during 2007. The decline in purchased loans was partially offset by an increase in average core loans of $20.1 million. On an overall basis, average earning assets decreased 3.72% during 2007, after an 18.13% increase in 2006. The interest rate environment that prevailed during most of 2006 and 2007 reduced our net interest margins slightly. Total net interest income for 2007 was 11.10% lower than 2006 and 16.03% higher in 2006 than in 2005. Noninterest income declined by $1.3 million, or 33.42%, in 2007, while in 2006 noninterest income rose by $1.1 million, or 40.79%. In 2007, the decrease in noninterest income was largely due to a decrease in gains and fees related to the sale of property and equipment and gains recognized from the sale of investment securities, partially offset by increases in Company Owned Life Insurance earnings and service fees on deposit accounts. In 2006 the increase in noninterest income was largely due to an increase in gains on sales of investment securities and the fees and gains related to the sale of real estate. Noninterest expenses rose in 2007 and 2006 by 3.96% and 24.87%, respectively. In 2007, the opening of our Sam Rittenburg and Park West offices led to increases in occupancy, salaries, and furniture and equipment expenses. These increases were largely offset by a decrease in fees associated with the 2007 early retirement of two junior subordinated debentures. In 2006, the opening of our Dorchester Road office and our corporate center led to increases in occupancy, salaries, and furniture and equipment expenses. Our 2006 decision to elect early retirement of two junior subordinated debentures also contributed to the increase in noninterest expenses during 2006. The above factors contributed to a 29.15% decrease in net income for 2007 compared with a 15.51% increase in net income for 2006.

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

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the discussion under the caption "Allowance for Loan Losses" below and to Note 1 to our consolidated financial statements for a detailed description of our estimation process and methodology related to the allowance for loan losses.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

           Comparison of Years Ended December 31, 2007, 2006 and 2005

                              Results of Operations

                                     General

We had net income from operations for the year ended December 31, 2007 of $3.4 million, or $0.63 per basic share, compared to net income for the year ended December 31, 2006 of $4.8 million, or $0.81 per basic share. We had net interest income of $14.4 million for 2007 as compared to $16.1 million for 2006. We also had noninterest income (principally earnings on Company Owned Life Insurance, service charges, gains on sale of assets, fees and commissions) of $2.6 million in 2007 and $3.8 million in 2006. We provided $0 and $722,000 to our allowance for loan losses in 2007 and 2006, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, equipment, and professional fees) of $12.0 million in 2007 and $11.5 million in 2006.

We had net income from operations for the year ended December 31, 2006 of $4.8 million, or $0.81 per basic share, compared to net income for the year ended December 31, 2005 of $4.2 million, or $0.97 per basic share. We had net interest income of $16.1 million for 2006 as compared to $13.9 million for 2005. We also had noninterest income (principally service charges, gains on sale of assets, fees and commissions) of $3.8 million in 2006 and $2.7 million in 2005. We provided $722,000 and $865,000 to our allowance for loan losses in 2006 and 2005, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, equipment, and professional fees) of $11.5 million in 2006 and $9.2 million in 2005.

                               Net Interest Income

During the year ended December 31, 2007, net interest income was $14.4 million, as compared to $16.1 million for the year ended December 31, 2006. This decrease was attributable to changes in the rate and volume of average earning assets and average interest bearing liabilities. Average interest earning assets decreased to $429.2 million in 2007 from $445.8 million in 2006. The decrease in volume was primarily attributable to a $32.1 million decrease in average purchased loans during 2007, partially offset by a $20.1 million increase in average core loans. The average yield on interest earning assets increased from 7.07% to 7.48% from 2006 to 2007, while the average cost of interest bearing liabilities increased from 4.20% to 4.69%. The net yield on average interest earning assets decreased from 3.64% in 2006 to 3.40% in 2007. The decrease in net yield was attributable to a decrease in average equity of $9.2 million caused by the Company's repurchase and retirement of 977,281 shares of common stock for an aggregate purchase price of $19.7 million. Also contributing to the decrease in net yield on average interest earning assets was the Company's purchase of $17.3 million of Company Owned Life Insurance during the year. As a result, average Company Owned Life Insurance increased by $10.8 million during 2007. Though Company Owned Life Insurance produces income for the Company, it is classified as an other asset and the income it generates is noninterest income.

During the year ended December 31, 2006, net interest income was $16.1 million, as compared to $13.9 million for the year ended December 31, 2005. This increase was attributable to increases in the volume of average earning assets, offset by a slight decrease in net yield on interest earning assets. Average interest earning assets increased to $445.8 million in 2006 from $377.4 million in 2005. The increase in volume was attributable to the growth of our commercial and residential lending and the growth of our securities portfolio. The average yield on interest earning assets increased from 6.34% to 7.07% from 2005 to 2006, while the average cost of interest bearing liabilities increased from 3.09% to 4.20%. The net yield on average interest earning assets decreased slightly from 3.69% in 2005 to 3.64% in 2006. The decrease in net yield was cushioned by an increase of $27.2 million of average interest free funds supporting interest earning assets, largely as a result of the infusion of $32.3 million in cash from the stock offering we completed during the fourth quarter of 2005.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following tables set forth, for the periods indicated, information related to our average balance sheets and average yields on assets and average rates paid on liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

                                             For the year ended               For the year ended             For the year ended
                                             December 31, 2007                December 31, 2006              December 31, 2005
                                             -----------------                -----------------              -----------------
                                    Average        Income/   Yield/     Average      Income/   Yield/    Average     Income/  Yield/
(Dollars in thousands)             Balance(1)      Expense    Rate     Balance(1)    Expense    Rate    Balance(1)   Expense    Rate
                                   ----------      -------    ----     ----------    -------    ----    ----------   -------    ----
Assets:
    Federal funds sold ...........  $    7,571    $    397    5.24%   $   9,860    $    477    4.84%   $   11,497   $    340   2.96%
    Taxable investments ..........      44,032       2,303    5.23       51,850       2,672    5.15        29,628      1,308   4.42
    Non-taxable investments (2) ..      10,015         645    6.44        4,472         281    6.29           882         54   6.12
    Loans (3) (4) ................     367,626      28,760    7.82      379,624      28,083    7.40       335,389     22,214   6.62
                                    ----------    --------            ---------    --------            ---------   --------
        Total earning assets .....     429,244      32,105    7.48      445,806      31,513    7.07       377,396     23,916   6.34
                                    ----------    --------            ---------    --------            ---------   --------
    Other assets .................      50,452                           37,008                           27,268
                                    ----------                        ---------                        ---------
        Total assets .............  $  479,696                        $ 482,814                        $ 404,664
                                    ==========                        =========                        =========
Liabilities:
    Savings and demand deposits ..  $   70,244       2,067    2.94%   $  53,392         976    1.83    $  58,081        824    1.42
    Time deposits ................     198,797      10,116    5.09      225,720       9,972    4.42      194,534      6,233    3.20
    Other borrowings .............      84,982       3,859    4.54       62,801       2,690    4.29       54,218      1,933    3.56
    Subordinated debt ............      19,592       1,477    7.54       21,655       1,627    7.52       15,554        985    6.33
                                    ----------    --------            ---------    --------            ----------   --------
    Total interest bearing
        liabilities ..............     373,615      17,519    4.69      363,568      15,265    4.20      322,387      9,975    3.09
                                    ----------    --------            ---------    --------            ----------   --------
    Noninterest bearing
        demand deposits ..........      33,698                           41,439                           34,587
    Other liabilities ............       3,229                                                             2,547
                                    ----------                        ---------                        ---------
        Total liabilities ........     410,542                          405,007                          359,521
                                                                      ---------                        ---------
    Shareholders' equity .........      69,154                           77,807                           45,143
                                    ----------                        ---------                        ---------
        Total liabilities and
           shareholders' equity ..  $  479,696                        $ 482,814                        $ 404,664
                                    ==========                        =========                        =========
Net interest spread (5) ..........                            2.79%                            2.87%                           3.25%
Net interest income and net
    yield on earning assets (6) ..                $ 14,586    3.40%                $ 16,248    3.64%                $ 13,941   3.69%
                                                  ========                         ========                         ========
Interest free funds supporting
    earning assets (7) ...........  $   55,629                        $  82,238                        $  55,009
                                    ==========                        =========                        =========

(1)  Average balances are computed on a daily basis.
(2) Interest income amounts adjusted to reflect tax equivalent yields on non-taxable securities and loans assuming a 36% tax rate.
(3)  Does not include nonaccruing loans.
(4) Includes loan fees of $1.2 million in 2007, $1.3 million in 2006, and $1.4 million in 2005.
(5) Total interest earning assets yield less total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                         Net Interest Income - continued

The following table presents changes in our net interest income which are primarily a result of changes in the volumes (change in volume times old rate), changes in rates (change in rate times old volume), and changes in rate/volume(change in rate times the change in volume) of our interest earning assets and interest bearing liabilities.

                                                                  Analysis of Changes in Net Interest Income
                                                                  ------------------------------------------
                                           For the year ended December 31, 2007             For the year ended December 31, 2006
                                          versus the year ended December 31, 2006(1)      versus the year ended December 31, 2005(1)
                                          ------------------------------------------      ------------------------------------------
                                                                            Net                                         Net
 (Dollars in thousands)                        Volume        Rate          Change           Volume        Rate         Change
                                               ------        ----          ------           ------        ----         ------
Interest income:
   Federal funds sold ..................     $  (111)            31            (80)       $   (48)       $   185        $   137
   Taxable investments .................        (403)            35           (368)           982            382          1,364
   Non-taxable investments .............         349             14            363            220              7            227
   Net loans(2) ........................        (888)         1,565            677          2,930          2,939          5,869
                                             -------        -------        -------        -------        -------        -------
     Total interest income .............      (1,053)         1,645            592          4,084          3,513          7,597
                                             -------        -------        -------        -------        -------        -------
Interest expense:
   Savings deposits ....................     $   308            783          1,091            (67)           219            152
   Time deposits .......................      (1,189)         1,333            144            998          2,741          3,739
   Other borrowings ....................         950            219          1,169            306            451            757
   Subordinated debt ...................        (155)             5           (150)           386            256            642
                                             -------        -------        -------        -------        -------        -------
     Total interest expense ............         (86)         2,340          2,254          1,623          3,667          5,290
                                             -------        -------        -------        -------        -------        -------
       Net interest income .............     $  (967)       $  (695)       $(1,662)       $ 2,461        $  (154)       $ 2,307
                                             =======        =======        =======        =======        =======        =======
-------

(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.
(2) Includes loan fees of $1.2 million in 2007, $1.3 million in 2006, and $1.4 million in 2005.

During 2008, management expects that interest rates will decline. Therefore, any improvements in net interest income for 2008 are expected to be largely the result of increases in volume and changes in the mix of interest-earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina, metropolitan area. These strategies involve offering attractive interest rates and continuing our bank's commitment to providing outstanding customer service.

                     Market Risk - Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises principally from interest rate risk inherent in our lending, deposit, and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although we manage other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be our most significant market risk and this risk could potentially have the largest material effect on our financial condition and results of operations. Other types of market risk such as foreign currency exchange risk and commodity price risk do not affect us directly.

Achieving consistent growth in net interest income is the primary goal of our asset/liability function. We attempt to control the mix and maturities of assets and liabilities to achieve consistent growth in net interest income despite changes in market interest rates. We seek to accomplish this goal while maintaining adequate liquidity and capital. We believe our asset/liability mix is sufficiently balanced so that the effect of interest rates moving in either direction is not expected to be material over time.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Our Bank's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates our Bank's balance sheet and income statement under several different rate scenarios. The model's input (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200, and 300 basis points. According to the model as of December 31, 2007, our Bank is positioned so that net interest income would increase $75,000 and net income would increase $90,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would decline $503,000, and net income would decrease $366,000 if interest rates were to decline 100 basis points. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions our Bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The "Interest Sensitivity Analysis" table below indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2007 of $ 144.2 million for a cumulative gap ratio of (32.4%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap, such as our bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect. During 2007, our Company entered into an interest rate swap agreement in order to hedge its interest rate risk in a rising rate environment. Through this agreement the Company has effectively converted floating rate debt of Libor plus 150 basis points to a fixed rate of 6.32% on a notional amount of $10.0 million. The notional amount and floating rate under the agreement mirror the terms in the Company's remaining outstanding junior subordinated debentures.

The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Interest-earning deposits in other banks are reflected at the deposits' maturity dates. Loans not accruing interest are not included in the table. Repurchase agreements, FHLB borrowings and subordinated debt (collectively, Other borrowings) are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a 30-day or shorter period. However, our Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Interest Sensitivity Analysis

December 31, 2007
(Dollars in thousands)

                                                                               After Three                   Greater
                                                                   Within        Through         One           Than
                                                                   Three         Twelve        Through         Five
                                                                   Months        Months       Five Years       Years         Total
                                                                   ------        ------       ----------       -----         -----
  Assets
  Interest earning assets:
     Interest earning deposits in other banks ............     $     334      $       -      $       -       $      -            334
     Federal funds sold ..................................         3,774              -              -              -          3,774
Investment securities ....................................         4,142          6,748          3,401         48,318         62,609
     Loans Held for Sale .................................           384              -              -              -            384
        Loans:
       Fixed rate ........................................        12,565         17,769         24,107         45,547         99,988
       Variable rate .....................................       106,410         63,512        102,049          5,562        277,533
                                                               ---------      ---------      ---------      ---------      ---------
         Total earning assets ............................       127,609         88,029        129,557         99,427        444,622
                                                               ---------      ---------      ---------      ---------      ---------
  Liabilities
  Interest bearing liabilities:
     Interest bearing deposits:
       Interest bearing transaction accounts .............        15,597              -              -              -         15,597
       Savings and money market ..........................        71,175              -              -              -         71,175
       Time deposits $100,000 and over ...................        20,703         39,231          1,278              -         61,212
       Other time deposits ...............................        52,571         83,548         26,045              -        162,164
                                                               ---------      ---------      ---------      ---------      ---------
         Total interest bearing deposits .................       160,046        122,779         27,323                       310,148
     Other borrowings ....................................        72,040          5,000         12,500          2,000         91,540
                                                               ---------      ---------      ---------      ---------      ---------
         Total interest bearing liabilities ..............     $ 232,086      $ 127,779      $  39,823      $   2,000      $ 401,688
                                                               ---------      ---------      ---------      ---------      ---------
  Interest sensitivity gap ...............................     $(104,477)     $ (39,750)     $  89,734      $  97,427
                                                               =========      =========      =========      =========
  Cumulative interest sensitivity gap ....................     $(104,477)     $(144,227)     $ (54,493)     $  42,934
                                                               =========      =========      =========      =========
  Ratio of cumulative gap to
     total earning assets ................................        -23.49%        -32.43%        -12.25%          9.65%

                            Provision for Loan Losses

The allowance for loan losses, established through charges to the provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance is based on management's judgment of the amount needed to maintain an allowance adequate to provide for probable losses in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. We provided $0, $722,000, and $865,000 to the allowance during the years ended December 31, 2007, 2006, and 2005, respectively. We believe the provisions made to the allowance for loan losses allowed us to maintain an adequate allowance for probable losses for each of these periods. See "Allowance for Loan Losses" below.

                               Noninterest Income

Noninterest income, which consists primarily of service fees on deposits, gains and fees on loans sold, other fee income, Company Owned Life Insurance earnings, and gains on sales of securities and fixed assets, decreased by $1.3 million for the year ended December 31, 2007. The decrease is attributable to a $1.7 million decrease in property and equipment related gains and fees and a $162,000 decrease in gains on sales of investment securities, offset by an increase of $486,000 in Company Owned Life Insurance earnings, coupled with a $125,000 increase in service fees on deposit accounts. For the year ended December 31, 2006 compared to December 31, 2005, total noninterest income increased by $1.1 million. The increase is primarily attributable to an increase in property and equipment related gains and fees of $780,000 and an increase in gains on sales of securities of $338,000.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                              Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment, and professional expenses, totaled $12.0 million for the year ended December 31, 2007, as compared to $11.5 million for the year ended December 31, 2006. For the year ended December 31, 2006 compared to December 31, 2005, total noninterest expenses increased $2.3 million. The increase in noninterest expenses in both periods was primarily due to normal increases in salary and benefits, additional staff and facilities associated with new branch and operations locations, and professional fees related to SEC and Sarbanes Oxley compliance, as well as credit review. In 2006 we also had an increase of $277,000 for the amortization of prepaid fees on the issuance of junior subordinated debentures as a result of our decision in the fourth quarter of 2006 to exercise in 2007 our early termination option on two of our debentures totaling $11.3 million. The fees associated with these debentures had been on a thirty year amortization schedule and were accelerated to reflect our early termination decision. The first debenture, totaling $4.1 million, was retired in June 2007, and the second debenture, totaling $7.2 million, was retired in December 2007. We made the early termination decision based on our anticipation of our regulatory capital needs going forward and the interest rates we were paying on these debentures. Based on our early retirement of these debentures, the amortization of fees associated with them decreased by $224,000 in 2007.

                                  Income Taxes

We recorded tax expense of $1.5 million, $2.9 million and $2.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. Our effective tax rates for 2007, 2006 and 2005 were 30.17%, 37.28%, and 35.85%, respectively.

                               Financial Condition

                              Investment Portfolio
As of December 31, 2007, our available-for-sale investment portfolio comprised approximately 11.7% of our total assets. The following table summarizes the carrying value amounts of available-for-sale securities we held at December 31, 2007, 2006, and 2005. Available-for-sale securities are stated at estimated fair value. We had no securities which were held to maturity at December 31, 2007, 2006, or 2005.

                        Securities Portfolio Composition

                                                                                December 31,
                                                                                ------------
                                                      2007                         2006                            2005
                                                       Net                          Net                            Net
                                                   Unrealized                   Unrealized                      Unrealized
                                                    Holding                       Holding                        Holding
                                           Book      Gain/      Fair     Book      Gain/      Fair      Book      Gain/      Fair
(Dollars in thousands)                    Value     (Loss)     Value    Value     (Loss)     Value     Value     (Loss)      Value
                                          -----     ------     -----    -----     ------     -----     -----     ------      -----
Available-for-sale
    GSEs(1) ...........................  $ 5,499   $    28    $ 5,527   $10,478   $   (21)   $10,457   $11,484   $  (167)    11,317
    Mortgage-backed(2) ................   33,400       246     33,646    24,285      (123)    24,162    16,002      (267)    15,735
    U.S. States and political
      subdivisions ....................   14,569       248     14,817     5,644        77      5,721     2,331       (47)     2,284
    Other investments .................    4,652      (174)     4,478     2,196        41      2,237     2,093        54      2,147
                                         -------   -------    -------   -------   -------    -------   -------   -------    -------
        Total .........................  $58,120   $   348    $58,468   $42,603   $   (26)   $42,577   $31,910   $  (427)   $31,483
                                         =======   =======    =======   =======   =======    =======   =======   =======    =======

(1) Government sponsored enterprises, including Fannie Mae, Freddie Mac, and The Federal Home Loan Bank
(2) Includes securities secured by pools of mortgages from various issuers, including FNMA and FHLMC

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                  Securities Portfolio Composition - continued

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2007. Available-for-sale securities are stated at estimated fair value. There were no available-for-sale securities with maturities in time periods not presented in the table. Equity securities have no maturity and are shown as a separate category. Yields on tax exempt obligations have been computed on a tax equivalent basis (assuming a 36% tax rate). Maturities for mortgage- backed securities are not listed due to their tendency to have frequent prior- to- maturity paydowns.

Securities Portfolio Maturities and Yields

                                                                                          December 31, 2007
                                                                                          -----------------
                                                                                      Fair
(Dollars in thousands)                                                                Value              Yield
                                                                                      -----              -----
Government sponsored enterprises
   Due within one year .........................................................     $ 2,500             4.52%
   Due from one to five years ..................................................       3,027             5.27%
                                                                                     -------
     Total .....................................................................     $ 5,527             4.93%
                                                                                     =======
   Mortgage backed .............................................................     $33,646             5.42%
                                                                                     =======
U. S. States and political subdivisions
     Due from one to five years ................................................         374             5.51%
       Due from five to ten years ..............................................       1,989             5.71%
     Due after ten years .......................................................      12,454             6.29%
                                                                                     -------
            Total ..............................................................     $14,817             6.20%
                                                                                     =======
Other investments
     Due after ten years .......................................................     $ 4,328
     Equity securities with no maturities or stated yields .....................         150
                                                                                     -------
      Total ....................................................................     $ 4,478
                                                                                     =======

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

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

                           Loan Portfolio Composition

                                                                                      December 31,
                                                                                      ------------
(Dollars in thousands)                               2007              2006              2005              2004              2003
                                                     ----              ----              ----              ----              ----
Commercial ...............................        $ 130,247         $ 115,185         $ 115,198         $ 144,908         $ 113,621
Real estate - construction ...............           76,033            82,280            83,473            46,928            21,671
Real estate - mortgage ...................          167,851           165,481           172,060           101,216            62,543
Consumer and other .......................            4,283             4,665             5,195             3,559             4,274
                                                  ---------         ---------         ---------         ---------         ---------
     Total loans .........................          378,414           367,611           375,926           296,611           202,109
Less allowance for loan losses ...........           (4,297)           (4,364)           (4,270)           (3,404)           (2,377)
                                                  ---------         ---------         ---------         ---------         ---------
     Total net loans .....................        $ 374,117         $ 363,247         $ 371,656         $ 293,207         $ 199,732
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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                     Loan Portfolio Composition - continued

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis. Approximately 34.4% of our bank's loan portfolio at December 31, 2007 was comprised of commercial loans, almost three-fourths of which were secured by real estate (shown in the table below as "Real Estate Secured Loans - Commercial" and "Commercial and Industrial"). When taken, collateral may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets, but will usually be local real estate. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower's business or industry. Initial and continuing financial analysis of a borrower's financial information is required to control this risk.

Real estate construction loans represent 20.0% of the loan portfolio and typically consist of financing for the construction of 1-4 family dwellings and some non-farm, non-residential real estate. Usually, loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds.

Residential real estate loans comprised approximately 44.4% of our Bank's loan portfolio at December 31, 2007. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%.

The increase in our total loans outstanding between December 31, 2006 and December 31, 2007 is attributable to the growth and maturity of our existing branches, coupled with our ongoing marketing efforts. However, the increase in loans between December 31, 2006 and December 31, 2007 was offset by a significant decrease in purchased loans, which decreased from a total of $65,763,000 at December 31, 2006, to a total of $41,655,000 at December 31,
2007, a difference of $24,108,000. The decrease is a direct result of management's decision to focus on core retail loan production. Including the effects of these loans, the Company still had net growth in total loans of $10,803,000. After eliminating the effects of purchased loans the Company had a net growth in retail loans of $34,911,000.

             Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of our loans, by type, at December 31, 2007, as well as the type of interest requirement on such loans.

                                                                                       Over One
                                                                                         Year
                                                                                        Through            Over
                                                                       One Year          Five              Five
(Dollars in thousands)                                                  or less          Years             Years             Total
                                                                        -------          -----             -----             -----

Real Estate Secured Loans
     Residential 1-4 Family ................................          $ 14,226          $  3,486          $143,638          $161,350
     Multifamily ...........................................               377                 -             6,124             6,501
     Commercial ............................................             7,843             9,811            78,315            95,969
     Construction ..........................................            43,029             9,875            23,129            76,033
                                                                      --------          --------          --------          --------
Total Real Estate Secured Loans ............................            65,475            23,172           251,206           339,853
Commercial and Industrial ..................................            10,160            14,618             9,501            34,279
Consumer ...................................................               484             2,155               573             3,212
Other ......................................................               739                79               252             1,070
                                                                      --------          --------          --------          --------
                                                                      $ 76,858          $ 40,024          $261,532          $378,414
                                                                      ========          ========          ========          ========
Predetermined rate, maturity greater
     than one year .........................................       $         -          $ 24,677          $ 46,472          $ 71,149
Variable rate or maturity within one year ..................          $ 76,858          $ 15,347          $215,060          $307,265

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                    Nonperforming Loans, Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2007, we had $893,000 of nonaccrual loans, $3,451,000 in loans 90 days or more past due still accruing interest, and no restructured loans. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to $96,000 in 2007. No interest on nonaccruing loans was included in net income for 2007. Interest income on loans 90 days or more past due that are still accruing interest totaled $131,000. At December 31, 2006, we had $868,000 of nonaccrual loans, $546,000 in loans 90 days or more past due still accruing interest, and no restructured loans. The gross interest income which would have been recorded under the original terms of the loans amounted to $67,000 in 2006. No interest on nonaccruing loans was included in net income for 2006. Interest income on loans 90 days or more past due that were still accruing interest totaled $53,000. The majority of the increase in loans past due 90 days or more between the two periods is attributable to the delinquencies of several larger loans, most of which are secured by real estate.

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

                                                                                            December 31,
                                                                                            ------------
                                                                   2007           2006          2005           2004          2003
                                                                   ----           ----          ----           ----          ----
(Dollars in thousands)
Nonperforming loans:
  Non accrual loans .....................................        $  893         $  868         $  571         $  925       $     27
  Past due 90 days or more ..............................         3,451            546              -              -              -
  Other restructured loans ..............................             -              -              -              -
                                                                 ------         ------         ------         ------       --------
     Total nonperforming loans ..........................         4,344          1,414            571            925             27

Real estate acquired in settlement
  of loans ..............................................           194              -              -             70             70
                                                                 ------         ------         ------         ------       --------
     Total nonperforming assets .........................        $4,538         $1,414         $  571         $  995       $     97
                                                                 ======         ======         ======         ======       ========
Nonperforming assets as a
  percentage of loans and
  other real estate .....................................          1.20%          0.38%          0.15%          0.34%          0.05%
Allowance for loan losses as a
  percentage of nonperforming loans .....................         98.93%        308.63%        747.81%        368.13%      8,800.00%

                             Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are still accruing interest and are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. All loans past due 90 days or more and still accruing interest at December 31, 2007 are well secured and in the process of collection. The majority of these loans are real estate secured. Real estate values in the Charleston market currently appear to be stable.

                                Real Estate Owned

At December 31, 2007 we had $194,000 of real estate owned pursuant to foreclosure. We did not have any real estate owned pursuant to foreclosure at December 31, 2006. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair market value is determined by appraisal at the time of acquisition.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

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

In reviewing the adequacy of the allowance for loan losses at each year end, management takes into consideration the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccruing and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2007.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of our Bank and may require adjustments to the allowance based upon information available to them at the time of the examination. During 2007, the Company's average loans outstanding decreased by $12.0 million due primarily to the payoffs of brokered and wholesale loans. Due to this contraction in its loan portfolio the Company did not make a provision for loan losses during 2007.

The allowance is allocated to the segments of the portfolio as follows: 45% to Commercial loans, 11% to Construction loans, 37% to Mortgage loans, 1% to Consumer loans, and 6% is unallocated. We charge losses from any segment of the portfolio to the allowance without any allocation.

Summary of Loan Loss Experience

                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                        2007         2006        2005          2004          2003
                                                                        ----         ----        ----          ----          ----
 (Dollars in thousands)
Total loans outstanding at end of period .........................   $ 378,414    $ 367,611    $ 375,926     $ 296,611    $ 202,109
                                                                     =========    =========    =========     =========    =========
Average amount of loans outstanding ..............................   $ 367,626    $ 379,624    $ 335,389     $ 244,861    $ 176,688
                                                                     =========    =========    =========     =========    =========
Balance of allowance for loan losses at
   beginning of year .............................................   $   4,364    $   4,270    $   3,404     $   2,376    $   1,656
Loans charged off(1) .............................................          79          628            2           122           16
                                                                     ---------    ---------    ---------     ---------    ---------
   Total charge-offs .............................................          79          628            2           122           16
Recoveries of loans previously charged-off .......................          12            -            3             4            1
                                                                     ---------    ---------    ---------     ---------    ---------
Net charge-offs(recoveries) ......................................          67          628           (1)          118           15
Additions to allowance charged to expense ........................           -          722          865         1,146          735
                                                                     ---------    ---------    ---------     ---------    ---------
Balance of allowance for loan losses at
   end of year ...................................................   $   4,297    $   4,364    $   4,270     $   3,404    $   2,376
                                                                     =========    =========    =========     =========    =========
Ratios
   Net charge-offs during period to average
     loans outstanding during period .............................        0.02%        0.17%        0.00%         0.05%        0.01%
   Net charge-offs to loans at end of period .....................        0.02%        0.17%        0.00%         0.04%        0.01%
   Allowance for loan losses to average loans ....................        1.16%        1.15%        1.27%         1.39%        1.34%
   Allowance for loan losses to loans
     end of period ...............................................        1.14%        1.19%        1.14%         1.15%        1.18%
   Allowance for loan losses to nonperforming
     loans at end of period ......................................       98.92%      308.63%      747.81%       368.13%    8,800.00%
   Net charge-offs(recoveries) to allowance for loan losses ......        1.56%       14.39%       (0.02)%        3.47%        0.63%
   Net charge-offs(recoveries) to provision for loan losses ......         N/A        86.98%       (0.12)%       10.30%        2.04%

(1) Charged off loans for the years ended December 31, 2007, 2006, and 2004 are primarily Commercial loans; for the year ended 2005, primarily Consumer loans, and for 2003, a mixture of Commercial, Mortgage, and Consumer loans.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                                    Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2007, 2006 and 2005 are summarized below:

                                                                                 Year Ended December 31,
                                                                                 -----------------------
                                                                2007                      2006                       2005
                                                                ----                      ----                       ----
                                                              Average                   Average                    Average
(Dollars in thousands)                                  Amount     Rate Paid      Amount     Rate Paid       Amount       Rate Paid
                                                        ------     ---------      ------     ---------       ------       ---------
Noninterest bearing demand ........................   $ 33,698        0.00%      $ 41,439       0.00%      $ 34,587          0.00%
Interest bearing transaction accounts .............     15,882        0.46%        15,585       0.45%        14,852          0.48%
Savings ...........................................     54,362        3.67%        37,807       2.40%        43,229          1.74%
Time deposits - $100,000 and over .................     58,823        5.19%        62,577       4.57%        51,875          2.83%
Other time deposits ...............................    139,974        5.05%       163,143       4.36%       142,659          3.34%
                                                      --------                   --------                  --------
     Total deposits ...............................   $302,739        4.02%      $320,551       3.42%      $287,202          2.46%

As of December 31, 2007, we had $61.2 million in time deposits of $100,000 or more. We also had $104.0 million in brokered time deposits. Of the time deposits greater than $100,000, approximately $20.7 million had maturities within three months, $28.0 million had maturities over three through six months, $11.2 million had maturities over six through twelve months and $1.3 million had maturities over twelve months. Of the $104.0 million in brokered time deposits, approximately $34.5 million had maturities within three months, $32.9 million had maturities over three through six months, $11.6 million had maturities over six through twelve months, and $25.0 million had maturities over twelve months. It is a common industry practice not to consider brokered and wholesale time deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

                         Junior Subordinated Debentures

In two separate transactions in 2002 and another transaction in 2005, we established Southcoast Capital Trusts I, II and III (the "Capital Trusts"), as non-consolidated subsidiaries. The Capital Trusts issued and sold a total of 21,655 floating rate securities, with $1,000 liquidation amount per security. Institutional buyers bought 21,000 of the floating rate securities denominated as preferred securities and we bought the other 655 floating rate securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from us which are reported on our consolidated balance sheets. The Capital Securities mature or are mandated to be redeemable upon maturity on June 30, 2032, December 16, 2032, and September 30, 2035 respectively, or upon earlier optional redemption as provided in the indenture. We have the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007, December 30, 2007, and September 30, 2010. In 2007, the company exercised its right to redeem the Capital Securities issued by Southcoast Capital Trusts I and II. As a result the Company retired total debt of $11,345,000 during 2007. Our decision to redeem the Capital Securities was based on our anticipated regulatory capital needs and the interest rates we were paying on the debentures. The preferred securities of the remaining Capital Trust III totaled $10.3 million, of which $10.0 million qualified as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. The Company's investments in the common securities of the Capital Trusts totaled $310,000 and $655,000 at December 31, 2007, and December 31, 2006, respectively, and is included in "Available for Sale Securities" on its consolidated balance sheets. See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $0 and $66,090 at December 31, 2007 and 2006, respectively, and are included in other assets on the consolidated balance sheet. Amortization of debt issuance and administration costs from junior subordinated debentures totaled $74,000, $298,000, and $21,000 for the years ended December 31, 2007, 2006, and 2005, respectively, and is reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflected our decision in 2006 to exercise in 2007 our right of early redemption on the securities issued under the first two transactions as described in the preceding paragraph, which required us to recognize the unamortized portion of the debt issuance expense.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                             Contractual Obligations
The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2007.

                                                                            Payments due by period
                                                                            ----------------------
(Dollars in thousands)                                    Total           <1 year         1-3 years       3-5 years        >5 years
                                                          -----           -------         ---------       ---------        --------
Long-term debt obligations ....................          $91,540          $15,230          $12,000          $ 4,500          $59,810
Operating lease obligations ...................            1,281              237              488              474               82
                                                         -------          -------          -------          -------          -------
         Total ................................          $92,821          $15,467          $12,488          $ 4,974          $59,892
                                                         =======          =======          =======          =======          =======

                              Short-Term Borrowings

At December 31, 2007, 2006 and 2005, we had outstanding borrowings due within one year of $15.2 million, $18.7 million and $25.0 million, respectively. With the exception of $5.0 million outstanding at December 31, 2007 and $10.0 million outstanding at December 31, 2005 on which the interest rates were fixed at 4.67% and 2.91% respectively, all of the short-term borrowings were at variable interest rates, which were a weighted average of 4.18% at December 31, 2007, a weighted average rate of 7.24% at December 31, 2006, and 4.44% at December 31, 2005. Of the short term borrowings, $12.5 million were from the Federal Home Loan Bank of Atlanta ("FHLBA") and were collateralized by lender stock and residential mortgage loans, and $2.7 million were securities sold under agreements to repurchase collateralized by investment securities with a market value of $3.5 million. The maximum amount of short term borrowings at any month end was $32.4 million for 2007, $35.0 million for 2006 and $25.0 million for 2005. The approximate average amount of such borrowings and average weighted interest rate was $16.9 million and 4.37% for 2007, $23.9 million and 4.77% for 2006, and $12.4 million and 3.75% for 2005, respectively.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2007, 2006 and 2005.

                                                  Year ended December 31,
                                                  -----------------------
                                             2007          2006           2005
                                             ----          ----           ----
      Return on assets ...................   0.71%         1.00%          1.04%
      Return on equity ...................   4.96%         6.22%          9.28%
      Dividend payout ratio ..............   0.00%         0.00%          0.00%
      Equity to asset ratio ..............  14.42%        16.12%         11.16%

The return on equity decreased from 6.22% in 2006 to 4.96% in 2007 due to a decrease of $1.4 million in net income, mitigated by an $8.7 million decrease in average shareholders equity. In 2007, due to changing market conditions and the Company's excess regulatory capital levels, the Company repurchased 977,281 shares of common stock for a gross amount of $19,731,123. The repurchases were effected through two separate ten percent buyback authorizations by the Company's Board of Directors. The repurchases contributed to a decrease of 11.1% in average shareholders equity between 2007 and 2006.

We have opened ten branch offices since June 1998. In each case, we have incurred substantial pre-opening and start up expenses which have reduced net income. We may open additional branches when it appears that doing so would be advantageous to us. Any such additional openings will be likely to have a negative impact on earnings, at least temporarily.

                                    Liquidity

The most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within our bank's service area. Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale and brokered time deposits) provide a relatively stable funding base and were equal to 51.8% of total deposits at December 31, 2007. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans. Our bank is a member of the FHLBA and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans. At December 31, 2007, our bank had borrowed $73.5 million from the FHLBA and had the ability to borrow an additional $8.6 million based on a predetermined formula. Our bank also has $47.4 million available through lines of credit with other banks as an

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Management's Discussion and Analysis

                              Liquidity - continued

additional source of liquidity funding. At December 31, 2007, we had outstanding commitments to make up to $43.7 million in loans as well as standby letters of credit of $680,000. Management believes that our Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

                                Capital Resources

As the result of several factors, our equity capital decreased by $15.1 million during 2007. The repurchase of 977,281 shares of stock totaling $19.7 million was offset by reported earnings in 2007 of $4.4 million. We also issued a 10% stock dividend in June, 2007. Additional capital of $238,657 was provided by the exercise of stock options and shares issued through the employee stock purchase plan. Book value per share at December 31, 2007 was $12.71 as compared to $14.41 at December 31, 2006.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our Tier 1 capital consists of common shareholders' equity, minus certain intangible assets, plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. We and our bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. As of December 31, 2007 we and our subsidiary bank exceeded our capital requirements as shown in the following table.

                                                                                          Capital Ratios
                                                                                          --------------
                                                                                         Adequately Capitalized    Well Capitalized
(Dollars in thousands)                                                 Actual                Requirement             Requirement
                                                                       ------                -----------             -----------
                                                                 Amount       Ratio       Amount      Ratio      Amount       Ratio
                                                                 ------       -----       ------      -----      ------       -----
Our Bank
  Total capital (to risk-weighted assets) ................      $54,690       14.80%     $29,545      8.00%     $36,931      10.00%
  Tier 1 capital (to risk-weighted assets) ...............       50,699       13.72       14,772      4.00       22,158       6.00
  Tier 1 capital (to average assets) .....................       50,699       10.81       18,757      4.00       23,446       5.00
Southcoast Financial Corporation
  Total capital (to risk-weighted assets) ................      $77,146       19.69%     $31,352      8.00%         N/A       N/A
  Tier 1 capital (to risk-weighted assets) ...............       72,849       18.59       15,676      4.00          N/A       N/A
  Tier 1 capital (to average assets) .....................       72,849       15.16       19,217      4.00          N/A       N/A

-----
(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

                         Off-Balance Sheet Arrangements

At December 31, 2007, we had issued commitments to extend credit of $43.7million for home equity lines of credit, construction loans and commercial lines of credit. The commitments expire over periods from six months to ten years. Standby letters of credit totaled $680,000 at December 31, 2007.

Past experience indicates that many of these commitments to extend credit and standby letters of credit will expire unused. However, through our various sources of liquidity, we believe that we will have the necessary resources to fund these obligations should the need arise. See Note 18 to the consolidated audited financial statements for further information about financial instruments with off-balance sheet risk.

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


                              * * * * * * * * * *

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina

We have audited the accompanying balance sheet of Southcoast Financial Corporation as of December 31, 2007, and the related statements of income, shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2007 and December 31, 2005. We also have audited Southcoast Financial Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Southcoast Financial Corporation's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Controls. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southcoast Financial Corporation as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Southcoast Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Elliott Davis, LLC
Columbia, South Carolina
February 26, 2008

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




Clifton D. Bodiford, CPA
Columbia, South Carolina
February 23, 2007

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                           December 31,
                                                                                                           ------------
                                                                                                    2007                   2006
                                                                                                    ----                   ----
Assets
Cash and due from banks ..........................................................           $   7,033,156            $   7,008,202
Federal funds sold ...............................................................               3,774,000               31,204,000
                                                                                             -------------            -------------

       Cash and cash equivalents .................................................              10,807,156               38,212,202

Investment securities
   Available for sale ............................................................              58,467,574               42,577,683
   Federal Home Loan Bank stock, at cost .........................................               4,141,700                3,882,800
Loans held for sale ..............................................................                 384,000                  139,516
Loans, net .......................................................................             374,116,734              363,246,406
Property and equipment, net ......................................................              26,735,228               25,125,834
Company owned life insurance .....................................................              20,467,919                2,631,881
Other assets .....................................................................               5,731,776                6,039,218
                                                                                             -------------            -------------

       Total assets ..............................................................           $ 500,852,087            $ 481,855,540
                                                                                             =============            =============

Liabilities and shareholders' equity
Deposits
   Noninterest bearing ...........................................................           $  32,607,181            $  34,693,747
   Interest bearing ..............................................................             310,147,640              276,198,958
                                                                                             -------------            -------------

       Total deposits ............................................................             342,754,821              310,892,705

Securities sold under agreements to repurchase ...................................               7,730,401                1,840,719
Advances from Federal Home Loan Bank .............................................              73,500,000               66,000,000
Junior subordinated debentures ...................................................              10,310,000               21,655,000
Other liabilities ................................................................               3,815,558                2,664,504
                                                                                             -------------            -------------

       Total liabilities .........................................................             438,110,780              403,052,928
                                                                                             -------------            -------------

Commitments and contingencies - Notes 13 and 18
Shareholders' equity
   Common stock, no par value, 20,000,000 shares authorized,
     5,009,903 and 5,470,316 shares issued in 2007 and
     2006, respectively ..........................................................              60,157,384               75,315,774
Retained earnings ................................................................               2,597,714                3,503,162
Accumulated other comprehensive loss .............................................                 (13,791)                 (16,324)
                                                                                             -------------            -------------

       Total shareholders' equity ................................................              62,741,307               78,802,612
                                                                                             -------------            -------------

       Total liabilities and shareholders' equity ................................           $ 500,852,087            $ 481,855,540
                                                                                             =============            =============

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                                                                                           For the years ended December 31,
                                                                                           --------------------------------
                                                                                     2007                2006                2005
                                                                                     ----                ----                ----
Interest income
   Loans and fees on loans .............................................         $28,760,248         $28,080,276         $22,206,089
   Investment securities ...............................................           2,716,068           2,851,691           1,342,552
   Federal funds sold ..................................................             397,007             477,452             340,320
                                                                                 -----------         -----------         -----------
       Total interest income ...........................................          31,873,323          31,409,419          23,888,961
                                                                                 -----------         -----------         -----------
Interest expense
   Deposits ............................................................          12,183,042          10,947,415           7,057,332
   Other borrowings ....................................................           3,858,881           2,689,897           1,932,780
   Junior subordinated debentures ......................................           1,477,239           1,627,492             984,820
                                                                                 -----------         -----------         -----------
       Total interest expense ..........................................          17,519,162          15,264,804           9,974,932
                                                                                 -----------         -----------         -----------
       Net interest income .............................................          14,354,161          16,144,615          13,914,029
Provision for loan losses ..............................................                   -             722,466             865,067
                                                                                 -----------         -----------         -----------
       Net interest income after provision for loan losses .............          14,354,161          15,422,149          13,048,962

Noninterest income
   Service fees on deposit accounts ....................................           1,057,037             932,287             926,587
   Gain on sale of mortgage loans ......................................             346,731             334,624             551,411
   Gain on sale of investment securities ...............................             255,954             417,702              79,794
   Gain on sale of property and equipment ..............................              25,016             378,390             988,498
   Presales fee on property under sales contract .......................                   -           1,390,000                   -
   Company owned life insurance earnings ...............................             579,850              93,696                   -
   Other ...............................................................             289,895             290,412             179,022
                                                                                 -----------         -----------         -----------
       Total noninterest income ........................................           2,554,483           3,837,111           2,725,312
                                                                                 -----------         -----------         -----------
Noninterest expenses
   Salaries and employee benefits ......................................           6,746,753           6,499,288           5,711,173
   Occupancy ...........................................................           1,122,691             885,991             602,947
   Furniture and equipment .............................................           1,165,064           1,038,624             688,373
   Advertising and public relations ....................................             170,164             366,620             246,234
   Professional fees ...................................................             653,814             490,789             367,418
   Travel and entertainment ............................................             259,723             326,968             271,519
   Telephone, postage and supplies .....................................             426,290             423,184             342,337
   Insurance ...........................................................             211,152             169,647             139,429
   Junior subordinated debenture fees ..................................              74,298             298,499              21,446
   Other operating .....................................................           1,168,901           1,042,570             852,358
                                                                                 -----------         -----------         -----------
       Total noninterest expenses ......................................          11,998,850          11,542,180           9,243,234
                                                                                 -----------         -----------         -----------
       Income before income taxes ......................................           4,909,794           7,717,080           6,531,040
Income tax expense .....................................................           1,481,166           2,877,507           2,341,647
                                                                                 -----------         -----------         -----------
       Net income ......................................................         $ 3,428,628         $ 4,839,573         $ 4,189,393
                                                                                 ===========         ===========         ===========
Basic net income per common share(1) ...................................         $      0.63         $      0.81         $      0.97
                                                                                 ===========         ===========         ===========
Diluted net income per common share(1) .................................         $      0.63         $      0.80         $      0.97
                                                                                 ===========         ===========         ===========
Weighted average number of common
   shares outstanding(1)
     Basic .............................................................           5,419,474           6,007,137           4,335,319
                                                                                 ===========         ===========         ===========
     Diluted ...........................................................           5,423,915           6,012,445           4,340,470
                                                                                 ===========         ===========         ===========

-----------
(1) Adjusted for the effects of stock dividends

The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2007, 2006 and 2005


                                                                                                      Accumulated
                                                             Common Stock                                 other            Total
                                                             ------------               Retained      comprehensive    shareholders'
                                                        Shares          Amount          earnings      income (loss)       equity
                                                        ------          ------          --------      -------------       ------
Balance, December 31, 2004 ....................       2,970,663     $ 34,080,782     $  2,364,340     $    125,627     $ 36,570,749
  Net income ..................................                                         4,189,393                         4,189,393
  Other comprehensive income:
    Unrealized holding losses on
      securities available for sale,
      net of tax benefit of $270,275 ..........                                                           (326,873)        (326,873)
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $27,130 .................                                                            (52,664)         (52,664)
                                                                                                                       ------------
  Comprehensive income ........................                                                                           3,809,856
  Stock dividend (10%) ........................         302,988        3,252,980       (3,252,980)                                -
  Stock offering (net of offering
    costs of $2,359,722) ......................       1,610,000       32,255,278                                          32,255,278
  Exercise of stock options ...................          55,166          335,350                                             335,350
  Issuance of stock ...........................           8,350          202,738                                             202,738
  Employee stock purchase plan ................           7,043          140,574                                             140,574
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2005 ....................       4,954,210       70,267,702        3,300,753         (253,910)      73,314,545
  Net income ..................................                                         4,839,573                         4,839,573
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $284,015 ................                                                            504,915          504,915
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $150,373 ................                                                           (267,329)        (267,329)
                                                                                                                       ------------
  Comprehensive income ........................                                                                           5,077,159
  Stock dividend (10%) ........................         495,843        4,637,164       (4,637,164)                                -
  Issuance of stock ...........................          12,826          273,835                                            273,835
  Employee stock purchase plan ................           7,437          137,073                                            137,073
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2006 ....................       5,470,316       75,315,774        3,503,162          (16,324)      78,802,612
  Net income ..................................                                         3,428,628                         3,428,628
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $ 188,745 ...............                                                            335,546          335,546
    Unrealized losses on derivative
      instruments, net of taxes
      of $95,176 ..............................                                                           (169,202)        (169,202)
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $ 92,143 ................                                                           (163,811)        (163,811)
                                                                                                                       ------------
  Comprehensive income ........................                                                                           3,431,161
  Stock dividend (10%) ........................         502,609        4,334,076       (4,334,076)                                -
  Shares repurchased and retired ..............        (977,281)     (19,731,123)                                       (19,731,123)
  Exercise of stock options ...................           7,320          101,750                                            101,750
  Employee stock purchase plan ................           6,939          136,907                                            136,907
                                                   ------------     ------------     ------------     ------------     ------------
Balance, December 31, 2007 ....................       5,009,903     $ 60,157,384     $  2,597,714     $    (13,791)    $ 62,741,307
                                                   ============     ============     ============     ============     ============


The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                      2007                2006                2005
                                                                                      ----                ----                ----
Operating activities
   Net income .............................................................     $   3,428,628      $   4,839,573      $   4,189,393
   Adjustments to reconcile net income to net cash
     provided for operating activities
       Deferred income taxes ..............................................           103,153            699,673         (1,030,024)
       Provision for loan losses ..........................................                 -            722,466            865,067
       Depreciation and amortization ......................................         1,168,212            908,099            618,816
       Discount accretion and premium amortization ........................           (22,194)          (113,957)           (44,753)
       Origination of loans held for sale .................................       (52,201,151)       (85,500,258)       (60,945,036)
       Proceeds from sale of loans held for sale ..........................        51,956,667         94,636,234         63,679,094
       Gain on sale of investment securities ..............................          (255,954)          (417,702)           (79,794)
       Gain on sale of property and equipment .............................           (25,016)          (378,390)          (988,498)
       Deferred gain on sale of property and equipment ....................        (1,500,141)                 -                  -
       Increase in value of Company Owned Life Insurance ..................          (579,850)           (31,881)                 -
       Increase in other assets ...........................................           (44,040)          (331,583)          (245,415)
       Increase (decrease) in other liabilities ...........................         1,151,054           (411,367)         1,041,780
                                                                                -------------      -------------      -------------
         Net cash provided by operating activities ........................         3,179,368         14,620,907          7,060,630
                                                                                -------------      -------------      -------------
Investing activities
   Proceeds from maturities/calls of available for sale securities ........         6,462,679         25,000,633          7,238,962
   Proceeds from sale of available for sale securities ....................        15,042,565         19,628,722          2,775,067
   Purchases of available for sale securities .............................       (36,743,394)       (54,737,307)       (20,311,026)
   Purchases of Federal Home Loan Bank stock ..............................        (2,295,000)        (5,450,200)        (2,494,500)
   Sales of Federal Home Loan Bank stock ..................................         2,036,100          5,287,500          1,867,500
   (Increase) decrease in loans, net ......................................       (10,993,059)         7,687,182        (79,314,153)
   Purchases of property and equipment ....................................        (3,364,641)        (6,759,329)        (7,005,850)
   Purchases of Company Owned Life Insurance ..............................       (17,256,188)                 -         (2,600,000)
   Proceeds from sale of property and equipment ...........................         2,112,192          1,001,974          2,391,228
                                                                                -------------      -------------      -------------

         Net cash used for investing activities ...........................       (44,998,746)        (8,340,825)       (97,452,772)
                                                                                -------------      -------------      -------------

Financing activities
   Net increase(decrease) in deposits .....................................        31,862,116           (661,244)        53,400,666
   Increase in other borrowings and repurchase agreements .................        13,389,682            840,719          9,000,000
   Proceeds from (redemptions of) junior subordinated debentures ..........       (11,345,000)                 -
                                                                                                                         10,310,000
   Proceeds from stock offering, net ......................................                 -                  -         32,255,278
   Proceeds from exercise of stock options ................................           101,750                  -            335,350
   Issuance(repurchase) of stock ..........................................       (19,731,123)           273,835            202,738
   Proceeds from employee stock purchase plan .............................           136,907            137,073            140,574
                                                                                -------------      -------------      -------------

         Net cash provided by financing activities ........................        14,414,332            590,383        105,644,606
                                                                                -------------      -------------      -------------

         Net increase (decrease) in cash and cash equivalents .............       (27,405,046)         6,870,465         15,252,464

Cash and cash equivalents, beginning of year ..............................        38,212,202         31,341,737         16,089,273
                                                                                -------------      -------------      -------------

Cash and cash equivalents, end of year ....................................     $  10,807,156      $  38,212,202      $  31,341,737
                                                                                =============      =============      =============
Cash paid for
   Interest ...............................................................     $  17,499,827      $  14,831,057      $   9,429,973
                                                                                =============      =============      =============
   Income taxes ...........................................................     $   1,368,681      $   3,519,325      $   2,083,102
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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Southcoast Financial Corporation (the "Company") is a South Carolina corporation organized in 1999 for the purpose of being a holding company for Southcoast Community Bank (the "Bank"). During 2004, Southcoast Investments, Inc. was formed as a wholly-owned subsidiary of the Company, primarily for the purpose of holding real estate for the Company and Bank. The Company's primary purpose is that of owning the Bank. The Company is regulated by the Federal Reserve Board. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Bank was incorporated in 1998 and operates as a South Carolina chartered bank providing full banking services to its customers. The Bank is subject to regulation by the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation. During 2005, the Company formed Southcoast Capital Trust III for the purpose of issuing trust preferred securities. Southcoast Capital Trust I and II were formed in 2002 for the same purpose. In accordance with current accounting guidance, the Trusts are not consolidated in these financial statements.

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

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the South Carolina counties of Charleston, Berkeley, Dorchester, and Beaufort. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for residential mortgage loans, commercial real estate loans, and construction loans. These concentrations of mortgage, commercial, and construction loans totaled $161,350,212, $95,969,345, and $76,032,675, respectively, at December 31, 2007, representing 42.63%, 25.36%, and 20.09%, respectively, of total loans receivable and 253.36%, 150.70%, and 119.39%, respectively, of total equity.

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

Loans and Interest Income on Loans - Loans are stated at the principal balance outstanding. The allowance for loan losses is deducted from total loans in the balance sheet. Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

As of December 31, 2007 and 2006, the Company's impaired loans were equivalent to nonaccrual loans, as discussed in Note 6.

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

Debt Issuance Costs - Issuance costs associated with the junior subordinated debentures are amortized over the life of the debt using the straight-line method, which approximates the effective yield method. During 2006 the decision was made to retire two of the junior subordinated debentures in 2007 pursuant to early termination options provided by the instruments. Amortization of these costs was accelerated to appropriately reflect this decision, as discussed in
Note 11.

Income Taxes - The financial statements have been prepared on the accrual basis. When income and expenses are recognized in different periods for financial reporting purposes versus for purposes of computing income taxes currently payable, deferred taxes are provided on such temporary differences. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax return. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

In 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise's tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company's consolidated financial position.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $170,164, $366,620 and $246,234 were included in the Company's results of operations for 2007, 2006 and 2005, respectively.

Net Income Per Common Share - Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The Board of Directors declared and paid a ten percent stock dividend in June 2007, May 2006 and in June 2005. Per share amounts have been retroactively restated to reflect the stock dividends.

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

    Deposits - The fair values disclosed for deposits with no defined maturities are equal to their carrying amounts which represent the amounts payable on demand. The carrying amounts for variable rate, fixed-term money market accounts approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements - The following is a summary of recent
authoritative   pronouncements  that  may  affect  accounting,   reporting,  and
disclosure of financial information by the Company:

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company's accounting measurements, but it is expected to result in additional disclosures.

In September 2006, The FASB ratified the consensuses reached by the FASB's Emerging Issues Task Force ("EITF") relating to EITF 06-4, "Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" ("EITF 06-4"). Entities purchase life insurance for various reasons including protection against loss of key employees and to fund postretirement benefits. The two most common types of life insurance arrangements are endorsement split dollar life and collateral assignment split dollar life. EITF 06-4 covers the former and EITF 06-10 (discussed below) covers the latter. EITF 06-4 states that entities with endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board ("APB") Opinion No. 12, "Omnibus Opinion--1967" (if the arrangement is, in substance, an individual deferred compensation contract). Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. EITF 06-4 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, "Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance" ("EITF 06-5"). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115" ("SFAS 159"). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement (1) applies to all entities, (2) specifies certain election dates, (3) can be applied on an instrument-by-instrument basis with some exceptions, (4) is irrevocable and (5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements" ("EITF 06-10"). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No. 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements - continued

life insurance policy during the employee's retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

In November 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company's mortgage loans held for sale.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2006  and  2005 consolidated financial statements were reclassified to conform with the 2007 presentation.

Subsequent Events - On January 18, 2008, the Company announced plans to repurchase up to 484,527 shares of its common stock. Repurchased shares will be retired into authorized unissued shares. Pursuant to the 2008 Plan, and an earlier repurchase plan announced on July 25, 2007 for the repurchase of up to 547,556 shares, the Company repurchased a total of 175,418 shares during January 2008, at a total cost of $2,461,009. As a result of the repurchase, together with 2,749 shares issued through the Company's Employee Stock Purchase Plan, the Company had 4,837,234 common shares outstanding at January 31, 2008.

NOTE 2 - STOCK OFFERING AND BUYBACK

In order to support its long term growth plans, the Company completed a stock offering during the fourth quarter of 2005 whereby 1,610,000 shares of the Company's common stock were issued. The offering price was $21.50 per share to the public and $20.21 per share to the underwriters. The gross proceeds from the offering were $34,615,000 and expenses related to the offering totaled $2,359,722.

Due to changing market conditions and the Company's excess regulatory capital levels the Company has repurchased 977,281 shares of its common stock for a gross amount of $19,731,123 during 2007. The repurchases were effected through two separate buyback authorizations by the Company's Board of Directors during 2007.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2007 and 2006, these required reserves were met by vault cash.

NOTE 4 - FEDERAL FUNDS SOLD

When the Bank's cash reserves (Note 3) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2007 and 2006, federal funds sold amounted to $3,774,000 and $31,204,000, respectively.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are as follows:

                                                                                        December 31, 2007
                                                                                        -----------------
                                                                                         Gross Unrealized
                                                                   Amortized             ----------------               Estimated
                                                                     Cost             Gains              Losses         Fair Value
                                                                     ----             -----              ------         ----------
Available for sale
   Government sponsored enterprises(GSEs) ..............        $ 5,498,878        $    27,992            $     -        $ 5,526,870
   Mortgage backed .....................................         33,400,408            302,605             56,881         33,646,132
   Municipal securities ................................         14,569,027            250,914              2,668         14,817,273
   Other ...............................................          4,651,550                  -            174,251          4,477,299
                                                                -----------        -----------        -----------        -----------
     Total .............................................        $58,119,863        $   581,511        $   233,800        $58,467,574
                                                                ===========        ===========        ===========        ===========


                                                                                        December 31, 2006
                                                                                        -----------------
                                                                                         Gross Unrealized
                                                                   Amortized             ----------------               Estimated
                                                                     Cost             Gains              Losses         Fair Value
                                                                     ----             -----              ------         ----------
Available for sale
Government sponsored enterprises(GSEs) .................        $10,477,700        $    30,877        $    51,632        $10,456,945
Mortgage backed ........................................         24,285,436            100,721            223,625         24,162,532
Municipal securities ...................................          5,644,180             76,880                  -          5,721,060
Other ..................................................          2,195,873             41,273                  -          2,237,146
                                                                -----------        -----------        -----------        -----------
  Total ................................................        $42,603,189        $   249,751        $   275,257        $42,577,683
                                                                ===========        ===========        ===========        ===========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007.

Available for Sale

                                              Less than                      Twelve months
                                            twelve months                        or more                          Total
                                            -------------                        -------                          -----
                                                      Unrealized                       Unrealized                        Unrealized
                                     Fair value         losses        Fair value          losses         Fair value         losses
                                     ----------         ------        ----------          ------         ----------         ------
Mortgage backed ..............      $ 1,462,088      $    13,561      $ 5,141,992      $    43,320      $ 6,604,080      $    56,881
Municipal securities .........        1,185,704            2,668                -                -        1,185,704            2,668
Other ........................        3,517,675          174,251                -                -        3,517,675          174,251
                                    -----------      -----------      -----------      -----------      -----------      -----------

  Total ......................      $ 6,165,467      $   190,480      $ 5,141,992      $    43,320      $11,307,459      $   233,800
                                    ===========      ===========      ===========      ===========      ===========      ===========

Securities classified as available-for-sale are recorded at fair market value. Approximately 19% of the unrealized losses, or five individual securities, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities available for sale at December 31, 2007 by contractual maturity, are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized        Fair
                                                           Cost          Value
                                                           ----          -----
Under one year .....................................   $ 2,498,878   $ 2,500,000
Due after one but within five years ................     3,367,673     3,401,209
Due after five but within ten years ................     1,958,747     1,988,936
Due after ten years ................................    16,744,157    16,781,673
Mortgage backed ....................................    33,400,408    33,646,132
Equity securities with no maturity .................       150,000       149,624
                                                       -----------   -----------
  Total investment securities available-for-sale ...   $58,119,863   $58,467,574
                                                       ===========   ===========

Investment securities with an aggregate amortized cost of $33,235,824 and estimated fair value of $33,285,758 at December 31, 2007, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Investment securities with an aggregate amortized cost of $8,896,881 and estimated fair value of $8,947,041 at December 31, 2007, were pledged to secure securities sold under agreements to repurchase.

An investment security with an aggregate amortized cost of $222,402 and estimated fair value of $225,436 at December 31, 2007, was pledged to secure a Treasury Tax & Loan account.

Gross realized gains on sales of available-for-sale securities were $255,954, $480,420 and $79,794 in 2007, 2006, and 2005, respectively. Gross realized losses on available-for-sale securities were $0, $62,718 and $0 in 2007, 2006, and 2005, respectively. Proceeds from the sale of securities totaled $15,042,565 and $19,628,722 in 2007 and 2006, respectively.

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

NOTE 6 - LOANS

The composition of loans by major loan category is presented below:

                                                         December 31,
                                                         ------------
                                                  2007                 2006
                                                  ----                 ----
Real estate secured loans:
   Residential 1-4 Family ............       $ 161,350,212        $ 158,893,713
   Multifamily .......................           6,500,705            6,587,059
   Commercial ........................          95,969,345           87,079,990
   Construction ......................          76,032,675           82,280,422
                                             -------------        -------------
 Total real estate secured ...........         339,852,937          334,841,184
 Commercial and industrial ...........          34,278,418           28,104,517
 Consumer ............................           3,212,622            3,409,467
 Other ...............................           1,070,094            1,255,365
                                             -------------        -------------
 Total gross loans ...................         378,414,071          367,610,533
   Allowance for loan losses .........          (4,297,337)          (4,364,127)
                                             -------------        -------------
                                             $ 374,116,734        $ 363,246,406
                                             =============        =============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 6 - LOANS - continued

At December 31, 2007 and 2006, non-accrual loans totaled $892,640 and $868,282, respectively. The gross interest income which would have been recorded under the original terms of non-accrual loans amounted to $95,499, $66,553 and $40,035 in 2007, 2006, and 2005, respectively. Impaired loans were equivalent to nonaccrual loans in terms of principal balance and foregone interest for the periods ended December 31, 2007, 2006 and 2005. As of December 31, 2007, loans totaling $102,680,029 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 10).

The following tables provide a year to date analysis of activity within the allowance for loan losses and an allocation for the allowance for loan losses between the various loan categories:

                                                     December 31,
                                                     ------------
                                         2007            2006             2005
                                         ----            ----             ----
Balance, beginning of year ......    $ 4,364,127     $ 4,269,564     $ 3,403,970
Provision for loan losses .......              -         722,466         865,067
Net (charge-offs) recoveries ....        (66,790)       (627,903)            527
                                     -----------     -----------     -----------
Balance, end of year ............    $ 4,297,337     $ 4,364,127     $ 4,269,564
                                     ===========     ===========     ===========


                                                                                                       Allowance For Loan Loss
                                                                                                       Allocation as a Percentage
Balance at December 31, 2007 Applicable to:                                             Amount         of the whole
                                                                                        ------         ---------------------------
  Domestic:
        Commercial, financial, and agricultural .................................     $1,914,774                   44.56%
        Real estate- construction ...............................................        490,527                   11.41
        Real estate- mortgage ...................................................      1,591,894                   37.04
        Installment loans to individuals and other ..............................         38,000                    0.88
  Foreign .......................................................................              -                       -
  Unallocated ...................................................................        262,142                    6.11
                                                                                      ----------                  ------
  Total .........................................................................     $4,297,337                  100.00%
                                                                                      ==========                  ======

NOTE 7 - PROPERTY AND EQUIPMENT
Components of property and equipment are as follows:

                                                                                                December 31,
                                                                       Estimated                ------------
                                                                      Useful Lives         2007              2006
                                                                     -------------    -------------     -------------
   Land                                                                               $  10,089,134     $   9,500,779
   Furniture and equipment ......................................     3 - 10 years        5,828,975         5,311,882
   Buildings and improvements ...................................     5 - 40 years       13,413,328        12,124,315
   Construction in process ......................................                           918,799           854,119
                                                                                      -------------     -------------
                                                                                         30,250,236        27,791,095
   Less accumulated depreciation ................................                         3,515,008         2,665,261
                                                                                      -------------     -------------
     Total property and equipment ...............................                     $  26,735,228     $  25,125,834
                                                                                      =============     =============

Construction in process consists of a parcel of real property and a building purchased during 2007 in the Hilton Head area. The Bank is in the process of making improvements to the site and is exploring its options with respect to the property. Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $1,168,212, $908,099 and $618,816, respectively. During 2006 the
Company purchased two parcels of land in the Hilton Head area for future branch expansion. The Company's basis in these two properties was $3,292,762 at December 31, 2007. Because of changes in market conditions since the Company entered into binding contracts for purchase of the properties, the Company has slowed its expansion plans for the Hilton Head area and, therefore, the Company has not yet entered into construction contracts on either of these parcels.

In 2007, the Company received sales proceeds totaling $2,112,192 on properties with an aggregate net book value of $587,035, realizing gains on sale totaling $1,525,157 as a result of the transactions. The Company deferred recognition on $1,500,141 of this amount due to a sale- leaseback transaction on the property sold, the Company's Johns Island branch location. The Company will recognize the

                  SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 7 - PROPERTY AND EQUIPMENT - continued

gain ratably over the lease term as a reduction of lease expense. The terms of the Company's lease agreement with respect to this property are discussed in
Note 15.

In 2006, the Company received sales proceeds totaling $1,001,974 on properties with an aggregate net book value of $623,584, recognizing gains on sale totaling $378,390 as a result of the transactions.

NOTE 8 - DEPOSITS

The following is a detail of deposit accounts:

                                                             December 31,
                                                             ------------
                                                      2007                2006
                                                      ----                ----
Noninterest bearing deposits .............       $ 32,607,181       $ 34,693,747
Interest bearing
  NOW ....................................         15,596,644         15,585,193
  Money market ...........................         67,358,296         35,645,401
  Savings ................................          3,816,504          2,902,681
  Time, less than $100,000 ...............        162,164,231        163,589,680
  Time, $100,000 and over ................         61,211,965         58,476,003
                                                 ------------       ------------
    Total deposits .......................       $342,754,821       $310,892,705
                                                 ============       ============

Interest expense on time deposits greater than $100,000 was approximately $3,051,932, $2,856,926 and $4,630,000 in 2007, 2006 and 2005, respectively.

At December 31, 2007 and 2006, the Bank had approximately $107,337,632 and $117,998,815, respectively, in time deposits from customers outside its market area. This includes $104,020,000 and $114,307,000 in brokered deposits in 2007 and 2006, respectively.

At December 31, 2007 the scheduled maturities of time deposits are as follows:

     2008 ...........................................     $   196,053,153
     2009 ...........................................          11,340,477
     2010 ...........................................          10,248,236
     2011 ...........................................              91,819
     2012 ...........................................           5,580,140
     2013 ...........................................              62,371
                                                          ---------------
                                                          $   223,376,196

NOTE 9- SHORT-TERM BORROWINGS

Short- term borrowings payable include securities sold under agreements to repurchase which generally mature on a one to thirty day basis, federal funds purchased, and a holding company line of credit. Information concerning short-term borrowings is summarized as follows:



                                                             December 31,
                                                             ------------
                                                        2007              2006
                                                        ----              ----
Balance at end of the year .......................  $ 7,730,401    $ 1,840,719
Average balance during year ......................    8,343,820      1,895,720
Average interest rate during year ................         3.57%          3.11%
Maximum month-end balance during the year ........   21,923,512      7,601,687

The Company has collateralized the repurchase agreements with securities with an
aggregate   cost  basis  and  market  value  of   $8,896,881   and   $8,947,041,
respectively, at December 31, 2007.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                               December 31,
                                                                                               ------------
   Maturity                                       Rate                                    2007                2006
                                                  ----                                    ----                ----
   June 2007                   Variable (5.37% at December 31, 2006)                            -      $    5,500,000
   May 2008                                        4.67%                                5,000,000                   -
   June 2008                   Variable (4.40% at December 31, 2007)                    5,500,000           5,500,000
   November 2008               Variable (4.50% at December 31, 2007)                    2,000,000                   -
   September 2010                                  5.55%                                7,000,000           7,000,000
   February 2011               Variable (5.05% at December 31, 2007)                    4,500,000           4,500,000
   March 2013                                      2.91%                                7,500,000           7,500,000
   September 2013              Variable (4.58% at December 31, 2007)                   10,000,000          10,000,000
   June 2014                                       3.92%                                2,000,000           2,000,000
   October 2016                                    4.25%                                5,000,000           5,000,000
   October 2016                                    4.17%                                        -           5,000,000
   October 2016                                    4.12%                                        -           5,000,000
   November 2008               Variable (5.50% at December 31, 2006)                            -           2,000,000
   November 2011                                   4.87%                                        -           2,000,000
   November 2016                                   4.08%                                5,000,000           5,000,000
   January 2017                                    4.35%                                5,000,000                   -
   January 2017                                    4.40%                                5,000,000                   -
   January 2017                                    4.46%                                5,000,000                   -
   January 2017                                    4.60%                                5,000,000                   -
                                                                                  ---------------    ----------------
                                                                                  $    73,500,000    $     66,000,000
                                                                                  ===============    ================

Each of the fixed rate advances is subject to early termination options. The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On May 3, 2002, December 16, 2002, and August 5, 2005, in three separate transactions, Southcoast Capital Trust I, II, and III (the "Capital Trusts"), non-consolidated subsidiaries of the Company, issued and sold a total of 21,655 floating rate securities, with a $1,000 liquidation amount per security (the "Capital Securities"). Institutional buyers bought 21,000 of the Capital Securities denominated as preferred securities and the Company bought the other 655 Capital Securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from the Company which are reported on its consolidated balance sheets. The Capital Securities mature or are mandatorily redeemable upon maturity on June 30, 2032, December 16, 2032, and September 30, 2035, respectively, or upon earlier optional redemption as provided in the indenture. The Company has the right to redeem the Capital Securities in whole or in part, on or after June 30, 2007, December 30, 2007, and September 30, 2010. The Company may also redeem the capital securities prior to such dates upon occurrence of specified conditions and the payment of a redemption premium. During 2007 the Company exercised its right to redeem the Capital Securities issued by Southcoast Capital Trust I and Southcoast Capital Trust II. As a result the Company retired total debt related to these securities of $11,345,000.

The Company's investment in the common securities of the Capital Trusts totaled $310,000 and $655,000 at December 31, 2007, and December 31, 2006, respectively, and is included in "Available for Sale Securities" on its consolidated balance sheets. The preferred securities of the Capital Trusts totaling $10.0 million at December 31, 2007 and $21.0 million at December 31, 2006 qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.

Debt issuance costs, net of accumulated amortization, from junior subordinated debentures totaled $0 and $66,090 at December 31, 2007, and December 31, 2006, respectively, and are included in other assets on the consolidated balance sheets. Amortization of debt issuance and administration costs from junior subordinated debentures totaled $74,298, $298,499 and $21,446 for the years end December 31, 2007, 2006, and 2005, respectively, and is reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflects the Company's 2006 decision to

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES - continued

exercise its right of early redemption on the securities issued under the first two transactions pursuant to the language described in the first paragraph of this note.

The Capital Securities of Trust I accrued and paid distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points, which was
8.45 percent at December 31, 2007.

The Capital Securities of Trust II accrued and paid distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points, which was
8.05 percent at December 31, 2007.

The Capital Securities of Trust III accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 150 basis points, which was
6.20 percent at December 31, 2007. This rate may not exceed 12 percent through December 2007. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035.

The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

NOTE 12 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As part of its overall interest rate risk management activities, the Company utilizes a derivative instrument to manage its exposure to interest rate risks which can cause significant fluctuations in earnings. This derivative instrument consists of an interest rate swap agreement which the Company entered into during 2007. Interest rate swap agreements are derivative financial instruments ("derivatives"). Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional amount and maturity date. The Company's goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of specific balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. The interest rate swap entered into by the Company converted certain variable rate long term debt to fixed rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivatives that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed by the Company's credit committee.

Market risk is the adverse effect that a change in interest rates, currency, or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with its interest rate swap contract by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The Company periodically measures this risk by using a value-at-risk methodology.

The Company's derivatives activities are monitored by its asset/liability committee as part of that committee's oversight of the Company's asset/liability and treasury functions. The Company's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company's overall interest-rate risk-management and trading strategies.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 12 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - continued

The Company has entered into a pay-fixed interest rate swap to convert its variable rate trust junior subordinated debentures to a fixed rate. This interest rate swap is designated as a cash flow hedge under SFAS 133 using the "long-haul" method of assessing hedge effectiveness. Changes in fair value for the derivative that qualify as cash flow hedges are recorded through other comprehensive income (net of tax) in shareholders' equity to the extent that the hedge is effective. The net cash settlement on derivatives qualifying for hedge accounting is recorded in interest income or interest expense, as appropriate, based on the item being hedged.

The interest rate swap agreement provides for the Company to make payments at a fixed rate of 6.32% in exchange for receiving payments at a variable rate determined by a specified index (three month LIBOR plus 150 basis points).

During 2007 the Company recognized $12,324 as a reduction of interest expense on Junior subordinated debentures as a result of its interest rate swap.

At December 31, 2007 the information pertaining to outstanding interest rate swap agreements used to hedge variable rate debt is as follows:

                                                              2007
                                                              ----
Notional Amount                                           10,000,000
Weighted average variable (receive) rate                        6.33%
Weighted average fixed (pay) rate                               6.32%
Weighted average maturity in years                              2.75
Unrealized loss relating to interest rate swap             $ 264,378

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.

In September 2007 the Company entered into a contract to purchase a parcel of land contiguous to other land it owns in the Hilton Head area. The purchase price of the property is $164,000, and the Company paid $5,000 in earnest money at the time it signed the contract. The Company expects to close on the property in the first quarter of 2008.

In May 2006 the Company entered into a sales contract on two parcels of land contiguous to its branch location on John's Island. The land has a cost basis of $2,837,178. Under the agreement the Company agreed to sell the land, comprising approximately 13.21 acres, to the purchaser for the sum of $5,735,000. At the time of the contract the purchaser paid the Company a nonrefundable presales fee of $1,390,000 that was not applicable to the purchase price of the property. The Company recognized this as an item of noninterest income during 2006. The agreement specified a closing date on or before December 31, 2007, and provided for an extension period of one year through December 31, 2008, contingent on the payment of $30,000 monthly extension payments to the Company. Half of the monthly extension payments would be applicable to the purchase price and half would be nonapplicable. In December 2007 the purchaser exercised its right to extend the closing date of the transaction and has paid the monthly extension payments to date in accordance with the contract.

NOTE 14 - UNUSED LINES OF CREDIT

At December 31, 2007, the Bank had unused lines of credit to purchase federal funds totaling $47,400,000 from unrelated banks. These lines of credit are available on a one to fifteen day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $73,500,000 at December 31, 2007. Additional funds of $8,644,023 were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. As discussed in Note 6, the Company has pledged $102,680,029 in loans as collateral for these borrowings. Additionally, the Company had an unused holding company line of credit totaling $3,000,000 at December 31, 2007.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 15 - LEASES

During April 2003, the Company entered into a lease agreement for its branch location in Summerville. The lease began on May 1, 2003, and has an initial ten-year term. Additionally, the lease has renewal options for three additional ten-year terms. The lease requires monthly payments of $4,000 for the first five years of the initial lease term. Beginning after the first five years, the monthly rent will be increased by the amount of the previous calendar year's increase in the Consumer Price Index beginning on the first day of the lease renewal year, or $500, whichever is greater. This increase will occur annually thereafter throughout the remainder of the initial lease term and for each of the option renewal terms. Rental expense under this lease included in the consolidated statements of income totaled $48,000, $48,000, and $48,000 for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage, in the West Ashley area of Charleston. This lease agreement was entered into between the Company and a partnership whose membership includes the head of the mortgage operation, who is an employee of the Company. This relationship is also discussed in Note 17. The lease agreement was effective on July 1, 2006, and is on a month - to- month basis. The agreement may be terminated at any time by landlord or tenant upon 60 days prior notice by the terminating party. Monthly payments under this lease agreement are $1,553 per month. The Company's obligation under this lease at December 31, 2007, was $3,106, equal to two months' rent. During 2007 the monthly rental expense of this property was reduced by $891 per month due to the landlord's subletting part of the space to an appraisal company on a month- to-month basis. Rental expense under this lease included in the consolidated statements of income totaled $7,940 and $3,970 for the years ended December 31, 2007 and 2006, respectively.

During May 2006, the Company entered into a lease agreement for a branch location in the West Ashley area of Charleston. The lease was effective on August 1, 2006, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $2,060 per month for the first twelve months, with 3% annual increases in rent for each succeeding twelve month period. The renewal options also provide for annual 3% increases in monthly rent. Rental expense under this lease included in the consolidated statements of income totaled $25,091 and $10,300 for the years ended December 31, 2007 and 2006, respectively.

During December 2007, in connection with the sale of its Johns Island branch location discussed in Note 7, the Company entered into a sale- leaseback arrangement with the purchaser of its Johns Island branch location. The lease was effective on December 20, 2007, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $13,000 per month for the initial three five-year lease terms. The fourth five-year lease term requires monthly payments of $14,000 per month. There was no rent expense associated with this lease during 2007.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one month, for each of the next five years in the aggregate are:

     2008 ............................................     $ 161,878
     2009 ............................................       165,543
     2010 ............................................       172,345
     2011 ............................................       167,226
     2012 ............................................       156,993
                                                            --------

     Total minimum future rental payments ............      $ 823,985
                                                            =========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                           2007            2006            2005
                                           ----            ----            ----
Income taxes currently payable
  Federal ..........................   $ 1,596,754    $ 2,405,377   $ 2,596,817
  State ............................       188,230        219,155       222,283
                                       -----------    -----------   -----------

                                         1,784,984      2,624,532     2,819,100
Deferred tax provision (benefit) ...      (303,818)       252,975      (477,453)
                                       -----------    -----------   -----------

    Provision ......................   $ 1,481,166    $ 2,877,507   $ 2,341,647
                                       ===========    ===========   ===========

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, is as follows:

                                                             December 31,
                                                             ------------
                                                        2007              2006
                                                        ----              ----
Allowance for loan losses ........................   $ 1,305,978    $ 1,463,361
Unrealized loss (gain) on investment securities ..         8,918          9,521
Depreciation .....................................      (650,307)      (551,339)
Prepaid expenses .................................      (140,011)      (123,591)
Deferred revenue .................................       559,553              -
Other ............................................        69,760         52,121
                                                     -----------    -----------

  Net deferred tax asset .........................   $ 1,153,891    $   850,073
                                                     ===========    ===========

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2007 and 2006.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                         2007                         2006                         2005
                                                         ----                         ----                         ----
                                               Amount         %               Amount         %             Amount         %
                                               ------         -----           ------         ----          ------         -----
Tax expense at statutory rate ...........   $ 1,669,330          34%       $ 2,623,807         34%      $ 2,220,554          34%
Increase (decrease) in taxes
  resulting from:
  State bank tax (net of federal
    benefit) ............................       124,232           2            144,642          2           146,707           2
Officers' life insurance ................      (149,161)         (3)            70,420          1           180,336           3
Nonqualified stock options ..............             -           -                  -          -          (213,253)         (3)
Other tax preference items ..............      (163,235)         (3)            38,638          -             7,303           -
                                            -----------         ---        -----------        ---       -----------         ---

    Tax provision .......................   $ 1,481,166          30%       $ 2,877,507         37%      $ 2,341,647          36%
                                            ===========         ===        ===========        ===       ===========         ===

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 17 - RELATED PARTY TRANSACTIONS

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

A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                              December 31,
                                                              ------------
                                                         2007             2006
                                                         ----             ----
Balance, beginning of year ...................         $509,207         $165,661
  New loans ..................................                -          412,586
  Repayments .................................           73,925           69,040
                                                       --------         --------
Balance, end of year .........................         $435,282         $509,207
                                                       ========         ========

Deposits by directors and executive officers, including their affiliates, at December 31, 2007 and 2006 approximated $912,224 and $701,081, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage. The lease is on a month- to-month basis and obligates the Company to monthly payments of $1,553. The lease may be terminated by landlord or tenant on 60 days notice. The head of the mortgage operation, who is an employee of the Company, is also a partner in the partnership that owns the real property. This lease agreement is also discussed in Note 15.


NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

                                                           December 31,
                                                           ------------
                                                      2007              2006
                                                      ----              ----
Commitments to extend credit .............        $43,661,701        $45,435,151
Standby letters of credit ................            679,808            610,321

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 19 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches employee contributions equal to 50 percent of the first six percent of compensation, subject to certain adjustments and limitations. The Company may also make an elective three percent contribution to the Plan accounts of all eligible employees. Contributions made to the Plan in 2007, 2006 and 2005 amounted to $67,028, $192,926 and $113,158, respectively.

NOTE 20 - STOCK OPTION PLAN

During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. The plan provides for options to vest immediately and expire not later than ten years from the grant date.

Below is a summary of the plan status and changes during the year (all shares and exercise prices have been adjusted for stock dividends):

                                               2007                      2006                         2005
                                               ----                      ----                         ----
                                                  Weighted-                 Weighted-                    Weighted-
                                                   Average                   Average                      Average
                                                  Exercise                  Exercise                     Exercise
                                        Shares       Price        Shares       Price        Shares          Price
                                        ------       -----        ------       -----        ------          -----
Outstanding at beginning of year ....    18,300     $13.90         18,300      $13.90        90,562        $ 7.34
Granted .............................         -                         -                         -             -
Exercised ...........................    (7,320)     13.90              -                   (72,262)         5.68
Forfeited or expired ................         -                         -                         -
                                         ------                    ------                    ------
Outstanding at end of year ..........    10,980      13.90         18,300       13.90        18,300         13.90
                                         ======                    ======                    ======
Options exercisable at year end .....    10,980      13.90         18,300       13.90        18,300         13.90
                                         ======                    ======                    ======
Shares available for grant ..........    25,179                    25,179                    25,179
                                         ======                    ======                    ======

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

NOTE 21 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a five year non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. The plan was replaced in 2005 with an identical plan which expires in 2010. Beginning
July 1, 2000, officers and employees were allowed to have the Company make payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price on the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter. During 2007 and 2006, the Company issued 6,939 and 7,437 shares of common stock, respectively, under this plan.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 22 - NET INCOME PER COMMON SHARE

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

                                                                      For the years ended December 31,
                                                                      --------------------------------
                                                                    2007              2006             2005
                                                                    ----              ----             ----
  Basic earnings per share:

  Net income available to common shareholders ............    $   3,428,628    $    4,839,573    $   4,189,393
                                                              =============    ==============    =============

  Average common shares outstanding - basic ..............        5,419,474         6,007,137        4,335,319
                                                              =============    ==============    =============

  Basic earnings per share ...............................    $        0.63    $         0.81    $        0.97
                                                              =============    ==============    =============

  Diluted earnings per share:

  Net income available to common shareholders ............    $   3,428,628    $    4,839,573    $   4,189,393
                                                              =============    ==============    =============

  Average common shares outstanding - basic ..............        5,419,474         6,007,137        4,335,319

  Incremental shares from assumed conversion
   of stock options ......................................            4,441             5,308            5,151
                                                              -------------    --------------    -------------

  Average common shares outstanding - diluted ............        5,423,915         6,012,445        4,340,470
                                                              =============    ==============    =============

  Diluted earnings per share .............................    $        0.63    $         0.80    $        0.97
                                                              =============    ==============    =============


NOTE 23 - DIVIDENDS

The Board of Directors declared and paid ten percent stock dividends in June 2007, May 2006, and June 2005. All stock dividends were recorded at fair market value to the extent of retained earnings available. All balance sheet amounts and per share amounts have been adjusted to reflect these dividends.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 24 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure of the Bank to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

                                                                                                               To Be Well-
                                                                                                             Capitalized Under
                                                                                      For Capital             Prompt Corrective
                                                                Actual              Adequacy Purposes         Action Provisions
                                                                ------              -----------------         -----------------
  (Dollars in thousands)                                 Amount       Ratio        Amount        Ratio       Amount        Ratio
                                                         ------       -----        ------        -----       ------        -----
December 31, 2007
The Company
 Total capital (to risk-weighted assets) ...........   $ 77,146       19.69%      $ 31,352       8.00%(1)        N/A         N/A
 Tier 1 capital (to risk-weighted assets) ..........     72,849       18.59         15,676       4.00(1)         N/A         N/A
 Tier 1 capital (to average assets) ................     72,849       15.16         19,217       4.00(1)         N/A         N/A

The Bank
 Total capital (to risk-weighted assets) ...........   $ 54,690       14.80       $ 29,545       8.00%        36,931       10.00%
 Tier 1 capital (to risk-weighted assets) ..........     50,699       13.72         14,772       4.00         22,158        6.00
 Tier 1 capital (to average assets) ................     50,699       10.81         18,757       4.00         23,446        5.00

December 31, 2006
The Company
 Total capital (to risk-weighted assets) ...........   $104,791       29.55%      $ 28,370       8.00%(1)        N/A         N/A
 Tier 1 capital (to risk-weighted assets) ..........    100,427       28.32         14,185       4.00(1)         N/A         N/A
 Tier 1 capital (to average assets) ................    100,427       20.87         19,248       4.00(1)         N/A         N/A

The Bank
 Total capital (to risk-weighted assets) ...........   $ 54,151       16.13%      $ 26,855       8.00%      $ 33,569       10.00%
 Tier 1 capital (to risk-weighted assets) ..........     50,090       14.92         13,428       4.00         20,142        6.00
 Tier 1 capital (to average assets) ................     50,090       10.90         18,384       4.00         22,980        5.00

(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 25 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                              December 31,
                                                                                              ------------
                                                                                   2007                             2006
                                                                                   ----                             ----
                                                                       Carrying            Fair         Carrying              Fair
                                                                        Amount            Value           Amount             Value
                                                                        ------            -----           ------             -----
Financial assets:
   Cash and due from banks .................................          $  7,033          $  7,033          $  7,008          $  7,008
   Federal funds sold ......................................             3,774             3,774            31,204            31,204
   Investment securities ...................................            62,609            62,609            46,460            46,460
   Loans held for sale .....................................               384               384               140               140
   Loans, gross ............................................           378,414           379,368           367,611           365,759
Financial liabilities:
   Deposits ................................................           342,755           336,901           310,893           300,909
   Advances from Federal Home Loan Bank ....................            73,500            71,581            66,000            66,085
   Junior subordinated debentures ..........................            10,310            10,310            21,655            21,655

                                                                     Notional               Fair         Notional            Fair
                                                                      Amount                Value         Amount             Value
                                                                      ------                -----         ------             -----
Financial instruments with off-
Balance sheet risk:
Commitments to extend credit ...........................             $43,662              $      -          $45,435             -
Standby letters of credit ..............................                 680                     -              610             -
 Derivative Instruments ................................              10,000                  (264)               -             -

NOTE 26 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                             December 31,
                                                                                                             ------------
                                                                                                   2007                      2006
                                                                                                   ----                      ----
ASSETS
   Cash ........................................................................              $    875,247              $ 31,680,363
   Investments available for sale ..............................................                   460,000                 1,231,912
   Investment in subsidiaries ..................................................                51,663,201                50,661,078
   Loans, net ..................................................................                         -                 3,339,941
   Property and equipment, net .................................................                13,447,967                13,380,833
   Company Owned Life Insurance ................................................                 7,503,468                         -
   Other assets ................................................................                   637,004                   226,014
                                                                                              ------------              ------------
       Total assets ............................................................              $ 74,586,887              $100,520,141
                                                                                              ============              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable ............................................................              $     35,439              $     62,529
   Deferred revenue ............................................................                 1,500,141                         -
   Junior subordinated debentures ..............................................                10,310,000                21,655,000
   Shareholders' equity ........................................................                62,741,307                78,802,612
                                                                                              ------------              ------------
       Total liabilities and shareholders' equity ..............................              $ 74,586,887              $100,520,141
                                                                                              ============              ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 26 - PARENT COMPANY FINANCIAL INFORMATION - continued

                         CONDENSED STATEMENTS OF INCOME

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                   2007                2006                2005
                                                                                   ----                ----                ----

Income
   Other .............................................................         $ 4,372,848         $ 2,826,091          $   977,918
                                                                               -----------         -----------          -----------
                                                                                 4,372,848           2,826,091              977,918
Expenses .............................................................           2,136,038           2,487,297            1,859,101
                                                                               -----------         -----------          -----------
   Income (loss) before income taxes .................................           2,236,810             338,794             (881,183)
Income tax (expense) benefit .........................................             584,470            (121,965)             126,164
                                                                               -----------         -----------          -----------
   Profit (loss) before equity in undistributed
     net income of subsidiaries ......................................           2,821,280             216,829             (755,019)
Equity in undistributed net income of subsidiaries ...................             607,348           4,622,744            4,944,412
                                                                               -----------         -----------          -----------
       Net income ....................................................         $ 3,428,628         $ 4,839,573          $ 4,189,393
                                                                               ===========         ===========          ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 26 - PARENT COMPANY FINANCIAL INFORMATION - continued


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                          For the years ended December 31,
                                                                                          --------------------------------
                                                                                      2007             2006              2005
                                                                                      ----             ----              ----
Operating Activities
   Net income .............................................................      $  3,428,628       $  4,839,573       $  4,189,393
   Adjustments to reconcile net income to net cash
     provided (used) by operating activities
       Equity in undistributed net income of subsidiaries .................          (607,348)        (4,622,744)        (4,944,412)
       Dividend income from bank subsidiary ...............................        (3,575,763)                 -                  -
       Provision for loan losses ..........................................           (62,203)             1,891            (14,688)
       Gain on sale of property and equipment .............................                 -           (377,713)          (293,382)
       Deferred gain on sale of property and equipment ....................        (1,500,141)                 -                  -
       Gain on sale of securities .........................................           (52,206)          (153,043)                 -
       Depreciation .......................................................           159,218             76,097             75,190
       Increase in value of Company Owned Life Insurance ..................          (230,401)                 -                  -
       (Increase) decrease in other assets ................................          (603,231)         1,526,337           (247,622)
       Increase (decrease) in other liabilities ...........................         1,473,050             55,268              7,261
                                                                                 ------------       ------------       ------------
         Net cash provided (used) for operating activities ................        (1,570,397)         1,345,666         (1,228,260)
                                                                                 ------------       ------------       ------------
Investing activities
   Cash contribution to subsidiaries ......................................          (200,000)       (10,628,408)                 -
   Dividends received from bank subsidiary ................................         3,575,763                  -                  -
   Proceeds from sale of available for sale securities ....................           479,118          1,150,138                  -
   Purchase of available for sale securities ..............................                 -           (390,912)          (993,339)
   Calls and maturities of available for sale securities ..................           345,000                  -                  -
   (Increase) decrease in loans, net ......................................         3,402,144          3,842,684         (1,519,350)
   Purchase of property and equipment .....................................          (813,387)        (4,563,699)        (3,883,317)
   Purchase of Company Owned Life Insurance ...............................        (7,273,067)                 -                  -
   Proceeds from sale of property and equipment ...........................         2,087,176          1,001,297            293,382
                                                                                 ------------       ------------       ------------
         Net cash provided (used) by investing activities .................         1,602,747         (9,588,900)        (6,102,624)
                                                                                 ------------       ------------       ------------
Financing activities
   Proceeds from (redemptions of) junior subordinated debentures ..........       (11,345,000)                 -         10,310,000
   Proceeds from sale of stock, net .......................................                 -                  -         32,255,278
   Proceeds from exercise of stock options ................................           101,750                  -            335,350
   Proceeds from employee stock purchase plan .............................           136,907            137,073            140,574
   Issuance(repurchase) of common stock ...................................       (19,731,123)           273,835            202,738
                                                                                 ------------       ------------       ------------
         Net cash provided by financing activities ........................       (30,837,466)           410,908         43,243,940
                                                                                 ------------       ------------       ------------
         Net change in cash ...............................................       (30,805,116)        (7,832,326)        35,913,056
Cash, beginning of year ...................................................        31,680,363         39,512,689          3,599,633
                                                                                 ------------       ------------       ------------
Cash, end of year .........................................................      $    875,247       $ 31,680,363       $ 39,512,689
                                                                                 ============       ============       ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


NOTE 27 - QUARTERLY DATA (UNAUDITED)

                                                       2007                                          2006
                                    -----------------------------------------     -----------------------------------------
(Dollars in thousands                Fourth      Third     Second      First        Fourth     Third     Second      First
except per share)                   Quarter     Quarter    Quarter   Quarter      Quarter    Quarter    Quarter    Quarter
                                    --------    -------   --------   -------      ------- ----------    -------    -------
Interest income ................    $  8,074   $  8,073   $  7,933   $  7,793     $  8,020   $  8,179   $  7,931   $  7,279
Interest expense ...............       4,558      4,599      4,210      4,152        4,159      4,142      3,711      3,253
                                    --------   --------   --------   --------     --------   --------   --------   --------

Net interest income ............       3,516      3,474      3,723      3,641        3,861      4,037      4,220      4,026

Provision for loan losses ......       -           -         -         -                -          97        306        319
                                    --------   --------   --------   --------     --------   --------   --------   --------

Net interest income after
  provision for loan losses ....       3,516      3,474      3,723      3,641        3,861      3,940      3,914      3,707
Noninterest income .............         633        757        562        603          709        552      1,790        786
Noninterest expenses ...........       3,250      2,785      2,995      2,969        3,082      2,823      3,231      2,406
                                    --------   --------   --------   --------     --------   --------   --------   --------

Income before taxes ............         899      1,446      1,290      1,275        1,488      1,669      2,473      2,087
Income tax expense .............         176        435        426        444          521        612        994        751
                                    --------   --------   --------   --------     --------   --------   --------   --------

Net income .....................    $    723   $  1,011   $    864   $    831     $    967   $  1,057   $  1,479   $  1,336
                                    ========   ========   ========   ========     ========   ========   ========   ========

Earnings per share:
  Basic ........................    $   0.15       0.19       0.15       0.14         0.16       0.18       0.25       0.22
  Diluted ......................    $   0.15       0.19       0.15       0.14         0.15       0.18       0.25       0.22

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                                 Corporate Data

                           Common Stock and Dividends

The common stock of the Company is listed on the Nasdaq Global Market under the symbol "SOCB." The reported high and low sales prices for each quarter of 2007 and 2006 are shown in the following table.

          2007                                     Low*          High*
     -------------                             ---------      ---------
     Fourth Quarter .......................    $   13.15      $   18.79
     Third Quarter ........................    $   16.88      $   21.14
     Second Quarter .......................    $   19.84      $   20.87
     First Quarter ........................    $   18.12      $   20.82

          2006
     -------------
     Fourth Quarter .......................    $   18.18      $   19.49
     Third Quarter ........................    $   18.27      $   19.85
     Second Quarter .......................    $   19.09      $   21.45
     First Quarter ........................    $   18.80      $   21.65


------------------
*Amounts adjusted to reflect a 10% stock dividend paid June 22, 2007 and May 3, 2006.

As of January 31, 2008, there were approximately 1,839 holders of record of the Company's common stock, excluding individual participants in security position listings.

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