Form 10-K, Exhibit 13
period 2008-12-31
SOUTHCOAST FINANCIAL CORP
filed 2009-03-05
CIK 1083689

EXHIBIT 13
                 PORTIONS OF 2008 ANNUAL REPORT TO SHAREHOLDERS
                           INCORPORATED BY REFERENCE
                        INTO ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2008

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

                                                            Year           Year             Year             Year          Year
                                                           Ended           Ended            Ended           Ended          Ended
                                                          Dec 2008       Dec 2007         Dec 2006        Dec. 2005      Dec. 2004
                                                          --------       --------         --------        ---------      ---------
Income Statement Data:
   Net interest income ............................    $    15,113      $    14,354     $    16,145     $    13,914     $    10,692
   Provision for loan losses ......................          4,294                0             723             865           1,146
   Noninterest income .............................          2,576            2,554           3,837           2,725           2,700
   Noninterest expense ............................         13,403           11,999          11,542           9,243           7,966
   Income Taxes ...................................           (225)           1,481           2,878           2,342           1,298
   Net income .....................................            217            3,429           4,839           4,189           2,982

Per Share Data: (1)
 Net income per share
    Basic .........................................    $      0.05       $     0.63     $      0.81     $      0.97     $      0.76
    Diluted .......................................    $      0.05       $     0.63     $      0.80     $      0.97     $      0.75

Balance Sheet Data:
  Total assets ....................................    $   534,965       $  500,852     $   481,856     $   476,599     $   366,102
  Total loans (net of unearned income) ............        404,533          378,414         367,611         375,926         296,611
  Total deposits ..................................        366,811          342,755         310,893         311,554         258,153
  Other borrowings ................................        107,900           91,540          89,496          88,655          69,345
  Shareholders' equity ............................         55,233           62,741          78,803          73,315          36,571

  Book Value Per Share ............................    $     12.24       $    12.52     $     14.41     $     14.80     $     12.31

Performance Ratios:
  Return on average assets ........................           0.04%            0.71%           1.00%           1.04%           0.98%
  Return on average stockholders' equity ..........           0.37%            4.96%           6.22%           9.28%           8.56%
  Net interest margin .............................           3.33%            3.40%           3.64%           3.69%           3.78%

Asset Quality Ratios:
  Allowance to period-end loans ...................           1.83%            1.14%           1.19%           1.14%           1.15%
  Allowance to nonperforming loans ................          51.79%           98.92%         308.63%         747.81%         368.13%
  Nonperforming assets to assets ..................           3.06%            0.91%           0.18%           0.11%           0.27%
  Net charge-offs to average loans ................           0.30%            0.02%           0.17%           0.00%           0.05%

Capital Ratios:
   Tier 1 risk-weighted assets ....................          16.49%           18.59%          28.32%          27.79%          17.32%
   Total to risk-weighted assets ..................          17.75%           19.69%          29.55%          29.03%          18.55%
   Leverage capital ratio .........................          12.54%           15.16%          20.87%          21.36%          13.64%
   Total equity to total assets ...................          10.32%           12.53%          16.35%          15.38%           9.99%

(1) All share and per share data has been adjusted for 10% stock dividends in 2004, 2005, 2006, and 2007.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this report are "forward-looking statements." Forward-looking statements include, but are not limited to, statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "seek," "estimate," "continue," "plan," "point to," "project," "predict,"
"could," "intend," "target," "potential," and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

     o    future economic and business conditions;
     o    lack of  sustained  growth in the  economy of the  Greater  Charleston area;
     o    government monetary and fiscal policies;
     o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
     o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
     o    credit risks;
     o    higher than anticipated levels of defaults on loans;
     o    perceptions by depositors about the safety of their deposits;
     o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
     o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
     o changes in laws and regulations, including tax, banking and securities laws and regulations;
     o    changes in accounting policies, rules and practices;
     o changes in technology or products may be more difficult or costly, or less effective than anticipated;
     o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence;
     o    ability to weather the current economic downturn;
     o    loss of consumer or investor confidence; and
     o other factors and information described in this prospectus and in any of the reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

The  following  discussion  is  intended  to  assist  you in  understanding  the
financial   condition  and  results  of   operations  of  Southcoast   Financial
Corporation and subsidiaries and should be read in conjunction with the consolidated financial statements and related notes included in this report. All per share data in this discussion has been adjusted to reflect the 10% stock dividends paid in May 2006 and June 2007. Many of the amounts and percentages in this section have been rounded for convenience of presentation, but actual recorded amounts have been used in computations. Accordingly, some information may appear not to compute accurately.

                                    Overview

Our average earning assets increased significantly in 2008 after having decreased slightly in 2007. The 2008 increase was largely due to the continued growth and maturity of our branch network. Average loans increased by $23.1 million during 2008 despite a continued reduction of our average purchased loans. Average purchased loans decreased by $14.6 million in 2008. On an overall basis, average earning assets increased 8.32% during 2008, after a 3.72% decrease in 2007. Our ongoing stock buyback efforts led to decreases in average shareholders' equity of 15.11% and 11.12% in 2008 and 2007, respectively. These decreases in average shareholders' equity contributed to lower net interest margins each year. Total net interest income for 2008 was 5.29% higher than 2007 and 11.10% lower in 2007 than in 2006. Loan loss provisions increased by $4.3 million during 2008 after a decrease of $722,000 in 2007. Noninterest income increased by $21,000, or 0.84%, in 2008, after having declined by $1.3 million, or 33.42% in 2007. In 2008, the increase in noninterest income was largely due to increases in gains on sales of real estate and investment securities, but was largely offset by an other than temporary impairment charge on Government Sponsored Enterprises (GSE) preferred stock of $3.0 million. In 2007, the decrease in noninterest income was largely due to a decrease in gains and fees related to the sale of property and equipment and gains recognized from the sale of investment securities, partially offset by increases in Company Owned Life Insurance earnings and service fees on deposit accounts. Noninterest expenses rose in 2008 and 2007 by 11.70% and 3.96%, respectively. In 2008, increases were primarily due to an increase of $954,000 in salaries and employee benefits due to the funding of a Supplemental Executive Retirement Plan (SERP), and normal pay increases for existing employees. Additionally, professional fees increased by $102,000 due to additional fees paid to consultants, and insurance increased by $208,000 due primarily to higher FDIC insurance premiums. In 2007, the opening of our Sam Rittenburg and Park West offices led to increases in occupancy, salaries, and furniture and equipment expenses. These increases were largely offset by a decrease in fees associated with the 2007 early retirement of two junior subordinated debentures. The above factors contributed to a 93.68% decrease in net income for 2008 compared with a 29.15% decrease in net income for 2007.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

           Comparison of Years Ended December 31, 2008, 2007 and 2006

                              Results of Operations

                                     General

We had net income from operations for the year ended December 31, 2008 of $217,000, or $.05 per basic share, compared to net income for the year ended December 31, 2007 of $3.4 million, or $0.63 per basic share. We had net interest income of $15.1 million for 2008 as compared to $14.4 million for 2007. We also had noninterest income (principally earnings on Company Owned Life Insurance, service charges, gains on sale of assets, fees and commissions) of $2.6 million in 2008 and $2.6 million in 2007. We provided $4.3 million and $0 to our allowance for loan losses in 2008 and 2007, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, equipment, and professional fees) of $13.4 million in 2008 and $12.0 million in 2007.

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

                               Net Interest Income

During the year ended December 31, 2008, net interest income was $15.1 million, as compared to $14.4 million for the year ended December 31, 2007. This increase was attributable to changes in the rate and volume of average earning assets and average interest bearing liabilities. Average interest earning assets increased to $464.9 million in 2008 from $429.2 million in 2007. The increase in volume was primarily attributable to a $23.1 million increase in average loans, and an $18.5 million increase in average investments, partially offset by a $5.9 million decrease in average federal funds sold. The $23.1 million increase in average loans occurred in spite of a $14.6 million decrease in average purchased loans during 2008. The average yield on interest earning assets decreased from 7.48% to 6.74% from 2007 to 2008, while the average cost of interest bearing liabilities decreased from 4.69% to 3.65%. The net yield on average interest earning assets decreased from 3.40% in 2007 to 3.33% in 2008. The decrease in net yield was attributable to a decrease in average equity of $10.4 million due primarily to the Company's repurchase and retirement of 508,593 shares of common stock for an aggregate purchase price of $6.9 million. Also contributing to the decrease in net yield on average interest earning assets was an increase in average nonperforming assets. Average nonperforming assets (nonaccrual loans and other real estate owned) totaled $7.1 million in 2008, compared to $1.2 million in 2007.

During the year ended December 31, 2007, net interest income was $14.4 million, as compared to $16.1 million for the year ended December 31, 2006. This decrease was attributable to changes in the rate and volume of average earning assets and average interest bearing liabilities. Average interest earning assets decreased to $429.2 million in 2007 from $445.8 million in 2006. The decrease in volume was primarily attributable to a $32.1 million decrease in average purchased loans during 2007, partially offset by a $20.1 million increase in average core loans. The average yield on interest earning assets increased from 7.07% to 7.48% from 2006 to 2007, while the average cost of interest bearing liabilities increased from 4.20% to 4.69%. The net yield on average interest earning assets decreased from 3.64% in 2006 to 3.40% in 2007. The decrease in net yield was attributable to a decrease in average equity of $8.7 million caused by the Company's repurchase and retirement of 977,281 shares of common stock for an aggregate purchase price of $19.7 million. Also contributing to the decrease in net yield on average interest earning assets was the Company's purchase of $17.3 million of Company Owned Life Insurance during the year. As a result, average Company Owned Life Insurance increased by $10.8 million during 2007. Although Company Owned Life Insurance produces income for the Company, it is classified as an "other asset" and the income it generates is noninterest income.

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

                                             For the year ended            For the year ended             For the year ended
                                             December 31, 2008             December 31, 2007              December 31, 2006
                                             -----------------             -----------------              -----------------
                                         Average    Income/   Yield/   Average     Income/  Yield/    Average    Income/   Yield/
(Dollars in thousands)                  Balance(1)  Expense    Rate   Balance(1)   Expense   Rate    Balance(1)  Expense     Rate
                                        -------     -------   -----   -------      -------   ----    -------     -------     ----
Assets:
   Federal funds sold ...............  $   1,687  $      36    2.15%  $  7,571   $    397   5.24%    $   9,860   $    477    4.84%
   Taxable investments ..............     57,106      2,850    4.99     44,032      2,303   5.23        51,850      2,672    5.15
   Non-taxable investments (2) ......     15,442      1,014    6.56     10,015        645   6.44         4,472        281    6.29
   Loans (3) (4) ....................    390,716     27,423    7.02    367,626     28,760   7.82       379,624     28,083    7.40
                                       ---------  ---------           --------   --------            ---------   --------
     Total earning assets ...........    464,951     31,323    6.74    429,244     32,105   7.48       445,806     31,513    7.07
                                       ---------  ---------           --------   --------            ---------   --------
   Other assets .....................     64,807                        50,452                          37,008
                                       ---------                      --------                       ---------
     Total assets ...................  $ 529,758                      $479,696                       $ 482,814
                                       =========                      ========                       =========
Liabilities:
   Savings and
   demand deposits ..................  $  71,906  $   1,307    1.82%  $ 70,244      2,067   2.94%    $  53,392        976     1.83
   Time deposits ....................    257,157     10,403    4.05    198,797     10,116   5.09       225,720      9,972     4.42
   Other borrowings .................     94,484      3,629    3.84     84,982      3,859   4.54        62,801      2,690     4.29
   Subordinated debt ................     10,310        506    4.91     19,592      1,477   7.54        21,655      1,627     7.52
                                       ---------  ---------           --------   --------            ---------   --------
   Total interest bearing
     liabilities ....................    433,857     15,845    3.65    373,615     17,519   4.69       363,568     15,265     4.20
                                       ---------  ---------           --------   --------            ---------   --------
   Noninterest bearing
     demand deposits ................     31,036                        33,698                          41,439
   Other liabilities ................      6,157                         3,229
                                       ---------                      --------                       ---------
     Total liabilities ..............    471,050                       410,542                         405,007
                                                                                                     ---------
   Shareholders' equity .............     58,708                        69,154                          77,807
                                       ---------                      --------                       ---------
     Total liabilities and
        shareholders' equity ........  $ 529,758                      $479,696                      $  482,814
                                       =========                      ========                      ==========
Net interest spread (5) .............                          3.09%                        2.79%                            2.87%
Net interest income and
   net yield on earning assets (6) ..               $15,478    3.33%             $ 14,586   3.40%                $ 16,248    3.64%
                                                    =======                      ========                        ========
Interest free funds supporting
   earning assets (7) ...............  $  31,094                      $ 55,629                      $   82,238
                                       =========                      ========                      ==========

(1)  Average balances are computed on a daily basis.
(2) Interest income amounts adjusted to reflect tax equivalent yields on non-taxable securities and loans assuming a 36% tax rate.
(3)  Does not include nonaccruing loans.
(4) Includes loan fees of $1.2 million in 2008, $1.2 million in 2007, and $1.3 million in 2006.
(5) Total interest earning assets yield less total interest bearing liabilities rate.
(6)  Net interest income divided by total interest earning assets.
(7)  Total interest earning assets less total interest bearing liabilities.

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

                                                                  Analysis of Changes in Net Interest Income
                                                                  ------------------------------------------
                                                For the year ended December 31, 2008         For the year ended December 31,  2007
                                             versus the year ended December 31, 2007(1)   versus the year ended December 31, 2006(1)
                                             ------------------------------------------   ------------------------------------------
                                                                                 Net                                         Net
 (Dollars in thousands)                           Volume          Rate          Change           Volume        Rate         Change
                                                  ------          ----          ------           ------        ----         ------
Interest income:
   Federal funds sold ....................       $  (308)       $   (52)          (360)       $  (111)            31            (80)
   Taxable investments ...................           685           (139)           546           (403)            35           (368)
   Non-taxable investments ...............           349             20            369            349             14            363
   Net loans(2) ..........................         1,807         (3,144)        (1,337)          (888)         1,565            677
                                                 -------        -------        -------        -------        -------        -------
     Total interest income ...............         2,533         (3,315)          (782)        (1,053)         1,645            592
                                                 -------        -------        -------        -------        -------        -------
Interest expense:
   Savings deposits ......................       $    49        $  (809)       $  (760)       $   308            783          1,091
   Time deposits .........................         2,970         (2,683)           287         (1,189)         1,333            144
   Other borrowings ......................           431           (661)          (230)           950            219          1,169
   Subordinated debt .....................          (700)          (271)          (971)          (155)             5           (150)
                                                 -------        -------        -------        -------        -------        -------
     Total interest expense ..............         2,750         (4,424)        (1,674)           (86)         2,340          2,254
                                                 -------        -------        -------        -------        -------        -------
       Net interest income ...............       $  (217)       $ 1,109        $   892        $  (967)       $  (695)       $(1,662)
                                                 =======        =======        =======        =======        =======        =======

___________________________

(1) Volume-rate changes have been allocated to each category based on a consistent basis between rate and volume.
(2) Includes loan fees of $1.2 million in 2008, $1.2 million in 2007, and $1.3 million in 2006.

During 2009, management expects that interest rates will remain relatively unchanged. Therefore, any improvements in net interest income for 2009 are expected to be largely the result of increases in volume and changes in the mix of interest-earning assets and liabilities. Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina, metropolitan area. These strategies involve offering attractive interest rates and continuing our bank's commitment to providing outstanding customer service.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Our Bank's Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates our Bank's balance sheet and income statement under several different rate scenarios. The model's input (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200, and 300 basis points. According to the model as of December 31, 2008, our Bank is positioned so that net interest income would increase $58,000 and net income would increase $68,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would increase $453,000, and net income would increase $264,000 if interest rates were to decline 100 basis points in the next twelve months. Given the Federal Funds target rate of between 0 and 25 basis points at December 31, 2008, management considers a decline in interest rates highly unlikely. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions our Bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The "Interest Sensitivity Analysis" indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2008 of $194 million for a cumulative gap ratio of (40.75%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap, such as our bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect. During 2007, our Company entered into an interest rate swap agreement in order to hedge its interest rate risk in a rising rate environment. Through this agreement the Company has effectively converted floating rate debt of Libor plus 150 basis points to a fixed rate of 6.32% on a notional amount of $10.0 million. The notional amount and floating rate under the agreement mirror the terms in the Company's remaining outstanding junior subordinated debentures.

The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Interest-earning deposits in other banks are reflected at the deposits' maturity dates. Loans not accruing interest are not included in the table. Repurchase agreements, Federal Home Loan Bank borrowings and subordinated debt (collectively, Other borrowings) are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a 30-day or shorter period. However, our Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

               Market Risk - Interest Rate Sensitivity - continued

Interest Sensitivity Analysis
December 31, 2008
 (Dollars in thousands)                                                  After Three                       Greater
                                                           Within         Through          One              Than
                                                           Three          Twelve         Through            Five
                                                           Months         Months        Five Years          Years            Total
                                                           ------         ------        ----------          -----            -----
Assets
Interest earning assets:
   Interest earning deposits in other banks ........     $    5,744      $        -      $        -      $        -       $    5,744
   Federal funds sold ..............................         11,902               -               -               -           11,902
   Investment securities ...........................          7,555               -             822          53,756           62,133
   Loans Held for Sale .............................            417               -               -               -              417
   Loans ...........................................        117,897          89,895         127,205          60,602          395,599
                                                         ----------      ----------      ----------      ----------       ----------
       Total earning assets ........................     $  143,515      $   89,895      $  128,027      $  114,358       $  475,795
                                                         ----------      ----------      ----------      ----------       ----------
Liabilities
Interest bearing liabilities:
   Interest bearing deposits:
     Interest bearing transaction accounts .........         13,947               -               -               -           13,947
     Savings and money market ......................         42,976               -               -               -           42,976
     Time deposits $100,000 and over ...............         27,481          29,392             307               -           57,180
     Other time deposits ...........................         69,445         136,171          19,161               -          224,777
                                                         ----------      ----------      ----------      ----------       ----------
       Total interest bearing deposits .............        153,849         165,563          19,468               -          338,880
   Other borrowings ................................         87,400          20,500               -               -          107,900
                                                         ----------      ----------      ----------      ----------       ----------
       Total interest bearing liabilities ..........     $  241,249      $  186,063      $   19,468        $      -       $  446,780
                                                         ==========      ==========      ==========      ==========       ==========
Interest sensitivity gap ...........................     $  (97,734)     $  (96,168)     $  108,559      $  114,358
                                                         ==========      ==========      ==========      ==========
Cumulative interest sensitivity gap ................     $  (97,734)     $ (193,902)     $  (85,343)     $   29,015
                                                         ==========      ==========      ==========      ==========
Ratio of cumulative gap to
   total earning assets ............................         -20.54%         -40.75%         -17.94%           6.10%

                            Provision for Loan Losses

The allowance for loan losses, established through charges to the provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance is based on management's judgment of the amount needed to maintain an allowance adequate to provide for probable losses in the loan portfolio as of the balance sheet date, although the exact amount of such losses and the specific loans cannot be identified yet. We provided $4.3 million, $0, and $722,000 to the allowance during the years ended December 31, 2008, 2007, and 2006, respectively. We believe the provisions made to the allowance for loan losses allowed us to maintain an adequate allowance for probable losses for each of these periods. See "Allowance for Loan Losses" below.

                               Noninterest Income

Noninterest income, which consists primarily of service fees on deposits, gains and fees on loans sold, other fee income, Company Owned Life Insurance earnings, and gains on sales of securities and fixed assets increased by $21,000 for the year ended December 31, 2008 as compared to December 31, 2007. The increase is attributable to a $2.3 million increase in gains on sales of property and equipment, a $454,000 increase in gains on sales of investment securities, an increase of $142,000 in deposit fees, an increase of $247,000 in Company Owned Life Insurance earnings, and a $34,000 increase in other miscellaneous income. These increases were offset by a decrease of $128,000 in fees related to the sale of mortgage loans, coupled with a $3.0 million other than temporary impairment charge on Fannie Mae and Freddie Mac preferred stock. This impairment charge was the result of the suspension of dividend payments on the preferred shares of Fannie Mae and Freddie Mac stock owned by the Company and the subsequent drop in value of the stock as a result of these companies being placed into conservatorship. Although not an extraordinary item, the Company has never had other than temporary impairment charges on its investments prior to 2008 and considers these charges to be rare.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                         Noninterest Income - continued

For the year ended December 31, 2007 compared to December 31, 2006, total noninterest income decreased by $1.3 million. The decrease was primarily attributable to a decrease of $1.4 million in presales fees on property under contract, a decrease of $162,000 in gains on sales of securities, and a $353,000 decrease in gains on the sale of property, plant, and equipment, offset by a $125,000 increase in deposit fees and a $486,000 increase in earnings on Company Owned Life Insurance.
                              Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment, and professional expenses, totaled $13.4 million for the year ended December 31, 2008, as compared to $12.0 million for the year ended December 31, 2007, an increase of $1.4 million. For the year ended December 31, 2007 compared to the year ended December 31, 2006, noninterest expenses increased $457,000. The increase in noninterest expenses during 2008 was primarily due to an increase in salaries and benefits of $954,000 and an increase in insurance expense of $208,000. The increase in salaries and benefits during 2008 was attributable to a $758,000 accrual to a Supplemental Executive Retirement Plan placed into service during the year for our Chief Executive Officer, coupled with normal annual salary adjustments for our employees. The increase in insurance expense was largely attributable to an increase in FDIC premiums during 2008. The increase in 2007 was primarily due to normal increases in salaries and benefits, additional staff and facilities associated with new branch and operations locations, and professional fees related to SEC and Sarbanes Oxley compliance, as well as credit review.

                                  Income Taxes

We recorded a tax benefit of $ 225,000 for the year ended December 31, 2008, and tax expense of $1.5 million and $2.9 million for the years ended December 31, 2007 and 2006, respectively. We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes.

                               Financial Condition

                              Investment Portfolio

As of December 31, 2008, our available-for-sale investment portfolio comprised approximately 10.8% of our total assets. The following table summarizes the carrying value amounts of available-for-sale securities we held at December 31, 2008, 2007, and 2006. Available-for-sale securities are stated at estimated fair value. We had no securities which were held to maturity at December 31, 2008, 2007, or 2006.

                        Securities Portfolio Composition

                                                                                December 31,
                                                                                ------------
                                                     2008                           2007                            2006
                                                     ----                           ----                            ----
                                                      Net                            Net                            Net
                                                   Unrealized                    Unrealized                     Unrealized
                                                    Holding                        Holding                       Holding
                                             Book   Gain/       Fair       Book    Gain/       Fair       Book    Gain/       Fair
(Dollars in thousands)                      Value   (Loss)     Value      Value    (Loss)     Value      Value   (Loss)      Value
                                            -----   ------     -----      -----    ------     -----      -----   ------      -----
 Available-for-sale
   GSEs(1) ............................   $     -   $     -    $     -   $ 5,499   $    28    $ 5,527   $10,478   $   (21)   $10,457
   Mortgage-backed
     securities(2) ....................    36,955       739     37,694    33,400       246     33,646    24,285      (123)    24,162
    U.S. States and
      political subdivisions ..........    16,905      (261)    16,644    14,569       248     14,817     5,644        77      5,721
   GSE Preferred Stock(1) .............        73         -         73         -         -          -         -         -          -
   Other investments(3) ...............     4,651    (1,290)     3,361     4,652      (174)     4,478     2,196        41      2,237
                                          -------   -------    -------   -------   -------    -------   -------   -------    -------
     Total ............................   $58,584   $  (812)   $57,772   $58,120   $   348    $58,468   $42,603   $   (26)   $42,577
                                          =======   =======    =======   =======   =======    =======   =======   =======    =======

(1) Government sponsored enterprises, including FNMA and FHLMC and The Federal Home Loan Bank System
(2) Includes securities secured by pools of mortgages from various issuers, including FNMA and FHLMC
(3)  Includes trust preferred and other equity securities

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                  Securities Portfolio Composition - continued

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2008. Available-for-sale securities are stated at estimated fair value. There were no available-for-sale securities with maturities in time periods not presented in the table. Equity securities have no maturity and are shown as a separate category. Yields on tax exempt obligations have been computed on a tax equivalent basis (assuming a 36% tax rate). Maturities for mortgage-backed securities are not listed due to their tendency to have frequent prior to maturity paydowns.

Securities Portfolio Maturities and Yields

                                                                                                               December 31, 2008
                                                                                                               -----------------
                                                                                                          Fair
(Dollars in thousands)                                                                                    Value                Yield
                                                                                                          -----                -----
 Government sponsored enterprises
   Mortgage backed .......................................................................               $37,694               5.34%
                                                                                                         =======               ====
U. S. States and political subdivisions
     Due from one to five years ..........................................................                   375               5.51%
     Due from five to ten years ..........................................................                 2,770               5.74%
     Due after ten years .................................................................                13,499               6.32%
                                                                                                         -------               ----
            Total ........................................................................               $16,644               6.21%
                                                                                                         =======               ====
Other investments
     Due after ten years .................................................................               $ 3,284
     Equity securities with no maturities or stated yields ...............................                   150
                                                                                                         -------
      Total ..............................................................................               $57,772
                                                                                                         =======

                                 Loan Portfolio

Management believes the loan portfolio is adequately diversified. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions, except for residential mortgage loans, commercial real estate loans, and construction and land development loans. The Company does not make foreign loans. Nearly all of the loans are to borrowers in, or secured by real estate located in, or near, our market area. See Note 1 to Consolidated Financial Statements, "Concentrations of Credit Risk," for further information.

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

                           Loan Portfolio Composition

                                                                                      December 31,
                                                                                      ------------
(Dollars in thousands)                               2008              2007              2006              2005              2004
                                                     ----              ----              ----              ----              ----
Commercial ...............................        $ 139,090         $ 130,247         $ 115,185         $ 115,198         $ 144,908
Real estate - construction and
  land development .......................           87,406            76,033            82,280            83,473            46,928
Real estate - mortgage ...................          174,053           167,851           165,481           172,060           101,216
Consumer and other .......................            3,984             4,283             4,665             5,195             3,559
                                                  ---------         ---------         ---------         ---------         ---------
     Total loans .........................          404,533           378,414           367,611           375,926           296,611
Less allowance for loan losses ...........           (7,410)           (4,297)           (4,364)           (4,270)           (3,404)
                                                  ---------         ---------         ---------         ---------         ---------
     Total net loans .....................        $ 397,123         $ 374,117         $ 363,247         $ 371,656         $ 293,207
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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                     Loan Portfolio Composition - continued

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis. Approximately 34.4% of our bank's loan portfolio at December 31, 2008 was comprised of commercial loans, 75.3% of which were secured by real estate (shown in the table below as "Real Estate Secured Loans - Commercial" and "Commercial and Industrial"). When taken, collateral may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets, but will usually be local real estate. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower's business or industry. Initial and continuing financial analysis of a borrower's financial information is required to control this risk.

Construction and land development loans represent 21.6% of the loan portfolio and typically consist of financing for the construction of 1-4 family dwellings and some non-farm, non-residential real estate. Usually, loan-to-value ratios are limited to 80% and permanent financing commitments are required prior to the advancement of loan proceeds. Included in total real estate construction and land development loans at December 31, 2008, were $24.5 million in residential construction loans, $19.5 million in residential lot loans, $13.8 million in residential land development loans, $11.2 million in commercial lot loans, and $4.0 million in loans secured by raw land.

Residential real estate loans comprised approximately 43.0% of our Bank's loan portfolio at December 31, 2008. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 80%.

The increase in our total loans outstanding between December 31, 2007 and December 31, 2008 is attributable to the growth and maturity of our existing branches, coupled with our ongoing marketing efforts. However, the increase in loans between December 31, 2007 and December 31, 2008 was offset by a significant decrease in purchased loans, which decreased from a total of $41,655,000 at December 31, 2007, to a total of $32,720,000 at December 31,
2008, a difference of $8,935,000. The decrease is a direct result of management's decision to focus on core retail loan production. After eliminating the effects of purchased loans the Company had a net growth in retail loans of $35,054,000.

             Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of our loans, by type, at December 31, 2008, as well as the type of interest requirement on such loans.

                                                                                       Over One
                                                                       One               Year               Over
                                                                       Year             Through             Five
(Dollars in thousands)                                                or Less          Five Years           Years            Total
                                                                      -------          ----------           -----            -----
 Real Estate Secured Loans
     Residential 1-4 Family ................................          $ 11,551          $  5,093          $151,852          $168,496
     Multifamily ...........................................               369                 -             5,188             5,557
     Commercial ............................................             7,516            10,441            86,797           104,754
     Construction and land development .....................            46,463            20,462            20,481            87,406
                                                                      --------          --------          --------          --------
Total Real Estate Secured Loans ............................            65,899            35,996           264,318           366,213
Commercial and Industrial ..................................            11,253            14,336             8,747            34,336
Consumer ...................................................               306             1,949               667             2,922
Other ......................................................               284               383               395             1,062
                                                                      --------          --------          --------          --------
                                                                      $ 77,742          $ 52,664          $274,127          $404,533
                                                                      ========          ========          ========          ========
Predetermined rate, maturity greater
     than one year .........................................       $         -          $ 33,149          $ 50,965          $ 84,114
Variable rate or maturity within one year ..................          $ 77,742          $ 19,515          $223,162          $320,419

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                    Nonperforming Loans, Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2008, we had $8.9 million of nonaccrual loans and $5.4 million of loans 90 days or more past due still accruing interest, and no restructured loans. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to $358,000 in 2008. No interest on nonaccruing loans was included in net income for 2008. Interest income on loans 90 days or more past due that are still accruing interest totaled $249,000. At December 31, 2007, we had $893,000 of nonaccrual loans, $3,451,000 in loans 90 days or more past due still accruing interest, and no restructured loans. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to $96,000 in 2007. No interest on nonaccruing loans was included in net income for 2007. Interest income on loans 90 days or more past due that were still accruing interest totaled $131,000. The majority of the increase in loans past due 90 days or more between the two periods is attributable to the delinquencies of several larger loans, most of which are secured by real estate.

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

                                                                                         December 31,
                                                                                         ------------
                                                              2008            2007           2006             2005            2004
                                                              ----            ----           ----             ----            ----
(Dollars in thousands)
Nonperforming loans:
  Non accrual loans ................................        $ 8,934         $   893         $   868         $   571         $   925
  Past due 90 days or more .........................          5,373           3,451             546               -               -
  Restructured loans ...............................              -               -               -               -               -
                                                            -------         -------         -------         -------         -------
     Total nonperforming loans .....................         14,307           4,344           1,414             571             925
Real estate acquired in settlement
  of loans .........................................          2,074             194               -               -              70
                                                            -------         -------         -------         -------         -------
     Total nonperforming assets ....................        $16,381         $ 4,538         $ 1,414         $   571         $   995
                                                            =======         =======         =======         =======         =======
Nonperforming assets as a
  percentage of loans and
  other real estate ................................           4.03%           1.20%           0.38%           0.15%           0.34%
Allowance for loan losses as a
  percentage of nonperforming loans ................          51.79%          98.93%         308.63%         747.81%         368.13%

The substantial increase in nonperforming loans in 2008 reflects the dramatic slowing of the general and local economy in the latter part of 2008, coupled with a similar decrease in real estate activity and values in the Charleston area. These changes have impacted developers, builders and others associated with the real estate business more dramatically than other portions of the customer base but, otherwise, Management does not believe there are any trends which account for the increase. Management does expect that, if current economic conditions continue or worsen, nonperforming assets will remain at elevated levels or increase. All loans past due 90 days or more and still accruing interest at December 31, 2008 are well secured and in the process of collection. As shown in the above table, these loans totaled $5.4 million at December 31, 2008. The majority of these loans are real estate secured.

                             Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are still accruing interest and are not included in nonaccrual status and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises serious doubts as to the ability of such borrower to comply with the current loan repayment terms. At December 31, 2008 potential problem loans totaled $7,354,692. Management closely tracks the current values of real estate collateral when assessing the collectibility of problem loans.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                                Real Estate Owned

At December 31, 2008 and 2007, we had $2,074,000 and $194,000 of real estate owned pursuant to foreclosure, respectively. Real estate owned is initially recorded at the lower of net loan principal balance or its estimated fair market value less estimated selling costs. The estimated fair market value is determined by appraisal at the time of acquisition.

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

In reviewing the adequacy of the allowance for loan losses at each year end, management takes into consideration the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccruing and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2008.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of our Bank and may require adjustments to the allowance based upon information available to them at the time of the examination. During 2008, the Company's nonaccruing loans increased by $8.1 million, its loans past due 90 days or more and still accruing interest increased by $1.9 million, and, due primarily to the growth and maturity of our existing branches and ongoing marketing efforts, its average loans outstanding increased by $23.1 million. Due to this increase of non-performing assets, coupled with an expansion of its loan portfolio, the Company made a provision for loan losses of $4.3 million in 2008. At December 31, 2008 the total allowance for loan losses was $7.4 million.

The allowance is allocated to the segments of the portfolio as follows: 24.1% to Commercial loans, 48.5% to Construction loans, 17.6% to Mortgage loans, 0.5% to Consumer loans, and 9.3% is unallocated. We may, however, charge losses from any segment of the portfolio to the allowance regardless of allocation.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

Summary of Loan Loss Experience

                                                                                          Year Ended December 31,
                                                                                          -----------------------
                                                                       2008          2007         2006         2005          2004
                                                                       ----          ----         ----         ----          ----
 (Dollars in thousands)
Total loans outstanding at end of period .........................   $ 404,533    $ 378,414    $ 367,611    $ 375,926     $ 296,611
                                                                     =========    =========    =========    =========     =========
Average amount of loans outstanding ..............................   $ 390,716    $ 367,626    $ 379,624    $ 335,389     $ 244,861
                                                                     =========    =========    =========    =========     =========
Balance of allowance for loan losses at
   beginning of year .............................................   $   4,297    $   4,364    $   4,270    $   3,404     $   2,376
Loans charged off(1) .............................................       1,233           79          628            2           122
                                                                     ---------    ---------    ---------    ---------     ---------
   Total charge-offs .............................................       1,233           79          628            2           122
Recoveries of loans previously charged-off .......................          52           12            -            3             4
                                                                     ---------    ---------    ---------    ---------     ---------
Net charge-offs(recoveries) ......................................       1,181           67          628           (1)          118
Additions to allowance charged to expense ........................       4,294            -          722          865         1,146
                                                                     ---------    ---------    ---------    ---------     ---------
Balance of allowance for loan losses at
   end of year ...................................................   $   7,410    $   4,297    $   4,364    $   4,270     $   3,404
                                                                     =========    =========    =========    =========     =========
Ratios
   Net charge-offs during period to average
     loans outstanding during period .............................        0.30%        0.02%        0.17%        0.00%         0.05%
   Net charge-offs to loans at end of period .....................        0.29%        0.02%        0.17%        0.00%         0.04%
   Allowance for loan losses to average loans ....................        1.90%        1.16%        1.15%        1.27%         1.39%
   Allowance for loan losses to loans
     end of period ...............................................        1.83%        1.14%        1.19%        1.14%         1.15%
   Allowance for loan losses to nonperforming
     loans at end of period ......................................       51.79%       98.92%      308.63%      747.81%       368.13%
   Net charge-offs(recoveries) to allowance for loan losses ......       15.94%        1.56%       14.39%       (0.02)%        3.47%
   Net charge-offs(recoveries) to provision for loan losses ......       27.50%         N/A        86.98%       (0.12)%       10.30%

(1) Charged off loans for the years ended December 31, 2007, 2006, and 2004 are primarily Commercial loans; for the year ended 2005, primarily Consumer loans, and for 2008, a mixture of Commercial and Mortgage Loans.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                                    Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2008, 2007 and 2006 are summarized below:

                                                                                    Year Ended December 31,
                                                                                    -----------------------
                                                                   2008                      2007                     2006
                                                                   ----                      ----                     ----
                                                                  Average                   Average                 Average
(Dollars in thousands)                                      Amount     Rate Paid     Amount     Rate Paid      Amount      Rate Paid
                                                            ------     ---------     ------     ---------      ------      ---------
Noninterest bearing demand ........................       $ 31,036       0.00%      $ 33,698      0.00%      $ 41,439         0.00%
Interest bearing transaction accounts .............         14,911       0.54%        15,882      0.46%        15,585         0.45%
Savings ...........................................         56,995       2.15%        54,362      3.67%        37,807         2.40%
Time deposits - $100,000 and over .................         59,582       5.05%        58,823      5.19%        62,577         4.57%
Other time deposits ...............................        197,575       3.74%       139,974      5.05%       163,143         4.36%
                                                          --------                  --------                 --------
     Total deposits ...............................       $360,099       3.25%      $302,739      4.02%      $320,551         3.42%
                                                          ========                  ========                 ========

As of December 31, 2008, we had $57.2 million in time deposits of $100,000 or more. We also had $112.9 million in brokered time deposits. Of the time deposits greater than $100,000, approximately $27.5 million had maturities within three months, $16.7 million had maturities over three through six months, $12.7 million had maturities over six through twelve months and $307,000 had maturities over twelve months. Of the $112.9 million in brokered time deposits, approximately $51.5 million had maturities within three months, $25.5 million had maturities over three through six months, $17.6 million had maturities over six through twelve months, and $18.3 million had maturities over twelve months. It is a common industry practice not to consider brokered and wholesale time deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

                         Junior Subordinated Debentures

In two separate transactions in 2002 and another transaction in 2005, we established Southcoast Capital Trusts I, II and III (the "Capital Trusts"), as non-consolidated subsidiaries. The Capital Trusts issued and sold a total of 21,655 floating rate securities, with a $1,000 liquidation amount per security. Institutional buyers bought 21,000 of the floating rate securities denominated as preferred securities and we bought the other 655 floating rate securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from us which were reported on our consolidated balance sheets.

Pursuant to the terms of the Indenture, we had the right to redeem the Capital Securities issued by Capital Trusts I and II on or after June 30, 2007 and December 30, 2007, respectively. In 2007, we exercised this right of redemption and retired total debt of $11,345,000. We decided to redeem these Capital Securities based on our anticipated regulatory capital needs and the interest rates we were paying on the debentures.

The Capital Securities issued by Capital Trust III remain outstanding and mature or are mandatorily redeemable on September 30, 2035. We have the optional right to redeem these securities on or after September 30, 2010. The preferred securities of Capital Trust III total $10.3 million, of which $10.0 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. The Company's investment in the common securities of Capital Trust III totaled $310,000 at December 31, 2008 and December 31, 2007, and is included in "Available for Sale Securities" on its consolidated balance sheets. See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Amortization of debt issuance and administration costs from junior subordinated debentures totaled $74,000 and $298,000 for the years ended December 31, 2007 and 2006, respectively, and is reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflected our decision in 2006 to exercise in 2007 our right of early redemption on the securities issued under the first two transactions as described above, which required us to recognize the unamortized portion of the debt issuance expense.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                             Contractual Obligations

The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2008.

                                                                                     Payments due by period
                                                                                     ----------------------
 (Dollars in thousands)                                   Total          <1 year         1-3 years        3-5 years        >5 years
                                                          -----          -------         ---------        ---------        --------
Long-term debt obligations ....................          $89,310                -          $15,000          $22,000          $52,310
Operating lease obligations ...................              626              162              311              153                -
                                                         -------          -------          -------          -------          -------
         Total ................................          $89,936          $   162          $15,311          $22,153          $52,310
                                                         =======          =======          =======          =======          =======

                              Short-Term Borrowings

At December 31, 2008, 2007 and 2006, we had outstanding borrowings due within one year of $18.6 million, $15.2 million and $18.7 million, respectively. With the exception of $2.0 million outstanding at December 31, 2008 and $5.0 million outstanding at December 31, 2007, on which the interest rates were fixed at 1.73% and 4.67%, respectively, all of the short-term borrowings were at variable interest rates, which were a weighted average of 0.90% at December 31, 2008, a weighted average rate of 4.18% at December 31, 2007, and 7.24% at December 31, 2006. Of the short term borrowings, $ 7.0 million were from the Federal Home Loan Bank of Atlanta ("FHLBA") and were collateralized by lender stock, residential mortgage loans, and commercial real estate loans, and $5.6 million were securities sold under agreements to repurchase collateralized by investment securities with a market value of $6.6 million. The maximum amount of short term borrowings at any month end was $28.1 million for 2008, $32.4 million for 2007 and $35.0 million for 2006. The approximate average amount of such borrowings and average weighted interest rate was $22.9 million and 2.36% for 2008, $16.9 million and 4.37% for 2007, and $23.9 million and 4.77% for 2006, respectively.

                           Return on Equity and Assets

The following table shows the return on assets (net income divided by average assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2008, 2007 and 2006.

                                                  Year ended December 31,
                                                  -----------------------
                                            2008          2007           2006
                                            ----          ----           ----
             Return on assets ...........   0.04%         0.71%          1.00%
             Return on equity ...........   0.37%         4.96%          6.22%
             Dividend payout ratio ......   0.00%         0.00%          0.00%
             Equity to asset ratio ......  11.08%        14.42%         16.12%

The return on equity decreased from 4.96% in 2007 to 0.37% in 2008 due to a decrease of $3.2 million in net income, mitigated by a $10.4 million decrease in average shareholders equity. During 2008 and 2007, due to changing market conditions and the Company's excess regulatory capital levels, the Company repurchased common stock shares totaling 508,593 and 977,281 shares, respectively. These repurchases totaled $6.9 million and $19.7 million during 2008 and 2007, respectively. The repurchases were effected through three separate buyback authorizations by the Company's Board of Directors during 2008 and 2007. The repurchases contributed to a decrease of 15.1% in average shareholders equity between 2008 and 2007 and a decrease of 11.1% in average shareholders equity between 2007 and 2006.

We have opened ten branch offices since June 1998. In each case, we have incurred substantial pre-opening and start up expenses which have reduced net income. We may open additional branches when it appears that doing so would be advantageous to us. Any such additional openings will be likely to have a temporary negative impact on earnings.

                                    Liquidity

The most manageable sources of liquidity are comprised of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within our bank's service area. Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale, and brokered time deposits) provide a relatively stable funding base and were equal to 53.63% of total deposits at December 31, 2008. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans. Our Bank is a member of the FHLBA and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans and commercial real estate loans. At December 31, 2008, our Bank had borrowed $81.0 million from the FHLBA and had the ability to borrow an additional $23.8 million based on a predetermined formula. Our Bank also has $56.0 million available through lines

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                      Management's Discussion and Analysis

                              Liquidity - continued

of credit with other banks as an additional source of liquidity funding. At December 31, 2008, we had outstanding commitments to make up to $29.8 million in loans as well as standby letters of credit of $941,000. Management believes that our Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

                                Capital Resources

Our equity capital decreased by $7.5 million during 2008 as a result of the repurchase of 508,593 shares of stock for a total purchase price of $6.9 million and unrealized losses on available for sale securities totaling $1.0 million, offset by earnings of $217,000, and additional capital of $142,000 provided by shares issued through the employee stock purchase plan. Book value per share at December 31, 2008 was $12.24 as compared to $12.52 at December 31, 2007.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our Tier 1 capital consists of common shareholders' equity, minus certain intangible assets, plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. We and our bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. As of December 31, 2008 we and our subsidiary bank exceeded our capital requirements as shown in the following table.

                                                                                        Capital Ratios
                                                                                        --------------
                                                                                     Adequately Capitalized       Well Capitalized
(Dollars in thousands)                                             Actual                  Requirement              Requirement
                                                                   ------                  -----------              -----------
                                                             Amount      Ratio        Amount         Ratio      Amount        Ratio
                                                             ------      -----        ------         -----      ------        -----
Our Bank
  Total capital (to risk-weighted assets) .............      $55,538     14.36%      $30,938         8.00%      $38,673      10.00%
  Tier 1 capital (to risk-weighted assets) ............       50,673     13.10        15,469         4.00        23,204       6.00
  Tier 1 capital (to average assets) ..................       50,673      9.68        20,935         4.00        26,169       5.00
Southcoast Financial Corporation
  Total capital (to risk-weighted assets) .............      $71,463     17.75%      $32,207         8.00%(1)       N/A        N/A
  Tier 1 capital (to risk-weighted assets) ............       66,401     16.49        16,104         4.00(1)        N/A        N/A
  Tier 1 capital (to average assets) ..................       66,401     12.54        21,188         4.00(1)        N/A        N/A

-----------------
(1) Minimum requirements for bank holding companies. Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are expected to maintain capital well above the minimums.

                         Off-Balance Sheet Arrangements

At December 31, 2008, we had issued commitments to extend credit of $29.8 million for home equity lines of credit, construction loans and commercial lines of credit. The commitments expire over periods from six months to ten years. Standby letters of credit totaled $941,000 at December 31, 2008.

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

         MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Southcoast Financial Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the company. Internal control over financial reporting is a process designed to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are executed in accordance with appropriate management authorization and accounting records are reliable for the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

 Management has assessed the effectiveness of Southcoast Financial Corporation's internal control over financial reporting as of December 31, 2008. In making our assessment, management has utilized the framework published by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission "Internal Control-Integrated Framework." Based on our assessment, management has concluded that, as of December 31, 2008, internal control over financial reporting was effective.

Elliott Davis, LLC, an independent registered public accounting firm, has issued an attestation report on management's assessment of the Company's internal control over financial reporting, and a copy of its report is included with this report.



Date:  December 31, 2008


/s/L. Wayne Pearson                              /s/William C. Heslop
-------------------------------------            -------------------------------
L. Wayne Pearson                                 William C. Heslop
President and Chief Executive Officer            Senior Vice President and Chief
                                                 Financial Officer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended. We also have audited Southcoast Financial Corporation's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Southcoast Financial Corporation's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southcoast Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Southcoast Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).


s/Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
February 24, 2009

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mt. Pleasant, South Carolina


I have audited the accompanying consolidated statements of income, shareholders' equity and comprehensive income and cash flows of Southcoast Financial Corporation and Subsidiaries (the "Company") for the year ended December 31,
2006. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

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

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Southcoast Financial Corporation and Subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.



s/Clifton D. Bodiford
------------------------
Clifton D. Bodiford, CPA
Columbia, South Carolina
February 23, 2007

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                   2008                     2007
                                                                                                   ----                     ----
Assets
Cash and due from banks ..........................................................           $  10,659,268            $   7,033,156
Federal funds sold ...............................................................              11,902,302                3,774,000
                                                                                             -------------            -------------

       Cash and cash equivalents .................................................              22,561,570               10,807,156

Investment securities
   Available for sale ............................................................              57,772,257               58,467,574
   Federal Home Loan Bank stock, at cost .........................................               4,509,500                4,141,700
Loans held for sale ..............................................................                 417,000                  384,000
Loans, net .......................................................................             397,123,072              374,116,734
Property and equipment, net ......................................................              23,812,981               26,735,228
Company owned life insurance .....................................................              18,492,955               20,467,919
Other assets .....................................................................              10,275,579                5,731,776
                                                                                             -------------            -------------

       Total assets ..............................................................           $ 534,964,914            $ 500,852,087
                                                                                             =============            =============

Liabilities and shareholders' equity
Deposits
   Noninterest bearing ...........................................................           $  27,931,650            $  32,607,181
   Interest bearing ..............................................................             338,879,046              310,147,640
                                                                                             -------------            -------------

       Total deposits ............................................................             366,810,696              342,754,821

Federal funds purchased ..........................................................               5,978,800                        -

Securities sold under agreements to repurchase ...................................              10,611,537                7,730,401
Advances from Federal Home Loan Bank .............................................              81,000,000               73,500,000
Junior subordinated debentures ...................................................              10,310,000               10,310,000
Other liabilities ................................................................               5,020,777                3,815,558
                                                                                             -------------            -------------

       Total liabilities .........................................................             479,731,810              438,110,780
                                                                                             -------------            -------------

Commitments and contingencies - Notes 13 and 18
Shareholders' equity
   Common stock, no par value, 20,000,000 shares authorized,
     4,513,463 and 5,009,903 shares issued in 2008 and
     2007, respectively ..........................................................              53,441,978               60,157,384
Retained earnings ................................................................               2,814,566                2,597,714
Accumulated other comprehensive loss .............................................              (1,023,440)                 (13,791)
                                                                                             -------------            -------------

       Total shareholders' equity ................................................              55,233,104               62,741,307
                                                                                             -------------            -------------

       Total liabilities and shareholders' equity ................................           $ 534,964,914            $ 500,852,087
                                                                                             =============            =============

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                     2008               2007                2006
                                                                                     ----               ----                ----
Interest income
   Loans and fees on loans ...............................................      $  27,423,131       $  28,760,248      $  28,080,276
   Investment securities .................................................          3,498,643           2,716,068          2,851,691
   Federal funds sold ....................................................             36,186             397,007            477,452
                                                                                -------------       -------------      -------------
       Total interest income .............................................         30,957,960          31,873,323         31,409,419
                                                                                -------------       -------------      -------------
Interest expense
   Deposits ..............................................................         11,709,503          12,183,042         10,947,415
   Other borrowings ......................................................          3,629,208           3,858,881          2,689,897
   Junior subordinated debentures ........................................            506,421           1,477,239          1,627,492
                                                                                -------------       -------------      -------------
       Total interest expense ............................................         15,845,132          17,519,162         15,264,804
                                                                                -------------       -------------      -------------
       Net interest income ...............................................         15,112,828          14,354,161         16,144,615
Provision for loan losses ................................................          4,294,297                   -            722,466
                                                                                -------------       -------------      -------------
       Net interest income after provision for loan losses ...............         10,818,531          14,354,161         15,422,149
Noninterest income
   Service fees on deposit accounts ......................................          1,199,093           1,057,037            932,287
   Gain on sale of mortgage loans ........................................            219,002             346,731            334,624
   Gain on sale of investment securities .................................            710,322             255,954            417,702
   Other than temporary impairment charge on GSE preferred stock .........         (3,031,696)                  -                  -
   Gain on sale of property and equipment ................................          2,328,354              25,016            378,390
   Presales fee on property under sales contract .........................                  -                   -          1,390,000
   Company owned life insurance earnings .................................            826,482             579,850             93,696
   Other .................................................................            324,300             289,895            290,412
                                                                                -------------       -------------      -------------
       Total noninterest income ..........................................          2,575,857           2,554,483          3,837,111
                                                                                -------------       -------------      -------------
Noninterest expenses
   Salaries and employee benefits ........................................          7,700,625           6,746,753          6,499,288
   Occupancy .............................................................          1,226,423           1,122,691            885,991
   Furniture and equipment ...............................................          1,192,832           1,165,064          1,038,624
   Advertising and public relations ......................................             71,542             170,164            366,620
   Professional fees .....................................................            755,798             653,814            490,789
   Travel and entertainment ..............................................            255,153             259,723            326,968
   Telephone, postage and supplies .......................................            406,137             426,290            423,184
   Insurance .............................................................            418,984             211,152            169,647
   Junior subordinated debenture fees ....................................                  -              74,298            298,499
   Other operating .......................................................          1,375,321           1,168,901          1,042,570
                                                                                -------------       -------------      -------------
       Total noninterest expenses ........................................         13,402,815          11,998,850         11,542,180
                                                                                -------------       -------------      -------------
       Income (loss) before income taxes .................................             (8,427)          4,909,794          7,717,080
Income tax expense (benefit) .............................................           (225,279)          1,481,166          2,877,507
                                                                                -------------       -------------      -------------
       Net income ........................................................      $     216,852       $   3,428,628      $   4,839,573
                                                                                =============       =============      =============
Basic net income per common share(1) .....................................      $        0.05       $        0.63      $        0.81
                                                                                =============       =============      =============
Diluted net income per common share(1) ...................................      $        0.05       $        0.63      $        0.80
                                                                                =============       =============      =============
Weighted average number of common
   shares outstanding(1)
     Basic ...............................................................          4,631,135           5,419,474          6,007,137
                                                                                =============       =============      =============
     Diluted .............................................................          4,631,135           5,423,915          6,012,445
                                                                                =============       =============      =============

-------------
(1) Adjusted for the effects of stock dividends

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
                  Years ended December 31, 2008, 2007 and 2006

                                                                                                        Accumulated
                                                               Common Stock                                other          Total
                                                               ------------               Retained     comprehensive   shareholders'
                                                            Shares        Amount          earnings      income (loss)      equity
                                                            ------        ------          --------      -------------      ------

Balance, December 31, 2005 .........................      4,954,210    $ 70,267,702    $  3,300,753    $   (253,910)   $ 73,314,545
  Net income .......................................                                      4,839,573                       4,839,573
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $284,015 .....................                                                        504,915         504,915
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $150,373 .....................                                                       (267,329)       (267,329)
                                                                                                                       ------------
  Comprehensive income .............................                                                                      5,077,159
  Stock dividend (10%) .............................        495,843       4,637,164      (4,637,164)                              -
  Issuance of stock ................................         12,826         273,835                                         273,835
  Employee stock purchase plan .....................          7,437         137,073                                         137,073
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2006 .........................      5,470,316      75,315,774       3,503,162         (16,324)     78,802,612
  Net income .......................................                                      3,428,628                       3,428,628
  Other comprehensive income:
    Unrealized holding gains on
      securities available for sale,
      net of taxes of $ 188,745 ....................                                                        335,546         335,546
    Unrealized losses on derivative
      instruments, net of taxes of $95,176 .........                                                       (169,202)       (169,202)
    Less reclassification adjustment
      for gains included in net income,
      net of taxes of $ 92,143 .....................                                                       (163,811)       (163,811)
                                                                                                                       ------------
  Comprehensive income .............................                                                                      3,431,161
  Stock dividend (10%) .............................        502,609       4,334,076      (4,334,076)                              -
  Shares repurchased and retired ...................       (977,281)    (19,731,123)                                    (19,731,123)
  Exercise of stock options ........................          7,320         101,750                                         101,750
  Employee stock purchase plan .....................          6,939         136,907                                         136,907
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2007 .........................      5,009,903      60,157,384       2,597,714         (13,791)     62,741,307
  Net income .......................................                                        216,852                         216,852
  Other comprehensive income:
    Unrealized losses on
      securities available for sale,
      net of taxes of $1,282,042 ...................                                                     (2,279,178)     (2,279,178)
    Unrealized losses on derivative
      instruments, net of taxes of $121,585 ........                                                       (216,150)       (216,150)
    Less reclassification adjustment
      for losses included in net income,
      net of taxes of $835,695 .....................                                                       1,485,679       1,485,679
                                                                                                                       ------------
  Comprehensive loss ...............................                                                                       (792,797)
  Shares repurchased and retired ...................       (508,593)     (6,857,392)                                     (6,857,392)
  Employee stock purchase plan .....................         12,153         141,986                                         141,986
                                                       ------------    ------------    ------------    ------------    ------------
Balance, December 31, 2008 .........................      4,513,463    $ 53,441,978    $  2,814,566    $ (1,023,440)   $ 55,233,104
                                                       ============    ============    ============    ============    ============

     The accompanying notes are an integral part of these consolidated financial statements.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                             For the years ended December 31,
                                                                                             --------------------------------
                                                                                     2008               2007                2006
                                                                                     ----               ----                ----
Operating activities
   Net income .............................................................      $    216,852       $  3,428,628       $  4,839,573
   Adjustments to reconcile net income to net cash
     provided for operating activities
       Increase (decrease) in deferred income taxes .......................        (1,564,865)           103,153            699,673
       Provision for loan losses ..........................................         4,294,297                  -            722,466
       Depreciation and amortization ......................................         1,153,703          1,168,212            908,099
       Discount accretion and premium amortization ........................           (85,634)           (22,194)          (113,957)
       Origination of loans held for sale .................................       (42,732,196)       (52,201,151)       (85,500,258)
       Proceeds from sale of loans held for sale ..........................        42,699,196         51,956,667         94,636,234
       Gain on sale of investment securities ..............................          (710,322)          (255,954)          (417,702)
       Other than temporary impairment on GSE preferred stock .............         3,031,696                  -                  -
       Gain on sale of property and equipment .............................        (2,328,354)           (25,016)          (378,390)
       Gain on sale of other real estate owned ............................              (350)                 -                  -
       Deferred gain on sale of property and equipment ....................                 -         (1,500,141)                 -
       Increase in value of Company Owned Life Insurance ..................          (826,482)          (579,850)           (31,881)
       Increase in other assets ...........................................          (769,539)           (44,040)          (331,583)
       Increase (decrease) in other liabilities ...........................         1,205,219          1,151,054           (411,367)
                                                                                 ------------       ------------       ------------
         Net cash provided by operating activities ........................         3,583,221          3,179,368         14,620,907
                                                                                 ------------       ------------       ------------
Investing activities
   Proceeds from maturities/calls of available for sale securities ........         8,257,429          6,462,679
                                                                                                                         25,000,633
   Proceeds from sale of available for sale securities ....................        31,588,280         15,042,565         19,628,722
   Purchases of available for sale securities .............................       (42,530,403)       (36,743,394)       (54,737,307)
   Purchases of Federal Home Loan Bank stock ..............................        (4,305,300)        (2,295,000)        (5,450,200)
   Sales of Federal Home Loan Bank stock ..................................         3,937,500          2,036,100          5,287,500
   (Increase) decrease in loans, net ......................................       (31,345,561)       (10,993,059)         7,687,182
   Purchases of property and equipment ....................................        (1,174,227)        (3,364,641)        (6,759,329)
   Purchases of Company Owned Life Insurance ..............................                 -        (17,256,188)                 -
   Proceeds from redemptions of Company Owned Life Insurance ..............         2,801,446                  -                  -
   Proceeds from sales of Other Real Estate Owned .........................         1,970,499                  -                  -
   Proceeds from sale of property and equipment ...........................         5,271,125          2,112,192          1,001,974
                                                                                 ------------       ------------       ------------

         Net cash used for investing activities ...........................       (25,529,212)       (44,998,746)        (8,340,825)
                                                                                 ------------       ------------       ------------

Financing activities
   Net increase (decrease) in deposits ....................................        24,055,875         31,862,116           (661,244)
   Increase in other borrowings and repurchase agreements .................        16,359,936         13,389,682            840,719
   Redemptions of junior subordinated debentures ..........................                 -        (11,345,000)                 -
   Proceeds from exercise of stock options ................................                 -            101,750                  -
   Issuance (repurchase) of stock .........................................        (6,857,392)       (19,731,123)           273,835
   Proceeds from employee stock purchase plan .............................           141,986            136,907            137,073
                                                                                 ------------       ------------       ------------

         Net cash provided by financing activities ........................        33,700,405         14,414,332            590,383
                                                                                 ------------       ------------       ------------

         Net increase (decrease) in cash and cash equivalents .............        11,754,414        (27,405,046)         6,870,465

Cash and cash equivalents, beginning of year ..............................        10,807,156         38,212,202         31,341,737
                                                                                 ------------       ------------       ------------

Cash and cash equivalents, end of year ....................................      $ 22,561,570       $ 10,807,156       $ 38,212,202
                                                                                 ============       ============       ============
Cash paid for
   Interest ...............................................................      $ 15,326,276       $ 17,499,827       $ 14,831,057
                                                                                 ============       ============       ============
   Income taxes ...........................................................      $  1,778,345       $  1,368,681       $  3,519,325
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

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in the South Carolina counties of Charleston, Berkeley, Dorchester, and Beaufort. The Company's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for residential mortgage loans, commercial real estate loans, and construction and land development loans. These concentrations of mortgage, commercial, and construction loans totaled $168,496,314, $104,753,767, and $87,406,363, respectively, at December 31, 2008, representing 41.65%, 25.89%, and 21.61%, respectively, of total loans receivable and 305.06%, 189.66%, and 158.25%, respectively, of total equity.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan's life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan's being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

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

Cash and Cash Equivalents - Cash and cash equivalents consist of cash on hand and due from banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds are sold for a one-day period and securities purchased under agreements to resell mature in less than 90 days.

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

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires that all lenders value each loan at the loan's fair value if it is probable that the lender will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

As of December 31, 2008 and 2007, the Company's impaired loans totaled $20,547,086 and $892,640, respectively, as discussed in Note 6.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $71,542, $170,164 and $366,620 were included in the Company's results of operations for 2008, 2007 and 2006, respectively.

Net Income Per Common Share - Net income per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with SFAS No. 128, "Earnings per Share." The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share. The Board of Directors declared and paid a ten percent stock dividend in June 2007 and May 2006. Per share amounts have been retroactively restated to reflect the stock dividends.

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

     Federal funds purchased - The carrying amounts of federal funds purchased approximate their fair values.

     Short Term Borrowings - The carrying amounts of short term borrowings approximate their fair values.

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

In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141(R), "Business Combinations," ("SFAS 141(R)") which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51," ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company's financial position, results of operations or cash flows.

In February 2008, the FASB issued FASB Staff Position No. 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions," ("FSP 140-3"). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor's repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140.
However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 was effective for the Company on January 1, 2009. The adoption of FSP 140-3 had no impact on the Company's financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities," ("SFAS 161"). SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities, thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure is intended to convey the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 was effective for the Company on January 1, 2009.

In April 2008, the FASB issued FASB Staff Position No. 142-3, "Determination of the Useful Life of Intangible Assets," ("FSP 142-3"). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142"). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. This FSP was effective for the Company on January 1, 2009 and had no material impact on the Company's financial position, results of operations or cash flows.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES AND ACTIVITIES - continued

Recently Issued Accounting Pronouncements - continued

In May, 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles," ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company's financial position, results of operations or cash flows.

The FASB issued FASB Staff Position No. APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)," ("FSP APB 14-1"). The Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions. The Staff Position was effective as of January 1, 2009 and had no material effect on the Company's financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," ("FSP EITF 03-6-1"). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company's financial position, results of operations, earnings per share or cash flows.

FSP SFAS 133-1 and FIN 45-4,  "Disclosures  about Credit Derivatives and Certain
Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161," ("FSP SFAS 133-1 and FIN 45-4") was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The Staff Position also amends FASB Interpretation No. ("FIN") 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The Staff Position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company's financial position, results of operations or cash flows.

The SEC's Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarifications on fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. It also reiterates the factors in SEC Staff Accounting Bulletin ("SAB") Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES - continued

On October 10, 2008, the FASB issued FSP SFAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3"). This FSP clarifies the application of SFAS No. 157, "Fair Value Measurements" (see Note 25) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008 as discussed in Note 5.

FSP SFAS 140-4 and FIN 46(R)-8,  "Disclosures by Public  Entities  (Enterprises)
about Transfers of Financial Assets and Interests in Variable Interest Entities," ("FSP SFAS 140-4 and FIN 46(R)-8") was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities. The FSP also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. This FSP had no material impact on the financial position of the Company.

FSP SFAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets," ("FSP SFAS 132(R)-1") issued in December 2008, provides guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan to provide the users of financial statements with an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs (Level
3) on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets.

The Staff Position also requires a nonpublic entity, as defined in SFAS 132, to disclose net periodic benefit cost for each period for which a statement of income is presented. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Staff Position will require the Company to provide additional disclosures related it to its benefit plans.

FSP EITF 99-20-1, "Amendments to the Impairment Guidance of EITF Issue No. 99-20," ("FSP EITF 99-20-1") was issued in January 2009. Prior to the Staff Position, other-than-temporary impairment was determined by using either EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets," ("EITF 99-20") or SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS 115") depending on the type of security. EITF 99-20 required the use of market participant assumptions regarding future cash flows regarding the probability of collecting all cash flows previously projected. SFAS 115 determined impairment to be other than temporary if it was probable that the holder would be unable to collect all amounts due according to the contractual terms. To achieve a more consistent determination of other-than-temporary impairment, the Staff Position amends EITF 99-20 to determine any other-than-temporary impairment based on the guidance in SFAS 115, allowing management to use more judgment in determining any other-than-temporary impairment. The Staff Position is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. Retroactive application is not permitted. Management has reviewed the Company's security portfolio and evaluated the portfolio for any other-than-temporary impairments as discussed in Note 5.

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

Reclassifications   -  Certain  captions  and  amounts  in  the  2007  and  2006 consolidated financial statements were reclassified to conform with the 2008 presentation.

NOTE 2 - STOCK BUYBACK

During 2008 and 2007 the Company repurchased 508,593 and 977,281 shares of its common stock, respectively, for aggregate purchase prices of $6,857,392 and $19,731,123, respectively, pursuant to three separate buyback authorizations by the Company's Board of Directors during 2008 and 2007.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2008 and 2007, these required reserves were met by vault cash.

NOTE 4 - FEDERAL FUNDS SOLD

When the Bank's cash reserves (Note 3) are in excess of the required amount, it may lend the excess to other banks on a daily basis. As of December 31, 2008 and 2007, federal funds sold amounted to $11,902,302 and $3,774,000, respectively.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows:

                                                                                      December 31, 2008
                                                                                      -----------------
                                                                                      Gross Unrealized
                                                         Amortized                    ----------------                   Estimated
                                                           Cost                  Gains                Losses             Fair Value
                                                           ----                  -----                ------             ----------
Available for sale
   Mortgage backed .........................           $36,954,498           $   916,961           $   177,493           $37,693,966
   Municipal securities ....................            16,904,796                95,748               356,173            16,644,371
   GSE* preferred stock ....................                73,200                     -                     -                73,200
   Other ...................................             4,650,946                     -             1,290,226             3,360,720
                                                       -----------           -----------           -----------           -----------
     Total .................................           $58,583,440           $ 1,012,709           $ 1,823,892           $57,772,257
                                                       ===========           ===========           ===========           ===========

   * Government Sponsored Enterprises

                                                                                      December 31, 2007
                                                                                      -----------------
                                                                                      Gross Unrealized
                                                         Amortized                    ----------------                   Estimated
                                                           Cost                  Gains                Losses             Fair Value
                                                           ----                  -----                ------             ----------
Available for sale
   GSE Agency Securities ...................           $ 5,498,878           $    27,992           $         -           $ 5,526,870
   Mortgage backed .........................            33,400,408               302,605                56,881            33,646,132
   Municipal securities ....................            14,569,027               250,914                 2,668            14,817,273
   Other ...................................             4,651,550                     -               174,251             4,477,299
                                                       -----------           -----------           -----------           -----------
     Total .................................           $58,119,863           $   581,511           $   233,800           $58,467,574
                                                       ===========           ===========           ===========           ===========

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008.

Available for Sale

                                          Less than                        Twelve months
                                         twelve months                         or more                             Total
                                    -----------------------------     ----------------------------      ----------------------------
                                                       Unrealized                       Unrealized                        Unrealized
                                     Fair value          losses       Fair value          losses        Fair value           losses
                                     ----------          ------       ----------          ------        ----------           ------
Mortgage backed ..............      $ 3,577,803      $   177,493      $         -      $         -      $ 3,577,803      $   177,493
Municipal securities .........        7,944,240          356,173                -                -        7,944,240          356,173
GSE preferred stock ..........           73,200                -                -                -           73,200                -
Other ........................                -                -          619,057        1,290,226          619,057        1,290,226
                                    -----------      -----------      -----------      -----------      -----------      -----------

  Total ......................      $11,595,243      $   533,666      $   619,057      $ 1,290,226      $12,214,300      $ 1,823,892
                                    ===========      ===========      ===========      ===========      ===========      ===========

Securities classified as available-for-sale are recorded at fair market value. Approximately 71% of the unrealized losses, or one individual security, consisted of securities in a continuous loss position for twelve months or more. The Company has the ability and intent to hold this security until such time as the value recovers or the security matures. The Company believes, based on industry analyst reports and credit ratings that the deterioration in value is attributable to changes in market interest rates and the lack of liquidity in this individual security and is not in the credit quality of the issuer and therefore, this loss is not considered other-than-temporary.

During 2008 the Company recognized other-than-temporary impairment charges of $3,031,696 on its GSE preferred stock holdings in Fannie Mae and Freddie Mac. The book value of the stock at December 31, 2008 is equal to its fair value as of that date.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities available for sale at December 31, 2008 by contractual maturity are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized       Fair
                                                            Cost        Value
                                                            ----        -----
Due after one but within five years ................   $   367,046   $   374,913
Due after five but within ten years ................     2,761,448     2,770,374
Due after ten years ................................    18,350,448    16,783,004
Mortgage backed ....................................    36,954,498    37,693,966
Equity securities with no maturity .................       150,000       150,000
                                                       -----------   -----------
  Total investment securities available-for-sale ...   $58,583,440   $57,772,257
                                                       ===========   ===========

Investment securities with an aggregate amortized cost of $43,553,961 and estimated fair value of $43,704,455 at December 31, 2008, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Investment securities with an aggregate amortized cost of $11,865,351 and estimated fair value of $12,193,195 at December 31, 2008, were pledged to secure securities sold under agreements to repurchase.

An investment security with an aggregate amortized cost of $222,120 and estimated fair value of $222,824 at December 31, 2008, was pledged to secure a Treasury Tax & Loan account.

Gross realized gains on sales of available-for-sale securities were $710,322, $255,954 and $480,420 in 2008, 2007, and 2006, respectively. Gross realized losses on sales of available-for-sale securities were $0, $0 and $62,718 in 2008, 2007, and 2006, respectively. Proceeds from the sale of securities totaled $31,588,280 and $15,042,565 in 2008 and 2007, respectively.

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

NOTE 6 - LOANS

The composition of loans by major loan category is presented below:
                                                                    December 31,
                                                   2008                2007
                                                   ----                ----
Real estate secured loans:
   Residential 1-4 Family ................     $ 168,496,314      $ 161,350,212
   Multifamily ...........................         5,556,785          6,500,705
   Commercial ............................       104,753,767         95,969,345
   Construction and land development .....        87,406,363         76,032,675
                                               -------------      -------------
 Total real estate secured ...............       366,213,229        339,852,937
 Commercial and industrial ...............        34,335,868         34,278,418
 Consumer ................................         2,922,304          3,212,622
 Other ...................................         1,061,787          1,070,094
                                               -------------      -------------
 Total gross loans .......................       404,533,188        378,414,071
   Allowance for loan losses .............        (7,410,116)        (4,297,337)
                                               -------------      -------------
                                               $ 397,123,072      $ 374,116,734
                                               =============      =============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 6 - LOANS - continued

At December 31, 2008 and 2007, non-accrual loans totaled $8,933,510 and $892,640, respectively. The gross interest income which would have been recorded under the original terms of non-accrual loans amounted to $357,565, $95,499 and $66,553 in 2008, 2007, and 2006, respectively. At December 31, 2008 and 2007, impaired loans totaled $20,547,086 and $892,640, respectively. During the years ended December 31, 2008 and 2007, respectively, the Company's average investment in impaired loans totaled $14,439,178 and $1,876,540, respectively. As of December 31, 2008, loans totaling $153,382,231 were pledged to the FHLB as collateral for borrowings from the FHLB (see Note 10).

The following tables provide a year to date analysis of activity within the allowance for loan losses and an allocation for the allowance for loan losses between the various loan categories:

                                                     December 31,
                                                     ------------
                                        2008             2007             2006
                                        ----             ----             ----
Balance, beginning of year .....    $ 4,297,337     $ 4,364,127     $ 4,269,564
Provision for loan losses ......      4,294,297               -         722,466
Net chargeoffs .................     (1,181,518)        (66,790)       (627,903)
                                    -----------     -----------     -----------
Balance, end of year ...........    $ 7,410,116     $ 4,297,337     $ 4,364,127
                                    ===========     ===========     ===========

                                                                                                   Allowance For Loan Loss
                                                                                                   Allocation as a Percentage
Balance at December 31, 2008 Applicable to:                                       Amount           of the whole
                                                                                  ------           --------------------------
  Domestic:
        Commercial, financial, and agricultural ................................ $1,784,143                  24.08%
        Real estate- construction and land development .........................  3,589,158                  48.44
        Real estate- mortgage ..................................................  1,306,316                  17.63
        Installment loans to individuals and other .............................     37,893                   0.51
Foreign ........................................................................          -                      -
Unallocated ....................................................................    692,606                   9.34
                                                                                 ----------                 ------
  Total ........................................................................ $7,410,116                 100.00%
                                                                                 ==========                 ======

NOTE 7 - PROPERTY AND EQUIPMENT
Components of property and equipment are as follows:

                                                                        Estimated                       December 31,
                                                                      Useful Lives        2008              2007
                                                                     -------------    -------------     -------------
   Land .........................................................                     $   7,420,689     $  10,089,134
   Furniture and equipment ......................................     3 - 10 years        5,945,644         5,828,975
   Buildings and improvements ...................................     5 - 40 years       14,342,133        13,413,328
   Construction in process ......................................                           352,240           918,799
                                                                                      -------------     -------------
                                                                                         28,060,706        30,250,236
   Less accumulated depreciation ................................                         4,247,725         3,515,008
                                                                                      -------------     -------------
     Total property and equipment ...............................                     $  23,812,981     $  26,735,228
                                                                                      =============     =============

Construction in process consists of ongoing improvements to the second level of an existing branch facility. The Company plans to sell or rent the space for commercial office use when complete.

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $1,153,703, $1,168,212 and $908,099, respectively.

In 2008, the Company received sales proceeds totaling $5,271,125 on properties with an aggregate net book value of $2,942,771, recognizing gains on sale totaling $2,328,354 as a result of the transactions. The majority of this gain was attributable to the sale of land adjacent to our Johns Island branch location, which netted the Company a gain of $2,330,246.

In 2007, the Company received sales proceeds totaling $2,112,192 on properties with an aggregate net book value of $587,035, realizing gains on sale totaling $1,525,157 as a result of the transactions. The Company deferred recognition on $1,500,141 of this amount due to a sale- leaseback transaction on the property sold( the Company's Johns Island branch location). The Company will recognize

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 7 - PROPERTY AND EQUIPMENT - continued

the gain ratably over the lease term as a reduction of lease expense. The terms of the Company's lease agreement with respect to this property are discussed in
Note 15. In 2006, the Company received sales proceeds totaling $1,001,974 on properties with an aggregate net book value of $623,584, recognizing gains on sale totaling $378,390 as a result of the transactions.

NOTE 8 - DEPOSITS

The following is a detail of deposit accounts:

                                                           December 31,
                                                           ------------
                                                     2008                2007
                                                     ----                ----

Noninterest bearing deposits .............       $ 27,931,650       $ 32,607,181
Interest bearing
  NOW ....................................         13,946,453         15,596,644
  Money market ...........................         39,456,734         67,358,296
  Savings ................................          3,519,088          3,816,504
  Time, less than $100,000 ...............        224,776,613        162,164,231
  Time, $100,000 and over ................         57,180,158         61,211,965
                                                 ------------       ------------
    Total deposits .......................       $366,810,696       $342,754,821
                                                 ============       ============

Interest expense on time deposits greater than $100,000 was approximately $2,369,951, $3,051,932 and $2,856,926 in 2008, 2007 and 2006, respectively.

At December 31, 2008 and 2007, the Bank had approximately $118,267,248 and $107,337,632, respectively, in time deposits from customers outside its market area. This includes $112,921,000 and $104,020,000 in brokered deposits in 2008 and 2007, respectively.

At December 31, 2008 the scheduled maturities of time deposits are as follows:

                                              2009                  $262,489,326
                                              2010                    14,922,402
                                              2011                     3,771,418
                                              2012                       589,061
                                              2013                       184,564
                                                                    ------------
                                                                    $281,956,771
                                                                    ============

NOTE 9- SHORT-TERM BORROWINGS

Short- term borrowings payable include securities sold under agreements to repurchase which generally mature on a one to thirty day basis, federal funds purchased, and a holding company line of credit. Information concerning short-term borrowings is summarized as follows:

                                                             December 31,
                                                             ------------
                                                       2008              2007
                                                       ----              ----
Balance at end of the year ...................     $16,590,337      $ 7,730,401
Average balance during year ..................      16,277,841        8,343,820
Average interest rate during year ............            3.00%            3.57%
Maximum month-end balance during the year ....      17,317,887       21,923,512

The Company has collateralized the repurchase agreements with securities with an
aggregate  cost  basis  and  market  value  of  $11,865,351   and   $12,193,195,
respectively, at December 31, 2008.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

                                                                                                                December 31,
                                                                                                                ------------
   Maturity                                                           Rate                               2008                2007
   --------                                                           ----                               ----                ----
May 2008 ......................................                       4.67%                          $         -        $ 5,000,000
June 2008 .....................................         Variable (4.40% at December 31, 2007)                  -          5,500,000
November 2008 .................................         Variable (4.50% at December 31, 2007)                  -          2,000,000
February 2009 .................................                      1.73%                             2,000,000                  -
October 2009 ..................................         Variable (0.46% at December 31,                5,000,000                  -
September 2010 ................................                      5.55%                             7,000,000          7,000,000
November 2010 .................................                      3.24%                             3,000,000                  -
February 2011 .................................         Variable (2.18% at December 31,                4,500,000          4,500,000
March 2011 ....................................                      2.96%                             7,500,000                  -
March 2013 ....................................                      2.91%                                     -          7,500,000
September 2013 ................................                      4.75%                            10,000,000         10,000,000
June 2014 .....................................                      3.92%                             2,000,000          2,000,000
October 2016 ..................................                      4.25%                             5,000,000          5,000,000
November 2016 .................................                      4.08%                             5,000,000          5,000,000
January 2017 ..................................                      4.35%                             5,000,000          5,000,000
January 2017 ..................................                      4.40%                             5,000,000          5,000,000
January 2017 ..................................                      4.46%                             5,000,000          5,000,000
January 2017 ..................................                      4.60%                             5,000,000          5,000,000
March 2018 ....................................                      2.33%                             5,000,000                  -
April 2018 ....................................                      3.03%                             5,000,000                  -
                                                                                                     -----------        -----------
                                                                                                     $81,000,000        $73,500,000
                                                                                                     ===========        ===========

Each of the fixed rate advances is subject to early termination options. The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On May 3, 2002, December 16, 2002, and August 5, 2005, in three separate transactions, Southcoast Capital Trust I, II, and III (the "Capital Trusts"), non-consolidated subsidiaries of the Company, issued and sold a total of 21,655 floating rate securities, with a $1,000 liquidation amount per security (the "Capital Securities"). Institutional buyers bought 21,000 of the Capital Securities denominated as preferred securities and the Company bought the other 655 Capital Securities which are denominated as common securities. The proceeds of those sales, $21.7 million, were used by the Capital Trusts to buy $21.7 million of junior subordinated debentures from the Company which were reported on its consolidated balance sheets. Pursuant to the terms of the Indenture, the Company had the right to redeem the Capital Securities issued by Capital Trusts I and II on or after June 30, 2007 and December 30, 2007, respectively. The Company exercised this right of redemption in 2007, and retired total debt of $11,345,000.

The Capital Securities issued by Capital Trust III remain outstanding and mature or are mandatorily redeemable on September 30, 2035. The Company has the right to redeem these securities on or after September 30, 2010, or prior to that date upon the occurrence of certain specified events and payment of a redemption premium.

The Company's investment in the common securities of Capital Trust III totaled $310,000 at December 31, 2008 and December 31, 2007, and is included in "Available for Sale Securities" on its consolidated balance sheets. The preferred securities of Capital Trust III totaling $10.0 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES - continued

Debt issuance costs from junior subordinated debentures were fully amortized at December 31, 2007. Amortization of debt issuance and administration costs from junior subordinated debentures totaled $74,298 and $298,499 for the years ended December 31, 2007 and 2006, respectively, and are reported in other noninterest expense on the consolidated statements of income. The higher amortization expense recognized in 2006 reflects the Company's 2006 decision to exercise its right of early redemption on the securities issued under the first two transactions as discussed above.

The Capital Securities of Trust I accrued and paid distributions annually at a rate per annum equal to the three-month LIBOR plus 375 basis points.

The Capital Securities of Trust II accrued and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 335 basis points.

The Capital Securities issued by Capital Trust III accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR plus 150 basis points, which was 2.93 percent at December 31, 2008. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035.

The Company has no current intention to exercise its right to defer payments of interest on the Capital Securities.

NOTE 12 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As part of its overall interest rate risk management activities, the Company utilizes a derivative instrument to manage its exposure to interest rate risks which can cause significant fluctuations in earnings. This derivative instrument consists of an interest rate swap agreement which the Company entered into during 2007. Interest rate swap agreements are derivative financial instruments ("derivatives"). Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional amount and maturity date. The Company's goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of specific balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. The interest rate swap entered into by the Company converted certain variable rate long term debt to fixed rates. This rate swap agreement is considered a cash flow hedge. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivatives that are linked to the hedged assets and liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

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

During 2008, the Company recognized $133,012 in additional interest expense on Junior subordinated debentures as a result of its interest rate swap. During 2007, the Company recognized a $12,324 reduction of interest expense on Junior subordinated debentures as a result of its interest rate swap.

At December 31, 2008 and 2007, the information pertaining to outstanding interest rate swap agreements used to hedge variable rate debt is as follows:

                                                      2008              2007
                                                      ----              ----
Notional Amount ..............................   $ 10,000,000    $   10,000,000
Weighted average variable (receive) rate .....           2.96%             6.33%
Weighted average fixed (pay) rate ............           6.32%             6.32%
Weighted average maturity in years ...........           1.75              2.75
Unrealized loss relating to interest rate swap   $    602,113    $      264,378


NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's financial position.


NOTE 14 - UNUSED LINES OF CREDIT

At December 31, 2008, the Bank had unused lines of credit to purchase federal funds totaling $56,021,200 from unrelated banks. These lines of credit are available on a one to fifteen day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $81,000,000 at December 31, 2008. Additional funds of $23,881,886 were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. As discussed in Note 6, the Company has pledged $153,382,231 in loans as collateral for these borrowings.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 15 - LEASES

During April 2003, the Company entered into a lease agreement for its branch location in Summerville. The lease began on May 1, 2003, and has an initial ten-year term. Additionally, the lease has renewal options for three additional ten-year terms. The lease requires monthly payments of $4,000 for the first five years of the initial lease term. Beginning after the first five years, the monthly rent will be increased by the amount of the previous calendar year's increase in the Consumer Price Index beginning on the first day of the lease renewal year, or $500, whichever is greater. This increase will occur every five years throughout the life of the lease. Rental expense under this lease included in the consolidated statements of income totaled $48,000, $48,000, and $48,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage, in the West Ashley area of Charleston. This lease agreement was entered into between the Company and a partnership whose membership includes the former head of the mortgage operation, who was an employee of the Company. This relationship is also discussed in Note
17. The lease agreement was effective on July 1, 2006, and was on a month - to - month basis. Terms of the agreement allowed for termination at any time by landlord or tenant upon 60 days prior notice by the terminating party. The agreement was terminated in April 2008. Monthly payments under this lease agreement were $1,553 per month. During 2008 and 2007 the monthly rental expense of this property was reduced by $891 per month due to the landlord's subletting part of the space to an appraisal company on a month- to- month basis. Rental expense under this lease included in the consolidated statements of income totaled $2,647, $7,940, and $3,970 for the years ended December 31, 2008, 2007, and 2006, respectively.

During May 2006, the Company entered into a lease agreement for a branch location in the West Ashley area of Charleston. The lease was effective on August 1, 2006, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $2,060 per month for the first twelve months, with 3% annual increases in rent for each succeeding twelve month period. The renewal options also provide for annual 3% increases in monthly rent. Rental expense under this lease included in the consolidated statements of income totaled $25,844, $25,091, and $10,300 for the years ended December 31, 2008, 2007, and 2006, respectively.

During December 2007, the Company entered into a lease agreement for a branch location in the Johns Island area of Charleston. The lease was effective on December 20, 2007, and has an initial five-year term. Additionally, the lease has renewal options for three additional five-year terms. The lease requires monthly payments of $13,000 per month for the initial three five-year lease terms. The fourth five-year lease term requires monthly payments of $14,000 per month. Rental expense paid under this lease included in the consolidated statements of income totaled $156,000, $0, and $0 for the years ended December 31, 2008, 2007, and 2006, respectively. In accordance with the gain recognition resulting from the Company's sale and leaseback of this property as outlined in
Note 7, the Company recognized reductions in lease expense of $75,012, $0, and $0 for the years ended December 31, 2008, 2007, and 2006, respectively.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one month, for each of the next five years in the aggregate are:

    2009                                                               $161,609
    2010                                                                162,407
    2011                                                                148,901
    2012                                                                134,993
    2013                                                                 18,000
                                                                       --------

    Total minimum future rental payments                               $625,910
                                                                       ========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

                                           2008           2007           2006
                                           ----           ----           ----
Income taxes currently payable
  Federal ..........................   $ 3,149,075    $ 1,596,754    $ 2,405,377
  State ............................         2,086        188,230        219,155
                                       -----------    -----------    -----------

                                         3,151,161      1,784,984      2,624,532
Deferred tax provision (benefit) ...    (2,925,882)      (303,818)       252,975
                                       -----------    -----------    -----------

    Provision (benefit) ............   $  (225,279)   $ 1,481,166    $ 2,877,507
                                       ===========    ===========    ===========

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, is as follows:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                        2008                2007
                                                                                                        ----                ----
Allowance for loan losses ................................................................         $ 2,500,526          $ 1,305,978
Unrealized loss (gain) on investment securities and derivative instruments ...............             576,850                8,918
Depreciation .............................................................................            (761,065)            (650,307)
Prepaid expenses .........................................................................            (228,871)            (140,011)
Deferred revenue .........................................................................             531,573              559,553
GSE other than temporary impairment provision ............................................           1,030,777                    -
Deferred compensation ....................................................................             282,737                    -
Other ....................................................................................             147,246               69,760
                                                                                                   -----------          -----------

  Net deferred tax asset .................................................................         $ 4,079,773          $ 1,153,891
                                                                                                   ===========          ===========

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2008 and 2007.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income before income taxes for the years ended December 31, as follows:

                                                              2008                          2007                           2006
                                                              ----                          ----                           ----
                                                Amount             %           Amount               %        Amount               %
                                                ------           -----         ------             ----       ------              ---
Tax expense (benefit) at statutory rate .   $    (2,865)            34%    $ 1,669,330             34%    $ 2,623,807            34%
Increase (decrease) in taxes
  resulting from:
  State bank tax (net of federal
    benefit) ............................         1,377            (16)        124,232              2         144,642             2
Officers' life insurance ................      (149,407)         1,773        (149,161)            (3)         70,420             1
Municipal interest ......................      (187,998)         2,231               -              -               -             -
Other tax preference items ..............       113,614         (1,349)       (163,235)            (3)         38,638             -
                                            -----------         ------     -----------            ---     -----------           ---

    Tax provision (benefit) .............   $  (225,279)         2,673%    $ 1,481,166             30%    $ 2,877,507            37%
                                            ===========          =====     ===========            ===     ===========           ===


The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

During 2008, the Company had a pretax operating loss of $8,427. Many of the Company's individual tax preference items reflected above have absolute values much greater than that of the loss itself. This contributes to the unusually large percentages reflected in the table above.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 17 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. These transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions, and do not involve more than the normal risk of collectibility or present other unfavorable terms.

A summary of loan transactions with directors and executive officers, including their affiliates, are as follows:

                                                            December 31,
                                                            ------------
                                                         2008        2007
                                                         ----        ----
    Balance, beginning of year ......................  $435,282   $509,207
     New loans ......................................   190,000          -
     Repayments .....................................   169,072     73,925
                                                       --------   --------
   Balance, end of year .............................  $456,210   $435,282
                                                       ========   ========

Deposits by directors and executive officers, including their affiliates, at December 31, 2008 and 2007 approximated $783,796 and $912,224, respectively.

During July 2006, the Company entered into a lease agreement for offices used by its mortgage operation, Charlestowne Mortgage. This lease was on a month-to-month basis and was terminated in April 2008. The former head of the mortgage operation, who was also an employee of the Company, is also a partner in the partnership that owns the real property. This lease agreement is also discussed in Note 15.


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

                                                         December 31,
                                                         ------------
                                                    2008              2007
                                                    ----              ----
   Commitments to extend credit .............  $  29,759,239     $  43,661,701
   Standby letters of credit ................        940,516           679,808

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 19 - EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches 100 percent of employee contributions up to the first three percent of compensation, plus 50 percent of employee contributions on the next two percent of compensation, subject to certain adjustments and limitations. The Company may also make an elective three percent contribution to the Plan accounts of all eligible employees. Contributions made to the Plan in 2008, 2007, and 2006 amounted to $145,758, $67,028, and $192,926, respectively.

The Company entered into a Supplemental Executive Retirement Plan (SERP) during 2008 with its Chief Executive Officer. The Company accrued deferred compensation expense of $758,010 in relation to this plan.

NOTE 20 - STOCK OPTION PLAN

During 2000, the Board of Directors approved a stock option plan for the benefit of the directors, officers and employees. The Board may grant options at an option price per share not less than the fair market value on the date of grant. All options vest immediately and expire five years from the grant date.

Below is a summary of the plan status and changes during the year (all shares have been adjusted for stock dividends):

                                            2008                      2007                         2006
                                            ----                      ----                         ----
                                                  Weighted-                 Weighted-                    Weighted-
                                                   Average                   Average                      Average
                                                  Exercise                  Exercise                     Exercise
                                        Shares       Price         Shares       Price        Shares        Price
                                        ------       -----         ------       -----        ------        -----
Outstanding at beginning of year         10,980  $   13.90         18,300  $    13.90        18,300     $   13.90
Granted                                       -                         -                         -
Exercised                                     -                    (7,320)      13.90             -
Forfeited or expired                          -                         -                         -
                                         ------                    ------                    ------
Outstanding at end of year               10,980      13.90         10,980       13.90        18,300         13.90
                                         ======                    ======                    ======
Options exercisable at year end          10,980      13.90         10,980       13.90        18,300         13.90
                                         ======                    ======                    ======
Shares available for grant               25,179                    25,179                    25,179
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

NOTE 21 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a five year non-compensatory Employee Stock Purchase Plan for the benefit of officers and employees. The plan was replaced in 2005 with an identical plan which expires in 2010. Beginning
July 1, 2000, officers and employees were allowed to have the Company make payroll withholdings for the purpose of buying Company stock. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares for the quarter are purchased during the first month of the following quarter. During 2008 and 2007, the Company issued 12,153 and 6,939 shares of common stock, respectively, under this plan.

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

                                                                                       For the years ended December 31,
                                                                                       --------------------------------
                                                                              2008                   2007                    2006
                                                                              ----                   ----                    ----
Basic earnings per share:

Net income available to common shareholders ...................         $      216,852         $    3,428,628         $    4,839,573
                                                                        ==============         ==============         ==============

Average common shares outstanding - basic .....................              4,631,135              5,419,474              6,007,137
                                                                        ==============         ==============         ==============

Basic earnings per share ......................................         $         0.05         $         0.63         $         0.81
                                                                        ==============         ==============         ==============

Diluted earnings per share:

Net income available to common shareholders ...................         $      216,852         $    3,428,628         $    4,839,573
                                                                        ==============         ==============         ==============

Average common shares outstanding - basic .....................              4,631,135              5,419,474              6,007,137

Incremental shares from assumed conversion
 of stock options .............................................                      -                  4,441                  5,308
                                                                        --------------         --------------         --------------

Average common shares outstanding - diluted ...................              4,631,135              5,423,915              6,012,445
                                                                        ==============         ==============         ==============

Diluted earnings per share ....................................         $         0.05         $         0.63         $         0.80
                                                                        ==============         ==============         ==============


NOTE 23 - DIVIDENDS

The Board of Directors declared and paid ten percent stock dividends in June 2007 and May 2006. All stock dividends were recorded at fair market value to the extent of retained earnings available. All balance sheet amounts and per share amounts have been adjusted to reflect these dividends.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

                                                                                                              To Be Well-
                                                                                                            Capitalized Under
                                                                                      For Capital            Prompt Corrective
                                                                 Actual            Adequacy Purposes         Action Provisions
                                                                 ------            -----------------         -----------------
  (Dollars in thousands)                                 Amount         Ratio    Amount          Ratio       Amount         Ratio
  ----------------------                                 ------         -----    ------          -----       ------         -----
December 31, 2008
The Company
 Total capital (to risk-weighted assets) .........      $71,463         17.75%   $32,207         8.00%(1)       N/A          N/A
 Tier 1 capital (to risk-weighted assets) ........       66,401         16.49     16,104         4.00 (1)       N/A          N/A
 Tier 1 capital (to average assets) ..............       66,401         12.54     21,188         4.00 (1)       N/A          N/A

The Bank
 Total capital (to risk-weighted assets) .........      $55,538         14.36%   $30,938         8.00%      $38,673         10.00%
 Tier 1 capital (to risk-weighted assets) ........       50,673         13.10     15,469         4.00        23,204          6.00
 Tier 1 capital (to average assets) ..............       50,673          9.68     20,935         4.00        26,169          5.00

December 31, 2007
The Company
 Total capital (to risk-weighted assets) .........      $77,146         19.69%   $31,352         8.00%(1)       N/A          N/A
 Tier 1 capital (to risk-weighted assets) ........       72,849         18.59     15,676         4.00 (1)       N/A          N/A
 Tier 1 capital (to average assets) ..............       72,849         15.16     19,217         4.00 (1)       N/A          N/A

The Bank
 Total capital (to risk-weighted assets) .........      $54,690         14.80    $29,545         8.00%      $36,931         10.00%
 Tier 1 capital (to risk-weighted assets) ........       50,699         13.72     14,772         4.00        22,158          6.00
 Tier 1 capital (to average assets) ..............       50,699         10.81     18,757         4.00        23,446          5.00

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

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 25 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows (amounts in thousands):

                                                                                              December 31,
                                                                                              ------------
                                                                                2008                               2007
                                                                                ----                               ----
                                                                    Carrying            Fair             Carrying            Fair
                                                                     Amount            Value              Amount             Value
                                                                     ------            -----              ------             -----
Financial assets:
   Cash and due from banks .............................           $ 10,659           $ 10,659           $  7,033           $  7,033
   Federal funds sold ..................................             11,902             11,902              3,774              3,774
   Investment securities ...............................             62,282             62,282             62,609             62,609
   Loans held for sale .................................                417                417                384                384
   Loans, gross ........................................            404,533            408,098            378,414            379,368
Financial liabilities:
   Deposits ............................................            366,811            369,807            342,755            336,901
   Short term borrowings ...............................             16,590             16,590              7,730              7,730
   Advances from Federal Home Loan Bank ................             81,000             73,772             73,500             71,581
   Junior subordinated debentures ......................             10,310             10,310             10,310             10,310

                                                                     Notional            Fair            Notional            Fair
                                                                      Amount             Value            Amount             Value
                                                                      ------             -----            ------             -----
Financial instruments with off-
Balance sheet risk:
   Commitments to extend credit ..........................           $29,759             $   -            $43,662        $        -
   Standby letters of credit .............................               941                 -                680                 -
   Derivative instruments ................................            10,000              (602)            10,000              (264)

Effective January 1, 2008, the Company adopted SFAS No. 157, "Fair Value Measurements" ("SFAS 157") which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. SFAS 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasuries, and money market funds.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, mortgage backed securities, municipal bonds, corporate debt securities, and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain derivative contracts and impaired loans.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For example, this category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly-structured or long-term derivative contracts.

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
              Notes to Condensed Consolidated Financial Statements

NOTE 25 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Assets and liabilities measured at fair value on a recurring basis are as follows as of December 31, 2008:

                                                   Quoted market price            Significant other         Significant unobservable
                                                    in active markets             observable inputs                 inputs
                                                        (Level 1)                    (Level 2)                     (Level 3)
                                                        ---------                    ---------                     ---------

Available-for-sale
 investment securities .........................          $    -                      $  57,153                      $   619
Loans held for sale ............................          $    -                      $     417                      $     -
Interest rate swap
 derivative instrument .........................          $    -                      $    (602)                     $     -

The Company has $20,547,000 of impaired loans measured at fair value as of December 31, 2008 on a nonrecurring basis. These loans are at a Level 2 input.

The following table reconciles the changes in Level 3 financial instruments for the years ended December 31, 2008 and 2007 (in thousands):

                                                              December 31,
                                                              ------------
                                                        2008               2007
                                                        ----               ----
Beginning of Year Balance ..................          $ 1,740           $     -
Purchases ..................................                -             1,914
Principal Paydowns .........................               (5)                -
Unrealized Loss ............................           (1,116)             (174)
                                                      -------           -------
Ending Balance .............................          $   619           $ 1,740
                                                      =======           =======

NOTE 26 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                   2008                     2007
                                                                                                   ----                     ----
ASSETS
   Cash ........................................................................               $ 1,960,765               $   875,247
   Investments available for sale ..............................................                   460,000                   460,000
   Investment in subsidiaries ..................................................                50,679,810                51,663,201
   Loans, net ..................................................................                 1,072,377                         -
   Property and equipment, net .................................................                 5,865,687                13,447,967
   Company Owned Life Insurance ................................................                 7,817,662                 7,503,468
   Other assets ................................................................                   475,510                   901,382
                                                                                               -----------               -----------
       Total assets ............................................................               $68,331,811               $74,851,265
                                                                                               ===========               ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Accounts payable ............................................................               $   761,465               $    35,439
   Unrealized loss on interest rate swap .......................................                   602,113                   264,378
   Deferred revenue ............................................................                 1,425,129                 1,500,141
   Junior subordinated debentures ..............................................                10,310,000                10,310,000
   Shareholders' equity ........................................................                55,233,104                62,741,307
                                                                                               -----------               -----------
       Total liabilities and shareholders' equity ..............................               $68,331,811               $74,851,265
                                                                                               ===========               ===========

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 26 - PARENT COMPANY FINANCIAL INFORMATION - continued

                         CONDENSED STATEMENTS OF INCOME

                                                                                        For the years ended December 31,
                                                                                        --------------------------------
                                                                                  2008                 2007                2006
                                                                                  ----                 ----                ----
Income
   Other .............................................................        $ 10,465,909         $  4,372,848        $  2,826,091
                                                                              ------------         ------------        ------------
                                                                                10,465,909            4,372,848           2,826,091
Expenses .............................................................           2,567,980            2,136,038           2,487,297
                                                                              ------------         ------------        ------------
   Income (loss) before income taxes .................................           7,897,929            2,236,810             338,794
Income tax (expense) benefit .........................................            (399,700)             584,470            (121,965)
                                                                              ------------         ------------        ------------
   Profit (loss) before equity in undistributed
     net income of subsidiaries ......................................           7,498,229            2,821,280             216,829
Equity in undistributed net income(loss) of subsidiaries .............          (7,281,377)             607,348           4,622,744
                                                                              ------------         ------------        ------------
       Net income ....................................................        $    216,852         $  3,428,628        $  4,839,573
                                                                              ============         ============        ============

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                     2008               2007                2006
                                                                                     ----               ----                ----
Operating Activities
   Net income .............................................................      $    216,852       $  3,428,628       $  4,839,573
   Adjustments to reconcile net income to net cash
     provided (used) by operating activities
       Equity in undistributed net (income)losses of subsidiaries .........         7,281,377           (607,348)        (4,622,744)
       Dividend income from bank subsidiary ...............................        (7,091,486)        (3,575,763)                 -
       Provision for loan losses ..........................................            75,000            (62,203)             1,891
       Deferred gain on sale of property and equipment ....................                 -         (1,500,141)                 -
       Gain on sale of securities .........................................                 -            (52,206)          (153,043)
       Gain on sale of property and equipment .............................        (2,343,309)                 -           (377,713)
       Depreciation .......................................................            31,645            159,218             76,097
       Increase in value of Company Owned Life Insurance ..................          (314,194)          (230,401)                 -
       (Increase) decrease in other assets ................................           547,458           (603,231)         1,526,337
       Increase in other liabilities ......................................           651,014          1,473,050             55,268
                                                                                 ------------       ------------       ------------
         Net cash provided (used) for operating activities ................          (945,643)        (1,570,397)         1,345,666
                                                                                 ------------       ------------       ------------
Investing activities
   Capital contributions to subsidiaries ..................................          (749,907)          (200,000)       (10,628,408)
   Dividends received from bank subsidiary ................................         7,091,486          3,575,763                  -
   Proceeds from sale of available for sale securities ....................                 -            479,118          1,150,138
   Purchase of available for sale securities ..............................                 -                  -           (390,912)
   Calls and maturities of available for sale securities ..................                 -            345,000                  -
   (Increase) decrease in loans, net ......................................        (1,147,377)         3,402,144          3,842,684
   Purchase of property and equipment .....................................        (1,736,473)          (813,387)        (4,563,699)
   Purchase of Company Owned Life Insurance ...............................                 -         (7,273,067)                 -
   Proceeds from sale of property and equipment ...........................         5,288,838          2,087,176          1,001,297
                                                                                 ------------       ------------       ------------
         Net cash provided (used) by investing activities .................         8,746,567          1,602,747         (9,588,900)
                                                                                 ------------       ------------       ------------
Financing activities
   Redemptions of junior subordinated debentures ..........................                 -        (11,345,000)                 -
   Proceeds from exercise of stock options ................................                 -            101,750                  -
   Proceeds from employee stock purchase plan .............................           141,986            136,907            137,073
   Issuance(repurchase) of common stock ...................................        (6,857,392)       (19,731,123)           273,835
                                                                                 ------------       ------------       ------------
         Net cash provided (used) by financing activities .................        (6,715,406)       (30,837,466)           410,908
                                                                                 ------------       ------------       ------------
         Net change in cash ...............................................         1,085,518        (30,805,116)        (7,832,326)
Cash, beginning of year ...................................................           875,247         31,680,363         39,512,689
                                                                                 ------------       ------------       ------------
Cash, end of year .........................................................      $  1,960,765       $    875,247       $ 31,680,363
                                                                                 ============       ============       ============

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 27 - QUARTERLY DATA (UNAUDITED)

                                                                2008                                          2007
                                                                ----                                          ----
(Dollars in thousands                         Fourth      Third     Second      First        Fourth     Third     Second      First
except per share)                            Quarter     Quarter    Quarter   Quarter      Quarter    Quarter    Quarter    Quarter
                                             -------     -------    -------   -------      -------    -------    -------    -------
Interest income ..........................   $  7,675    $  7,727    $  7,892   $  7,664   $  8,074   $  8,073   $  7,933   $  7,793
Interest expense .........................      3,860       3,972       3,802      4,211      4,558      4,599      4,210      4,152
                                             --------    --------    --------   --------   --------   --------   --------   --------

Net interest income ......................      3,815       3,755       4,090      3,453      3,516      3,474      3,723      3,641

Provision for loan losses ................      1,700       1,484         729        381          -          -          -          -
                                             --------    --------    --------   --------   --------   --------   --------   --------

Net interest income after
  provision for loan losses ..............      2,115       2,271       3,361      3,072      3,516      3,474      3,723      3,641
Noninterest income .......................        929         138         714        795        633        757        562        603
Noninterest expenses .....................      3,459       3,921       3,100      2,923      3,250      2,785      2,995      2,969
                                             --------    --------    --------   --------   --------   --------   --------   --------

Income(loss) before taxes ................       (415)     (1,512)        975        944        899      1,446      1,290      1,275
Income tax expense(benefit) ..............         (7)       (623)        205        200        176        435        426        444
                                             --------    --------    --------   --------   --------   --------   --------   --------

Net income(loss) .........................   $   (408)   $   (889)   $    770   $    744   $    723   $  1,011   $    864   $    831
                                             ========    ========    ========   ========   ========   ========   ========   ========

Earnings(losses) per share:
  Basic ..................................   $  (0.09)   $  (0.19)   $   0.17   $   0.16   $   0.15       0.19       0.15       0.14
  Diluted ................................   $  (0.09)   $  (0.19)   $   0.17   $   0.16   $   0.15       0.19       0.15       0.14

                SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
                                 Corporate Data

                           Common Stock and Dividends

The common stock of the Company is listed on the Nasdaq Global Market under the symbol "SOCB." The reported high and low sales prices for each quarter of 2008 and 2007 are shown in the following table.

         2008                                     Low*          High*
         ----                                     ----          -----
     Fourth Quarter                           $    3.89      $    6.70
     Third Quarter                            $    7.14      $   13.90
     Second Quarter                           $   13.43      $   16.00
     First Quarter                            $   12.85      $   14.81

         2007
     Fourth Quarter                           $   13.15      $   18.79
     Third Quarter                            $   16.88      $   21.14
     Second Quarter                           $   19.84      $   20.87
     First Quarter                            $   18.12      $   20.82


------------------
*Amounts adjusted to reflect a 10% stock dividend paid June 22, 2007.

As of January 31, 2009, there were approximately 1,315 holders of record of the Company's common stock, excluding individual participants in security position listings.

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