Form 10-K, Exhibit 13
period 2011-12-31
SOUTHCOAST FINANCIAL CORP
filed 2012-03-16
CIK 1083689

EXHIBIT 13

Portions of Southcoast Financial Corporation
2011 Annual Report to Shareholders
Incorporated by Reference into 2011 Form 10-K

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

•	changes in requirements of regulatory authorities;
•	changes in laws and regulations, including tax, banking and securities laws and regulations and deposit insurance assessments;
•	changes in accounting policies, rules and practices;
•	changes in technology or products may be more difficult or costly, or less effective than anticipated;
•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence;
•	ability to weather the current economic downturn;
•	loss of consumer or investor confidence; and
•	other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

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

Overview

We had a net loss for the year ended December 31, 2011 of $16.5 million, or $3.12 per basic share, compared to net income for the year ended December 31, 2010 of $69,000, or $0.01 per basic share.

Problems in the economy have continued to adversely impact the ability of some borrowers to repay their loans. Although the Company’s market area has not experienced the negative effects of the recession and declines in real estate markets to the same extent as some other markets in the country, these factors have had a significant effect on our operations as evidenced by the high amounts of our charge-offs, nonaccrual loans and real estate owned. The majority of problem loans in 2010 and 2011 were real estate loans, which were often collateralized by newly constructed homes or undeveloped land.  Foreclosed loans were foreclosed on after real estate sales in the Company’s market area decreased significantly beginning in the summer of 2008. Borrowers were generally builders and developers who did not have the cash flow required to support the level of inventory financed with area banks. The process of foreclosure in South Carolina is lengthy and expensive. The impact of foregone interest on nonaccruing loans in the process of foreclosure combined with attorney’s fees, property taxes, and costs to sell repossessed property continued to negatively impact the Company’s income in 2011. The residential market for single family homes in South Carolina has significant inventory. This inventory will take time for the market to absorb and we expect to continue through 2012 with elevated other real estate owned balances. In addition, the real estate and construction industries have been significant employers in the past in South Carolina, and activity in these industries is not expected to return to pre-2008 levels in the foreseeable future. South Carolina is currently looking to other industries to provide job creation and economic prosperity in the State.

The current outlook for the national economy in the United States is cautiously optimistic. Throughout 2011 the economy showed mixed signs of recovery, and high unemployment levels persist. The Company expects slow improvement in its market areas in 2012, but there can be no assurance that these expectations will be realized.

Net interest income increased slightly in 2011 to $12.3 million , as compared to $12.0 million for 2010, as a result of changes in the rate and volume of average earning assets and average interest bearing liabilities.

Our average earning assets decreased by $27.8 million in 2011. The decrease was due to an $11.0 million decrease in average loans, and a $16.8 million decrease in average investments and federal funds sold during 2011. The decrease in average loans was primarily the result of a slower lending environment brought about by the continued weakened economic environment in the Bank’s lending area.  The decrease in average investments and federal funds sold was primarily due to the Company’s decision not to fully replace securities that were sold or had maturities or paydowns due to the relatively low yields of potential replacement securities caused by the low rate environment.

Losses incurred in 2011 led to a decrease in average shareholders’ equity of 15.17%.  Average earning assets decreased 6.61% and total net interest income increased 1.97% in 2011. Despite the decrease in average    earning assets, the increase in net interest income led to an increase in net interest margin in 2011. Loan loss provisions increased by $6.2 million during 2011.

Noninterest income decreased  by $1.5 million , or 35.48%, in 2011. The decrease in noninterest income was primarily the result of a $1.4 million decrease in gains on the sale of investment securities, a $150,000 decrease in gains on sale of property and equipment, and a $176,000 impairment provision on available for sale securities taken in 2011. There were no such impairments in 2010. The decreases in noninterest income were partially offset by a $250,000 increase in service fees on deposit accounts.

Noninterest expenses increased by $4.2 million, or 33.57% in 2011.  The increase was primarily due to impairment provisions and other expenses related to other real estate owned, net of rental income, which totaled $3.7 million in 2011, as compared to $191,000 in 2010, an increase of $3.5 million. The increase in noninterest expenses was exacerbated  by a $485,000 impairment recognized on property and equipment in 2011 that was subsequently sold, as discussed in Note 5 to the audited financial statements. There were no such impairments in 2010.

As discussed in Note 15 to the audited financial statements, the Company provided a full valuation allowance against its deferred tax asset during 2011, totaling approximately $8.8 million at December 31, 2011, which resulted in income tax expense during 2011 of approximately $4.6 million.

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

Comparison of Years Ended December 31, 2011 and 2010

Results of Operations

General

We had a net loss for the year ended December 31, 2011 of $16.5 million, or $3.12 per basic share, compared to net income for the year ended December 31, 2010 of $69,000, or $0.01 per basic share.  We had net interest income of $12.3 million for 2011, as compared to $12.0 million for 2010.  We also had noninterest income (principally earnings on Company Owned Life Insurance, service charges, gains on sale of assets, and fees and commissions) of $2.8 million in 2011 and $4.3 million in 2010.  We provided $10.0 million and $3.8 million to our allowance for loan losses in 2011 and 2010, respectively, and had noninterest expenses (principally salaries and benefits, occupancy, furniture and equipment, professional fees, and insurance) of $16.9 million in 2011 and $12.7 million in 2010.  Additionally, due to a full valuation allowance taken on our deferred tax asset, we had income tax expense of approximately $4.6 million in 2011, compared to a tax benefit of approximately $193,000 in 2010.

Net Interest Income

During the year ended December 31, 2011, net interest income was $12.3 million, as compared to $12.0 million for the year ended December 31, 2010.  This increase was attributable to changes in the rate and volume of average earning assets and average interest bearing liabilities.  Average interest earning assets decreased to $392.3 million in 2011 from $420.0 million in 2010.  The decrease in volume was primarily attributable to a $16.8 million decrease in average investments and fed funds sold, and an $11.0 million decrease in average loans. The average yield on interest earning assets decreased from 5.11% to 4.82% from 2010 to 2011, while the average cost of interest bearing liabilities decreased from 2.26% to 1.75%.  The net yield on average interest earning assets increased from 2.86% in 2010 to 3.12% in 2011.  The increase in net yield on average interest earning assets was primarily due to the decrease in yields on average loans, the largest individual component of interest earning assets, being less than the decrease in rates on average deposits.  Average loans decreased by $11.0 million during 2011, and the yield on these loans decreased by 0.39% due to falling interest rates while average interest bearing deposits decreased by $16.2 million and the rates paid on these deposits decreased by 0.51% due to falling interest rates.  Nonperforming assets, which totaled $29.9 million and $31.8 million at December 31, 2011 and 2010, respectively, suppressed the net interest margin in both periods, as the majority of nonperforming assets consisted of nonaccrual loans and other real estate owned which do not produce interest income.  If liquidated, the cash received for these assets could be used to reduce interest bearing liabilities which would have the effect of lowering interest expense.

During the year ended December 31, 2010, net interest income was $12.0 million, as compared to $12.9 million for the year ended December 31, 2009.  This decrease was attributable to changes in the rate and volume of average earning assets and average interest bearing liabilities.  Average interest earning assets decreased to $420.0 million in 2010 from $443.5 million in 2009.  The decrease in volume was primarily attributable to a $49.6 million decrease in average loans, partially offset by a combined $26.1 million increase in average investments, interest bearing cash, and federal funds sold. The average yield on interest earning assets decreased from 5.59% to 5.11% from 2009 to 2010, while the average cost of interest bearing liabilities decreased from 2.76% to 2.26%.  The net yield on average interest earning assets decreased from 2.91% in 2009 to 2.86% in 2010.  The decrease in net yield on average interest earning assets was primarily due to decreases in average balances and yields on average loans, the largest individual component of interest earning assets.  Average loans decreased by $49.6 million during 2010, and the yield on these loans decreased by 0.14% due to falling interest rates.

Net Interest Income – (continued)

The following table sets forth, for the periods indicated, information related to our average balance sheets and average yields on assets and average rates paid on liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

	For the year ended			For the year ended			For the year ended
	December 31, 2011			December 31, 2010			December 31, 2009
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Cash and Federal Funds Sold	$14,073	$34	0.24%	$18,153	$51	0.28%	$12,235	$18	0.15%
Investments - taxable	59,658	1,466	2.46%	73,002	2,149	2.94%	48,497	1,888	3.89%
Investments - nontaxable (1)	9,761	388	3.98%	9,143	375	4.10%	13,447	573	4.26%
Total investments and federal funds sold	83,492	1,888	2.26%	100,298	2,575	2.57%	74,179	2,479	3.34%
Loans (2)(3)	308,791	17,017	5.51%	319,742	18,869	5.90%	369,329	22,315	6.04%

Total Earning Assets	392,283	18,905	4.82%	420,040	21,444	5.11%	443,508	24,794	5.59%
Other Assets	62,629			77,535			73,142

Total Assets	$454,912			$497,575			$516,650

Liabilities:
Savings and demand deposits	$104,471	$1,231	1.18%	$83,408	$1,253	1.50%	$67,818	$949	1.40%
Time deposits	203,313	3,018	1.48%	240,598	4,695	1.95%	260,500	7,060	2.71%
Other borrowings	62,036	2,215	3.57%	82,716	2,951	3.57%	90,796	3,217	3.54%
Subordinated debt	10,310	183	1.77%	10,310	524	5.08%	10,310	641	6.22%

Total interest bearing liabilities/interest expense	$380,130	6,647	1.75%	$417,032	9,423	2.26%	$429,424	11,867	2.76%

Non-interest bearing liabilities	36,244			35,114			37,069

Total Liabilities	416,374			452,146			466,493

Equity	38,538			45,429			50,157

Total Liabilities and Equity	$454,912			$497,575			$516,650

Net interest income/margin (4)		$12,258	3.12%		$12,021	2.86%		$12,927	2.91%

Net interest spread (5)			3.07%			2.85%			2.83%

(1)	Yield is not calculated on a tax equivalent basis due to the full valuation allowance on the deferred tax asset.
(2)	Does not include nonaccruing loans.
(3)	Income includes loan fees of $622,000 in 2011, $558,000 in 2010, and $604,000 in 2009.
(4)	Net interest income divided by total earning assets
(5)	Total interest earning assets yield less interest bearing liabilities rate.

Net Interest Income – (continued)

The following table presents changes in our net interest income which are primarily a result of changes in the volumes (change in volume times old rate), changes in rates (change in rate times old volume), and changes in rate/volume (change in rate times the change in volume) of our interest earning assets and interest bearing liabilities.

	Analysis of Change in Net Interest Income
	For the Year ended December 31, 2011 versus the year ended December 31, 2010 (1)			For the Year ended December 31, 2010 versus the year ended December 31, 2009 (1)
(Dollars in thousands)	Volume	Rate	Net Change	Volume	Rate	Net Change

Interest Income:
Cash and Federal funds sold	$(12)	$(5)	$(17)	$9	$23	$32
Investments - taxable	(393)	(290)	(683)	954	(692)	262
Investments - non taxable (2)	25	(12)	13	(183)	(14)	(197)

Total investments and federal funds sold	(380)	(307)	(687)	780	(683)	97
Net loans (3)(4)	(646)	(1,206)	(1,852)	(2,996)	(450)	(3,446)
Total interest income	(1,026)	(1,513)	(2,539)	(2,216)	(1,133)	(3,349)

Interest expense:
Savings deposits	$317	$(339)	$(22)	$218	$86	$304
Time deposits	(728)	(949)	(1,677)	(539)	(1,826)	(2,365)
Other borrowings	(738)	2	(736)	(286)	21	(265)
Subordinated Debt	-	(341)	(341)	-	(117)	(117)

Total interest expense	(1,149)	(1,627)	(2,776)	(607)	(1,836)	(2,443)

Net interest income	$123	$114	$237	$(1,609)	$703	$(906)

(1)	Volume-rate changes have been allocated to each category on a consistent basis between rate and volume.
(2)	Yield is not calculated on a tax equivalent basis due to the full valuation allowance on the deferred tax asset.
(3)	Includes loan fees of $622,000 in 2011, $558,000 in 2010, and $604,000 in 2009
(4)	Does not include nonaccruing loans.

During 2012, management expects that interest rates will remain relatively unchanged.  Therefore, any improvements in net interest income for 2012 are expected to be largely the result of increases in volume and changes in the mix of interest-earning assets and liabilities.  Additionally, a reduction in overall levels of average nonperforming assets would provide margin improvement, as the proceeds from disposal of these assets could be invested into interest bearing deposits or utilized to repay interest bearing liabilities as they come due.  Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the Charleston, South Carolina, metropolitan area.  These strategies involve offering attractive interest rates and continuing our bank's commitment to providing outstanding customer service.  However, until demand for loans to qualified borrowers increases, increases in loans are likely to be modest.

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

Market Risk - Interest Rate Sensitivity – (continued)

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

Our Bank’s Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk.  The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities.  The model simulates our Bank’s balance sheet and income statement under several different rate scenarios.  The model’s inputs (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible.  The forecast presents information over a twelve-month period.  It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200, 300, and 400 basis points.  According to the model as of December 31, 2011, our Bank is positioned so that net interest income would increase $450,000 and net income would increase $450,000 if rates were to rise 100 basis points in the next twelve months.  Conversely, net interest income would decrease $345,000, and net income would decrease $450,000 if interest rates were to decline 100 basis points in the next twelve months.  Given the Federal Funds target rate of between 0 and 25 basis points at December 31, 2011, management considers a substantial decline in interest rates highly unlikely.  Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results.  Further, the computations do not contemplate any actions our Bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The “Interest Sensitivity Analysis” below indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2011 of $136.2 million for a cumulative gap ratio of (37.45%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon," a negative interest sensitivity gap results.  The gap is positive when interest sensitive assets exceed interest sensitive liabilities.  For a bank with a negative gap, such as our Bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect.  However, as noted above, our simulation model indicates that rising rates would have a positive effect on our net interest income.  The simulation model differs from the “Interest Rate Sensitivity Analysis” primarily in its assumptions related to interest bearing transaction accounts, savings and money market accounts, and time deposits.  The simulation model assumes that a change of 100 basis points in an indexed interest rate, such as the Federal Funds rate, would produce only a fractional change in rates paid on these types of deposit accounts, and these changes would not be immediate, but would lag behind the market rate changes.  Due to the sophistication of the inputs and assumptions used in our simulation model, we believe that it produces more realistic outcomes of potential interest rate scenarios than the “Interest Rate Sensitivity Analysis.”

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

Market Risk - Interest Rate Sensitivity – (continued)

Interest Sensitivity Analysis
December 31, 2011

(Dollars in thousands)
	Within Three Months	After Three Through Twelve Months	One Through Five Years	Greater Than Five Years	Total
Assets
Interest earning assets:
Interest earning deposits in other banks	$12,085	$-	$-	$-	$12,085
Investment securities	4,772	-	-	47,469	52,241
Loans Held for sale	995	-	-	-	995
Loans (1)	81,804	92,582	42,928	81,158	$298,472
Total Earning Assets	$99,656	$92,582	$42,928	$128,627	$363,793

Liabilities
Interest bearing liabilities:
Interest bearing transaction accounts	$56,286	$-	$-	$-	$56,286
Savings and money market	59,516	-	-	-	59,516
Time deposits - $100,000 and over	10,266	29,407	2,124	-	41,797
Other time deposits	26,694	79,157	18,576	-	124,427
Total interest bearing deposits	$152,762	$108,564	$20,700	$-	$282,026
Other borrowings	62,160	5,000	10,000	-	77,160
Total interest bearing liabilities	$214.922	$113,564	$30,700	$-	$359,186
Interest sensitivity gap	$(115,266)	$(20,982)	$12,228	$128,627
Cumulative interest sensitivity gap	$(115,266)	$(136,248)	$(124,020)	$4,607
Ratio of cumulative gap to earning assets	-31.68%	-37.45%	-34.09%	1.27%

(1)	Does not include nonaccruing loans.

Provision for Loan Losses

The allowance for loan losses, established through charges to the provision for loan losses, allows for estimated loan losses inherent in our loan portfolio.  Loan losses or recoveries are charged or credited directly to the allowance.  The level of the allowance is based on management's judgment of the amount needed to maintain an allowance adequate to provide for probable losses in the loan portfolio as of the balance sheet date, although the exact amount of such losses and in some cases the specific loans cannot be identified yet.  We provided $10.0 million, and $3.8 million to the allowance during the years ended December 31, 2011, and 2010, respectively.  We believe the provisions made to the allowance for loan losses allowed us to maintain an adequate allowance for probable incurred losses for each of these periods.  See “Allowance for Loan Losses” below.

Noninterest Income

Noninterest income, which consists primarily of service fees on deposits, gains and fees on loans sold, other fee income, Company Owned Life Insurance earnings, and gains on sales of securities and fixed assets totaled $2.8 million for the year ended December 31, 2011, as compared to $4.3 million for the year ended December 31, 2010, a decrease of $1.5 million. The decrease in noninterest income was primarily the result of a $1.4 million decrease in gains on the sale of investment securities, a $150,000 decrease in gains on sale of property and equipment, and a $176,000 impairment provision on available for sale securities taken in 2011. There were no such impairments in 2010. The decreases in noninterest income were partially offset by a $250,000 increase in service fees on deposit accounts, primarily due to growth in transaction account balances between the two years.  Noninterest bearing deposit accounts totaled approximately $34.1 million and $28.9 million at December 31, 2011 and 2010, respectively.  Interest bearing transaction accounts totaled approximately $56.3 million and $46.1 million at December 31, 2011 and 2010, respectively.

Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment, and insurance expenses, totaled $16.9 million for the year ended December 31, 2011, as compared to $12.7 million for the year ended December 31, 2010, an increase of $4.2 million.  The increase in noninterest expense during 2011 was primarily due to impairment provisions for other real estate owned and other expenses, net of rental income of $3.7 million in 2011, compared to $191,000 in 2010, an increase of $3.5 million.  In management’s judgment, impairment provisions taken during 2011 reflect conservative liquidation values that can be achieved through prompt sales of real estate.  Additionally, the Company recognized a $485,000 impairment on property and equipment in 2011, compared with no impairment in 2010.

Income Taxes

We recorded income tax expense of $4.6 million, and an income tax benefit of $193,000, for the years ended December 31, 2011, and 2010, respectively.  The current year’s income tax expense is primarily related to a full valuation allowance on the deferred tax asset. Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes.

Financial Condition
Investment Portfolio

As of December 31, 2011, our available-for-sale investment portfolio comprised approximately 11.5% of our total assets.  The following table summarizes the carrying value amounts of available-for-sale securities we held at December 31, 2011, and 2010.  All securities are held available-for-sale and are stated at estimated fair value.

Securities Portfolio Composition

	December 31,
	2011			2010			2009
(Dollars in thousands)	Book Value	Net Unrealized Holding Gain/ (Loss)	Fair Value	Book Value	Net Unrealized Holding Gain/ (Loss)	Fair Value	Book Value	Net Unrealized Holding Gain/ (Loss)	Fair Value
Available-for Sale
Mortgage -backed securities
Government sponsored Enterprises (1)	$37,688	$544	$38,232	$57,532	$(849)	$56,683	$50,262	$(189)	$50,073
Other	1,539	6	1,545	1,875	5	1,880	1,978	(197)	1,781
U.S. States and politcal subdivisions (2)	7,189	416	7,605	12,257	(169)	12,088	7,196	20	7,216
Other Investments (3)	4,493	(2,607)	1,886	4,660	(3,005)	1,655	4,651	(2,945)	1,706
Total	$50,909	$(1,641)	$49,268	$76,324	$(4,018)	$72,306	$64,087	$(3,311)	$60,776

(1)	Includes securities secured by pools of mortgages from various issuers, including FNMA and FHLMC
(2)	Yield is not calculated on a tax equivalent basis due to the full valuation allowance on the deferred tax asset.
(3)	Includes trust preferred and other equity securities.

The unrealized loss attributable to Other investments for December 31, 2011 relates to our investments in two pooled trust preferred securities.  The table below outlines these investments.

(Dollars in thousands)
Security Description	Credit Tranche	Interest Payment Status	Tax Equivalent Book Yield	Book Value	Unrealized Holding Loss	Fair Value

ALESCO 9A	A2	Active	1.51%	$1,801	$825	$976
PreTSL 27	C1	PIK	1.63%	$1,732	1,718	14
				$3,533	$2,543	$990

The value of these securities has been adversely affected by a lack of liquidity in the market for these securities as well as the current coupon interest rates on the securities. The book yields on these securities represent a combination of the coupon interest rates and accretive discounts on these securities. These securities pay variable rates of interest based on three month LIBOR. The current tax equivalent book yields reflect three month LIBOR at December 31, 2011. Current market rates of interest for capital borrowings vary based on issuer, but the tax equivalent book yields reflected in the above table are significantly lower than current market rates for such borrowings.

Securities Portfolio Composition – (continued)

The first security above is currently paying interest and is over collateralized by 16.57%.  This means that, for the credit tranche owned by the Company, the total dollar value of performing issuers in the pool exceeds total Class A notes outstanding by 16.57%.  Accordingly, the Company is receiving contractual interest payments on these securities.  Based on the over collateralized position of this security and the current nature of its interest payments this security was deemed not to have other than temporary impairment, as projected cash flows support the book value of the security.

The second security above is a Class C note and is currently receiving payment in kind (PIK) interest.  This means that in lieu of cash interest payments, interest is being capitalized and added to the Company’s principal investment in the security.  Class A note holders of this security are currently receiving cash payments of principal in addition to contractual interest payments.  These principal payments are helping to satisfy the over collateralization requirements of the Class A Notes.  If and when these requirements are met, the Class B Notes will begin to receive principal payments to meet their over collateralization requirements, followed by the Class C Notes, and then the Class D Notes.  Management has engaged a third party firm specializing in securities valuations to evaluate this security’s principal and payment in kind interest for potential other-than-temporary impairment.  This firm performed a discounted cash flow analysis which showed approximately $176,000 of credit loss as referenced in Note 3 to the Consolidated Financial Statements.  This analysis was performed with relevant assumptions about projected default probabilities for the underlying issuers in this security. However, management has discontinued accrual of interest on this security due to the payment in kind interest on the security and the overall credit deterioration in the security.  If the underlying issuers in this security show additional financial deterioration, the Company may recognize other than temporary impairment in the future. See Note 3 to the audited financial statements for further information about these securities.

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2011.  Available-for-sale securities are stated at estimated fair value.  There were no available-for-sale securities with maturities in time periods not presented in the table.  Equity securities have no maturity and are shown as a separate category. Maturities for mortgage-backed securities are not listed due to their tendency to have frequent prior to maturity paydowns.

Securities Portfolio Maturities and Yields

	December 31, 2011
(Dollars in Thousands)	Fair Value	Yield
Government sponsored enterprises
Mortgage backed	$39,777	2.36%

U.S. States and political subdivisions (1)
Due from five to ten years	2,893	4.19%
Due after ten years	4,712	3.96%
Total	$7,605	4.05%

Other investments
Due after ten years	$1,800
Equity securities with no maturities or stated yields	86
Total	$49,268

(1)	Yields are not calculated on a tax equivalent basis due to the full valuationallowance on the deferred tax asset.

Loan Portfolio

Management believes the loan portfolio is adequately diversified.  The loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers.  The only concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions of which management is aware are for residential mortgage loans, commercial real estate loans, and construction and land development loans geographically concentrated in the Company’s market area.   The Company does not make foreign loans.  Because we operate a community bank, nearly all of the loans are to borrowers in, or secured by real estate located in, or near, our market area.  See Note 1 to Consolidated Financial Statements, “Concentrations of Credit Risk,” for further information.

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

Loan Portfolio Composition
	December 31,
(Dollars in Thousands)	2011	2010	2009	2008	2007
Real estate secured loans:
Residential 1-4 Family	$166,414	$156,766	$157,236	$168,496	$161,350
Multifamily	5,144	6,657	5,777	5,557	6,501
Commercial	81,253	92,481	98,639	104,754	95,969
Construction	39,241	51,366	62,194	87,406	76,033
Total real estate secured loans	292,052	307,270	323,846	366,213	339,853
Commercial and Industrial	25,135	26,242	29,231	34,336	34,278
Consumer	2,037	2,372	2,987	2,922	3,213
Other	515	565	848	1,062	1,070

Total Gross Loans	319,739	336,449	356,912	404,533	378,414
Allowance for loan losses	(10,691)	(9,513)	(10,042)	(7,410)	(4,297)
	$309,048	$326,936	$346,870	$397,123	$374,117

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

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis.  Approximately 33.3% of our bank's loan portfolio at December 31, 2011 was comprised of commercial loans, 76.4% of which were secured by real estate (shown in the table below as “Real Estate Secured Loans – Commercial”).  Commercial loans not secured by real estate were classified as “Commercial and Industrial,” as set forth in the table above. When taken, collateral on loans not secured by real estate may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets.  Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets.  Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments.  Commercial loans to most business entities require guarantees of their principals.  Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower’s business or industry. Initial and continuing financial analysis of a borrower's financial information is required to control this risk.

Construction and land development loans represent 12.3% of the loan portfolio and typically consist of financing for the construction of 1-4 family dwellings and some non-farm, non-residential real estate.  Usually, loan-to-value ratios are limited to 80%, and permanent financing commitments are required prior to the advancement of loan proceeds.  Included in total real estate construction and land development loans at December 31, 2011, were $11.2 million in residential construction loans, $1.5 million in residential land development loans, $10.9 million in residential lot loans,

Loan Portfolio Composition – (continued)

$7.9 million in commercial lot loans, $1 million of other commercial construction loans, $3.4 million of loans secured by raw land, and $3.3 million of other commercial purpose land loans.

Residential real estate loans comprised approximately 53.7% of our Bank's loan portfolio at December 31, 2011. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily real estate loans.  Loan-to-value ratios for these instruments are generally limited to 80%.

Total loans outstanding decreased by $16.7 million between December 31, 2010 and December 31, 2011.  This decrease is attributable to several factors.  Due to the continued downturn in the economy experienced during 2011, the Company charged off $9.3 million in loans to its allowance for loan losses, and brought $9.4 million of foreclosed loans into other real estate owned.  As discussed in Note 6 to the audited financial statements, the Company financed the sale of approximately $4.2 million and $6.6 million of other real estate owned during 2011 and 2010, respectively.  The Company realized deferred gains on these transactions during 2011 and 2010 totaling $143,745 and $0.

Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of our loans, by type, at December 31, 2011, as well as the type of interest requirement on such loans.

(Dollars in Thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate secured loans:
Residential 1-4 Family	$8,185	$7,912	$150,317	$166,414
Multifamily	-	-	5,144	5,144
Commercial	7,274	7,374	66,605	81,253
Construction	16,369	7,781	15,091	39,241
Total real estate secured loans	31,828	23,067	237,157	292,052
Commercial and Industrial	9,534	9,405	6,196	25,135
Consumer	578	865	594	2,037
Other	58	198	259	515
	$41,998	$33,535	$244,206	$319,739
Predetermined rate, maturity greater than one year	-	$18,171	$77,366	$95,537
Variable rate or maturity within one year	$41,998	$15,364	$166,840	$224,202

Nonperforming Loans And Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure  the likelihood of collection of the principal balance and accrued interest.  When the collectibility of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the allowance for loan losses, and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off.  A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.  When a loan’s terms have been modified from the original note and the modified terms represent a concession made by the Company due to a borrower’s financial difficulty, a troubled debt restructuring exists.  Troubled debt restructurings contain terms the Company would not customarily offer in the ordinary course of business.  See Notes 1 and 4 to the audited financial statements for additional information about nonperforming loans and other problem assets.  At December 31, 2011, we had $21.3 million of nonaccrual loans, no loans 90 days or more past due still accruing interest, and $1.1 million of troubled debt restructurings.  The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to $1.4 million in 2011.  No interest on nonaccruing loans was included in net income for 2011.  No interest income on loans 90 days or more past due that were still accruing interest was recognized during 2011.  The gross interest income that would have been recognized according to the original loan terms on loans that are troubled debt restructurings during 2011 totaled $73,000; actual interest income recognized on these loans according to the restructured terms totaled $72,000.

Nonperforming Loans And Other Problem Assets – (continued)

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

	December 31,
(Dollars in Thousands)	2011	2010	2009	2008	2007
Nonperforming loans:
Nonaccrual loans	$21,268	$19,613	$19,294	$8,934	$893
Past due 90 days or more	-	44	-	5,373	3,451
Restructured loans	1,064	3,208	1,850	-	-
Total nonperforming loans	22,332	22,865	21,144	14,307	4,344

Real estate acquired in settlement of loans	9,323	8,923	9,789	2,074	194
Total nonperforming assets	$31,655	$31,788	$30,933	$16,381	$4,538

Nonperforming assets as a percentage of loans and other real estate owned	9.62%	9.20%	8.44%	4.03%	1.20%
Allowance for loan losses as a percentage of nonperforming loans	47.87%	41.61%	47.50%	51.79%	98.93%

Each individual nonperforming loan and borrower relationship is less than 15% of total nonperforming loans.

The elevated levels of nonperforming loans during 2011, 2010, and 2009 reflect the continued downturn of the general and local economy, coupled with a general decrease in real estate values.  The economic downturn has impacted developers, builders, and others associated with the real estate business most significantly, but has also impacted local businesses and consumers, as unemployment has increased and consumer spending has decreased throughout much of the two years.  Management expects nonperforming assets to remain at elevated levels until a clear and sustainable economic recovery takes place.

The Company’s total nonaccrual loans at December 31, 2011 and 2010 have been reduced by $3.2 million and $2.8 million in chargeoffs, respectively.  These amounts are detailed in Note 4 to the audited financial statements.

Potential Problem Loans
Management identifies and maintains a list of potential problem loans.  These are loans that are actively accruing interest and are not past due 90 days or more.  A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises doubt about the borrower’s ability to continue to comply with current loan repayment terms.  At December 31, 2011 potential problem loans totaled $13.5 million.  These loans had risk grades of 7.  A description of loan risk grades is included in the “Allowance for Loan Losses” portion of this discussion.  Approximately $10.6 million of this amount represented loans secured by real estate.  Management closely tracks the current values of real estate collateral when assessing the collectability of potential problem loans secured by real estate.

Real Estate Owned
At December 31, 2011 and 2010, we had $9.3 million and $8.9 million, respectively, of real estate owned pursuant to foreclosure or deed in lieu of foreclosure.  Other real estate owned is initially recorded at its estimated fair market value less estimated selling costs.  The estimated fair market value is determined by current appraisals, comparable sales, and other estimates of value obtained principally from independent sources.  Subsequently, other real estate owned is carried at the lower of carrying value or fair value less costs to sell.  The carrying value is generally reevaluated annually on the anniversary of acquisition.  Any declines to fair value less costs to sell are recorded as charges to impairment provision for other real estate owned.  Discounts to appraised values are included for estimated selling costs and holding period costs.  An additional discount is also calculated based on the properties being bank owned.  The amounts of these discounts vary among properties based on property type, estimated time to sell, and any other factors of which management may be aware.

Real Estate Owned by Property Type
(Dollars in Thousands)
	Year Ended December 31,
	2011	2010
Commercial Office Properties	$4,941	$1,917
Commercial Lots	415	908
Residential 1-4 Family Lots and Homes Under Construction	3,224	4,256
Residential 1-4 Family Homes	743	1,622
Multifamily Properties	-	220
Total Other Real Estate Owned	$9,323	$8,923

The largest individual property included in other real estate owned totals $1.8 million in book value and consists of 10,000 square feet of retail/commercial use property on 3 acres of land.  Other significant properties include twenty- six town home pads, two patio home lots, and approximately four and a half acres of land zoned for commercial use, with an aggregate book value of $1.2 million, and a 130 room motel on two and a half acres of land, with a book value of $1.7 million.  The Company also owns multiple single family home and commercial lots and finished single family homes, as well as additional commercial office properties.

The Company actively markets other real estate owned with the goal of maximizing the realized value of the properties.  During 2011, sales proceeds from other real estate owned totaled $6.8 million.  The Company recognized $519,000 in aggregate gains on the sale of these properties.  However, these results may not be indicative of future outcomes of sales of other real estate owned.

Allowance for Loan Losses
The allowance for loan losses is increased by provisions which are direct charges to operating expense.  Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such loans have become uncollectible.  Recoveries of previously charged off loans are credited to the allowance.  Sales of other real estate owned acquired through foreclosure do not impact the allowance for loan losses, and any gains or losses as a result of these sales are accounted for separately in noninterest expenses.

In reviewing the adequacy of the allowance for loan losses, management takes into consideration the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccrual, and potential problem loans, and the quality of collateral securing nonperforming and problem loans.  After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2011.

In calculating the amount required for the allowance for loan losses, management applies a consistent methodology that is updated quarterly and is designed in accordance with generally accepted accounting principles and regulatory guidance.  The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio.  Regulators review the adequacy of the allowance for loan losses as part of their examination of our Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.  During 2011, the Company had $8.8 million in net loan chargeoffs and a $1.7 million increase in nonaccruing loans.  Though gross loans declined by $16.7 million during 2011, the Company made $10 million in loan loss provisions during the year due to the continued elevated level of nonperforming loans. At December 31, 2011 the allowance for loan losses totaled $10.7 million.

Allowance for Loan Losses – (continued)

Our allowance for loan losses has a general reserve component and a specific reserves component.  The general reserve is allocated to pools of loans based on loan type, with each loan type assigned a reserve percentage.  The reserve percentage is based on historical chargeoff percentages and economic risk factors indexed for current delinquency rates for each loan type.  Historical chargeoffs are calculated by taking the average  of the Company’s prior four quarters’ loss experience  Economic risk factors considered in the calculation include  loans with loan to value ratios higher than policy guidelines, adjustable and variable rate loans, which can experience repayment stress during times of rising interest rates, growth in the loan portfolio, lending personnel changes, and incomplete loan documentation.  The Company uses a weighted degree of risk for each of these factors based on the levels of delinquency for each loan type.  The table below shows the results of these calculations and the resulting reserve percentage for each loan type as of December 31, 2011.

Loan Type	Historical Losses	Economic Risks	Total

1-4 Family Residential Construction	1.76%	0.67%	2.43%
Other Construction and Development	0.50	1.06	1.56
Farmland	0.00	0.35	0.35
Home Equity Lines of Credit	1.04	0.28	1.32
Senior Lien 1-4 Family	0.83	0.29	1.11
Junior Lien 1-4 Family	0.23	1.45	1.68
Multi-Family Residential	5.26	0.52	5.78
Owner Occupied Commercial Property	2.06	0.61	2.67
Other Commercial Property	0.00	1.45	1.45
Commercial and Industrial	4.49	3.75	8.24
Consumer Lines of Credit	0.50	0.85	1.35
Consumer Installment	1.79	0.76	2.55
Automobile	0.82	0.76	1.58
Other Loans	0.00	0.40	0.40

The required reserve percentages described above are further adjusted to account for the total internal loan risk grade classifications within each loan type.  Management feels the following adjustments appropriately address the risk level defined by each loan risk classification.

Grade	Description
1	Loans secured by cash collateral.
2	Loans secured by readily marketable collateral.
3	Top quality loans with excellent repayment sources and no significant identifiable risk of collection.
4	Acceptable loans with adequate repayment sources and little identifiable risk of collection.
5	Acceptable loans with signs of weakness as to repayment or collateral, but with mitigating factors that minimize the risk of loss.
6	Watch List or Special Mention loans with underwriting tolerances and/or exceptions with no mitigating factors that may, due to economic or other factors, increase the risk of loss.
7	Classified substandard loans inadequately protected by the paying capacity or worth of the obligor, or of the collateral, and with weaknesses that jeopardize the liquidation of the debt.
8	Classified doubtful loans in which collection or liquidation in full is highly improbable.
9	Classified loss loans that are uncollectible and of such little value that continuance as an asset is not warranted.

The general reserve calculation described above accounts for repayment risk that is allocable to all loans within each loan type. There are additional risks that apply only to certain pools of loans that are not segregated by loan type.  These risk factors relate to certain higher risk loans such as variable rate loans and loans with excessive loan to value ratios, capital concentrations by collateral type, and new loan production levels.   A reserve for these factors is calculated using a standard methodology and is included in the other general reserves portion of the calculation and combined with the result of the calculations described above and the total unallocated Allowance for Loan Losses to arrive at the total general reserve.  The unallocated portion of the general reserve totaled approximately $1.4 million and approximately $300,000 at December 31, 2011 and 2010, respectively.  These amounts provide reserves against environmental factors such as continued high unemployment, further home price deterioration, and continued weakness in commercial real estate caused by higher vacancy rates and the lower resultant rent rates that can lead to additional levels of losses in our loan portfolio.  They also provide reserves necessitated by fluctuations in historical loss rates which are computed on a trailing quarter basis.  Loan chargeoffs processed during the fourth quarter of 2011 will affect the March 31, 2012 Allowance For Loan Losses Calculation and might lead to additional reserves as a result of their inclusion in the historical chargeoffs computation. Included in unallocated reserves as of December 31, 2011 was approximately $600,000 for commercial real estate credits identified to have potential credit losses; however, management has not yet finalized its analysis of the credits and related collateral.

Allowance for Loan Losses – (continued)

The specific reserve calculation is comprised of loans evaluated for impairment on an individual basis.  Generally, management evaluates an individual loan for impairment when a loan or group of related loans exceeds $250,000 and we do not expect to receive contractual principal and interest payments in accordance with the note.  Generally, these loans have internal risk classifications of 7, 8, or 9, as seen in the chart above.  The amount of impairment, and therefore, the required reserve, is the difference, if any, between the principal balance of the loan and the fair value of the most likely payment source, which is generally the liquidation of the underlying collateral, but may also include the present value of expected future cash flows or the loan’s observable market price.  Collateral fair value is determined based on the most recent appraisal available, adjusted to account for the age of the appraisal, estimated selling costs, and estimated holding period costs.  An additional discount is also calculated based on the presumption that the collateral will be bank owned.  The amounts of these discounts vary among properties based on property type, estimated time to sell, and any other factors of which management may be aware.  Loans evaluated for impairment on an individual basis are not evaluated as part of the general reserve calculation.

The table below shows the allocation of the Company’s allowance for loan losses by loan type and by general reserve and specific reserve for the years ended December 31, 2011, 2010, 2009, 2008, and 2007.

Detail of Allowance for Loan Losses Allocation

	Year Ended December 31, 2011
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$625	$8	$633	5.92%
Farmland	1	-	1	0.01
1-4 Family Residential	1,845	606	2,451	22.93
Multi-Family Residential	175	122	297	2.78
Commercial Real Estate	1,691	718	2,409	22.53
Commercial and Industrial	1,898	-	1,898	17.75
Consumer and Other	40	-	40	0.38
Other General Reserves	1,515	-	1,515	14.17
Unallocated	1,447	-	1,447	13.53
Total Allowance	$9,237	$1,454	$10,691	100.00%

	Year Ended December 31, 2010
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$2,333	$639	$2,972	31.24%
Farmland	2	-	2	0.02
1-4 Family Residential	1,723	809	2,532	26.62
Multi-Family Residential	69	289	358	3.76
Commercial Real Estate	737	526	1,263	13.28
Commercial and Industrial	619	-	619	6.51
Consumer and Other	122	-	122	1.28
Other General Reserves	1,345	-	1,345	14.14
Unallocated	300	-	300	3.15
Total Allowance	$7,250	$2,263	$9,513	100.00%

	Year Ended December 31, 2009
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$1,048	$1,365	$2,413	24.03%
Farmland	2	-	2	0.02
1-4 Family Residential	1,645	518	2,163	21.54
Multi-Family Residential	64	-	64	0.64
Commercial Real Estate	698	1,756	2,454	24.44
Commercial and Industrial	683	-	683	6.80
Consumer and Other	104	-	104	1.04
Other General Reserves	1,350	-	1,350	13.44
Unallocated	809	-	809	8.05
Total Allowance	$6,403	$3,639	$10,042	100.00%

	Year Ended December 31, 2008
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$329	$3,177	$3,506	47.31%
Farmland	1	-	1	0.01
1-4 Family Residential	611	641	1,252	16.90
Multi-Family Residential	22	-	22	0.30
Commercial Real Estate	397	550	947	12.78
Commercial and Industrial	223	498	721	9.73
Consumer and Other	21	17	38	0.51
Other General Reserves	231	-	231	3.12
Unallocated	692	-	692	9.34
Total Allowance	$2,527	$4,883	$7,410	100.00%

	Year Ended December 31, 2007
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$328	$140	$468	10.89%
Farmland	1	-	1	0.01
1-4 Family Residential	996	495	1,491	34.70
Multi-Family Residential	24	-	24	0.56
Commercial Real Estate	372	280	652	15.17
Commercial and Industrial	582	557	1,139	26.51
Consumer and Other	21	13	34	0.79
Other General Reserves	226	-	226	5.26
Unallocated	262	-	262	6.12
Total Allowance	$2,812	$1,485	$4,297	100.00%

Allowance for Loan Losses – (continued)

The table, "Historical Loan Loss Experience," summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries, and additions to the allowance which have been charged to expense.

Historical Loan Loss Experience
	Year Ended December 31,
	2011	2010	2009	2008	2007
(Amounts in thousands)

Total Loans Outstanding at end of period	$319,739	$336,449	$356,912	$404,533	$378,414

Average amount of loans outstanding	$329,523	$344,303	$385,330	$397,283	$368,676

Balance of allowance for loan losses at beginning of year	$9,513	$10,042	$7,410	$4,297	$4,364
Loans charged off Construction and Land Development	4,021	2,292	6,496	281	-
1-4 Family Residential	1,119	1,327	2,623	425	-
Multifamily Residential	502	50	126	-	-
Commercial Real Estate	2,116	805	1,133	-	-
Commercial and Industrial	1,464	63	1,505	434	62
Consumer and Other	28	132	82	93	18
Total Chargeoffs	9,250	4,669	11,965	1,233	80

Recoveries of loans previously charged off Construction and Land Development	124	33	-	44	-
1-4 Family Residential	125	22	14	-	-
Commercial Real Estate	30	256	39	8	-
Commercial and Industrial	125	23	-	-	8
Consumer and Other	1	5	-	-	5
Total Recoveries	405	339	53	52	13

Net charge-offs(recoveries)	8,845	4,330	11,912	1,181	67
Additions to allowance charged to expense	10,023	3,801	14,544	4,294	-

Balance of allowance for loan losses at end of year	$10,691	$9,513	$10,042	$7,410	$4,297

Ratios
Net charge-offs during period to average loans outstanding during period	2.68%	1.26%	3.09%	0.30%	0.02%
Net charge-offs to loans at end of period	2.77%	1.29%	3.34%	0.29%	0.02%
Allowance for loan losses to average loans	3.24%	2.76%	2.61%	1.87%	1.16%
Allowance for loan losses to loans at end of period	3.34%	2.83%	2.81%	1.83%	1.14%
Allowance for loan losses to nonperforming loans at end of period	47.87%	41.61%	47.50%	51.79%	98.92%
Net charge-offs (recoveries) to allowance for loan losses	82.73%	45.52%	118.62%	15.94%	1.56%
Net charge-offs (recoveries) to provision for loan losses	88.25%	113.92%	81.90%	27.50%	N/A

Allowance for Loan Losses – (continued)

As shown in the table above, the Company has maintained a higher allowance for loan losses to total loans over the last three years as it has experienced heightened levels of nonperforming loans.  Elevated chargeoffs and delinquency trends, as well as specific reserves on nonperforming loans, account for the level of the allowance for loan losses at December 31, 2011.  The ratio of the allowance for loan losses to nonperforming loans was at lower-than-historical levels during 2011, 2010, 2009, and 2008 due to the substantial increases in nonperforming loans during these years.

Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2011 and 2010 are summarized below:

	Year Ended December 31,
	2011		2010		2009
(Dollars in Thousands)	Amount	Average Rate Paid	Amount	Average Rate Paid	Amount	Average Rate Paid
Noninterest bearing demand	$31,001	0.00%	$26,170	0.00%	$26,829	0.00%
Interest bearing transaction accounts	50,557	1.69%	43,705	2.12%	29,557	1.94%
Savings and money market	53,914	0.70%	39,703	0.82%	38,261	0.98%
Time deposits - $100,000 and over	47,832	0.96%	54,013	1.53%	46,528	2.47%
Other time deposits	155,481	1.65%	186,585	2.07%	213,972	2.76%
Total deposits	$338,785	1.25%	$350,176	1.70%	$355,147	2.26%

As of December 31, 2011, we had $41.8 million in time deposits of $100,000 or more. Of these time deposits of $100,000 or more, $31 million were retail time deposits, and $10.8 million were brokered and wholesale time deposits. We also had $32.1 million in brokered and wholesale time deposits of less than $100,000.  Of the time deposits greater than $100,000, approximately $10.3 million had maturities within three months, $12.5 million had maturities over three through six months, $16.9 million had maturities over six through twelve months and $2.1 million had maturities over twelve months.  Of the $32.1 million in brokered and wholesale time deposits less than $100,000, approximately $5.2 million had maturities within three months, $3.3 million had maturities over three through six months, $10 million had maturities over six through twelve months, and $13.6 million had maturities over twelve months.  It is a common industry practice not to consider brokered and wholesale time deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds.  These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity.  Such deposits are generally more volatile and interest rate sensitive than other deposits.  Nevertheless, for the three years shown, such deposits were generally significantly less expensive for us due to the intense competition for local deposits.  Total brokered and wholesale deposits were $44.7 million at December 31, 2011 as compared to $79.9 million at December 31, 2010.

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

Contractual Obligations

The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2011.

	Payments due by period
(Dollars in thousands)	Total	<1 year	1-3 years	3-5 years	>5 years
Long-term debt obligations	$73,572	$11,262	$12,000	$10,000	$40,310
Operating lease obligations	$1,577	$395	$703	$479	$-
Total	$75,149	$11,657	$12,703	$10,479	$40,310

Short-Term Borrowings
At December 31, 2011, 2010, and 2009, we had outstanding borrowings due within one year of $11.3 million, $21.0 million, and $27.0 million, respectively.  Fixed rate borrowings totaled $8 million, $7.5 million, and $22.6 million at December 31, 2011, 2010, and 2009, respectively.   Interest rates on fixed rate borrowings were 0.14%, 2.96%, and 5.45% at December 31, 2011, 2010, and 2009, respectively. Variable rate borrowings totaled $3.3 million, $13.5 million, and $4.4 million at December 31, 2011, 2010, and 2009, respectively.  Interest rates on variable rate borrowings were 0.10%, 0.32%, and 0.15% at December 31, 2011, 2010, and 2009, respectively. Of the short term borrowings, $8 million were from the Federal Home Loan Bank of Atlanta (“FHLBA”) and were collateralized by FHLBA stock, residential mortgage loans, and commercial real estate loans, and $3.3 million were securities sold under agreements to repurchase collateralized by investment securities with a market value of $4.2 million. The maximum amount of short term borrowings outstanding at any month end was $22 million for 2011, $36.6 million for 2010, and $31.7 million for 2009.  The approximate average amount of such borrowings outstanding and average weighted interest rate was $10 million and 0.58% for 2011, $27.7 million and 2.85% for 2010, and $19 million and 2.18% for 2009, respectively.

Return on Equity and Assets
The following table shows the return on assets (net income or loss divided by average assets), return on equity (net income or loss divided by average equity), dividend payout ratio (dividends declared per share divided by net income or loss per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2011, and 2010.

	Year ended December 31,
	2011	2010	2009
Return on assets	(36.23%)	0.01%	(1.73%)
Return on equity	(42.76%)	0.15%	(17.79%)
Dividend payout ratio	0.00%	0.00%	0.00%
Equity to asset ratio	8.47%	9.13%	9.71%

The return on equity decreased from 0.15% in 2010 to (42.76%) in 2011 due to a decrease of $16.5 million in net income, with net loss of $16.5 million for 2011, compared to net income of $69,000 for 2010. The return on equity increased from (17.79%) in 2009 to 0.01% in 2010 due to an increase of $9.0 million in net income, with net income of $69,000 for 2010, compared to a net loss of $8.9 million for 2009.

Liquidity
The most manageable sources of liquidity are comprised of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within our Bank's service area.  Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale, and brokered time deposits) provide a relatively stable funding base and were equal to 76.6% of total deposits at December 31, 2011.  Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans.  Our Bank is a member of the FHLBA and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans and commercial real estate loans.  At December 31, 2011, our Bank had borrowed $60 million from the FHLBA and had the ability to borrow an additional $35.6 million based on a predetermined formula.  Our Bank also has $11.4 million available through lines of credit with other banks, and $32.2 million available from the Federal Reserve Discount Window as additional sources of liquidity funding. At December 31, 2011, we had outstanding commitments to originate up to $18.7 million in loans as well as standby letters of credit of $333,000.  Management believes that our Bank’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

Capital Resources

Our equity capital decreased by $15 million during 2011 as a result of net loss of $16.5 million. This decrease was offset  by $125,000 from shares issued through the employee stock purchase plan, and  by a $2.4 million decrease in unrealized losses on available for sale securities.  Book value per share at December 31, 2011 was $5.81 as compared to $8.70 at December 31, 2010.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%.  Under the risk-based standard, capital is classified into two tiers.  Our Tier 1 capital consists of common shareholders’ equity, minus certain intangible assets, plus junior subordinated debt subject to certain limitations.  Tier 2 capital consists of the allowance for loan losses subject to certain limitations.  A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital.  The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.  We and our Bank are also required to maintain Tier 1 capital at a minimum level based on quarterly average assets, which is known as the leverage ratio.  Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement.  All others are subject to maintaining ratios 100 to 200 basis points above the minimum.  As of December 31, 2011 we and our subsidiary bank exceeded our capital requirements as shown in the following table.

	Actual		For Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2011
The Company
Total capital (to risk-weighted assets)	$46,339	14.18%	$26,149	8.00	% (1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	42,172	12.90	13,074	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	42,172	9.73	17,342	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$42,766	13.18%	$25,962	8.00%		$32,453	10.00%
Tier 1 capital (to risk-weighted assets)	38,620	11.90	12,981	4.00		19,472	6.00
Tier 1 capital (to average assets)	38,620	8.91	17,344	4.00		21,680	5.00
____________
(1)  Minimum requirements for bank holding companies.  Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are expected to maintain capital well above the minimums.

Off-Balance Sheet Arrangements

At December 31, 2011, we had issued commitments to extend credit of $18.7 million for home equity lines of credit, construction loans and commercial lines of credit.  The commitments expire over periods from six months to ten years.
Standby letters of credit totaled $333,000 at December 31, 2011.

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

Management has assessed the effectiveness of Southcoast Financial Corporation’s internal control over financial reporting as of December 31, 2011.  In making our assessment, management has utilized the framework published by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission "Internal Control-Integrated Framework."  Based on our assessment, management has concluded that, as of December 31, 2011 the Company’s internal control over financial reporting was effective.

Date:  December 31, 2011

/s/ L. Wayne Pearson	/s/ William C. Heslop
L. Wayne Pearson	William C. Heslop
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mount Pleasant, South Carolina

We have audited the accompanying consolidated balance sheet of Southcoast Financial Corporation and Subsidiaries (the “Company”) as of December 31, 2011 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southcoast Financial Corporation and Subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Atlanta, Georgia
March 16, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southcoast Financial Corporation and Subsidiaries
Mount Pleasant, South Carolina

We have audited the accompanying consolidated balance sheet of Southcoast Financial Corporation and Subsidiaries (the “Company”) as of December 31, 2010 and the related consolidated statement of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southcoast Financial Corporation and Subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis LLC

Charleston, South Carolina
March 10, 2011

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2011	2010
Assets
Cash and due from banks	$18,037,194	$20,061,687

Investment securities
Available for sale	49,268,367	72,306,006
Federal Home Loan Bank stock, at cost	3,486,600	4,105,700
Loans held for sale	995,000	417,000
Loans, net of allowance of $10,691,522 and $9,512,831	309,047,724	326,935,892
Property and equipment, net	21,976,591	22,447,556
Other real estate owned, net	9,322,717	8,923,211
Company owned life insurance	11,922,110	11,519,785
Other assets	3,464,519	11,609,432

Total assets	$427,520,822	$478,326,269

Liabilities
Deposits
Noninterest bearing	$34,119,580	$28,855,563
Interest bearing	282,026,940	315,746,759

Total deposits	316,146,520	344,602,322

Federal funds purchased	3,587,863	-
Securities sold under agreements to repurchase	3,262,342	3,963,399
Advances from Federal Home Loan Bank	60,000,000	69,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	3,401,808	4,672,532

Total liabilities	396,708,533	432,548,253

Shareholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 5,306,488 and 4,780,822 shares issued in 2011 and 2010, respectively	54,382,436	54,257,867
Accumulated deficit	(22,519,938)	(6,039,977)
Accumulated other comprehensive loss	(1,050,209)	(2,439,874)

Total shareholders’ equity	30,812,289	45,778,016

Total liabilities and shareholders’ equity	$427,520,822	$478,326,269

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	For the years ended December 31,
	2011	2010
Interest income
Loans and fees on loans	$17,017,453	$18,869,197
Investment securities	1,854,419	2,524,358
Cash and federal funds sold	33,713	50,322
Total interest income	18,905,585	21,443,877
Interest expense
Deposits	4,249,128	5,948,314
Other borrowings	2,215,109	2,950,925
Junior subordinated debentures	183,254	523,720
Total interest expense	6,647,491	9,422,959
Net interest income	12,258,094	12,020,918
Provision for loan losses	10,022,989	3,801,000
Net interest income after provision for loan losses	2,235,105	8,219,918
Noninterest income
Service fees on deposit accounts	1,434,718	1,184,968
Gain on sale of mortgage loans	97,320	120,020
Gain on sale of investment securities	853,074	2,279,466
Company owned life insurance earnings	402,325	433,490
Other-than-temporary impairment on available for sale securities	(175,920)	-
Other	186,743	318,883
Total noninterest income	2,798,260	4,336,827
Noninterest expenses
Salaries and employee benefits	6,667,717	6,624,593
Occupancy	1,313,913	1,343,517
Furniture and equipment	1,554,169	1,453,064
Advertising and public relations	108,927	139,462
Professional fees	941,712	744,793
Travel and entertainment	197,674	165,221
Telephone, postage and supplies	347,012	347,778
Insurance	837,824	989,466
Gain on sale of other real estate owned	(519,305)	(662,591)
Impairment recognized on property and equipment	485,185	-
Other real estate owned impairment and other expenses, net of rental income	3,715,538	190,617
Other operating	1,287,301	1,345,058
Total noninterest expenses	16,937,667	12,680,978
Loss before income taxes	(11,904,302)	(124,233)
Income tax expense (benefit)	4,575,659	(193,102)
Net income (loss)	$(16,479,961)	$68,869
Basic net income (loss) per common share	$(3.12)	$0.01
Diluted net income (loss) per common share	$(3.12)	$0.01
Weighted average number of common shares outstanding
Basic	5,287,014	5,087,107
Diluted	5,287,014	5,087,107

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss)
Years ended December 31, 2011 and 2010

	Common Stock		Accumulated	Accumulated other comprehensive	Total shareholders'
	Shares	Amount	deficit	income (loss)	equity

Balance, January 1, 2010	4,542,023	$53,583,283	$(6,108,846)	$(2,393,645)	$45,080,792

Net income			68,869		68,869
Other comprehensive income:
Unrealized gains on securities available for sale, net of taxes of $ 676,054				1,201,873	1,201,873
Unrealized gains on derivative instruments, net of taxes of $ 118,550				210,756	210,756
Less reclassification adjustment for gains included in net income, net of taxes of $820,608				(1,458,858)	(1,458,858)
Other comprehensive income					22,640
Proceeds from issuance of shares pursuant to private offering to directors and officers, net of offering costs of $ 22,898	196,996	531,846			531,846
Employee stock purchase plan	41,803	142,738			142,738

Balance, December 31, 2010	4,780,822	54,257,867	(6,039,977)	(2,439,874)	45,778,016

Net loss			(16,479,961)		(16,479,961)
Other comprehensive income:
Unrealized gains on securities available for sale, net of taxes of $ 1,088,793				1,935,632	1,935,632
Less reclassification adjustment for gains included in net income, net of taxes of $307,107				(545,967)	(545,967)
Other comprehensive loss					(15,090,296)
Stock dividend (10%)	480,146	-	-	-	-
Employee stock purchase plan	45,520	124,569	-	-	124,569
Balance, December 31, 2011	5,306,488	$54,382,436	$(22,519,938)	$(1,050,209)	$30,812,289

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2011	2010
Operating activities
Net income (loss)	$(16,479,961)	$68,869
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Decrease in deferred income taxes	4,570,060	314,051
Provision for loan losses	10,022,989	3,801,000
Depreciation	947,686	1,070,417
Impairment recognized on property and equipment	485,185	-
Discount accretion and premium amortization	332,511	495,253
Origination of loans held for sale	(6,482,853)	(8,902,469)
Proceeds from sale of loans held for sale	5,904,853	8,805,548
Gain on sale of investment securities	(853,074)	(2,279,466)
Other-than-temporary impairment on available for sale securities	175,920	-
(Gain) loss on sale of property and equipment	26,341	(123,318)
Gain on sale of other real estate owned	(519,305)	(662,591)
Provision for impairment on other real estate owned	3,248,559	190,617
Change in deferred gain on sale of other real estate owned	(143,745)	-
Change in deferred compensation	174,888	159,054
Increase in value of Company owned life insurance	(402,325)	(433,490)
Decrease in other assets	2,730,931	5,298,006
Decrease in other liabilities	(1,445,612)	(1,921,229)
Net cash provided by operating activities	2,293,048	5,880,252
Investing activities
Proceeds from maturities/calls of available for sale securities	11,648,691	8,688,443
Proceeds from sales of available for sale securities	39,720,505	105,101,794
Purchases of available for sale securities	(25,753,327)	(124,243,611)
Sales of Federal Home Loan Bank stock	619,100	160,500
Decrease in loans, net	2,626,651	13,691,015
Purchases of property and equipment	(994,374)	(825,629)
Capital expenditures on other real estate owned	(381,927)	(322,077)
Proceeds from redemptions of Company owned life insurance	-	8,147,785
Proceeds from sales of other real estate owned	2,635,440	3,402,656
Proceeds from sales of property and equipment	6,127	823,318
Net cash provided by investing activities	30,126,886	14,624,194
Financing activities
Net decrease in deposits	(28,455,802)	(23,934,618)
Decrease in other borrowings and repurchase agreements	(6,113,194)	(18,081,455)
Net proceeds from issuances of stock	124,569	674,584
Net cash used for financing activities	(34,444,427)	(41,341,489)

Net decrease in cash and cash equivalents	(2,024,493)	(20,837,043)
Cash and cash equivalents, beginning of year	20,061,687	40,898,730

Cash and cash equivalents, end of year	$18,037,194	$20,061,687
Cash paid for
Interest	$6,995,177	$9,523,004
Income taxes	$-	$622,367

(Continued)

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Supplemental noncash investing and financing activities:
Real estate acquired in settlement of loans	$9,421,335	$8,341,186
Change in unrealized losses on available-for-sale securities	$2,376,880	$707,389
Change in unrealized gains on derivative instruments	$-	$(329,306)
Proceeds from seller financed sales of other real estate owned	$4,183,807	$6,598,780

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

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the reporting periods.  Actual results could differ from those estimates.  The allowance for loan losses, other-than-temporary losses on investment securities, deferred tax assets, and fair values of financial instruments, including other real estate owned, are particularly subject to change.

Concentration of Credit Risk – Most of the Company’s business activity is with customers located in the South Carolina counties of Charleston, Berkeley, and Dorchester.  Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these counties.

Risk characteristics present in the Company’s loan portfolio vary by portfolio segment but are largely influenced by current loan to value ratios for real estate secured loans.  During the last several years the Company has seen a decline in real estate values in its market area, adding risk to its loan portfolio.  As home prices in the Company’s market area have declined from the levels of five to seven years ago loan to value ratios for Residential 1-4 Family and Multifamily loans have been affected.  These declines in market value are largely due to extra inventory on the market caused by the high volume of home foreclosures over the last several years.  These foreclosures have added additional unsold home inventory to the market and this extra inventory has discouraged new residential development and construction.  Therefore, loans collateralized by lots and raw land have also taken on additional risk during this period, as lots and raw land for construction are significantly diminished in value.  Loans secured by commercial real estate are at risk of deterioration during times of decreasing market rental rates and higher levels of unoccupied office space as has been the case in the Company’s market areas.  Additionally, the potential deterioration of a borrower’s current financial condition is a risk characteristic present across the entire loan portfolio during the last several years of higher unemployment in the Company’s market area the Company’s loan portfolio has experienced increased delinquencies and write-downs.

Cash and Cash Equivalents  - Cash and cash equivalents may consist of cash on hand and due from banks, federal funds sold and securities purchased under agreements to resell. Generally, federal funds are sold for a one-day period and securities purchased under agreements to resell mature in less than 90 days.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

Investment Securities - The Company classifies investments in equity and debt securities into three categories:

Available-for-sale: These are securities which are not classified as either held to maturity or as trading securities. These securities are reported at fair value.  Unrealized gains and losses are reported, net of income taxes, as separate components of shareholders’ equity (accumulated other comprehensive income).  Gains or losses on dispositions of securities are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.  Premiums and discounts are amortized into interest income by a method that approximates a level yield.

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

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

In order to determine OTTI for purchased beneficial interests that, on the purchase date, were not highly rated, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows.  OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

Loans Held-for-Sale - Loans held-for-sale consist of 1 - 4 family residential mortgage loans,  which are reported at the lower of cost or market value on an aggregate loan basis. Net unrealized losses, if any, are recognized through a valuation allowance.  Loans held for sale were reported at cost at December 31, 2011 and 2010, as there were no unrealized losses at either date.  Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of loans sold.

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.  Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked.  The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans.  Changes in the fair values of these derivatives are included in net gains on sales of loans.

Loans and Interest Income on Loans – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the principal balance outstanding, net of purchase premiums and discounts, and an allowance for loan losses.  The allowance for loan losses is deducted from total loans on the balance sheet.  Interest income is recognized on an accrual basis over the term of the loan based on the principal amount outstanding.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

All types of loans are generally placed on non-accrual status when principal or interest becomes contractually ninety days past due, or when payment in full is not anticipated, unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest.  When a loan of any type is placed on non-accrual status, interest accrued but not received is generally reversed against interest income.  If collectability is in doubt, cash receipts on all types of non-accrual loans are not recorded as interest income, but are instead used to reduce principal.  Loans of all types are not returned to accrual status unless there has been an improvement in the borrower’s financial condition, generally supported by at least six months of timely loan payments, and in the case of certain commercial loans, financial statements.  Past due status for all types of loans is based on the contractual terms of the loans.

Allowance for Loan Losses - The provision for loan losses charged to operating income reflects the amount deemed appropriate by management to establish an adequate reserve to meet the estimated losses inherent in the current loan portfolio.  Management’s judgment is based on periodic and regular evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, and prevailing and anticipated economic conditions.  Loans which are determined to be uncollectible are charged against the allowance.  The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and are classified as impaired.  Loans modified in a troubled debt restructuring accrue interest if their terms are at market rate and if they are performing in accordance with their modified terms.  Loans modified in a troubled debt restructuring do not accrue interest if their terms are below market rate or if they are not performing in accordance with their modified terms.  For accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement.  Interest income is recognized on these loans using the accrual method of accounting.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or a the fair value of collateral if repayment is expected solely from the collateral.  Generally, the Company accounts for impaired loans based on the value of the loans’ underlying collateral if it is considered more likely than not that repossession of the collateral is the most likely form of collection of the outstanding balance.  For impaired loans deemed more likely than not to perform according to their contractual terms, the present value of expected cash flows is used to determine impairment.  Troubled debt restructurings performing in accordance with their terms are measured for impairment using the present value of expected cash flows.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

For impaired loans where the ultimate collectability of principal and interest is in doubt, wholly or partially, all cash receipts are to be applied to principal.  Once the reported principal balance has been reduced to zero, future cash receipts are to be applied to interest income to the extent that any interest has been foregone. Further cash receipts are to be recorded as recoveries to the Allowance for Loan Losses of any amounts previously charged off.

Generally, all types of impaired loans with balances of $250,000 or greater are evaluated for impairment on an individual basis.  To the extent impairment is calculated for a loan evaluated on an individual basis, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  All types of impaired loans with balances less than $250,000 are generally collectively evaluated for impairment, and accordingly, they are not identified for impairment disclosures.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

In determining the required general reserves portion of the allowance for loan losses, management calculates the historical losses experienced by loan type.   Management also considers a one year loss history for each loan type and calculates a corresponding quarterly weighted average delinquency rate by loan type for the same one year period, with loans past due 30-59 days given single weight, loans past due 60-89 days given double weight, and loans past due 90 days or more given triple weight.  Current weighted delinquency rates for loans in the various pools are then calculated and indexed to the historical weighted average delinquency rates.  The total balance by general reserve loan type is then multiplied by the average historical losses as adjusted by the indexed historical past due rate and this amount is added to required general reserves.  Management utilizes the one year time horizon for historical losses and delinquencies in order to capture more recent information relevant to the current credit cycle.

Management provides additional general reserves by loan type for loans with grades of 6 and higher which are not individually evaluated for impairment by multiplying the total balances of loans by loan type graded 6 and higher by the average default probabilities by these loan grades for the years 2009 and 2010.  These amounts are then multiplied by the average loss severities by loan type for the years 2009 and 2010 and these amounts are added to required general reserves.  Management elected to use the two year period from 2009 to 2010 for these calculations because the heavier than historical credit losses incurred during the current credit cycle began during 2009.

Several environmental factors are also incorporated into the general reserves portion of the allowance for loan losses.  These include reserves for loans with loans to value higher than the Company’s policy guidelines, loans with variable or adjustable rates of interest, and general loan portfolio growth.

As of December 31, 2011 and 2010, the Company’s impaired loans totaled $20,539,731 and $22,821,357, respectively, as discussed in Note 4.

Property and Equipment – Land is carried at cost.  Property, furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leases are amortized over their useful lives or the lease term whichever is shorter. Maintenance and repairs are charged to operations, while major improvements are capitalized.  Upon retirement, sale, or other disposition, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations.

Federal Home Loan Bank (FHLB) Stock - The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loan Commitments and Related Financial Instruments - Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Employee Benefit Plans - Employee 401(k) and profit sharing plan expense is the amount of matching contributions.  Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

Other Real Estate Owned – Other real estate owned includes real estate acquired through foreclosure or deed in lieu of foreclosure.  Other real estate owned is initially recorded at its estimated fair market value less estimated selling costs.  Any write-downs at the dates of acquisition are charged to the allowance for loan losses.  Expenses to maintain such assets, subsequent write-downs, and gains and losses on disposal are included in other expenses.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

Company Owned Life Insurance – Company owned life insurance represents the cash value of policies on certain current and former officers of the Bank.  The Company liquidated $8,147,785 of these policies during 2010.  There were no policies surrendered during 2011.

Income Taxes - Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Net Income (Loss) Per Common Share – Net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding in accordance with generally accepted accounting principles.  The treasury stock method is used to compute the effect of stock options on the weighted average number of common shares outstanding for diluted earnings per share.

Comprehensive Income - Comprehensive income consists of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there are currently any such matters that would have a material effect on the financial statements.

Equity - Stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock.  Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital.  Fractional share amounts are paid in cash with a reduction in retained earnings. For stock dividends declared when the Company is in an accumulated deficit position, the dividend is reflected as an adjustment to shares outstanding.

Dividend Restrictions - Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.  As long as there are preferred securities of the Southcoast Capital Trust III outstanding and the Company has elected to defer making interest payments with respect to the preferred securities as permitted by the terms of the preferred securities, the Company may not declare or pay dividends on its common stock or redeem or repurchase any shares of its common stock, subject to certain minor exceptions.

Fair Value of Financial Instruments - Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due From Banks".  Cash and cash equivalents have an original maturity of three months or less.

Reclassifications - Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or shareholders’ equity.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

Recently Issued Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The provisions of ASU No. 2011-02 amend and clarify GAAP related to the accounting for debt restructurings. Specifically, ASU No. 2011-02 requires that, when evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. In evaluating whether a concession has been granted, a creditor must evaluate whether (i) a debtor has access to funds at a market rate for debt with similar risk characteristics as the restructured debt in order to determine if the restructuring would be considered to be at a below-market rate, indicating that the creditor has granted a concession, (ii) a temporary or permanent increase in the contractual interest rate as a result of a restructuring may be considered a concession because the new contractual interest rate on the restructured debt is still below the market interest rate for new debt with similar risk characteristics, and (iii) a restructuring that results in a delay in payment is either significant and is a concession or is insignificant and is not a concession. In evaluating whether a debtor is experiencing financial difficulties, a creditor may conclude that a debtor is experiencing financial difficulties, even though the debtor is not currently in payment default. A creditor should evaluate whether it is probable that the debtor would be in payment default on any of its debt in the foreseeable future without a modification of the debt. The provisions of ASU No. 2011-02 are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retroactively to the beginning of the annual period of adoption assuming the credit was restructured prior to the implementation date.  The new guidance does not materially differ from the Company’s prior methodology for identifying troubled debt restructurings and therefore did not have a significant impact on its financial statements.

In May 2011, FASB issued ASU 2011-04 “Fair Value Measurement:  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs.” ASU 2011-04 expands the disclosure requirements for fair value measurements categorized within Level 3 of the fair value hierarchy to include (1) a quantitative disclosure of the unobservable inputs and assumptions used within the measurement, (2) a description of the valuation processes in place and (3) a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs.  In addition, ASU 2011-04 requires that companies disclose the level within the fair value hierarchy for items not measured at fair value in the statement of financial position but whose fair value must be disclosed.  ASU 2011-04 is effective for reporting periods beginning after December 15, 2011 and should be applied prospectively.  The Company does not expect the adoption of the provisions of ASU 2011-04 will have a material impact on the Company’s financial position, results of operations or liquidity, but will increase its disclosures requirements related to its fair value measurements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” which revises the manner in which entities present comprehensive income in their financial statements.  The provisions of ASU 2011-05 require reporting the components of comprehensive income in either (i) a continuous statement of comprehensive income or (ii) two separate but consecutive statements.  ASU 2011-05 does not change the items that must be reported in other comprehensive income but rather removes the presentation options available under ASC 220, “Comprehensive Income,” and requires the presentation options mentioned above.  The new presentation disclosures required by ASU 2011-05 are effective for interim and annual periods beginning after December 15, 2011.  As this ASU amends only the presentation of comprehensive income, the adoption will have no impact on the Company’s financial position, results of operations, or liquidity.  The new disclosure requirements in the ASU are intended to enhance comparability between financial statements prepared using U.S. GAAP and those prepared in accordance with International Financial Reporting Standards (IFRS). The eligibility criteria for offsetting are different in U.S. GAAP and IFRS. In January 2011, the FASB and the International Accounting Standards Board issued an exposure draft proposing new common criteria for offsetting, but the boards could not agree. The FASB voted to retain existing U.S. GAAP guidance on offsetting and to require expanded disclosures for financial instruments and derivative instruments that are either offset in the balance sheet or eligible for offset subject to a master netting arrangement or similar arrangement.  The ASU is effective for annual reporting periods beginning on or after Jan. 1, 2013, and interim periods within those annual periods. Disclosures required by the amendments should be provided retrospectively for all comparative periods. The FASB has published a short recap highlighting the significant issues the ASU addresses.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” was issued by the FASB on Dec. 23, 2011. This ASU defers the implementation of only those provisions in ASU 2011-05 that relate to the presentation of reclassification adjustments. The amendments are intended to allow the FASB time to redeliberate whether it is necessary to require entities to present reclassification adjustments from accumulated other comprehensive income in both the statement where net income is presented and the statement where other comprehensive income is presented.  ASU 2011-12 affects none of the other requirements in ASU 2011-05, including the requirement to report comprehensive income either in a single continuous statement or in two separate but consecutive statements.

The amendments in ASU 2011-12 and ASU 2011-05 are effective at the same time: For public entities, the guidance is effective for fiscal years and interim periods within those years, beginning after Dec. 15, 2011. The requirements are effective for nonpublic entities for fiscal years ending after Dec. 15, 2012. The FASB has published a short recap of the reasons for the ASU 2011-12 deferrals.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank.  At December 31, 2011 and 2010, the Bank met these requirements.  Reserve requirements totaled $4,293,000 and $2,868,000 at December 31, 2011 and 2010, respectively.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows:

	December 31, 2011
	Amortized	Gross Unrealized		Estimated
Available for sale	Cost	Gains	Losses	Fair Value
Mortgage backed
Government sponsored enterprises	$37,688,071	$544,395	$-	$38,232,466
Other	1,538,954	5,811	-	1,544,765
Municipal securities	7,189,654	415,526	-	7,605,180
Other	4,492,642	-	2,606,686	1,885,956

Total	$50,909,321	$965,732	$2,606,686	$49,268,367

	December 31, 2010
	Amortized	Gross Unrealized		Estimated
Available for sale	Cost	Gains	Losses	Fair Value
Mortgage backed
Government sponsored enterprises	$57,531,723	$137,206	$985,935	$56,682,994
Other	1,875,479	4,992	-	1,880,471
Municipal securities	12,257,174	90,523	259,908	12,087,789
Other	4,659,464	-	3,004,712	1,654,752
Total	$76,323,840	$232,721	$4,250,555	$72,306,006

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and December 31, 2010.

Available for Sale
December 31, 2011
	Less than		Twelve Months
	Twelve Months		or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed	$-	$-	$-	$-	$-	$-
Municipal securities	-	-	-	-	-	-
Other	86,141	63,859	989,815	2,542,827	1,075,956	2,606,686

Total	$86,141	$63,859	$989,815	$2,542,827	$1,075,956	$2,606,686

	December 31, 2010
	Less than		Twelve Months
	Twelve Months		or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed	$38,868,650	$904,061	$1,056,758	$81,874	$39,925,408	$985,935
Municipal securities	6,782,898	210,605	446,500	49,303	7,229,398	259,908
Other	-	-	694,752	3,004,712	694,752	3,004,712

Total	$45,651,548	$1,114,666	$2,198,010	$3,135,889	$47,849,558	$4,250,555

Securities classified as available-for-sale are recorded at fair value. Unrealized losses on securities in a continuous loss position for twelve months or more totaled $2,542,827 which included two securities comprising 98% of total unrealized losses, and $3,135,889, which included five securities comprising 74% of total unrealized losses, at December 31, 2011 and December 31, 2010, respectively.  The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost.

The unrealized loss attributable to “Other” securities relates to valuations on two individual pooled trust preferred securities.  The Company believes, based on industry analyst reports, credit ratings, and third party other-than-temporary loss impairment evaluations, that the deterioration in the value of these securities is attributable to a combination of the lack of liquidity in both of these securities and credit quality concerns for one of the two securities.  These securities are considered Level 3 securities in the fair value hierarchy as they both trade in less than liquid markets.

The amortized costs and fair values of investment securities available for sale at December 31, 2011 by contractual maturity are shown in the following table.  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due after five but within ten years	$2,744,499	$2,893,157
Due after ten years	8,787,797	6,511,838
Mortgage backed	39,227,025	39,777,231
Equity securities with no maturity	150,000	86,141
Total investment securities available-for-sale	$50,909,321	$49,268,367

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

The proceeds from sales of securities and the associated gains are listed below:

	Twelve Months Ending December 31,
	2011	2010

Proceeds	$39,720,505	$105,101,794
Gross Gains	892,961	2,279,466
Gross Losses	39,887	-

The tax provision related to the above net realized gains and losses was $307,107 and $820,608 for the periods ended December 31, 2011 and 2010.

Investment securities with an aggregate amortized cost of $20,811,106 and estimated fair value of $21,145,535 at December 31, 2011, were pledged to secure public deposits and for other purposes, as required or permitted by law.

Investment securities with an aggregate amortized cost of $4,162,800 and estimated fair value of $4,224,283 at December 31, 2011, were pledged to secure securities sold under agreements to repurchase.

One of the Company’s pooled trust preferred securities with an amortized cost of approximately $1.8 million and fair value of approximately $976,000 is receiving contractual interest payments, while the other with an amortized cost of approximately $1.7 million and fair value of approximately $14,000 is receiving payment-in-kind interest in lieu of cash interest payments.  Due to the over-collateralized credit position of the security currently receiving interest payments, no other-than-temporary impairment was recognized on this security.  Payment-in-kind interest consists of capitalization of interest amounts due on a security.  In accordance with terms outlined in its offering circular, the security not currently paying interest has its deferred interest capitalized and added to the principal balance of the security.  Future interest payments are accrued on these larger principal balances.

Payment-in-kind interest was triggered on this security due to deferrals of interest payments by individual issuers within the pool of issuers.  Individual issuers are allowed to defer their interest payments for a period of up to five years.  The security is divided into several tranches, with the A tranche securities being the most senior in terms of payment priority and Income Notes being the least senior.  The Company owns notes in the C tranche of the security.  Each tranche must pass an overcollateralization test in order for note holders in subordinate tranches to receive their contractual interest payments.  The overcollateralization test is based on total performing collateral in the pool divided by total outstanding debt within the tranche.  The senior most pool failing its overcollateralization test will receive principal paydowns on its outstanding notes in addition to contractual interest payments in order to cure its failure.  These additional payments will be diverted from note holders in subordinate tranches who will instead receive payment-in-kind interest.  At December 31, 2011 there was $234,400,000 of performing collateral in the pool.  The table below summarizes balance and overcollateralization data for the individual tranches at December 31, 2011.

Tranche	Current Balance (Amounts in thousands)	Required Overcollateralization %	Current Overcollateralization %
A	$201,854	128.00%	116.57%
B	40,918	115.00%	96.93%
C	45,283	106.20%	81.69%
D	26,382	100.30%	74.84%
Income Notes	18,000	N/A	N/A

As shown above, all tranches currently fail their overcollateralization test.  According to the structured payment terms as established in the offering circular for this security, interest payments are currently being diverted from subordinate tranches to pay down total principal balances in the A tranche.  If and when these payments reduce the principal balance in the A tranche by enough to pass its overcollateralization requirement, the B tranche securities will begin to receive contractual interest payments, and additional payments will be diverted from subordinate tranches in order to meet its overcollateralization requirement.  This payment structure, known as a waterfall, is designed to continue until all tranches meet their overcollateralization requirement.  However, this outcome is dependent on the level of future interest deferrals and defaults by individual issuers.  Any shortfalls to contractual principal and interest payments due will be borne in reverse order of payment priority, with the most subordinate tranche having the largest loss and the senior most tranche having the smallest loss.  As a note holder in the C tranche of this structure, the Company’s principal and interest claims are subordinate to the principal and interest claims of note holders in the A and B tranches.  More specifically, the Company and other C note holders would stand to lose 100% of their principal and interest before note holders in the B tranche lost their first dollar, and B note holders would lose 100% of their investment before A note holders experienced any loss.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

The Company engaged a firm specializing in security valuations to evaluate the security receiving payment-in-kind interest for other-than- temporary impairment (“OTTI”).  This firm uses the OTTI evaluation model to compare the present value of expected cash flows to the previous estimate to measure whether there are any adverse changes in cash flows during the quarter.  The OTTI model considers the structure and term of the trust preferred security and the financial condition of the underlying issuers.  Specifically, the model details interest rates, principal balances of note classes and issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes.  The allocation of payments to the note classes follows the payment priority hierarchy for the individual tranches.  The OTTI evaluation prepared as of December 31, 2011 predicts the Company will resume receipt of its contractual principal and interest payments during the year 2018, which is when the B tranche is projected to pass its overcollateralization test.  These projections are based on assumptions developed from current financial data for the underlying issuers and may change in subsequent periods based on future financial data which could alter the assumptions.

The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant information including announcements of interest payment deferrals or defaults of underlying trust preferred securities.  The OTTI evaluation model assumes no recoveries on defaults.  The result of the firm’s analysis indicated approximately $176,000 of credit loss as of March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011, which was recognized as an other-than-temporary loss in the first quarter of 2011 and is reported in noninterest income.  No credit losses had been recognized on these securities prior to 2011, and there were no changes to credit losses recognized in earnings for the quarter ended December 31, 2011. Total other-than-temporary impairment in accumulated other comprehensive income was $1,099,000 for securities available for sale at December 31, 2011.  This amount related entirely to the security with recorded OTTI.

The following table provides certain relevant details on each of our pooled trust preferred securities as of December 31, 2011, including the book value, fair value, and unrealized losses on the securities, as well as certain information about the overall pools and the current status of its underlying issuers.  “Excess Subordination” is a measure of the excess performing collateral in the pool beyond the total level of debt outstanding in the pool with an equal or greater level of preference in the payment structure.  It is expressed in the tables below as a percentage of performing collateral.  It represents the percentage reduction in performing collateral that would precede an inability of the security to make contractually required payments to the Company.

December 31, 2011
(Amounts in thousands)
	Security A	Security B

Book Value	$1,801	$1,732
Fair Value	$976	$14
Unrealized Loss	$825	$1,718
Number of underlying financial institution issuers	48	42
Number of deferrals and defaults	11	16
Additional expected deferrals/ defaults*	N/A	0/2
Excess Subordination as a percentage of performing collateral^	18.16%	N/A

*
No assessment of these numbers was made for Security A as it was not modeled for cash flows due to its current payment status and its excess subordination. For Security B, this includes issuers for which there is an estimated probability of deferral or default of 50% or greater.  None of the remaining performing collateral was projected as a future deferral or default, due to low Texas ratios; two deferring issuers were projected to default.

^Security B is in a support tranche and has no excess subordination.

The credit quality of the pooled trust preferred securities is directly related to the financial strength and ability to make contractual interest payments of the underlying issuers in these securities, most of which are banks or bank holding companies.  As such, these securities may show additional other-than-temporary impairment in future periods if the financial condition of the underlying issuers further deteriorates.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 - LOANS

The composition of loans by major loan category is presented below:

(Dollars in thousands)	December 31,	December 31,
	2011	2010
Real estate secured loans:
Residential 1-4 Family	$166,414	$156,766
Multifamily	5,144	6,657
Commercial	81,253	92,481
Construction and land development	39,241	51,366
Total real estate secured loans	292,052	307,270
Commercial and industrial	25,135	26,242
Consumer	2,037	2,372
Other	515	565
Total gross loans	319,739	336,449
Allowance for loan losses	(10,691)	(9,513)
	$309,048	$326,936

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

Credit Grade	Description
1	Loans secured by cash collateral.
2	Loans secured by readily marketable collateral.
3	Top quality loans with excellent repayment sources and no significant identifiable risk of collection.
4	Acceptable loans with adequate repayment sources and little identifiable risk of collection.
5	Acceptable loans with signs of weakness as to repayment or collateral, but with mitigating factors that minimize the risk of loss.
6	Watch List or Special Mention loans with underwriting tolerances and/or exceptions with no mitigating factors that may, due to economic or other factors, increase the risk of loss.
7	Classified substandard loans inadequately protected by the paying capacity or net worth of the obligor, or of the collateral with weaknesses that jeopardize the liquidation of the debt.
8	Classified doubtful loans in which collection or liquidation in full is highly improbable.
9	Classified loss loans that are uncollectible and of such little value that continuance as an asset is not warranted.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following tables provide a summary of our credit risk profile by loan categories as of December 30, 2011 and December 31, 2010 (including nonaccrual loans).

(Dollars in thousands)
Credit Risk Profile by Creditworthiness Category
As of December 31, 2011 and December 31, 2010

	Real Estate Secured
	Residential 1-4 Family		Multi Family		Commercial		Construction and Land Development
	2011	2010	2011	2010	2011	2010	2011	2010
Grade
1	$-	$-	$-	$-	$-	$-	$-	$-
2	-	-	-	-	-	-	-	-
3	44,087	33,374	-	-	8,469	5,770	7,851	5,899
4	61,509	67,724	715	745	27,461	28,268	9,020	13,257
5	45,213	41,960	1,921	3,030	26,026	38,308	14,575	17,013
6	2,707	3,585	-	396	9,714	7,857	277	701
7	11,957	7,978	2,508	1,315	8,781	10,272	4,306	12,674
8	941	2,145	-	1,171	802	2,006	3,212	1,822
9	-	-	-	-	-	-	-	-

Total	$166,414	$156,766	$5,144	$6,657	$81,253	$92,481	$39,241	$51,366

	Non-Real Estate Secured
	Commercial		Consumer		Other		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Grade
1	$2,095	$1,416	$49	$52	$-	$-	$2,144	$1,468
2	-	-	-	-	-	-	-	-
3	2,413	1,959	225	293	258	204	63,303	47,499
4	5,408	4,865	237	334	257	301	104,607	115,494
5	9,034	14,964	1,337	1,542	-	60	98,106	116,877
6	3,992	971	-	23	-	-	16,690	13,533
7	2,193	2,067	189	128	-	-	29,934	34,434
8	-	-	-	-	-	-	4,955	7,144
9	-	-	-	-	-	-	-	-

Total	$25,135	$26,242	$2,037	$2,372	$515	$565	$319,739	$336,449

	Residential – Prime		Residential – Subprime (1)		Residential Total
	2011	2010	2011	2010	2011	2010
Grade
Pass	$143,777	$139,572	$7,032	$3,486	$150,809	$143,058
Special Mention	2,707	3,585	-	-	2,707	3,585
Substandard	8,452	6,480	3,505	1,498	11,957	7,978
Doubtful	941	1,592		553	941	2,145

Total	$155,877	$151,229	$10,537	$5,537	$166,414	$156,766

(1)	1-4 Family Residential loans where the borrower has a credit score less than 660and a debt to income ratio over 50% at origination or renewal.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following tables provide a summary of past due loans by loan category as of December 31, 2011 and December 31, 2010.

(Dollars in thousands)

Past Due Loans For the Periods Ended December 31, 2011 and December 31, 2010
December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Real Estate Secured
1-4 Family Residential	$4,897	$957	$4,981	$10,835	$155,579	$166,414	$-
Multifamily Residential	391	-	1,318	1,709	3,435	5,144	-
Commercial Real Estate	387	3,503	962	4,852	76,401	81,253	-
Construction and Land Development	933	115	3,781	4,829	34,412	39,241	-
Non Real Estate Secured
Commercial and Industrial	1,055	405	260	1,720	23,415	25,135	-
Consumer and Other	54	72	-	126	2,426	2,552	-

Total	$7,717	$5,052	$11,302	$24,071	$295,668	$319,739	$-

December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Real Estate Secured
1-4 Family Residential	$4,601	$1,018	$3,554	$9,173	$147,593	$156,766	$44
Multifamily Residential	-	-	1,171	1,171	5,486	6,657	-
Commercial Real Estate	4,815	1,437	4,908	11,160	81,321	92,481	-
Construction and Land Development	202	182	1,899	2,283	49,083	51,366	-
Non Real Estate Secured
Commercial and Industrial	612	157	526	1,295	24,947	26,242	-
Consumer and Other	45	40	9	94	2,843	2,937	-

Total	$10,275	$2,834	$12,067	$25,176	$311,273	$336,449	$44

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following table provides a summary of nonaccrual loans as of December 31, 2011 and December 31, 2010.

(Dollars in thousands)
	December 31,	December 31,
	2011	2010

1-4 Family Residential Prime	$6,187	$3,674
1-4 Family Residential Subprime (1)	2,817	1,175
Multifamily Residential	1,318	1,171
Commercial Real Estate	5,749	8,771
Construction and Land Development	4,483	3,890
Commercial and Industrial	714	923
Consumer and Other	-	9

Total	$21,268	$19,613

(1)	1-4 Family Residential loans where the borrower has a credit score less than 660and a debt to income ratio over 50% at origination or renewal.

At December 31, 2011 and December 31, 2010, nonaccrual loans totaled $21.3 million and $19.6 million, respectively.  The gross interest income which would have been recorded under the original terms of nonaccrual loans amounted to approximately $1,386,000 and $1,297,000 at December 31, 2011 and December 31, 2010, respectively. At December 31, 2011 and December 31, 2010, impaired loans (which include non-accrual loans and TDRs) totaled $22.3 million and $22.8 million, respectively.  Impaired loans individually evaluated for impairment, which include nonaccrual loans over $250,000 and TDRs, totaled $19.6 million and $19.2 million at December 31, 2011 and December 31, 2010, respectively.  At December 31, 2011 and December 31, 2010, loans over ninety days past due and still accruing interest totaled $0 and $44,000, respectively.

At December 31, 2011 and December 31, 2010, all troubled debt restructurings, including those on nonaccrual status, totaled $4.2 million and $10.9 million, respectively.  The gross interest income that would have been recognized on troubled debt restructurings according to the original loan terms during 2011 totaled approximately $73,000; actual interest income recognized on these loans according to the restructured terms totaled $72,000.  The gross interest income that would have been recognized on troubled debt restructurings according to the original loan terms during 2010 totaled approximately $229,000; actual interest income recognized on these loans according to the restructured terms totaled approximately $190,000. At December 31, 2011 there was one loan totaling $438,000 that had its original loan terms restructured.  During the year ended December 31, 2011, two loans totaling $1.3 million, that previously had their original terms restructured, went into nonaccrual.  During the same period, $1.2 million related to troubled debt restructurings was charged off.  Troubled debt restructurings did not have a material effect to the allowance for loan losses as of December 31, 2011.

The following tables provide a year to date analysis of activity within the allowance for loan losses.

(Dollars in thousands)	December 31,	December 31,
	2011	2010

Balance, beginning of year	$9,513	$10,042
Provision for loan losses	10,023	3,801
Net charge offs	(8,845)	(4,330)
Balance, end of quarter	$10,691	$9,513

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

	For the Year Ended December 31, 2011
	Beginning Balance	Charge Offs	Recoveries	Provisions	Ending Allowance for Loan Losses
					General Reserves	Specific Reserves	Total
Real Estate Secured
1-4 Family Residential	$2,532	$(1,119)	$125	$1,323	$1,763	$1,098	$2,861
Multifamily Residential	358	(502)	-	441	175	122	297
Commercial Real Estate	1,263	(2,116)	30	3,232	1,691	718	2,409
Construction and Land Development	2,972	(4,021)	124	1,558	625	8	633
Non Real Estate Secured
Commercial and Industrial	619	(1,464)	125	2,618	1,898	-	1,898
Consumer and Other	124	(28)	1	(56)	41	-	41
Other
Other General Reserves	1,345	-	-	170	1,515	-	1,515
Unallocated	300	-	-	737	1,037	-	1,037
Total	$9,513	$(9,250)	$405	$10,023	$8,745	$1,946	$10,691

	For the Year Ended December 31, 2010
	Beginning Balance	Charge Offs	Recoveries	Provisions	Ending Allowance for Loan Losses
					General Reserves	Specific Reserves	Total
Real Estate Secured
1-4 Family Residential	$2,163	$(1,327)	$22	$1,674	$1,723	$809	$2,532
Multifamily Residential	64	(50)	-	344	69	289	358
Commercial Real Estate	2,454	(805)	256	(642)	737	526	1,263
Construction and Land Development	2,413	(2,292)	33	2,818	2,333	639	2,972
Non Real Estate Secured
Commercial and Industrial	683	(63)	23	(24)	619	-	619
Consumer and Other	106	(132)	5	145	124	-	124
Other
Other General Reserves	1,350	-	-	(5)	1,345	-	1,345
Unallocated	809	-	-	(509)	300	-	300
Total	$10,042	$(4,669)	$339	$3,801	$7,250	$2,263	$9,513

Included in unallocated reserves as of December 31, 2011 was approximately $600,000 for commercial real estate credits identified to have potential credit losses; however, management has not yet finalized its analysis of the credits and related collateral.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

Impaired loans with a balance of $250,000 or more are evaluated individually for impairment. All other loans are collectively evaluated for impairment.  The following tables provide summaries and totals of loans individually and collectively evaluated for impairment as of December 31, 2011 and December 31, 2010.

(Dollars in thousands)

Loans Receivable:	As of December 31, 2011
	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Real Estate Secured
1-4 Family Residential	$7,668	$158,746	$166,414
Multifamily Residential	2,117	3,027	5,144
Commercial Real Estate	5,568	75,685	81,253
Construction and Land Development	4,216	35,025	39,241
Non Real Estate Secured
Commercial and Industrial	-	25,135	25,135
Consumer and Other	-	2,552	2,552
Total:	$19,569	$300,170	$319,739

Loans Receivable:	As of December 31, 2010
	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Real Estate Secured
1-4 Family Residential	$4,678	$152,088	$156,766
Multifamily Residential	1,993	4,664	6,657
Commercial Real Estate	8,262	84,219	92,481
Construction and Land Development	4,270	47,096	51,366
Non Real Estate Secured
Commercial and Industrial	-	26,242	26,242
Consumer and Other	-	2,937	2,937
Total:	$19,203	$317,246	$336,449

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

(Dollars in thousands)

Impaired Loans
For the Year ended December 31, 2011
	Unpaid Principal Balance	Recorded Investment (1)	Related Allowance	Life to Date Charge offs	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
1-4 Residential Prime	$2,480	$2,325	$-	$155	$2,362	$15
1-4 Residential Subprime (2)	325	239	-	86	241	-
Multifamily Residential	1,131	1,131	-	-	1,224	-
Commercial Real Estate	2,602	2,175	-	427	2,366	-
Construction and Land Development	6,533	4,141	-	2,392	5,773	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

With an allowance recorded:
1-4 Residential Prime	$2,958	$2,958	$769	$-	$2,963	$5
1-4 Residential Subprime (2)	2,146	2,146	330	-	2,179	-
Multifamily Residential	986	986	122	-	923	48
Commercial Real Estate	3,393	3,393	717	-	3,636	-
Construction and Land Development	245	75	8	170	143	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:
1-4 Residential Prime	$5,438	$5,283	$769	$155	$5,325	$20
1-4 Residential Subprime (2)	2,471	2,385	330	86	2,420	-
Multifamily Residential	2,117	2,117	122	-	2,147	48
Commercial Real Estate	5,995	5,568	717	427	6,002	-
Construction and Land Development	6,778	4,216	8	2,562	5,916	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:	$22,799	$19,569	$1,946	$3,230	$21,810	$68

(1)  Impaired balance; excludes accrued interest receivable and deferred fees and costs due to immateriality.
(2) 1-4 Family Residential loans where the borrower has a credit score less than 660 and a debt to income ratio over 50% at origination or renewal.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

(Dollars in thousands)

Impaired Loans
For the Year Ended December 31, 2010

	Unpaid Principal Balance	Recorded Investment (1)	Related Allowance	Life to Date Charge offs	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
1-4 Residential Prime	$2,736	$1,904	$-	$832	$2,184	$-
1-4 Residential Subprime (2)	326	240	-	86	261	-
Multifamily Residential	410	410	-	-	577	-
Commercial Real Estate	6,010	5,412	-	598	5,490	-
Construction and Land Development	1,577	1,101	-	576	1,358	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

With an allowance recorded:
1-4 Residential Prime	$1,851	$1,851	$670	$-	$1,693	$8
1-4 Residential Subprime (2)	683	683	139	-	583	-
Multifamily Residential	1,596	1,583	289	13	1,322	4
Commercial Real Estate	2,850	2,850	526	-	2,240	-
Construction and Land Development	3,824	3,169	639	655	2,861	15
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:
1-4 Residential Prime	$4,587	$3,755	$670	$832	$3,877	$8
1-4 Residential Subprime (2)	1,009	923	139	86	844	-
Multifamily Residential	2,006	1,993	289	13	1,899	4
Commercial Real Estate	8,860	8,262	526	598	7,730	-
Construction and Land Development	5,501	4,270	639	1,231	4,219	15
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:	$21,963	$19,203	$2,263	$2,760	$18,569	$27

(1) Impaired balance and accrued interest, net of deferred fees and costs.
(2) 1-4 Family Residential loans where the borrower has a credit score less than 660 and a debt to income ratio over 50% at origination or renewal

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 5 - PROPERTY AND EQUIPMENT
Components of property and equipment are as follows:

		December 31,
	Estimated Useful Lives	2011	2010

Land		$7,520,018	$7,754,555
Furniture and equipment	3-10 years	4,742,632	4,488,462
Buildings and improvements	5-40 years	15,016,892	14,302,530
Construction in process		592,434	867 ,790
		27,871,976	27,413,337
Less accumulated depreciation		(5,895,385)	(4,965,781)
		$21,976,591	$22,447,556

Construction in process consisted of ongoing improvements to a future loan production facility in the Hilton Head market.  Subsequent to December 31, 2011, the Company decided to sell the facility and adjacent land and entered into a sales contract for $1,150,000.  The Company estimated net proceeds of $1,035,000 on the property after closing costs and commissions and recognized impairment expense of $485,185 as of December 31, 2011.  The Company’s total basis in the property prior to impairment expense was $1,520,185, consisting of $870,185 in construction in process and $650,000 in land.  The Company applied the impairment expense between construction in process and land on a pro rata basis.  The Company expects the sale of the property to occur before March 31, 2012.

Depreciation expense for the years ended December 31, 2011 and 2010 was $947,686 and $1,070,417, respectively.

In 2011, the Company received sales proceeds totaling $6,127 on a property with a net book value of $32,468, recognizing a loss on sale totaling $26,341.

In 2010, the Company received sales proceeds totaling $823,318 on a property with a net book value of $700,000, recognizing a gain on sale totaling $123,318.

The Company leases certain branch properties and equipment under operating leases.  Two branch leases have current lease terms expiring in 2013 and 2016, one with two ten-year renewal options remaining and the other with two five-year renewal options remaining.  The Company has a lease agreement for eleven ATM machines, which expires December 2015 and requires monthly payments totaling $16,131, accounting for the majority of the Company’s annual lease expense obligations. The Company entered into a longer term lease agreement during 2011 for office space that expires in 2032 that is also being accounted for as an operating lease. Total lease expense paid for the leases discussed above and included in the statements of income(loss) totaled $341,460 and $297,242 for the years ended December 31, 2011 and 2010, respectively.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one month, for each of the next five years in the aggregate are:

2012	$395,315
2013	360,188
2014	343,087
2015	344,012
2016	134,783

Total minimum future rental payments	$1,577,385

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 6 – OTHER REAL ESTATE OWNED
The aggregate carrying amount of other real estate owned at December 31, 2011 and 2010 was $9,322,717 and $8,923,211, respectively.  All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure.  The following table details the change in this balance during 2011 and 2010.

	Year Ended December 31
	2011	2010
Real estate acquired in settlement of loans, beginning of period	$8,923,211	$9,789,410

New real estate acquired in settlement of loans at lower of fair value or principal balance	9,421,335	8,341,186
Capital expenditures on real estate acquired in settlement of loans	381,927	322,077
Sales of real estate acquired in settlement of loans	(6,818,247)	(10,001,436)
Gains on sale of real estate acquired in settlement of loans	519,305	662,591
Deferred gain on sale of real estate acquired in settlement of loans	143,745	-
Less: Impairment recognized	(3,248,559)	(190,617)

Real estate acquired in settlement of loans, end of period	$9,322,717	$8,923,211

The types of property in other real estate owned at December 31, 2011 and 2010 included commercial office properties, commercial lots, residential 1-4 family lots and homes under construction, residential 1-4 family homes, and multifamily properties.  At December 31, 2011 the largest single property type of other real estate owned was commercial real estate, totaling $4,940,645. At December 31, 2010 residential 1-4 family lots and homes under construction represented the largest single property type of other real estate owned, totaling $4,256,012.

During 2011 and 2010, the Company recorded sales proceeds on other real estate owned totaling $6,818,247 and $10,001,436, respectively.  Sales proceeds on other real estate owned for which the Company made loans to facilitate the sale of the property during 2011 and 2010 totaled $4,182,807 and $6,598,780, respectively.  For the years ended December 31, 2011 and 2010, the Company realized deferred gains on these sales transactions totaling $143,745 and $0, respectively.

During 2011 and 2010, the Company recognized $3,248,559 and $190,617, respectively, of impairment expense on other real estate owned.  These impairments were the result of periodic reappraisals of the properties and management’s estimates of short term liquidation values.

NOTE 7 - DEPOSITS

The following is a detail of deposit accounts:

	December 31,
	2011	2010
Noninterest bearing deposits	$34,119,580	$28,855,563
Interest bearing
NOW	56,286,359	46,091,615
Money market	33,815,603	32,936,263
Savings	25,700,743	15,528,872
Time, less than $100,000	124,427,610	169,341,209
Time, $100,000 and over	41,796,626	51,848,800

Total deposits	$316,146,520	$344,602,322

At December 31, 2011 and 2010, the Bank had approximately $44,655,452 and $79,945,249, respectively, in time deposits from customers outside its market area.  This includes $42,898,000 and $71,731,000 in brokered and wholesale deposits in 2011 and 2010, respectively.  Contractual rates of interest on brokered and wholesale deposits outstanding at December 31, 2011, ranged from a low of 0.35% to a high of 3.25%.  Contractual rates of interest on brokered and wholesale deposits outstanding at December 31, 2010, ranged from a low of 0.20% to a high of 4.41%.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 7 – DEPOSITS (Continued)

At December 31, 2011 the scheduled maturities of time deposits are as follows:

2012	$145,524,083
2013	13,517,910
2014	1,586,692
2015	256,930
2016	5,338,621

$166,224,236

NOTE 8- SHORT-TERM BORROWINGS

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

	December 31,
	2011	2010
Balance at end of the year	$6,850,205	$3,963,399
Average balance during year	6,363,548	10,411,241
Average interest rate during year	0.15%	1.75%
Maximum month-end balance during the year	$9,223,462	$14,565,424

The Company has collateralized the repurchase agreements with securities with an aggregate cost basis and market value of $4,162,800 and $4,224,283, respectively, at December 31, 2011.

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

		December 31
Maturity	Rate	2011	2010
February 2011	Variable (0.29% at December 31, 2010)	-	4,500,000
March 2011	2.96%	-	7,500,000
November 2011	Variable (0.47% at December 31, 2010)	-	5,000,000
February 2012	0.14%	4,000,000	-
March 2012	0.14%	4,000,000	-
September 2013	4.75%	10,000,000	10,000,000
June 2014	3.92%	2,000,000	2,000,000
October 2016	4.25%	5,000,000	5,000,000
November 2016	4.08%	5,000,000	5,000,000
January 2017	4.35%	5,000,000	5,000,000
January 2017	4.40%	5,000,000	5,000,000
January 2017	4.46%	5,000,000	5,000,000
January 2017	4.60%	5,000,000	5,000,000
March 2018	2.33%	5,000,000	5,000,000
April 2018	3.03%	5,000,000	5,000,000

		$60,000,000	$69,000,000

Each of the fixed rate advances is subject to early termination options.  The Federal Home Loan Bank reserves the right to terminate each agreement at an earlier date.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 10 - UNUSED LINES OF CREDIT

At December 31, 2011, the Bank had unused lines of credit to purchase federal funds totaling approximately $11.4 million from unrelated banks.  These lines of credit are available on a one to fifteen day basis for general corporate purposes of the Bank.  The lenders have reserved the right to withdraw the lines at their option.  The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula.  Borrowings on this line totaled $60.0 million at December 31, 2011.  Additional funds of approximately $35.6 million were available on the line.  Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. The Company has pledged approximately $137.6 million in loans as qualifying collateral for these borrowings.  Also at December 31, 2011, the Company had an unused line of credit totaling approximately $32.2 million with the Federal Reserve Bank of Richmond to borrow funds from its discount window.  The Company had pledged loans totaling approximately $41.1 million as collateral for these borrowings.

NOTE 11 - JUNIOR SUBORDINATED DEBENTURES

On August 5, 2005, Southcoast Capital Trust III (the "Capital Trust"),  a non-consolidated subsidiary of the Company, issued and sold  a total of 10,310 floating rate securities, with a $1,000 liquidation amount per security (the "Capital Securities").  Institutional buyers bought 10,000 of the Capital Securities denominated as preferred securities and the Company bought the other 310 Capital Securities which are denominated as common securities.  The proceeds of those sales, $10.3 million, were used by the Capital Trust to buy $10.3 million of junior subordinated debentures from the Company which is reported on its consolidated balance sheets.  The Capital Securities issued by the Capital Trust remain outstanding and mature or are mandatorily redeemable on September 30, 2035.  The Company has the right to redeem these securities on or after September 30, 2010.

The Company’s investment in the common securities of the Capital Trust totaled $310,000 at December 31, 2011 and December 31, 2010, and is included in “Available for Sale Securities” on its consolidated balance sheets.  The preferred securities of the Capital Trust, totaling $10.0 million, qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.

The Capital Securities issued by the Capital Trust accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR, which was 0.30 percent at December 31, 2010, plus 150 basis points.  The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035.  The Company’s payment of interest on the Capital Securities is subject to the Company’s compliance with Federal Reserve Board guidelines regarding the payment of dividends.

In accordance with the debenture terms noted above the Company deferred its quarterly dividend payment on these securities beginning with the December 2011 payment.  Amounts so deferred bear additional interest at a variable rate per annum, reset quarterly, equal to LIBOR plus 1.50% compounded quarterly from the dates on which the amounts would otherwise have been due and payable until paid.  During this period of deferral the Company is capitalizing the interest payments due and adding them to the principal outstanding for accrual purposes.  Upon reinstatement of the quarterly dividend payments the debenture terms require payment in full of all interest arrearage.  As long as there are preferred securities of the Southcoast Capital Trust III outstanding and the Company has elected to defer making interest payments with respect to the preferred securities as permitted by the terms of the preferred securities, the Company may not declare or pay dividends on its common stock or redeem or repurchase any shares of its common stock, subject to certain minor exceptions.

NOTE 12 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 12 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

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

During 2010, the Company recognized $337,015 in additional interest expense on Junior subordinated debentures as a result of its interest rate swap.  The swap agreement expired on September 30, 2010.

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

NOTE 14 - INCOME TAXES

The following summary of the provision for income taxes includes tax deferrals which arise from temporary differences in the recognition of certain items of revenue and expense for tax and financial reporting purposes for the years ended December 31:

	2011	2010
Income taxes currently payable (refundable)
Federal	$-	$(44,340)
State	61.612	14,738
	61,612	(29,602)

Deferred tax benefit	(4,220,078)	(181,932)
Change in valuation allowance	8,734,125	18,432
	4,514,047	(163,500)

Expense (benefit)	$4,575,659	$(193,102)

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 14 - INCOME TAXES (Continued)

The income tax effect of cumulative temporary differences for deferred tax assets (liabilities) at December 31, is as follows:

	December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$3,635,117	$3,234,363
Allowance for impairment of other real estate owned	1,087,820	315,516
Net operating loss (NOL) carryforward	2,775,634	-
Unrealized loss on investment securities	567,754	1,373,595
Deferred revenue	130,795	82,057
Deferred compensation	461,177	395,944
Other	356,013	253,654
Total deferred tax assets	9,014,310	5,655,129

Deferred tax liabilities:
Depreciation	110,480	126,937
Prepaid expenses	92,691	131,290
Total deferred tax liabilities	203,171	258,227

Net deferred tax asset	8,811,139	5,396,902

Valuation allowance	(8,811,139)	(77,014)
Total net deferred tax asset	$-	$5,319,888

The net deferred tax asset is reported in other assets in the balance sheets at December 31, 2011 and 2010.

A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not that some portion of the entire deferred tax or asset will not be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of increased credit losses, the Company entered into a three-year cumulative pre-tax loss position in 2011.  A cumulative loss position is considered significant negative evidence in assessing the reliability of a deferred tax asset, which is difficult to overcome. The Company’s estimate of the realization of its deferred tax assets was based on future reversals of existing taxable temporary differences and taxable income in prior carry back years. The Company did not consider future taxable income in determining the reliability of its deferred assets. During 2011 and 2010, the Company recorded valuation allowances totaling $8,811,139 and $77,014, respectively.  The 2010 valuation allowance related to available net operating loss carry forwards for holding company state income taxes.

The Company has a Federal net operating loss carryforward of $7,852,083 at December 31, 2011 which expires in 2031.

The Company is no longer subject to examination by taxing authorities for years before 2008, except to the extent net operating losses are carried back to earlier years.  In 2010, the Company filed a refund claim in order to carryback its 2009 NOL to the years 2004, 2005 and 2006.  The Company was able to carryback its 2009 NOL to the years 2004 through 2006 due to the enactment of the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”).  The Act includes a provision that allows most businesses an election to increase the NOL carryback period from 2 years under current law to as much as 5 years for NOLs generated in either 2008 or 2009 (but not both).  The IRS examined the tax years attributed to the refund claim beginning in 2010 and completed its examination in August 2011 with no changes.  The results of the IRS’s examination are currently being reviewed by the Joint Committee on Taxation.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income (loss) before income taxes for the years ended December 31, as follows:

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 14 - INCOME TAXES (Continued)

	2011		2010
	Amount	Amount	Amount	%
Tax benefit at statutory rate	$(4,047,463)	34%	$(42,239)	34%
Increase (decrease) in taxes resulting from:
State tax (net of federal benefit)	(14,310)	-	(8,704)	7
Officers’ life insurance	(72,041)	1	(74,054)	118
Municipal interest	(122,757)	1	(116,626)	94
Other tax preference items	98,105	(1)	30,089	(83)
Valuation allowance change	8,734,125	(73)	18,432	(15)
Tax expense (benefit)	$4,575,659	(38)%	$(193,102)	155%

During 2010, the Company had a pretax operating loss of $124,233.  Many of the Company’s individual tax preference items for this period reflected above have absolute values much greater than those of the losses themselves, which contributes to the unusually large percentages reflected in the table above.

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

NOTE 15 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business.  A summary of loan transactions with directors and executive officers, including their affiliates, is as follows:

	December 31,
	2011	2010
Balance, beginning of year	$2,146,858	$368,350
New loans	11,000	1,908,990
Departure of related party	(543,494)	-
Repayments	(564,815)	(130,482)

Balance, end of year	$1,049,549	$2,146,858

Deposits by directors and executive officers, including their affiliates, at December 31, 2011 and 2010 totaled $500,202 and $528,512, respectively.

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

	December 31,
	2011	2010
Commitments to extend credit	$18,339,872	$19,412,415
Standby letters of credit	332,945	614,589

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

NOTE 17 - EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) Plan for the benefit of all eligible employees.  Upon ongoing approval of the Board of Directors, the Company matches 100 percent of employee contributions up to the first three percent of compensation, plus 50 percent of employee contributions on the next two percent of compensation, subject to certain adjustments and limitations.  The Company may also make an elective three percent contribution to the Plan accounts of all eligible employees.  Contributions made to the Plan in 2011 and 2010 amounted to $133,661 and $122,497, respectively.

The Company entered into a Supplemental Executive Retirement Plan (SERP) during 2008 with its Chief Executive Officer.  The Company accrued deferred compensation expense of $174,888 and $159,054 in 2011 and 2010, respectively, in relation to this plan.

NOTE 18 - EMPLOYEE STOCK PURCHASE PLAN

During 2000, the Board of Directors approved a five year Employee Stock Purchase Plan for the benefit of officers and employees.  The plan was replaced in 2005 with an identical plan which expired in 2010.  The plan was replaced again in 2010 with an identical plan which expires in 2015.  Beginning July 1, 2000, officers and employees were allowed to have the Company make payroll withholdings for the purpose of buying Company stock.  The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less.  Shares for the quarter are purchased during the first month of the following quarter. During 2011 and 2010, the Company issued 45,520 and 41,803 shares of common stock, respectively, under this plan.  Proceeds from stock issuances during 2011 and 2010 totaled $124,569 and $142,738, respectively.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 19 – UNREGISTERED SALES OF EQUITY SECURITIES

To raise additional capital during the year ended December 31, 2010, the Company sold shares of its common stock that were not registered under the Securities Act of 1933 to its officers and employees.  Issuance of these shares was not registered under the 1933 Act in reliance upon the exemption provided by Section 4(2) of the Act because no public offering was involved.  The Company issued 196,996 shares of common stock pursuant to this offering, raising $531,846 of additional capital, net of offering costs.

NOTE 20 - NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per share - basic is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Net income (loss) per share - diluted is computed by dividing net income (loss) by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.  Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.  The Company had no outstanding stock options at December 31, 2011 or 2010.

	For the years ended December 31,
	2011	2010
Basic earnings (loss) per share:

Net income (loss) available to common shareholders	$(16,479,961)	$68,869

Average common shares outstanding - basic	5,287,014	5,087,107

Basic earnings (loss) per share	$(3.12)	$0.01

NOTE 21 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:

	For the years ended December 31,
	2011	2010
Unrealized holding gains on available for sale securities and derivative instruments	$2,848,505	$2,207,233
Reclassification adjustment for gains realized in net income	(853,074)	(2,279,466)
Reclassification adjustment for prior other-than-temporary impairment charges	175,920	-
Net unrealized gains (losses)	2,171,351	(72,233)
Tax effect	781,686	(26,004)
Net-of-tax amount	$1,389,665	$(46,229)

The following is a summary of the accumulated other comprehensive income balances, net of tax:

	December 31,
	2011	2010	Current Year Change
Unrealized gains (losses) on securities available for sale	$48,791	$(2,439,874)	$2,488,665
Other-than-temporary impairment on securities available for sale	(1,099,000)	-	(1,099,000)
Total	$(1,050,209)	$(2,439,874)	$1,389,665

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

Under the terms of the Indenture relating to its junior subordinated debentures, as a consequence of deferral of interest payments, the Company has agreed not to declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to its common stock, subject to certain exceptions, including the issuance of stock dividends.  See Note 11 for further information about the junior subordinated debentures and the deferral of interest payments.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.  Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

						To Be Well-
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2011
The Company
Total capital (to risk-weighted assets)	$46,339	14.18%	$26,149	8.00	% (1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	42,172	12.90	13,074	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	42,172	9.73	17,342	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$42,766	13.18%	$25,962	8.00%		$32,453	10.00%
Tier 1 capital (to risk-weighted assets)	38,620	11.90	12,981	4.00		19,472	6.00
Tier 1 capital (to average assets)	38,620	8.91	17,344	4.00		21,680	5.00

December 31, 2010
The Company
Total capital (to risk-weighted assets)	$60,089	16.81%	$28,594	8.00	% (1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	55,467	15.52	14,297	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	55,467	11.70	18,964	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$53,319	15.12%	$28,203	8.00%		$35,253	10.00%
Tier 1 capital (to risk-weighted assets)	48,757	13.83	14,101	4.00		21,152	6.00
Tier 1 capital (to average assets)	48,757	10.40	18,760	4.00		23,449	5.00

(1) Minimum requirements for bank holding companies.  Bank holding companies with higher levels of risks, or that are experiencing or anticipating significant growth, are also expected to maintain capital well above the minimums.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements
(Unaudited)

NOTE 24 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, real estate appraisals, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Assets measured at fair value on a recurring basis are as follows as of December 31, 2011 and December 31, 2010 (amounts in thousands):

	December 31, 2011
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale investment securities
Mortgage backed
Government sponsored enterprises	$-	$38,232	$-	$38,232
Other	-	1,545	-	1,545
Municipals	-	7,605	-	7,605
Other	-	396	1,490	1,886

Total assets at fair value	$-	$47,778	$1,490	$49,268

	December 31, 2010
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale investment securities
Mortgage backed
Government sponsored enterprises	$-	$56,683	$-	$56,683
Other	-	1,880	-	1,880
Municipals	-	12,088	-	12,088
Other	-	460	1,195	1,655

Total assets at fair value	$-	$71,111	$1,195	$72,306

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements
 (Unaudited)

NOTE 24 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The Company has no liabilities carried at fair value or measured at fair value on a recurring basis.  There were no transfers between Level 1 and Level 2 during 2011 and 2010.

The following table reconciles the changes in recurring Level 3 financial instruments for the twelve months ended December 30, 2011 and 2010 (amounts in thousands):

	December 31,	December 31,
	2011	2010

Beginning of Year Balance	$1,195	$1,245
Discount Accretion	9	9
Other-than-temporary impairment on available for sale securities	(176)	-
Unrealized Gain	462	(59)
Ending Balance	$1,490	$1,195

Assets measured at fair value on a nonrecurring basis are as follows as of December 31, 2011 and December 31, 2010 (amounts in thousands):

	December 31, 2011
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired Loans
1 - 4 Residential Prime	$-	$-	$3,622	$3,622
1 - 4 Residential Subprime	-	-	2,055	2,055
Multifamily Residential	-	-	864	864
Commercial Real Estate	-	-	3,477	3,477
Construction and Land Development	-	-	3,204	3,204
Other Real Estate Owned
1 - 4 Residential	-	-	743	743
Multifamily Residential	-	-	-	-
Commercial Real Estate	-	-	4,941	4,941
Construction and Land Development	-	-	3,639	3,639

Total assets at fair value	$-	$-	$22,545	$22,545

	December 31, 2010
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired Loans
1 - 4 Residential Prime	$-	$-	$2,419	$2,419
1 - 4 Residential Subprime	-	-	1,450	1,450
Multifamily Residential	-	-	1,294	1,294
Commercial Real Estate	-	-	4,330	4,330
Construction and Land Development	-	-	3,467	3,467
Other Real Estate Owned
1 – 4 Residential	-	-	1,622	1,622
Multifamily Residential	-	-	220	220
Commercial Real Estate	-	-	2,825	2,825
Construction and Land Development	-	-	4,256	4,256

Total assets at fair value	$-	$-	$21,883	$21,833

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements
 (Unaudited)

NOTE 24 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Impaired loans that are measured for impairment using the fair value of the collateral had a recorded investment of $17.8 million with a valuation allowance of $1.5 million at December 31, 2011, resulting in an additional provision for loan losses of $1.0 million for the year ended December 31, 2011.  At December 31, 2010, impaired loans had a recorded investment of $19.2 million, with a valuation allowance of $2.3 million, resulting in an additional provision for loan losses of $3.6 million for the year ended December 31, 2010.

Other real estate owned measured at fair value less costs to sell, had a net carrying amount of $9.3 million, which is made up of the outstanding balance of $12.5 million, net of a valuation allowance of $3.2 million at December 31, 2011, resulting in a writedown of $3.2 million for the year ended December 31, 2011.  At December 31, 2010, other real estate owned had a net carrying amount of $8.9 million, made up of the outstanding balance of $9.8 million, net of a valuation allowance of approximately $900,000, resulting in a writedown of $191,000 for the year ended December 31, 2010.

The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

Valuation Methodologies – Assets and Liabilities Recorded at Fair Value

The following is a description of the valuation methodologies used for assets and liabilities recorded at fair value.

Available for Sale Investment Securities

Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.  Securities classified as Level 1 include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds.  Securities classified as Level 2 include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities.  Securities classified as Level 3 include asset-backed securities in less liquid markets.  The fair value of the trust preferred securities is computed based upon discounted cash flows estimated using interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation to the note classes.  Current estimates of expected cash flows is based on the most recent trustee reports and any other relevant market information, including announcements of interest payment deferrals or defaults of underlying issuers.  The payment, default and recovery assumptions are believed to reflect the assumptions of market participants. Cash flows are discounted at appropriate market rates, including consideration of credit spreads and illiquidity discounts.

Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market value. The fair value of mortgage loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company categorizes loans subjected to nonrecurring fair value adjustments as Level 2. There were no fair value adjustments to mortgage loans held for sale as of December 31, 2011 and December 31, 2010.

Valuation Methodologies – Assets and Liabilities not recorded at Fair Value

The following is a description of the valuation methodologies used for assets and liabilities that are not recorded at fair value, but whose fair value must be estimated and disclosed:

Loans

For certain categories of loans, such as variable rate loans which reprice frequently and have no significant change in credit risk, fair values are based on the carrying amounts.  The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Impaired loans are carried at the lesser of their principal balance or their fair value.  The Company considers problem loans with principal balances of $250,000 or greater individually for impairment.  The fair value of loans individually evaluated for impairment is estimated using one of several methods, including the present value of expected cash flows, market price of the loan, if available, or fair value of the underlying collateral less costs to sell.  At December 31, 2011, most impaired loans were evaluated based on the fair value of the collateral less costs to sell.  Those impaired loans not requiring a specific allowance for loan losses allocation represent loans with fair values exceeding their recorded investments.  Impaired loans for which a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of an impaired loan is based on an observable market price the Company records the impaired loan as nonrecurring Level 2.  When the fair value of an impaired loan is based on the present value of expected cash flows or the fair value of the underlying collateral the Company records the impaired loan as nonrecurring Level 3.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements
 (Unaudited)

NOTE 24 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Other real estate owned

Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at fair value, less costs to sell.  Fair values are based on recent real estate appraisals.  These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach.  Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.  Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Deposits

The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date.  The fair value of time deposits is estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Other borrowings

The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximates fair value.  The fair value of fixed rate other borrowings is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.  The fair value of variable rate junior subordinated debentures is estimated based on discounted contractual cash flows using rates for securities with similar terms and remaining maturities.

The estimated fair values of the Company’s financial instruments are as follows (amounts in thousands):

	December 31,		December 31,
	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$18,037	$18,037	$20,062	$20,062
Investment securities	49,268	49,268	72,306	72,306
Loans held for sale	995	995	417	417
Loans, net	309,048	308,507	326,936	326,305

Financial liabilities:
Deposits	316,147	313,613	344,602	335,993
Short term borrowings	6,850	6,850	3,963	3,963
Advances from Federal Home Loan Bank	60,000	66,309	69,000	74,318
Junior subordinated debentures	10,310	4,502	10,310	4,347

The fair value of both commitments to extend credit, which totaled approximately $18.3 million and $19.4 million at December 31, 2011 and December 31, 2010, respectively, and standby letters of credit, which totaled approximately $333,000 and $615,000 at December 31, 2011 and December 31, 2010, respectively, is not considered material (or is based on the current fees or costs that would be charged to enter into or terminate such arrangements).

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 25 - PARENT COMPANY FINANCIAL INFORMATION
Following is condensed financial information of Southcoast Financial Corporation (parent company only):

CONDENSED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Cash	$2,101,285	$2,338,040
Investments available for sale	86,141	460,000
Investment in subsidiaries	38,372,890	48,613,762
Property and equipment, net	1,884,739	4,707,714
Other assets	73,100	1,178,747
Total assets	$42,518,155	$57,298,263
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,395,866	$1,210,247
Junior subordinated debentures	10,310,000	10,310,000
Shareholders’ equity	30,812,289	45,778,016
Total liabilities and shareholders’ equity	$42,518,155	$57,298,263

CONDENSED STATEMENTS OF INCOME (LOSS)

	For the years ended December 31,
	2011	2010
Income
Other	$135,886	$447,477
Expenses	(662,803)	(1,261,077)
Loss before income taxes	(526,917)	(813,600)
Income tax (expense) benefit	(940,194)	268,224
Loss before equity in undistributed net income (loss) of subsidiaries	(1,467,112)	(545,376)
Equity in undistributed net income (loss) of subsidiaries	(15,012,849)	614,245
Net income (loss)	$(16,479,961)	$68,869

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 25 - PARENT COMPANY FINANCIAL INFORMATION – (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2011	2010
Operating Activities
Net income (loss)	$(16,479,961)	$68,869
Adjustments to reconcile net income (loss) to net cash used by operating activities
Equity in undistributed net (income) losses of subsidiaries	15,012,849	(614,245)
Reduction in deferred gain on sale of property and equipment	-	(1,350,117)
Gain on sale of property and equipment	-	(123,318)
Depreciation	19,669	41,368
Increase in value of Company owned life insurance	-	(17,818)
Decrease in deferred taxes	1,130,101	52,990
(Increase) decrease in other assets	(1,464)	122,196
Increase (decrease) in other liabilities	185,620	(209,475)
Net cash used by operating activities	(133,186)	(2,029,550)
Investing activities
Capital contributions to subsidiaries	(221,273)	-
Decrease in loans, net	-	1,915,215
Purchase of property and equipment	(6,865)	(802,809)
Proceeds from sales of Company owned life insurance	-	8,147,785
Proceeds from sales of property and equipment	-	823,318
Net cash provided (used) by investing activities	(228,138)	10,083,509
Financing activities
Decrease in other borrowings	-	(7,640,636)
Net proceeds from issuance of stock	124,569	674,584
Net cash provided (used) by financing activities	124,569	(6,966,052)
Net change in cash	(236,755)	1,087,907
Cash, beginning of year	2,338,040	1,250,133
Cash, end of year	$2,101,285	$2,338,040

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES
Corporate Data
Common Stock and Dividends
(Unaudited)

The common stock of the Company is listed on the Nasdaq Global Market under the symbol "SOCB."  The reported high and low sales prices adjusted for the 2011 10% stock dividend for each quarter of 2011 and 2010 are shown in the following table.

2011	Low	High
Fourth Quarter	$1.25	$2.07
Third Quarter	$1.52	$3.23
Second Quarter	$2.70	$3.23
First Quarter	$2.51	$3.27

2010
Fourth Quarter	$2.28	$3.80
Third Quarter	$1.72	$3.89
Second Quarter	$2.12	$3.82
First Quarter	$2.68	$3.64

As of March 7, 2012, there were approximately 1,404 holders of record of the Company's common stock, excluding individual participants in security position listings.

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

Under the terms of the Indenture relating to its junior subordinated debentures, as a consequence of deferral of interest payments, the Company has agreed not to declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to its common stock, subject to certain exceptions, including the issuance of stock dividends.  See Note 11 for further information about the junior subordinated debentures and the deferral of interest payments.