Form 10-K, Exhibit 13
period 2014-12-31
SOUTHCOAST FINANCIAL CORP
filed 2015-03-12
CIK 1083689

EXHIBIT 13

Portions of Southcoast Financial Corporation

2014 Annual Report to Shareholders

Incorporated by Reference into December 31, 2014 Report on Form 10-K

Southcoast Financial Corporation

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

MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

We had net income for the year ended December 31, 2014 of $3.7 million, or $0.53 per basic share, compared to net income for the year ended December 31, 2013 of $9.1 million, or $1.28 per basic share. Net income for the year ended December 31, 2013 included an income tax benefit totaling $6.6 million, which was the result of the reversal of the valuation allowance on the Company’s deferred tax asset during the year.

During 2014, improvements in the credit quality of the Company’s loan portfolio allowed the Company to record a credit to provision for loan losses of $600,000, compared to a provision for loan losses of $400,000 for 2013. As illustrated in Note 4 to the financial statements, the Company recorded net recoveries to its Allowance for Loan Losses of $161,000 during 2014, compared to net chargeoffs of $2.5 million during 2013. Additionally, nonaccrual loans totaled $5.0 million at December 31, 2014, a 49.6% decrease from total nonaccruals of $9.9 million at December 31, 2013. Finally, classified loans totaled $17.7 million at December 31, 2014, a decrease of 23.2% from total classified loans of $23.1 million at December 31, 2013. The combination of these factors reduced the Company’s required Allowance for Loan Losses, and led to the aforementioned credit to the provision for loan losses during 2014.

Net interest income increased in 2014 to $14.6 million, as compared to $13.7 million for 2013, as a result of changes in the rate and volume of average earning assets and average interest bearing liabilities.

Our average earning assets increased by $15.7 million in 2014. The increase was due to an $18.8 million increase in average loans, partially offset by a $3.1 million decrease in average investments and federal funds sold. The decrease in average investments and federal funds sold was primarily the result of sales and paydowns of mortgage backed securities. Securities purchases during 2014 were less than combined sales, maturities, and paydowns as a result of management’s decision to reduce the size of its securities portfolio due to the current low yield environment. The loan growth was the result of an improving economy.

Net income for 2014 of $3.7 million contributed to a $6.5 million increase in average shareholders’ equity, which represented a 17.0% increase compared to 2013. Also contributing to the increase in average shareholders’ equity between the periods was a $6.6 million net tax benefit recorded in mid-2013 as a result of the reversal of the valuation allowance on the Company’s deferred tax asset. Average earning assets increased 4.1% and total net interest income increased 6.6% in 2014.

Noninterest income decreased by $214,000, or 9.1%, in 2014. The decrease in noninterest income was primarily the result of a $215,000 decrease in gains on sales of mortgage loans held for sale, as the Company elected to hold for investment the majority of mortgage loans originated during 2014.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Overview – (continued)

Noninterest expenses decreased by $1.2 million, or 9.0%, in 2014. The decrease was partially due to a reduction of $394,000 in salaries and employee benefits between the two periods. Also contributing to the decrease in noninterest expenses was a $302,000 increase in gains on sales of other real estate owned. Finally, decreases to occupancy expense, insurance expense, and other expenses totaled $124,000, $154,000, and $134,000, respectively. The causes of these decreases are covered in the noninterest expenses discussion.

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

Comparison of Years Ended December 31, 2014 and 2013

Results of Operations

General

We had net income for the year ended December 31, 2014 of $3.7 million, or $0.53 per basic share, compared to net income for the year ended December 31, 2013 of $9.1 million, or $1.28 per basic share. We had net interest income of $14.6 million for 2014, as compared to $13.7 million for 2013. We also had noninterest income (principally earnings on Company Owned Life Insurance, service charges, gains on sale of assets, and fees and commissions) of $2.1 million in 2014 and $2.4 million in 2013. We credited the provision for loan losses $600,000 and provided $400,000 to the Allowance for Loan Losses during the years ended December 31, 2014 and 2013, respectively. We had noninterest expenses (principally salaries and benefits, occupancy, furniture and equipment, and impairment of other real estate owned) of $12.0 million in 2014 and $13.2 million in 2013. Additionally, we had income tax expense of $1.6 million during 2014, compared to an income tax benefit of $6.6 million in 2013. The net income tax benefit was due to the reversal of a valuation allowance on our deferred tax asset. See Note 13 to the current year’s audited financial statements for a full discussion of the Company’s deferred tax asset and the reasons for the reversal of the valuation allowance related to it.

Net Interest Income

During the year ended December 31, 2014, net interest income was $14.6 million, as compared to $13.7 million for the year ended December 31, 2013. This increase was attributable to changes in the rate and volume of average interest earning assets and average interest bearing liabilities. Average interest earning assets increased to $395.5 million in 2014 from $379.8 million in 2013. The increase in volume was primarily attributable to an $18.8 million increase in average loans, partially offset by a $3.1 million decrease in average investments and federal funds sold. The average yield on interest earning assets decreased from 4.65% to 4.62% from 2013 to 2014, while the average cost of interest bearing liabilities decreased from 1.12% to 1.03%. The net yield on average interest earning assets increased from 3.63% in 2013 to 3.71% in 2014. The increase in net yield on average interest earning assets was due to the increase in net interest income which outpaced the growth in earning assets. The increase in net interest income was due to an increase in interest income and a decrease in interest expense. Contributing to the increases in the net yield on average interest earning assets and net interest income was a $3.8 million reduction in average nonaccrual loans and other real estate owned, from $16.4 million for the year ended December 31, 2013, to $12.6 million for the year ended December 31, 2014. Nonaccrual loans and other real estate owned suppress a Company’s net interest margin, as they require funding, but do not produce interest income. When liquidated, the cash received for these assets is available to fund interest earning assets or reduce interest bearing liabilities, either of which would have the effect of increasing net interest income.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Comparison of Years Ended December 31, 2013 and 2012

Net Interest Income

During the year ended December 31, 2013, net interest income was $13.7 million, as compared to $13.4 million for the year ended December 31, 2012. This increase was attributable to changes in the rate and volume of average interest earning assets and average interest bearing liabilities. Average interest earning assets increased to $379.8 million in 2013 from $376.5 million in 2012. The increase in volume was primarily attributable to a $10.0 million increase in average loans, partially offset by a $6.7 million decrease in average investments and federal funds sold. The average yield on interest earning assets decreased from 4.88% to 4.65% from 2012 to 2013, while the average cost of interest bearing liabilities decreased from 1.37% to 1.12%. The net yield on average interest earning assets increased from 3.59% in 2012 to 3.63% in 2013. The moderate increase in net yield on average interest earning assets was due to the increase in net interest income which outpaced the growth in earning assets. The increase in net interest income was due to a reduction in interest expense, which exceeded the reduction in interest income. Nonperforming assets, which totaled $15.5 million and $21.3 million at December 31, 2013 and 2012, respectively, suppressed the net interest margin in both periods, as the majority of nonperforming assets consisted of nonaccrual loans and other real estate owned, which do not produce interest income.

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

	For the year ended			For the year ended			For the year ended
	December 31, 2014			December 31, 2013			December 31, 2012
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Cash and Federal Funds Sold	$12,700	$31	0.24%	$12,258	$31	0.25%	$12,334	$29	0.24%
Investments - taxable	39,831	952	2.39%	42,934	936	2.18%	48,140	1,031	2.14%
Investments - nontaxable (1)	3,921	236	6.02%	4,332	265	6.12%	5,773	358	6.20%
Total investments and federal funds sold	56,452	1,219	2.16%	59,524	1,232	2.07%	66,247	1,418	2.14%
Loans (2)(3)	339,081	17,046	5.03%	320,286	16,425	5.13%	310,279	16,948	5.46%

Total Earning Assets	395,533	18,265	4.62%	379,810	17,657	4.65%	376,526	18,366	4.88%
Other Assets	52,002			53,544			56,265

Total Assets	$447,535			$433,354			$432,791

Liabilities:
Savings and demand deposits	$137,878	$651	0.47%	$122,844	$676	0.55%	$111,208	$691	0.62%
Time deposits	133,378	951	0.71%	145,990	1,198	0.82%	174,061	1,913	1.10%
Other borrowings	67,204	1,801	2.68%	64,132	1,798	2.80%	59,782	2,054	3.44%
Subordinated debt	10,310	178	1.73%	10,310	186	1.80%	10,310	202	1.96%

Total interest bearing liabilities/interest expense	$348,770	3,581	1.03%	$343,276	3,858	1.12%	$355,361	4,860	1.37%

Non-interest bearing liabilities	53,828			51,661			44,892

Total Liabilities	402,598			394,937			400,253

Equity	44,937			38,417			32,538

Total Liabilities and Equity	$447,535			$433,354			$432,791

Net interest income/margin (4)		$14,684	3.71%		$13,799	3.63%		$13,506	3.59%

Net interest spread (5)			3.59%			3.53%			3.51%

(1) Yield is calculated on a tax equivalent basis.

(2) Does not include nonaccruing loans.

(3) Income includes loan fees of $676,000 in 2014, $577,000 in 2013, and $771,000 in 2012.

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

	Analysis of Change in Net Interest Income
	For the Year ended December 31, 2014 versus the year ended December 31, 2013 (1)			For the Year ended December 31, 2013 versus the year ended December 31, 2012 (1)
(Dollars in thousands)	Volume	Rate	Net Change	Volume	Rate	Net Change

Cash and Federal funds sold	$1	$(1)	$-	$-	$2	$2
Investments - taxable	(67)	83	16	(112)	17	(95)
Investments - non taxable (2)	(25)	(4)	(29)	(89)	(4)	(93)
Total investments and federal funds sold	(91)	78	(13)	(201)	15	(186)
Net loans (3)(4)	964	(343)	621	547	(1,070)	(523)
Total interest income	873	(265)	608	346	(1,055)	(709)

Savings deposits	$83	$(108)	$(25)	$72	$(87)	$(15)
Time deposits	(103)	(144)	(247)	(308)	(407)	(715)
Other borrowings	86	(83)	3	149	(405)	(256)
Subordinated Debt	-	(8)	(8)	-	(16)	(16)

Total interest expense	66	(343)	(277)	(87)	(915)	(1,002)

Net interest income	$807	$78	$885	$433	$(140)	$293

(1) Volume - rate changes have been allocated to each category on a consistent basis between rate and volume.

(2) Yield is calculated on a tax equivalent basis.

(3) Includes loan fees of $676,000 in 2014, $577,000 in 2013, and $771,000 in 2012.

(4) Does not include nonaccruing loans.

During 2015, management expects changes in interest rates to have little effect on the Company’s net interest income. Therefore, any improvements in net interest income for 2015 are expected to be largely the result of increases in volume and changes in the mix of interest-earning assets and liabilities. Additionally, any further reductions in overall levels of average nonperforming assets would provide margin improvement, as the proceeds from disposal of these assets could be invested into interest bearing assets or utilized to repay interest bearing liabilities as they come due. Management expects to continue to use aggressive marketing strategies to increase our bank's market share for both deposits and quality loans within its service areas in the greater Charleston, South Carolina, metropolitan area. These strategies involve offering attractive interest rates and continuing our Bank's commitment to providing outstanding customer service. However, until demand for loans to qualified borrowers increases, increases in loans are likely to be modest.

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

Our Bank’s Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates our Bank’s balance sheet and income statement under several different rate scenarios. The model’s inputs (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and variations that occur when rates increase or decrease 100, 200, 300, and 400 basis points. According to the model, as of December 31, 2014, our Bank is positioned so that net interest income would decrease $216,000 and net income would decrease $140,000 if rates were to rise 100 basis points in the next twelve months. Conversely, net interest income would increase $120,000, and net income would increase $78,000 if interest rates were to decline 100 basis points in the next twelve months. The potential volatility suggested by these hypothetical interest rate movements is considered to be low and is well within the Bank’s policy limits for such scenarios. Given the Federal Funds target rate of between 0 and 25 basis points at December 31, 2014, management considers a substantial decline in interest rates highly unlikely. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayments, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions our Bank could undertake in response to changes in interest rates or the effects of responses by others, including borrowers and depositors.

The “Interest Sensitivity Analysis” below indicates that, on a cumulative basis through twelve months, repricing rate sensitive liabilities exceeded rate sensitive assets, resulting in a liability sensitive position at December 31, 2014 of $ 124.9 million for a cumulative gap ratio of (29.29%). When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon," a negative interest sensitivity gap occurs. The gap is positive when interest sensitive assets exceed interest sensitive liabilities. For a bank with a negative gap, such as our Bank, rising interest rates would be expected to have a negative effect on net interest income and falling rates would be expected to have the opposite effect. However, as noted above, our simulation model indicates that rising rates would have a relatively minor negative effect on our net interest income. The simulation model differs from the “Interest Rate Sensitivity Analysis” primarily in its assumptions related to interest bearing transaction accounts, savings and money market accounts, and time deposits. The simulation model assumes that a change of 100 basis points in an indexed interest rate, such as the Federal Funds rate, would produce only a fractional change in rates paid on these types of deposit accounts, and these changes would not be immediate, but would lag behind the market rate changes. Due to the sophistication of the inputs and assumptions used in our simulation model, we believe that it produces more realistic outcomes of potential interest rate scenarios than the “Interest Rate Sensitivity Analysis.”

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

Southcoast Financial Corporation

Management’s Discussion and Analysis

Market Risk - Interest Rate Sensitivity – (continued)

Interest Sensitivity Analysis

December 31, 2014

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	One Through Five Years	Greater Than Five Years	Total
Assets
Interest earning assets:
Interest earning deposits in other banks	$27,626	$-	$-	$-	$27,626
Investment securities	10,457	504	2,213	26,405	39,579
Loans held for sale	-	-	-	-	-
Loans (1)	64,620	79,561	66,828	148,170	359,179
Total Earning Assets	$102,703	$80,065	$69,041	$174,575	$426,384

Liabilities
Interest bearing liabilities:
Interest bearing transaction accounts	$62,210	$-	$-	$-	$62,210
Savings and money market	99,481	-	-	-	99,481
Time deposits - $100,000 and over	23,268	14,430	5,596	-	43,294
Other time deposits	43,574	27,573	6,202	-	77,349
Total interest bearing deposits	$228,533	$42,003	$11,798	-	$282,334
Other borrowings	37,112	-	35,000	22,000	94,112
Total interest bearing liabilities	$265,645	$42,003	$46,798	$22,000	$376,446
Interest sensitivity gap	$(162,942)	$38,062	$22,243	$152,575
Cumulative interest sensitivity gap	$(162,942)	$(124,880)	$(102,637)	$49,938
Ratio of cumulative gap to earning assets	-38.35%	-29.29%	-24.07%	11.71%

(1)	Does not include nonaccruing loans.

Provision for Loan Losses

The Allowance for Loan Losses, established through charges to the provision for loan losses, allows for estimated loan losses inherent in our loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance is based on management's judgment of the amount needed to maintain an allowance adequate to provide for probable losses in the loan portfolio as of the balance sheet date, though the exact amount of such losses and, in some cases, the specific loans cannot yet be identified. We credited the provision for loan losses $600,000 and provided $400,000 to the allowance during the years ended December 31, 2014 and 2013, respectively. We believe the Allowance for Loan Losses adequately reserved for probable incurred losses for each of these periods. See “Allowance for Loan Losses” below.

Noninterest Income

Noninterest income, which consists primarily of service fees on deposits, gains and fees on loans sold, other fee income, company owned life insurance earnings, and gains on sales of securities and fixed assets, totaled approximately $2.1 million for the year ended December 31, 2014, as compared to approximately $2.4 million for the year ended December 31, 2013, a decrease of approximately $214,000. The decrease in noninterest income was primarily the result of a $215,000 decrease in gains on sales of mortgage loans held for sale, as the Company elected to hold for investment the majority of mortgage loans originated during 2014. In the event of rising interest rates in the future, these retained loans would pose interest rate risk due to their long maturities and low rates. However, the impact of rising rates on these loans is included in the Company’s previously discussed Interest Sensitivity Analysis, which models relatively stable net interest income during periods of rising rates.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Noninterest Expenses

Noninterest expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment, insurance expenses, and costs associated with other real estate owned, totaled $12.0 million for the year ended December 31, 2014, as compared to $13.2 million for the year ended December 31, 2013, a decrease of $1.2 million. The decrease was partially due to a reduction of $394,000 in salaries and employee benefits between the two periods. This reduction was primarily the result of a $271,000 reduction to employee life insurance expense and a $160,000 decrease to bonus expense, partially offset by regular salary increases. The reduction to employee life insurance expense was the result of the sale of a life insurance policy covering the Company’s Chief Executive Officer to the Chief Executive Officer. The proceeds of $271,000 from the sale of the policy were applied as a credit to life insurance expense, as they represented a partial refund of previous premiums paid. Gains on sales of other real estate owned, which are reported as credits to noninterest expense, increased by $302,000 between the periods. Insurance expense decreased by $154,000 during 2014, primarily as the result of lower FDIC insurance expense. FDIC insurance premiums decreased by $158,000 during 2014 primarily due to the improved credit profile of the Company’s loan portfolio. Occupancy expenses decreased by $124,000 during 2014 mainly due to an increase of $106,000 in rental income derived from premises, reported as an offset to occupancy expense. Other expenses decreased by approximately $134,000 during 2014. Of this amount, $104,000 related to amortization expense on software which became fully amortized during 2013.

Income Taxes

We recorded income tax expense of $1.6 million during 2014, compared to an income tax benefit of $6.6 million in 2013. The income tax benefit was due to the reversal of a valuation allowance on our deferred tax asset. A deferred tax asset represents the difference in the timing of certain items of income and expense (principally provision for loan losses and depreciation) which are included in one reporting period for financial accounting purposes and another for income tax purposes. See Note 13 to the current year’s audited financial statements for a full discussion of the Company’s deferred tax asset and the reasons for the reversal of the related valuation allowance.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Financial Condition

Investment Portfolio

As of December 31, 2014, our available-for-sale investment portfolio comprised approximately 7.40% of our total assets. The following table summarizes the carrying value amounts of available-for-sale securities we held at December 31, 2014, 2013, and 2012. All securities are held available-for-sale and are stated at estimated fair value.

 Securities Portfolio Composition

	December 31,
	2014			2013			2012
(Dollars in thousands)	Amortized Cost	Net Unrealized Holding Gain/ (Loss)	Fair Value	Amortized Cost	Net Unrealized Holding Gain/ (Loss)	Fair Value	Amortized Cost	Net Unrealized Holding Gain/ (Loss)	Fair Value
Available-for Sale
Mortgage-backed securities Government sponsored Enterprises (1)	$24,915	$23	$24,938	$30,889	$(1,020)	$29,869	$37,361	$590	$37,951
U.S. States and political subdivisions	3,924	260	4,184	3,918	150	4,068	5,061	358	5,419
Other Investments (2)	8,208	(2,061)	6,147	8,199	(2,314)	5,885	4,190	(2,711)	1,479
Total	$37,047	$(1,778)	$35,269	$43,006	$(3,184)	$39,822	$46,612	$(1,763)	$44,849

(1)	Includes securities secured by pools of mortgages from various issuers, including FNMA and FHLMC
(2)	Includes trust preferred and other equity securities.

The unrealized loss attributable to Other Investments for December 31, 2014 primarily relates to our investments in two pooled trust preferred securities. The table below outlines these investments.

(Dollars in thousands)

		Interest	Tax
Security	Credit	Payment	Equivalent		Unrealized
Description	Tranche	Status	Book Yield	Book Value	Holding Loss	Fair Value

ALESCO 9A	A2	Active	1.17%	$1,822	$627	$1,195
PreTSL 27	C1	PIK	1.32%	$1,737	1,424	313
				$3,559	$2,051	$1,508

The value of these securities has been adversely affected by a lack of liquidity in the market for these securities as well as the current coupon interest rates on the securities. The book yields on these securities represent a combination of the coupon interest rates and accretive discounts on these securities. These securities pay variable rates of interest based on three month LIBOR. The current tax equivalent book yields shown above reflect three month LIBOR at December 31, 2014. Current market rates of interest for capital borrowings vary based on issuer, but the tax equivalent book yields reflected in the above table are significantly lower than current market rates for such borrowings.

The first security above is currently paying interest and has excess subordination of 26.77%. This means that, for the credit tranche owned by the Company, the total dollar value of performing issuers in the pool exceeds total Class A notes outstanding by 26.77%. Accordingly, the Company is receiving contractual interest payments on these securities. Based on the over collateralized position of this security and the current nature of its interest payments this security was deemed not to have other than temporary impairment, as projected cash flows support the book value of the security.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Securities Portfolio Composition – (continued)

The second security above is a Class C note and is currently receiving payment in kind (PIK) interest. This means that in lieu of cash interest payments, interest is being capitalized and added to the Company’s principal investment in the security. Class A note holders of this security have had their principal paid down and currently satisfy their over collateralization requirements. The Class A notes are currently receiving cash payments of contractual interest. The Class B Notes have begun to receive principal payments to meet their over collateralization requirements. If and when these requirements are met by the Class B notes, the Class C Notes will begin to receive principal payments to meet their over collateralization requirements, followed by the Class D Notes. Management has engaged a third party firm specializing in securities valuations to evaluate this security’s principal and PIK interest for potential other-than-temporary impairment. This firm performed a discounted cash flow analysis through December 2037, the date of maturity for this security, which showed approximately $176,000 of credit loss as of March 31, 2011. This analysis was performed with relevant assumptions about projected default probabilities for the underlying issuers in this security. However, management has discontinued accrual of interest on this security due to the PIK interest on the security and the overall credit deterioration in the security. If the underlying issuers in this security show additional financial deterioration, the Company may recognize other than temporary impairment in the future.

See Note 3 to the audited financial statements for further information about these securities.

The following table presents maturities and weighted average yields of securities available-for-sale at December 31, 2014. Available-for-sale securities are stated at estimated fair value. There were no available-for-sale securities with maturities in time periods not presented in the table. Equity securities have no maturity and are shown as a separate category. Maturities for mortgage-backed securities are not listed due to their tendency to have frequent prior to maturity paydowns.

Securities Portfolio Maturities and Yields

	December 31, 2014
(Dollars in Thousands)	Fair Value	Yield
Government sponsored enterprises
Mortgage backed	$24,938	2.43%

U.S. States and political subdivisions (1)
Due from five to ten years	2,460	6.11%
Due after ten years	1,724	5.91%
Total	$4,184	6.03%

Other investments
Due after ten years	$2,008	1.54%
Equity securities with no maturities or stated yields	4,139	-
Total	$6,147

(1)	Yields are calculated on a tax equivalent basis.

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

Southcoast Financial Corporation

Management’s Discussion and Analysis

Loan Portfolio – (continued)

The amounts of loans outstanding are shown in the following table according to type of loan for the following dates:

Loan Portfolio Composition

	December 31,
(Dollars in Thousands)	2014	2013	2012	2011	2010
Real estate secured loans:
Residential 1-4 Family	$217,518	$188,406	$174,421	$166,414	$156,766
Multifamily	5,108	4,828	5,555	5,144	6,657
Commercial	87,906	79,963	80,284	81,253	92,481
Construction	29,060	34,232	40,305	39,241	51,366
Total real estate secured loans	339,592	307,429	300,565	292,052	307,270
Commercial and Industrial	22,022	22,208	24,511	25,135	26,264
Consumer	2,206	1,960	1,915	2,037	2,372
Other	328	309	478	515	565

Total Gross Loans	364,148	331,906	327,469	319,739	336,449
Allowance for Loan Losses	(5,602)	(6,041)	(8,159)	(10,691)	(9,513)
	$358,546	$325,865	$319,310	$309,048	$326,936

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

Commercial loans primarily represent loans made to businesses and may be made on either a secured or an unsecured basis. Approximately 30.19% of our bank's loan portfolio at December 31, 2014 was comprised of commercial loans, 79.97% of which were secured by real estate (shown in the table above as “Real Estate Secured Loans – Commercial”). Commercial loans not secured by real estate were classified as “Commercial and Industrial,” as set forth in the table above. When taken, collateral on loans not secured by real estate may consist of liens on receivables, equipment, inventories, furniture and fixtures and other business assets. Commercial loans are usually made to businesses to provide working capital, expand physical assets or acquire assets. Commercial loans will generally not exceed a 20-year maturity and will usually have regular amortization payments. Commercial loans to most business entities require guarantees of their principals. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions, as well as situations particular to a borrower’s business or industry. Initial and continuing financial analysis of a borrower's financial information is required to control this risk.

Construction and land development loans represent 7.98% of the loan portfolio and typically consist of financing for the construction of 1-4 family dwellings and some non-farm, non-residential real estate. Usually, loan-to-value ratios are not to exceed 80%, and permanent financing commitments are required prior to the advancement of loan proceeds. Included in total real estate construction and land development loans at December 31, 2014, were $9.5 million in residential construction loans, $2.4 million in residential land development loans, $4.9 million in residential lot loans, $3.0 million in commercial lot loans, $1.1 million in other commercial construction loans, $1.8 million in loans secured by raw land, and $6.3 million in other commercial purpose land loans.

Residential real estate loans comprised approximately 59.73% of our Bank's loan portfolio at December 31, 2014. Residential real estate loans consist mainly of first and second mortgage loans on single family homes, with some multifamily real estate loans. First mortgage loans comprised approximately 92.12% of total residential real estate loans at December 31, 2014. Loan-to-value ratios for these instruments are generally not to exceed 80%.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Loan Portfolio Composition – (continued)

Total loans outstanding increased by $32.2 million between December 31, 2013 and December 31, 2014. This increase is attributable to increases of approximately $29.1 million in residential 1–4 family loans, $7.9 million in commercial real estate loans, and $300,000 in consumer loans, partially offset by a decrease of $5.1 million in construction and land development loans. During 2014, the Company recorded net recoveries of $161,000 to its Allowance for Loan Losses, and transferred $747,000 of foreclosed loans into other real estate owned. As discussed in Note 6 to the audited financial statements, the Company made loans totaling approximately $1.5 million and $2.2 million to facilitate the sale of other real estate owned during 2014 and 2013, respectively. During 2014, the Company recognized gains on Company financed sales of other real estate owned totaling $337,000 that were previously deferred due to inadequate borrower down payments. During 2013, the Company realized deferred gains of $66,000 on sales of other real estate owned.

Maturity and Interest Sensitivity Distribution of Loans

The following table sets forth the maturity distribution of our loans, by type, at December 31, 2014, as well as the type of interest requirement on such loans.

(Dollars in Thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate secured loans:
Residential 1-4 Family	$5,374	$13,332	$198,812	$217,518
Multifamily	-	2,809	2,299	5,108
Commercial	3,087	27,059	57,760	87,906
Construction	8,789	7,245	13,026	29,060
Total real estate secured loans	17,250	50,445	271,897	339,592
Commercial and Industrial	6,020	8,372	7,630	22,022
Consumer	524	1,102	580	2,206
Other	16	74	238	328
	$23,810	$59,993	$280,345	$364,148
Predetermined rate, maturity greater than one year	-	$39,148	$140,128	$179,276
Variable rate or maturity within one year	$23,810	$20,845	$140,217	$184,872

Nonperforming Loans And Other Problem Assets

When a loan is 90 days past due on interest or principal or there is serious doubt as to collectability, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure the likelihood of collection of the principal balance and accrued interest. When the collectability of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by a charge-off to the Allowance for Loan Losses, and any subsequent collections are credited first to the remaining principal balance and then to the Allowance for Loan Losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. When a loan’s terms have been modified from the original note and the modified terms represent a concession made by the Company due to a borrower’s financial difficulty, a troubled debt restructuring exists. Troubled debt restructurings contain terms the Company would not customarily offer in the ordinary course of business. See Notes 1 and 4 to the audited financial statements for additional information about nonperforming loans and other problem assets. At December 31, 2014, we had $5.0 million of nonaccrual loans, no loans 90 days or more past due and still accruing interest, and $3.9 million of troubled debt restructurings, $3.3 million of which were also included in nonaccrual loans. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to approximately $312,000 in 2014. No interest on nonaccruing loans was included in net income for 2014. No interest income on loans 90 days or more past due was recognized during 2014. The gross interest income that would have been recognized according to the original loan terms on loans that are troubled debt restructurings during 2014 and 2013 totaled approximately $38,000 and $27,000, respectively; actual interest income recognized on these loans according to the restructured terms totaled $11,000 and $27,000, respectively.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Nonperforming Loans And Other Problem Assets – (continued)

The following table presents information on nonperforming loans and real estate acquired in settlement of loans:

	December 31,
(Dollars in Thousands)	2014	2013	2012	2011	2010
Nonperforming loans:
Nonaccrual loans	$4,969	$9,854	$9,714	$21,268	$19,613
Past due 90 days or more	-	-	-	-	44
Accruing restructured loans	613	405	2,013	1,064	3,208
Total nonperforming loans	5,582	10,259	11,727	22,332	22,865

Real estate acquired in settlement of loans	3,686	5,249	9,619	9,323	8,923
Total nonperforming assets	$9,268	$15,508	$21,326	$31,655	$31,788

Nonperforming assets as a percentage of loans and other real estate owned	2.52%	4.60%	6.33%	9.62%	9.20%
Allowance for loan losses as a percentage of nonperforming loans	100.36%	58.88%	69.69%	47.87%	41.61%

The declining levels of nonperforming loans and nonperforming assets during 2014 and 2013 compared to the prior periods presented in the above table reflect a steady recovery from the effects of the severe economic downturn which began in 2008. This downturn impacted developers, builders, and others associated with the real estate business most significantly, but also impacted local businesses and consumers, as unemployment levels were elevated and consumer spending was negatively impacted throughout this timeframe. As real estate values have risen and unemployment rates have fallen over the last several years, the Company has experienced considerable asset quality improvement. Further reductions to the Company’s nonperforming assets likely depend on a continuance of these positive economic trends.

The Company’s total nonaccrual loans at December 31, 2014 and 2013 included loans with partial charge offs totaling $621,000 and $1.5 million, respectively. These amounts are detailed in Note 4 to the audited financial statements.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans with risk grades of 7 (substandard) that are actively accruing interest and are not past due 90 days or more. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of the borrower which raises doubt about the borrower’s ability to continue to comply with current loan repayment terms. At December 31, 2014 potential problem loans totaled $12.0 million, a decrease of $700,000 when compared to potential problem loans of $12.7 million at December 31, 2013. A description of loan risk grades is included in the “Allowance for Loan Losses” portion of this discussion. Approximately $11.5 million of December 31, 2014 problem loans represented loans secured by real estate, compared to $11.7 million of problem loans at December 31, 2013. Management closely tracks the current values of real estate collateral when assessing the collectability of potential problem loans secured by real estate.

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

In reviewing the adequacy of the Allowance for Loan Losses, management considers the historical loan losses we experienced, current economic conditions affecting the ability of our borrowers to repay, the volume of loans and the trends in delinquent, nonaccrual, and potential problem loans, information about specific borrower situations, and the quality and value of collateral securing nonperforming and problem loans, and other factors. After charging off all known losses, management considers the Allowance for Loan Losses adequate to cover its estimate of inherent losses in the loan portfolio as of December 31, 2014.

In calculating the amount required for the Allowance for Loan Losses, management applies a consistent methodology that is updated quarterly and is designed in accordance with generally accepted accounting principles and regulatory guidance. The methodology utilizes the loan risk grading system outlined below and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the Allowance for Loan Losses as part of their examination of our Bank and may require adjustments to the allowance based upon information available to them at the time of the examination. During 2014, the Company had $161,000 in net recoveries to the Allowance for Loan Losses. The Company credited the loan loss provision for $600,000 during the year due to the net recoveries, lower delinquencies, lower levels of classified and nonaccrual loans.

At December 31, 2014 the Allowance for Loan Losses totaled $5.6 million. Our Allowance for Loan Losses has a general reserve component and a specific reserve component. The general reserve is allocated to pools of loans based on loan type, with each loan type assigned a reserve percentage. The reserve percentage is based on historical charge-off percentages and economic risk factors indexed for current delinquency rates for each loan type. Historical charge-offs are calculated by taking an average of the Company’s most recent four or eight quarter loss experience. At December 31, 2014, the Company used a twelve quarter loss history. Economic risk factors considered in the calculation include loans with loan to value ratios higher than policy guidelines, adjustable and variable rate loans, which can experience repayment stress during times of rising interest rates, growth in the loan portfolio, lending personnel changes, and incomplete loan documentation. The Company uses a weighted degree of risk for each of these factors based on the levels of delinquency for each loan type.

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

Southcoast Financial Corporation

Management’s Discussion and Analysis

Allowance for Loan Losses – (continued)

The general reserve calculation described above accounts for repayment risk that is allocable to all loans within each loan type. There are additional risks that apply only to certain pools of loans that are not segregated by loan type. These risk factors relate to certain higher risk loans such as variable rate loans and loans with excessive loan to value ratios, capital concentrations by collateral type, and new loan production levels. A reserve for these factors is calculated using a standard methodology and is included in the other general reserves portion of the calculation and combined with the result of the calculations described above and the total unallocated Allowance for Loan Losses to arrive at the total general reserve. The unallocated portion of the general reserve totaled approximately $319,000 and $485,000 at December 31, 2014 and 2013, respectively. These amounts provide reserves against environmental factors such as continued higher than normal unemployment, home price deterioration, and continued weakness in commercial real estate caused by higher vacancy rates and the lower resultant rental rates that can lead to additional levels of losses in our loan portfolio. They also provide reserves for portfolio risk factors not specifically identified by the general reserve calculation, such as chronic slow paying loans exhibiting borrower stress that are not delinquent at the end of any given month, and therefore are not captured in the delinquency risk factor. The specific reserve calculation is comprised of loans evaluated for impairment on an individual basis. Generally, management evaluates an individual loan for impairment when a loan or group of related loans exceeds $250,000 and we do not expect to receive contractual principal and interest payments in accordance with the note. Generally, these loans have internal risk classifications of 7, 8, or 9, as seen in the chart above. The amount of impairment, and therefore, the required reserve, is the difference, if any, between the principal balance of the loan and the fair value of the most likely payment source, which is generally the liquidation of the underlying collateral, but may also include the present value of expected future cash flows or the loan’s observable market price. Collateral fair value is determined based on the most recent appraisal available, adjusted to account for the age of the appraisal, estimated selling costs, and estimated holding period costs. An additional discount is also calculated based on the presumption that the collateral will be bank owned. The amounts of these discounts vary among properties based on property type, estimated time to sell, and any other factors of which management may be aware. Loans evaluated for impairment on an individual basis are not evaluated as part of the general reserve calculation.

The tables below show the allocation of the Company’s Allowance for Loan Losses by loan type and by general reserve and specific reserve for the years ended December 31, 2014, 2013, 2012, 2011, and 2010.

Detail of Allowance for Loan Losses Allocation

	Year Ended December 31, 2014
	General Reserve	Specific Reserve	Total	Percentage of Total
(Dollars in thousands)

Construction and Land Development	$312	$-	$312	5.56%
1-4 Family Residential	1,532	63	1,595	28.48
Multifamily Residential	61	-	61	1.08
Commercial Real Estate	1,424	-	1,424	25.43
Commercial and Industrial	496	-	496	8.85
Consumer and Other	32	-	32	0.56
Other General Reserves	1,363	-	1,363	24.35
Unallocated	319	-	319	5.69
Total Allowance	$5,539	$63	$5,602	100.00%

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

Historical Loan Loss Experience

	Year Ended December 31,
	2014	2013	2012	2011	2010
(Amounts in thousands)

Total Loans Outstanding at end of period	$364,148	$331,906	$327,469	$319,739	$336,449

Average amount of loans outstanding	$346,943	$329,213	$324,891	$329,523	$344,303

Balance of Allowance for Loan Losses at beginning of year	$6,041	$8,159	$10,691	$9,513	$10,042
Loans charged off
Construction and Land Development	114	972	617	4,021	2,292
1-4 Family Residential	52	388	1,968	1,119	1,327
Multifamily Residential	155	-	-	502	50
Commercial Real Estate	159	423	883	2,116	805
Commercial and Industrial	42	1,263	65	1,464	63
Consumer and Other	1	86	54	28	132
Total Chargeoffs	523	3,132	3,587	9,250	4,669

Recoveries of loans previously charged off
Construction and Land Development	21	32	67	124	33
1-4 Family Residential	46	499	64	125	22
Multifamily Residential	11	1	18	-	-
Commercial Real Estate	342	3	1	30	256
Commercial and Industrial	218	13	23	125	23
Consumer and Other	46	66	2	1	5
Total Recoveries	684	614	175	405	339

Net charge-offs	(161)	2,518	3,412	8,845	4,330
Additions to allowance charged to expense	(600)	400	880	10,023	3,801

Balance of Allowance for Loan Losses at end of year	$5,602	$6,041	$8,159	$10,691	$9,513

Ratios
Net charge-offs during period to average loans outstanding during period	-0.05%	0.76%	1.05%	2.68%	1.26%
Net charge-offs to loans at end of period	-0.04%	0.76%	1.04%	2.77%	1.29%
Allowance for Loan Losses to average loans	1.61%	1.83%	2.51%	3.24%	2.76%
Allowance for Loan Losses to loans at end of period	1.54%	1.82%	2.49%	3.34%	2.83%
Allowance for Loan Losses to nonperforming loans at end of period	100.04%	58.88%	69.69%	47.87%	41.61%
Net charge-offs to Allowance for Loan Losses	-2.87%	41.68%	41.82%	82.73%	45.52%
Net charge-offs to Provision for Loan Losses	0.27%	629.50%	387.73%	88.25%	113.92%

Southcoast Financial Corporation

Management’s Discussion and Analysis

Allowance for Loan Losses – (continued)

As shown in the table above, during 2014, the Company experienced its strongest loan portfolio performance in the last five years. Because of lower chargeoffs, lower loan delinquencies, and lower levels of special mention and substandard loans, the Company maintained a lower level of Allowance for Loan Losses.

Real Estate Owned

At December 31, 2014 and 2013, we had $3.7 million and $5.2 million, respectively, of real estate owned pursuant to foreclosure or deed in lieu of foreclosure. Other real estate owned is initially recorded at its estimated fair market value less estimated selling costs. The estimated fair market value is determined by current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less costs to sell. The carrying value is generally reevaluated annually on the anniversary of acquisition. Any declines to fair value less costs to sell are recorded as charges to the impairment provision for other real estate owned. Discounts to appraised values are included for estimated selling costs and holding period costs. An additional discount is also calculated based on the properties being bank owned. The amounts of these discounts vary among properties based on property type, estimated time to sell, and any other factors of which management may be aware.

Real Estate Owned by Property Type

(Dollars in Thousands)

	Year Ended December 31,

	2014	2013
Commercial Office Properties	$598	$190
Commercial Lots	2,777	2,701
Residential 1-4 Family Lots and Homes Under Construction	-	720
Residential 1-4 Family Homes	311	1,638
Total Other Real Estate Owned	$3.686	$5,249

The largest individual property included in other real estate owned totals $2.5 million and consists of approximately 17 acres of commercial land subdivided into four separate tracts. Other significant properties include two adjacent office condominiums with an aggregate value of $598,000.

The Company actively markets other real estate owned with the goal of maximizing the realized value of the properties. During 2014, sales proceeds from other real estate owned totaled $5.2 million, and the Company recognized $641,000 in net gains on the sale of other real estate owned. Of this amount, $337,000 related to Company financed sales that occurred prior to 2014. These gains were not recognized at the time of sale due to inadequate borrower initial investments, and later became eligible for gain recognition after a series of loan payments allowed them to meet the initial investment requirement.

Deposits

The average amounts and the average rates we paid on deposits for the years ended December 31, 2014, 2013, and 2012 are summarized below:

	Year Ended December 31,
	2014		2013		2012
(Dollars in Thousands)	Amount	Average Rate Paid	Amount	Average Rate Paid	Amount	Average Rate Paid
Noninterest bearing demand	$46,351	0.00%	$45,117	0.00%	$39,181	0.00%
Interest bearing transaction accounts	62,131	0.71%	59,239	0.84%	54,101	0.89%
Savings and money market	75,747	0.28%	63,606	0.28%	57,107	0.37%
Time deposits - $100,000 and over	54,365	0.78%	59,669	0.77%	51,861	0.81%
Other time deposits	79,013	0.67%	86,321	0.85%	122,200	1.22%
Total deposits	$317,607	0.50%	$313,952	0.60%	$324,450	0.80%

Southcoast Financial Corporation

Management’s Discussion and Analysis

Deposits – (continued)

As of December 31, 2014, we had $47.0 million in time deposits of $100,000 or more. Of these time deposits of $100,000 or more, all were retail time deposits. We also had $12.3 million in brokered and wholesale time deposits of less than $100,000. Of the time deposits greater than $100,000, approximately $18.4 million had maturities within three months, $7.4 million had maturities over three through six months, $14 million had maturities over six through twelve months, and $7.2 million had maturities over twelve months. Of the $12.3 million in brokered and wholesale time deposits less than $100,000, $8.2 million had maturities within three months, and $4.1 million had maturities over six through twelve months. It is a common industry practice not to consider brokered and wholesale time deposits and time deposits $100,000 and over as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. These deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources of cash to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits. Nevertheless, for the three years shown, brokered and wholesale time deposits were generally significantly less expensive than retail time deposits for us due to the intense competition for local deposits. Total brokered and wholesale deposits were $12.3 million at December 31, 2014 as compared to $1.2 million at December 31, 2013.

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

The Capital Securities issued by Capital Trust III mature or are mandatorily redeemable on September 30, 2035. We have the optional right to redeem these securities on or after September 30, 2010. The preferred securities of Capital Trust III total $10.3 million, of which $10.0 million qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations. The Company’s investment in the common securities of Capital Trust III totaled $310,000 at December 31, 2014 and December 31, 2013, and is included in “Available for Sale Securities” on its consolidated balance sheets. See Note 11 to the consolidated financial statements for more information about the terms of the junior subordinated debentures.

Contractual Obligations

The following table shows the payments due on our contractual obligations for the periods shown as of December 31, 2014.

	Payments due by period

(Dollars in thousands)	Total	<1 year	1-3 years	3-5 years	>5 years
Long-term debt obligations	$90,310	$18,000	$16,000	$24,000	$32,310
Operating lease obligations	$1,363	$401	$374	$368	$220
Total	$91,673	$18,401	$16,374	$24,368	$32,530

Short-Term Borrowings

At December 31, 2014, 2013, and 2012, we had outstanding borrowings due within one year of $21.8 million, $11.8 million, and $17.9 million, respectively. Of these borrowings due within one year, Federal Home Loan Bank advances totaled $18.0 million, $7.0 million, and $12.0 million at December 31, 2014, 2013, and 2012, respectively. At December 31, 2014, and December 31, 2013 there were no fixed rate borrowings. Fixed rate borrowings totaled $7.0 million at December 31, 2012. The weighted average interest rate on fixed rate borrowings at December 31, 2012 was 0.18%. Variable rate borrowings totaled $21.8 million, $11.8 million, and $6.4 million at December 31, 2014, 2013, and 2012, respectively. Weighted average interest rates on variable rate borrowings were 0.37%, 0.36%, and 0.30% at December 31, 2014, 2013, and 2012, respectively. Of the short term borrowings, $18.0 million were from the Federal Home Loan Bank of Atlanta (“FHLBA”) and were collateralized by FHLBA stock, residential mortgage loans, and commercial real estate loans, and $737,000 were securities sold under agreements to repurchase collateralized by investment securities with a market value of $2.6 million. Also included in short term borrowings at December 31, 2014 were $3.1 million of variable rate federal funds purchased. The maximum amount of short term borrowings outstanding at any month end was $32.2 million for 2014, $20.1 million for 2013, and $18.2 million for 2012. The approximate average amount of such borrowings outstanding and average weighted interest rate was $5.2 million and 0.23% for 2014, $5.7 million and 0.25% for 2013, and $7.8 million and 0.24% for 2012, respectively.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Return on Equity and Assets

The following table shows the return on assets (net income or loss divided by average assets), return on equity (net income or loss divided by average equity), dividend payout ratio (dividends declared per share divided by net income or loss per share) and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2014, 2013, and 2012.

	Year ended December 31,
	2014	2013	2012
Return on assets	0.83%	2.09%	0.81%
Return on equity	8.32%	23.60%	10.81%
Dividend payout ratio	0.00%	0.00%	0.00%
Equity to asset ratio	10.04%	8.86%	7.52%

The return on equity decreased from 23.60% in 2013 to 8.32% in 2014 due to a decrease of $5.3 million in net income, with net income of $3.7 million for 2014, compared to net income of $9.1 million for 2013. The Company’s $6.6 million income tax benefit recognized during 2013, a result of its deferred tax asset valuation allowance reversal, contributed 17.15% and 1.52% to its return on equity and return on assets, respectively. The return on equity increased from 10.81% in 2012 to 23.60% in 2013 due to an increase of $5.6 million in net income, with net income of $9.1 million for 2013, compared to net income of $3.5 million for 2012.

Liquidity

The most manageable sources of liquidity are comprised of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within our Bank's service area. Core deposits (total deposits less certificates of deposit for $100,000 or more, wholesale, and brokered time deposits) provide a relatively stable funding base and were equal to 82.1% of total deposits at December 31, 2014. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold and funds from maturing loans. Our Bank is a member of the FHLBA and, as such, has the ability to borrow against the security of its 1-4 family residential mortgage loans and commercial real estate loans. At December 31, 2014, our Bank had borrowed $80.0 million from the FHLBA and had the ability to borrow an additional $14.8 million based on a predetermined formula. Our Bank also has $29.9 million available through lines of credit with other banks, and $24.6 million available from the Federal Reserve Discount Window as additional sources of liquidity funding. At December 31, 2014, we had outstanding commitments to originate up to $27.8 million in loans as well as standby letters of credit of $62,000. Management believes that our Bank’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of business.

Capital Resources

During 2014, primarily due to net income of $3.7 million, our equity capital increased by $4.7 million. Other comprehensive income of $900,000 and stock issuances totaling $99,000 pursuant to the Company’s employee stock purchase plan also contributed to the increase in capital.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and insured depository institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our Tier 1 capital consists of common shareholders’ equity, minus certain intangible assets, plus junior subordinated debt subject to certain limitations. Tier 2 capital consists of the Allowance for Loan Losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. We and our Bank are also required to maintain Tier 1 capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. As of December 31, 2014 we and our subsidiary bank exceeded our capital requirements as shown in the following table.

Southcoast Financial Corporation

Management’s Discussion and Analysis

Capital Resources – (continued)

						To Be Well-
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2014
The Company
Total capital (to risk-weighted assets)	$59,168	17.43%	$27,152	8.00%	(1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	54,907	16.18	13,576	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	54,907	11.98	18,331	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$51,750	15.49%	$26,733	8.00%		$33,417	10.00%
Tier 1 capital (to risk-weighted assets)	47,536	14.23	13,367	4.00		20,050	6.00
Tier 1 capital (to average assets)	47,536	10.61	17,921	4.00		22,402	5.00

(1)	Minimum requirements for bank holding companies with greater than $500 million in consolidated total assets (the Company is not currently subject to these requirements).

Off-Balance Sheet Arrangements

At December 31, 2014, we had issued commitments to extend credit of $27.8 million for home equity lines of credit, construction loans and commercial lines of credit. The commitments expire over periods from six months to ten years. Standby letters of credit totaled $62,000 at December 31, 2014.

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

 Southcoast Financial Corporation

Corporate Data

Common Stock and Dividends

(Unaudited)

The common stock of the Company is listed on the Nasdaq Global Market under the symbol "SOCB." The reported high and low sales prices for each quarter of 2014 and 2013 are shown in the following table.

	Low	High
2014
Fourth Quarter	$4.92	$7.21
Third Quarter	$6.69	$7.45
Second Quarter	$6.32	$7.45
First Quarter	$5.78	$7.42

2013
Fourth Quarter	$5.41	$6.00
Third Quarter	$5.00	$6.00
Second Quarter	$4.18	$5.59
First Quarter	$3.93	$5.22

As of December 31, 2014, there were approximately 1,507 holders of record of the Company's common stock, excluding individual participants in security position listings.

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

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

You may obtain copies of our Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission for the year ended December 31, 2014, free of charge by requesting such form in writing from William C. Heslop,  Senior Vice President, Southcoast Financial Corporation, Post Office Box 1561, Mt. Pleasant, South Carolina 29465.  You may also download copies from the Securities and Exchange Commission website at http://www.sec.gov.

Southcoast Financial Corporation

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Management has assessed the effectiveness of Southcoast Financial Corporation’s internal control over financial reporting as of December 31, 2014. In making our assessment, management has utilized the framework published in 1992 by the Committee of Sponsoring Organizations ("COSO") of the Treadway Commission "Internal Control-Integrated Framework."  Based on our assessment, management has concluded that, as of December 31, 2014 the Company’s internal control over financial reporting was effective.

Date:  March 12, 2015

/s/L. Wayne Pearson	/s/William C. Heslop
L. Wayne Pearson	William C. Heslop
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southcoast Financial Corporation and Subsidiaries

Mount Pleasant, South Carolina

We have audited the accompanying consolidated balance sheets of Southcoast Financial Corporation and Subsidiaries (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southcoast Financial Corporation and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Atlanta, Georgia

March 12, 2015

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)	December 31,
	2014	2013
Assets
Cash and due from banks	$33,572	$28,460

Investment securities
Available for sale	35,269	39,822
Federal Home Loan Bank stock, at cost	4,000	3,629
Loans held for sale	-	271
Loans, net of allowance of $5,602 and $6,041	358,546	325,865
Property and equipment, net	20,455	21,150
Other real estate owned, net	3,686	5,249
Company owned life insurance	12,984	12,658
Deferred tax asset, net	5,636	7,516
Other assets	2,685	2,764

Total assets	$476,833	$447,384

Liabilities
Deposits
Noninterest bearing	$48,700	$41,295
Interest bearing	282,334	274,533

Total deposits	331,034	315,828

Federal funds purchased	3,065	3,115
Securities sold under agreements to repurchase	737	1,703
Advances from Federal Home Loan Bank	80,000	69,000
Junior subordinated debentures	10,310	10,310
Other liabilities	4,382	4,859

Total liabilities	429,528	404,815

Shareholders’ equity
Common stock (no par value; 20,000,000 shares authorized, 7,096,574 and 7,082,062 shares issued in 2014 and 2013, respectively)	54,643	54,544
Accumulated deficit	(6,200)	(9,937)
Accumulated other comprehensive loss	(1,138)	(2,038)

Total shareholders’ equity	47,305	42,569

Total liabilities and shareholders’ equity	$476,833	$447,384

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(Dollars in thousands)	For the years ended December 31,
	2014	2013
Interest income
Loans and fees on loans	$17,046	$16,425
Investment securities	1,104	1,106
Cash and federal funds sold	31	30
Total interest income	18,181	17,561
Interest expense
Deposits	1,601	1,874
Other borrowings	1,802	1,798
Junior subordinated debentures	178	186
Total interest expense	3,581	3,858
Net interest income	14,600	13,703
Provision for loan losses	(600)	400
Net interest income after provision for loan losses	15,200	13,303
Noninterest income
Service fees on deposit accounts	1,509	1,501
Gain on sale of mortgage loans held for sale	29	244
Gain on sale of investment securities	109	105
Company owned life insurance earnings	326	349
Other	173	161
Total noninterest income	2,146	2,360
Noninterest expenses
Salaries and employee benefits	6,630	7,024
Occupancy	1,142	1,266
Furniture and equipment	1,670	1,668
Advertising and public relations	188	213
Professional fees	748	760
Travel and entertainment	274	287
Telephone, postage and supplies	328	352
Insurance	612	766
Gain on sale of other real estate owned	(641)	(339)
Other real estate owned impairment and other expenses, net of rental income	227	230
Other operating expenses	827	961
Total noninterest expenses	12,005	13,188
Income before income taxes	5,341	2,475
Income tax expense (benefit)	1,604	(6,590)
Net income	$3,737	$9,065
Basic net income per common share	$0.53	$1.28
Weighted average number of common shares outstanding
Basic	7,091,361	7,076,157

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(Dollars in thousands)	For the years ended
	December 31,
	2014	2013
Net income	$3,737	$9,065

Other comprehensive income (loss):
Unrealized gains (losses) on available for sale securities	1,515	(1,316)
Tax effect	(546)	516
Reclassification adjustment for gains included in net income	(109)	(105)
Tax effect	40	38
Total other comprehensive income (loss)	900	(867)

Comprehensive income	$4,637	$8,198

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2014 and 2013

(Dollars in thousands)				Accumulated
	Common Stock			other	Total
			Accumulated	comprehensive	shareholders'
	Shares	Amount	deficit	loss	equity
Balance, January 1, 2013	7,065,515	$54,437	$(19,002)	$(1,171)	$34,264

Net income			9,065		9,065
Other comprehensive loss, net of tax				(867)	(867)
Comprehensive income					8,198
Employee stock purchase plan	16,547	107	-	-	107
Balance, December 31, 2013	7,082,062	54,544	(9,937)	(2,038)	42,569

Net income			3,737		3,737
Other comprehensive income, net of tax				900	900
Comprehensive income					4,637
Employee stock purchase plan	14,512	99	-	-	99
Balance, December 31, 2014	7,096,574	$54,643	$(6,200)	$(1,138)	$47,305

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)	For the years ended December 31,
	2014	2013
Operating activities
Net income	$3,737	$9,065
Adjustments to reconcile net income to net cash provided by operating activities
(Increase) decrease in deferred income taxes	1,374	(6,962)
Provision for loan losses	(600)	400
Provision for impairment of other real estate owned	6	75
Depreciation and amortization	842	853
Discount accretion and premium amortization	134	278
Origination of mortgage loans held for sale	(1,459)	(16,682)
Proceeds from sales of mortgage loans held for sale	1,759	18,444
Gain on sale of mortgage loans held for sale	(29)	(244)
Gain on sale of investment securities	(109)	(105)
Gain on sale of property and equipment	-	(28)
Gain on sale of other real estate owned	(641)	(339)
Change in deferred gain on sale of other real estate owned	337	(66)
Change in deferred compensation	231	211
Company owned life insurance earnings	(326)	(349)
Decrease in other assets	79	427
Increase (decrease) in other liabilities	(708)	583
Net cash provided by operating activities	4,627	5,561
Investing activities
Calls, maturities, and paydowns of available for sale securities	5,705	7,606
Proceeds from sales of available for sale securities	3,229	8,310
Purchases of available for sale securities	(3,000)	(12,485)
Purchases of Federal Home Loan Bank stock	(2,588)	(1,935)
Sales of Federal Home Loan Bank stock	2,217	1,824
Increase in loans, net	(31,375)	(5,243)
Purchases of property and equipment	(146)	(350)
Capital expenditures on other real estate owned	(14)	(88)
Proceeds from sales of other real estate owned	1,168	3,076
Proceeds from sales of property and equipment	-	28
Net cash provided by (used for) investing activities	(24,804)	743
Financing activities
Net increase (decrease) in deposits	15,206	(3,804)
Decrease in federal funds purchased and repurchase agreements	(1,016)	(1,131)
Increase in Federal Home Loan Bank advances	11,000	5,000
Net proceeds from issuances of stock	99	107
Net cash provided by financing activities	25,289	172

Net increase in cash and cash equivalents	5,112	6,476
Cash and cash equivalents, beginning of year	28,460	21,984

Cash and cash equivalents, end of year	$33,572	$28,460

Cash paid for
Interest	$3,941	$3,790
Income taxes	$218	$428

Supplemental noncash investing and financing activities:
Real estate acquired in settlement of loans	$747	$438
Loans to finance sales of other real estate owned	$1,453	$2,150

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

Concentration of Credit Risk – Most of the Company’s business activity is with customers located in the adjoining South Carolina counties of Charleston, Berkeley, and Dorchester. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in these counties. Tourism, shipping, technology, and aerospace are major industries in the Company’s market area. Though the Company does not have a direct credit concentration in any of these industries, a downturn in any of them could negatively impact the local economy, which in turn could pose a credit risk to the Company.

Risk characteristics present in the Company’s loan portfolio vary by portfolio segment but are largely influenced by current loan to value ratios for real estate secured loans. At December 31, 2014, 93% of the Company’s outstanding loan balances were secured by real estate. After several years of declines, real estate values in the Company’s market area have largely recovered over the last several years. However, any future declines in real estate values may pose credit risk to the Company. Residential 1-4 Family loans comprise 60% of the Company’s outstanding loan balances. An increase in foreclosures on these loan types in the Company’s market area could increase unsold homes inventory, leading to decreases in market value. Such a scenario would increase the credit risk for existing loans made prior to the market value declines. Loans secured by commercial real estate comprise 24% of the Company’s outstanding loan balances and may be at risk of deterioration during times of decreasing market rental rates and increasing levels of office space vacancies. These conditions may occur during general economic downturns or during downturns in the specific industries significant to the Company’s market area.

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

Loans Held-for-Sale - Loans held-for-sale consist of 1 - 4 family residential mortgage loans, which are reported at the lower of cost or fair value on an aggregate loan basis. Net unrealized losses, if any, are recognized through a valuation allowance. Loans held for sale were reported at cost at December 31, 2014 and 2013, as there were no unrealized losses at either date. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of loans sold.

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

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Generally, the Company accounts for impaired loans based on the value of the loans’ underlying collateral if it is considered more likely than not that repossession of the collateral is the most likely form of collection of the outstanding balance. For loans not deemed to be dependent on collateral liquidation as the most likely source of repayment, the present value of expected cash flows is used to determine impairment. Troubled debt restructurings performing in accordance with their modified terms are measured for impairment using the present value of expected cash flows.

For nonaccruing impaired loans, all cash receipts are to be applied to principal. Once the reported principal balance has been reduced to zero, future cash receipts are to be applied to interest income to the extent that any interest has been foregone. Further cash receipts are to be recorded as recoveries to the Allowance for Loan Losses of any amounts previously charged off.

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

In determining the required general reserves portion of the allowance for loan losses, management calculates historical losses experienced by loan type. Management also calculates a historical weighted average delinquency rate by loan type, with loans past due 30-59 days given single weight, loans past due 60-89 days given double weight, and loans past due 90 days or more given triple weight. Current weighted delinquency rates for loans in the various pools are then calculated and indexed to the historical weighted average delinquency rates. The total balance by general reserve loan type is then multiplied by the average historical losses as adjusted by the indexed historical past due rate and this amount is added to required general reserves. Management currently utilizes a twelve quarter time horizon for historical losses and delinquencies. In determining the proper historical time horizon, management considers the time horizon which most appropriately reflects the current condition of the portfolio.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

Management provides additional general reserves by loan type for loans with grades of 3 through 9 which are not individually evaluated for impairment by multiplying the total balances of these loans by the average default probabilities for the corresponding loan grades for the five most recent years. These amounts are then multiplied by the average loss severities by loan type for the five most recent years, and then added to required general reserves. Management elected to use five year historical periods for its default probability and loss severity calculations in order to derive meaningful sample sizes across a range of economic conditions.

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES – (Continued)

Earnings Per Common Share - Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The Company has no potentially dilutive financial instruments outstanding.

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

Statement of Cash Flows - Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Reclassifications - Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09 – Revenue from Contracts with Customers (“ASU 2019-09”).  ASU 2014-09 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective prospectively, for annual and interim periods, beginning after December 15, 2016. The Company is currently evaluating the impact this standard will have on the Company’s results of operations, financial position or disclosures.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the bank or on deposit with the Federal Reserve Bank. At December 31, 2014 and 2013, the Bank met these requirements. Reserve requirements totaled $4,264,000 and $4,289,000 at December 31, 2014 and 2013, respectively.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows:

(Dollars in thousands)	December 31, 2014
	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
Available for sale
Mortgage backed
Government sponsored enterprises	$24,915	$103	$80	$24,938
Municipal securities	3,924	260	-	4,184
Other	8,208	37	2,098	6,147

Total	$37,047	$400	$2,178	$35,269

	December 31, 2013
	Amortized	Gross Unrealized		Estimated
Available for sale	Cost	Gains	Losses	Fair Value
Mortgage backed
Government sponsored enterprises	$30,889	$80	$1,100	$29,869
Municipal securities	3,918	150	-	4,068
Other	8,199	-	2,314	5,885
Total	$43,006	$230	$3,414	$39,822

The following tables show gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and December 31, 2013.

Available for Sale

(Amounts in thousands)	December 31, 2014
	Less than		Twelve Months
	Twelve Months		or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed	$-	$-	$15,990	$80	$15,990	$80
Other	-	-	1,610	2,098	1,610	2,098

Total	$-	$-	$17,600	$2,178	$17,600	$2,178

	December 31, 2013
	Less than		Twelve Months
	Twelve Months		or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed	$26,394	$1,100	$-	$-	$26,394	$1,100
Other	3,948	52	1,437	2,262	5,385	2,314

Total	$30,342	$1,152	$1,437	$2,262	$31,779	$3,414

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

Securities classified as available-for-sale are recorded at fair value. Unrealized losses on securities in a continuous loss position for twelve months or more totaled $2,178,000, which included three securities comprising 96% of total unrealized losses, and $2,262,000, which included three securities comprising 66% of total unrealized losses, at December 31, 2014 and December 31, 2013, respectively. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized cost.

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

One of the Company’s collateralized debt obligations with an amortized cost of approximately $1,822,000 and fair value of approximately $1,195,000 is receiving contractual interest payments, while the other with an amortized cost of approximately $1,737,000 and fair value of approximately $313,000 is receiving payment-in-kind interest in lieu of cash interest payments. Due to the over-collateralized credit position of the security currently receiving interest payments, no other-than-temporary impairment was recognized on this security. Payment-in-kind interest consists of capitalization of interest amounts due on a security. In accordance with terms outlined in its offering circular, the security not currently paying interest has its deferred interest capitalized and added to the principal balance of the security. Future interest payments are accrued on these larger principal balances.

Payment-in-kind interest was triggered on this security due to deferrals of interest payments by individual issuers within the pool of issuers. Individual issuers are allowed to defer their interest payments for a period of up to five years. The security is divided into several tranches, with the A tranche securities being the most senior in terms of payment priority and Income Notes being the least senior. The Company owns notes in the C tranche of the security. Each tranche must pass an overcollateralization test in order for note holders in subordinate tranches to receive their contractual interest payments. The overcollateralization test is based on total performing collateral in the pool divided by total outstanding debt within the tranche. The senior most pool failing its overcollateralization test will receive principal paydowns on its outstanding notes in addition to contractual interest payments in order to cure its failure. These additional payments will be diverted from note holders in subordinate tranches who will instead receive payment-in-kind interest. At December 31, 2014, there was $234,234,000 of performing collateral in the pool. The table below summarizes balance and overcollateralization data for the individual tranches at December 31, 2014.

(Amounts in thousands)

Tranche	Current Balance	Required Overcollateralization %	Current Overcollateralization %
A	$174,860	128.0%	134.6%
B	38,805	115.0%	110.1%
C	47,957	106.2%	89.9%
D	28,109	100.3%	81.2%
Income Notes	18,000	N/A	N/A

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

The Company engaged a firm specializing in security valuations to evaluate the security receiving payment-in-kind interest for other-than- temporary impairment (“OTTI”). This firm uses the OTTI evaluation model to compare the present value of expected cash flows to the previous estimate to measure whether there are any adverse changes in cash flows during the quarter. The OTTI model considers the structure and term of the trust preferred security and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The allocation of payments to the note classes follows the payment priority hierarchy for the individual tranches. The OTTI evaluation prepared as of December 31, 2014 predicts the Company will resume receipt of its contractual principal and interest payments sometime during 2015, which is when the B tranche is projected to pass its overcollateralization test. These projections are based on assumptions developed from current financial data for the underlying issuers and may change in subsequent periods based on future financial data, which could alter the assumptions.

The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant information including announcements of interest payment deferrals or defaults of underlying trust preferred securities. The OTTI evaluation model assumes no recoveries on defaults. The result of the firm’s analysis indicated approximately $176,000 of credit loss as of March 31, 2011, which was recognized as an other-than-temporary loss in the first quarter of 2011 and reported in noninterest income. No credit losses had been recognized on these securities prior to 2011, and there have been no changes to credit losses recognized in earnings for any subsequent periods. Due to the credit loss recognized on this security, the Company has not accrued into interest income any of the payment-in-kind interest due on the security. Consequently, the security’s payment-in-kind interest is not reflected in the book value of the security. Total other-than-temporary impairment in accumulated other comprehensive income was $911,000 for the security (Security B in the table below) at December 31, 2014.

The following table provides certain relevant details on each of our collateralized debt obligations as of December 31, 2014, including the book value, fair value, and unrealized losses on the securities, as well as certain information about the overall pools and the current status of their underlying issuers. “Excess Subordination” is a measure of the excess performing collateral in the pool beyond the total level of debt outstanding in the pool with an equal or greater level of preference in the payment structure. It is expressed in the tables below as a percentage of performing collateral. It represents the percentage reduction in performing collateral that would precede an inability of the security to make contractually required payments to the Company.

December 31, 2014
(Amounts in thousands)
	Security A	Security B

Amortized Cost	$1,822	$1,737
Fair Value	$1,195	$313
Unrealized Loss	$627	$1,424
Number of underlying financial institution issuers	47	40
Number of deferrals and defaults	10	13
Additional expected deferrals/ defaults*	N/A	0/2
Excess Subordination as a percentage of performing collateral^	26.77%	N/A

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (Continued)

The amortized costs and fair values of investment securities available for sale at December 31, 2014 by contractual maturity are shown in the following table. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due after five but within ten years	$2,328	$2,460
Due after ten years	5,654	3,732
Mortgage backed	24,915	24,938
Equity securities with no maturity	4,150	4,139
Total investment securities available-for-sale	$37,047	$35,269

The proceeds from sales of securities and the associated gains are listed below:

(Amounts in thousands)	Twelve Months Ending December 31,
	2014	2013

Proceeds	$3,229	$8,310
Gross Gains	109	105

The tax provision related to the above net realized gains and losses was $40,000 and $38,000 for the periods ended December 31, 2014 and 2013.

Investment securities with an aggregate amortized cost of $22,777,000 and estimated fair value of $22,809,000 at December 31, 2014, were pledged to secure public deposits and for other purposes, as required or permitted by law. Investment securities with an aggregate amortized cost of $2,591,000 and estimated fair value of $2,593,000 at December 31, 2014, were pledged to secure securities sold under agreements to repurchase.

NOTE 4 - LOANS

The composition of loans by major loan category is presented below:

(Dollars in thousands)	December 31,	December 31,
	2014	2013
Real estate secured loans:
Residential 1-4 Family	$217,518	$188,406
Multifamily	5,108	4,828
Commercial	87,906	79,963
Construction and land development	29,060	34,232

Total real estate secured loans	339,592	307,429
Commercial and industrial	22,022	22,208
Consumer	2,206	1,960
Other	328	309

Total gross loans	364,148	331,906
Allowance for loan losses	(5,602)	(6,041)
	$358,546	$325,865

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following tables provide a summary of our credit risk profile by loan categories as of December 31, 2014 and December 31, 2013.

(Dollars in thousands)

Credit Risk Profile by Creditworthiness Category

	Real Estate Secured
							Construction and Land
	Residential 1-4 Family		Multi Family		Commercial		Development
	2014	2013	2014	2013	2014	2013	2014	2013
Grade
1	$-	$-	$-	$-	$-	$-	$-	$-
2	-	-	-	-	-	-	-	-
3	107,353	80,732	1,350	592	14,965	13,356	11,197	10,238
4	56,164	49,414	1,111	2,017	28,180	27,956	7,310	9,159
5	46,873	49,204	2,309	884	33,081	27,981	9,571	11,156
6	1,587	925	-	-	2,042	1,842	269	676
7	4,930	7,387	338	1,335	9,638	8,128	703	2,312
8	611	744	-	-	-	700	10	691
9	-	-	-	-	-	-	-	-

Total	$217,518	$188,406	$5,108	$4,828	$87,906	$79,963	$29,060	$34,232

	Non-Real Estate Secured
	Commercial		Consumer		Other		Total
	2014	2013	2014	2013	2014	2013	2014	2013
Grade
1	$2,223	$1,971	$397	$426	$-	$60	$2,620	$2,457
2	-	-	-	-	-	-	-	-
3	2,205	1,228	480	269	94	-	137,644	106,415
4	6,628	6,680	220	224	181	204	99,794	95,654
5	9,589	9,777	977	954	53	45	102,453	100,001
6	18	860	-	-	-	-	3,916	4,303
7	1,359	1,692	132	87	-	-	17,100	20,941
8	-	-	-	-	-	-	621	2,135
9	-	-	-	-	-	-	-	-

Total	$22,022	$22,208	$2,206	$1,960	$328	$309	$364,148	$331,906

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following tables provide a summary of past due loans by loan category as of December 31, 2014 and December 31, 2013.

(Dollars in thousands)

Past Due Loans

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Real Estate Secured
1-4 Family Residential	$1,748	$955	$1,972	$4,675	$212,843	$217,518	$-
Multifamily Residential	-	- -	-	-	5,108	5,108	-
Commercial Real Estate	794	1,930	1,073	3,797	84,109	87,906	-
Construction and Land Development	-	52	10	62	28,998	29,060	-
Non-Real Estate Secured
Commercial and Industrial	235	66	146	447	21,575	22,022	-
Consumer and Other	8	15	13	36	2,498	2,534	-

Total (1)	$2,785	$3,018	$3,214	$9,017	$355,131	$364,148	$-

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Real Estate Secured
1-4 Family Residential	$736	$538	$2,310	$3,584	$184,822	$188,406	$-
Multifamily Residential	349	- -	986	1,335	3,493	4,828	-
Commercial Real Estate	1,330	-	877	2,207	77,756	79,963	-
Construction and Land Development	-	21	859	880	33,352	34,232	-
Non-Real Estate Secured
Commercial and Industrial	461	-	171	632	21,576	22,208	-
Consumer and Other	53	12	19	84	2,185	2,269	-

Total (1)	$2,929	$571	$5,222	$8,722	$323,184	$331,906	$-

(1)	Principal balances only; excludes accrued interest receivable and deferred fees and costs due to immateriality.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

The following table provides a summary of nonaccrual loans as of December 31, 2014 and December 31, 2013.

(Dollars in thousands)

	December 31,	December 31,
	2014	2013

1-4 Family Residential	$2,956	$4,624
Multifamily Residential	-	986
Commercial Real Estate	1,096	2,590
Construction and Land Development	10	860
Commercial and Industrial	859	775
Consumer and Other	48	19

Total	$4,969	$9,854

At December 31, 2014 and December 31, 2013, nonaccrual loans totaled $5.0 million and $9.9 million, respectively. The gross interest income which would have been recorded under the original terms of nonaccrual loans amounted to approximately $312,000 and $618,000 at December 31, 2014 and December 31, 2013, respectively. At December 31, 2014 and December 31, 2013, impaired loans, which include non-accrual loans and troubled debt restructurings (TDRs) totaled $5.6 million and $10.3 million, respectively. The recorded investment in impaired loans individually evaluated for impairment, which include nonaccrual loans over $250,000 and TDRs, totaled $3.9 million and $7.9 million at December 31, 2014 and December 31, 2013, respectively. At December 31, 2014 and December 31, 2013, there were no loans over ninety days past due and still accruing interest.

At December 31, 2014 and December 31, 2013, all TDRs, including those on nonaccrual status, totaled $3.9 million and $4.6 million, respectively. The gross interest income that would have been recognized on accruing TDRs according to the original loan terms during 2014 totaled approximately $38,000; actual interest income recognized on these loans according to the restructured terms totaled $11,000. Performing TDR loans totaled $613,000 at December 31, 2014. The gross interest income that would have been recognized on accruing TDRs according to the original loan terms during 2013 totaled approximately $27,000; actual interest income recognized on these loans according to the restructured terms totaled approximately $27,000. Performing TDR loans totaled $405,000 at December 31, 2013. During the year ended December 31, 2014 there were four loans totaling $1.1 million that had their original loan terms restructured. During the year ended December 31, 2014, one loan totaling $225,000 that had its original term restructured went into nonaccrual. During the same period, no amounts related to TDRs were charged off. TDRs did not have a material effect on the allowance for loan losses as of December 31, 2014 or December 31, 2013.

The following tables provide a year to date analysis of activity within the allowance for loan losses.

(Dollars in thousands)	December 31,	December 31,
	2014	2013

Balance, beginning of year	$6,041	$8,159
Provision for loan losses	(600)	400
Net (chargeoffs) recoveries	161	(2,518)

Balance, end of year	$5,602	$6,041

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

	For the Year Ended December 31, 2014
	Beginning	Charge Offs	Recoveries	Provisions	Ending Allowance for Loan Losses
	Balance
					General	Specific	Total
					Reserves	Reserves
Real Estate Secured
1-4 Family Residential	$1,829	$(52)	$46	$(228)	$1,532	$63	$1,595
Multifamily Residential	58	(155)	11	147	61	-	61
Commercial Real Estate	1,031	(159)	342	210	1,424	-	1,424
Construction and Land Development	585	(114)	21	(180)	312	-	312
Non-Real Estate Secured
Commercial and Industrial	690	(42)	218	(370)	496	-	496
Consumer and Other	24	(1)	46	(37)	32	-	32
Other
Other General Reserves	1,339	-	-	24	1,363	-	1,363
Unallocated	485	-	-	(166)	319	-	319
Total	$6,041	$(523)	$684	$(600)	$5,539	$63	$5,602

	For the Year Ended December 31, 2013
	Beginning	Charge Offs	Recoveries	Provisions	Ending Allowance for Loan Losses
	Balance
					General	Specific	Total
					Reserves	Reserves
Real Estate Secured
1-4 Family Residential	$2,312	$(388)	$499	$(594)	$1,630	$199	$1,829
Multifamily Residential	39	-	1	18	49	9	58
Commercial Real Estate	1,264	(423)	3	187	1,031	-	1,031
Construction and Land Development	606	(972)	32	919	577	8	585
Non-Real Estate Secured
Commercial and Industrial	1,324	(1,263)	13	616	690	-	690
Consumer and Other	55	(86)	66	(11)	24	-	24
Other
Other General Reserves	1,939	-	-	(600)	1,339	-	1,339
Unallocated	620	-	-	(135)	485	-	485
Total	$8,159	$(3,132)	$614	$400	$5,825	$216	$6,041

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

Impaired loans with a balance of $250,000 or more are evaluated individually for impairment. All other loans are collectively evaluated for impairment. The following tables provide summaries and totals of loans individually and collectively evaluated for impairment as of December 31, 2014 and December 31, 2013.

(Dollars in thousands)

Loans Receivable:	As of December 31, 2014
	Individually evaluated	Collectively evaluated
	for impairment	for impairment	Total
Real Estate Secured
1-4 Family Residential	$2,251	$215,267	$217,518
Multifamily Residential	-	5,108	5,108
Commercial Real Estate	1,096	86,810	87,906
Construction and Land Development	-	29,060	29,060
Non Real Estate Secured
Commercial and Industrial	545	21,477	22,022
Consumer and Other	-	2,534	2,534
Total	$3,892	$360,256	$364,148

Loans Receivable:	As of December 31, 2013
	Individually evaluated	Collectively evaluated
	for impairment	for impairment	Total
Real Estate Secured
1-4 Family Residential	$3,196	$185,210	$188,406
Multifamily Residential	986	3,842	4,828
Commercial Real Estate	2,585	77,378	79,963
Construction and Land Development	691	33,541	34,232
Non Real Estate Secured
Commercial and Industrial	479	21,729	22,208
Consumer and Other	-	2,269	2,269
Total	$7,937	$323,969	$331,906

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

(Dollars in thousands)

Impaired Loans

For the Year Ended December 31, 2014

	Unpaid	Recorded			Average	Interest
	Principal	Investment	Related	Life to Date	Recorded	Income
	Balance	(1)	Allowance	Charge offs	Investment	Recognized

With no related allowance recorded:
1-4 Family Residential	$1,859	$1,738	$-	$121	$1,787	$12
Multifamily Residential	-	-	-	-	-	-
Commercial Real Estate	1,096	1,096	-	-	1,127	-
Construction and Land Development	-	-	-	-	-	-
Commercial and Industrial	545	545	-	-	565	-
Consumer and Other	-	-	-	-	-	-

With an allowance recorded:
1-4 Family Residential	$513	$513	$63	$-	$517	$-
Multifamily Residential	-	-	-	-	-	-
Commercial Real Estate	-	-	-	-	-	-
Construction and Land Development	-	-	-	-	-	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:
1-4 Family Residential	$2,372	$2,251	$63	$121	$2,304	$12
Multifamily Residential	-	-	-	-	-	-
Commercial Real Estate	1,096	1,096	-	-	1,127	-
Construction and Land Development	-	-	-	-	-	-
Commercial and Industrial	545	545	-	-	565	-
Consumer and Other	-	-	-	-	-	-

Total	$4,013	$3,892	$63	$121	$3,996	$12

(1) Impaired balance; excludes accrued interest receivable and deferred fees and costs due to immateriality.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 4 – LOANS (Continued)

(Dollars in thousands)

Impaired Loans

For the Year Ended December 31, 2013

	Unpaid	Recorded			Average	Interest
	Principal	Investment	Related	Life to Date	Recorded	Income
	Balance	(1)	Allowance	Charge offs	Investment	Recognized

With no related allowance recorded:
1-4 Family Residential	$1,367	$1,165	$-	$202	$1,242	$16
Multifamily Residential	-	-	-	-	-	-
Commercial Real Estate	3,008	2,584	-	423	2,833	9
Construction and Land Development	692	159	-	533	434	-
Commercial and Industrial	480	480	-	-	536	-
Consumer and Other	-	-	-	-	-	-

With an allowance recorded:
1-4 Family Residential	$2,066	$2,031	$199	$35	$2,033	$-
Multifamily Residential	986	986	9	-	990	-
Commercial Real Estate	-	-	-	-	-	-
Construction and Land Development	833	532	8	302	680	-
Commercial and Industrial	-	-	-	-	-	-
Consumer and Other	-	-	-	-	-	-

Total:
1-4 Family Residential	$3,433	$3,196	$199	$237	$3,275	$16
Multifamily Residential	986	986	9	-	990	-
Commercial Real Estate	3,007	2,584	-	423	2,833	9
Construction and Land Development	1,526	691	8	835	1,114	-
Commercial and Industrial	480	480	-	-	536	-
Consumer and Other	-	-	-	-	-	-

Total	$9,432	$7,937	$216	$1,495	$8,748	$25

(1) Impaired balance; excludes accrued interest receivable and deferred fees and costs due to immateriality.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 5 - PROPERTY AND EQUIPMENT

Components of property and equipment are as follows:

(Dollars in thousands)		December 31,
	Estimated Useful Lives	2014	2013

Land		$7,866	$7,866
Furniture and equipment	3-10 years	3,550	3,502
Buildings and improvements	5-40 years	15,740	15,731
Construction in process		80	63
		27,236	27,162
Less accumulated depreciation		(6,781)	(6,012)
		$20,455	$21,150

Construction in process related to one company owned property, and totaled $80,000 and $63,000 at December 31, 2014 and December 31, 2013, respectively. Depreciation expense for the years ended December 31, 2014 and 2013 was $842,000 and $853,000, respectively.

In 2013, the Company received sales proceeds totaling $28,000 on two fully depreciated property and equipment items, recognizing gains of the same amount.

The Company leases certain branch properties and equipment under operating leases. Two branch leases have current lease terms expiring in 2016 and 2023, one with two five-year renewal options remaining, and the other with one ten-year renewal option remaining. The Company has a lease agreement for eleven ATM machines, which expires December 2015 and requires monthly payments totaling $16,000, accounting for the majority of the Company’s annual lease expense obligations. The Company entered into a longer term lease agreement during 2011 for office space that expires in 2032 that is also being accounted for as an operating lease. Total lease expense paid for the leases discussed above and included in the statements of operations totaled $412,000 and $411,000 for the years ended December 31, 2014 and 2013, respectively.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one month, for each of the next five years in the aggregate are:

(Dollars in thousands)
2015	$401
2016	195
2017	179
2018	183
2019	185
Thereafter	220

Total	$1,363

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 6 – OTHER REAL ESTATE OWNED

The aggregate carrying amount of other real estate owned at December 31, 2014 and 2013 was $3,686,000 and $5,249,000, respectively. All of the Company’s other real estate owned represents properties acquired through foreclosure or deed in lieu of foreclosure. The following table details the change in this balance during 2014 and 2013.

(Dollars in thousands)	Year Ended December 31
	2014	2013
Real estate acquired in settlement of loans, beginning of period	$5,249	$9,619
New real estate acquired in settlement of loans at lower of fair value or principal balance	747	438
Capital expenditures on real estate acquired in settlement of loans	14	88
Sales of real estate acquired in settlement of loans	(2,622)	(5,226)
Gains on sale of real estate acquired in settlement of loans	641	339
Deferral (recognition of gains previously deferred) of gain on sale of real estate acquired in settlement of loans	(337)	66
Less: Impairment recognized	(6)	(75)
Real estate acquired in settlement of loans, end of period	$3,686	$5,249

The types of property in other real estate owned at December 31, 2014 and 2013 included commercial office properties, commercial lots, residential 1-4 family lots and homes under construction, and residential 1-4 family homes. The largest single property type of other real estate owned in both periods presented was construction and land development, totaling $2,777,000 and $3,421,000 at December 31, 2014 and 2013, respectively.

During 2014 and 2013, the Company recorded sales proceeds on other real estate owned totaling $2,622,000 and $5,226,000, respectively. Sales proceeds on other real estate owned for which the Company made loans to facilitate the sale of the property during 2014 and 2013 totaled $1,557,000 and $2,285,000, respectively. The gross loans to facilitate these sales during 2014 and 2013 totaled $1,453,000 and $2,150,000, respectively. During the year ended December 31, 2013, the Company realized deferred gains related to loans to facilitate sales totaling $66,000. During 2014, the Company recognized as income $337,000 of gains previously deferred from sales that occurred prior to 2014.

During 2014 and 2013, the Company recognized $6,000 and $75,000, respectively, of impairment expense on other real estate owned. These impairments were the result of periodic reappraisals of the properties and management’s estimates of short term liquidation values. At December 31, 2014 and 2013, the carrying amount of other real estate owned included valuation allowances totaling $121,000 and $234,000, respectively. These amounts were reflective of impairments taken on individual properties still held by the Company as of these two dates.

NOTE 7 - DEPOSITS

The following is a detail of deposit accounts:

(Dollars in thousands)	December 31,
	2014	2013
Noninterest bearing deposits	$48,700	$41,295
Interest bearing
NOW	62,210	63,205
Money market	70,166	47,172
Savings	29,315	27,626
Time, less than $250,000	114,410	119,981
Time, $250,000 and over	6,233	16,549
Total deposits	$331,034	$315,828

At December 31, 2014 and 2013, the Bank had approximately $13,237,000 and $3,800,000, respectively, in time deposits from customers outside its market area. This includes $12,283,000 and $1,240,000 in brokered and wholesale deposits in 2014 and 2013, respectively. Contractual rates of interest on brokered and wholesale deposits outstanding at December 31, 2014, ranged from a low of 0.25% to a high of 0.30%. Brokered and wholesale deposits outstanding at December 31, 2013 consisted of a single deposit account with a rate of 3.25%.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 7 – DEPOSITS (Continued)

At December 31, 2014 the scheduled maturities of time deposits are as follows:

(Dollars in thousands)
2015	$105,760
2016	14,575
2017	10
2018	258
2019	40
$120,643

NOTE 8- SHORT-TERM BORROWINGS

Short-term borrowings payable include securities sold under agreements to repurchase which generally mature on a one to thirty day basis, federal funds purchased, and borrowings from the discount window of the Federal Reserve Bank. Information concerning short-term borrowings is summarized as follows:

(Dollars in thousands)	December 31,
	2014	2013
Balance at end of the year	$3,802	$4,818
Average balance during year	2,343	2,893
Average interest rate during year	0.23%	0.26%
Maximum month-end balance during the year	$9,808	$8,833

The Company has collateralized the repurchase agreements with securities with an aggregate cost basis and fair value of $2,591,000 and $2,593,000 respectively, at December 31, 2014.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from Federal Home Loan Bank are collateralized by FHLB stock and pledges of certain residential mortgage loans and are summarized as follows:

		December 31
Maturity	Rate	2014	2013
February 2014	0.36%	-	7,000
February 2015	0.36%	18,000	-
March 2016	2.04%	10,000	10,000
May 2016	0.75%	2,000	2,000
March 2017	2.31%	2,000	2,000
May 2017	1.07%	2,000	2,000
March 2018	2.33%	5,000	5,000
April 2018	3.03%	5,000	5,000
May 2018	1.38%	2,000	2,000
March 2019	3.56%	5,000	5,000
March 2019	3.51%	5,000	5,000
May 2019	1.69%	2,000	2,000
May 2020	2.01%	2,000	2,000
March 2021	3.71%	5,000	5,000
March 2021	3.74%	5,000	5,000
March 2021	3.80%	5,000	5,000
March 2021	3.87%	5,000	5,000
		$80,000	$69,000

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 10 - UNUSED LINES OF CREDIT

At December 31, 2014, the Bank had unused lines of credit to purchase federal funds totaling approximately $29.9 million from unrelated banks. These lines of credit are available on a one to fifteen day basis for general corporate purposes of the Bank. The lenders have reserved the right to withdraw the lines at their option. The Company may also borrow from the Federal Home Loan Bank based on a predetermined formula. Borrowings on this line totaled $80.0 million at December 31, 2014. Additional funds of approximately $14.8 million were available on the line. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. The Company has pledged approximately $154.3 million in loans as qualifying collateral for these borrowings. Also at December 31, 2014, the Company had an unused line of credit totaling approximately $24.6 million with the Federal Reserve Bank of Richmond to borrow funds from its discount window. The Company had pledged loans totaling approximately $38.5 million as collateral for these borrowings.

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

The Company’s investment in the common securities of the Capital Trust totaled $310,000 at December 31, 2014 and December 31, 2013, and is included in “Available for Sale Securities” on its consolidated balance sheets. The preferred securities of the Capital Trust, totaling $10.0 million, qualify as Tier 1 capital under Federal Reserve Board guidelines, subject to limitations.

The Capital Securities issued by the Capital Trust accrue and pay distributions quarterly at a rate per annum equal to the three-month LIBOR, which was 0.26 percent at December 31, 2014, plus 150 basis points. The distribution rate payable on the Capital Securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events of default, to defer payments of interest on the Capital Securities for a period not to exceed 20 consecutive quarterly periods, provided that no extension period may extend beyond the maturity date of December 16, 2035. The Company’s payment of interest on the Capital Securities is subject to the Company’s compliance with Federal Reserve Board guidelines regarding the payment of dividends.

In accordance with the debenture terms noted above the Company deferred its quarterly dividend payment on these securities beginning with the December 2011 payment. Amounts so deferred compounded quarterly according to the same variable rate terms noted above. During this period of deferral the Company capitalized the dividend payments due, adding them to the principal outstanding for accrual purposes. The Company reinstated quarterly dividend payments beginning with the March 30, 2014 payment, when it also paid in full all interest arrearage in accordance with the requirements of the debenture terms. Accrued interest on these debentures totaled $1,000 and $450,000 at December 31, 2014 and December 31, 2013, respectively.

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

NOTE 13 - INCOME TAXES

Income tax expense (benefit) was as follows:

(Dollars in thousands)	2014	2013
Current expense
Federal	$57	$-
State	173	372
Deferred expense (benefit)
Federal	1,899	50
State	(57)	18
Change in valuation allowance	38	(7,584)
Total	$2,110	$(7,144)

Income tax expense (benefit) is allocated as follows:

(Dollars in thousands)	2014	2013

Continuing operations	$1,604	$(6,590)
Other comprehensive loss	506	(554)
Total	$2,110	$(7,144)

The income tax effect of cumulative temporary differences for deferred tax assets at December 31, 2014 and 2013 is as follows:

(Dollars in thousands)	December 31,
	2014	2013
Deferred tax assets:
Allowance for loan losses	$1,904	$2,054
Allowance for impairment of other real estate owned	41	80
Net operating loss (NOL) carryforward	1,895	3,202
Unrealized loss on investment securities	640	1,146
Deferred revenue	107	273
Deferred compensation	697	611
Depreciation	162	72
Other	523	364
Total deferred tax assets	5,969	7,802

Deferred tax liabilities:
Prepaid expenses	90	81
Total deferred tax liabilities	90	81

Net deferred tax asset	5,879	7,721

Valuation allowance	(243)	(205)
Total net deferred tax asset	$5,636	$7,516

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

During 2013, the Company reversed most of its valuation allowance on its deferred tax assets. The decision to reverse the valuation allowance was due to a change in management’s assessment of the near term realizability of the deferred tax assets. This change in assessment was the result of improved operating results, most notably six consecutive quarters of profitability beginning with the three months ended March 31, 2012. The profitability during these periods included core earnings. These improved results provided positive evidence of the Company’s ability to generate the future profits necessary to realize the benefits provided by its deferred tax assets in future periods. As of December 31, 2014, the Company maintained a full valuation allowance of $243,000 on its holding company state income tax items. Included in these items was a net operating loss carryforward totaling $143,000. Throughout the Company’s history, the holding company has consistently produced operating losses on a standalone basis, and the realizability of any of its deferred tax items continues to remain in doubt.

The Company’s deferred tax assets related to realizable net operating loss carryforwards of $1,752,000 expire as follows: $1,332,000 in 2031; $383,000 in 2032; and $37,000 in 2033. The net operating loss carryforwards to which the deferred tax assets relate expire as follows: $3,916,000 in 2031; $1,127,000 in 2032; and $111,000 in 2033. The Company believes it will generate sufficient profits to utilize its carryforwards prior to these expiration dates.

The provision for income taxes is reconciled to the amount of income tax computed at the federal statutory rate on income (loss) before income taxes for the years ended December 31, as follows:

(Dollars in thousands)	2014		2013
	Amount	%	Amount	%
Tax expense at statutory rate	$1,816	34%	$842	34%
Increase (decrease) in taxes resulting from:
State tax (net of federal benefit)	77	1	231	9
Officers’ life insurance	(287)	(5)	(54)	(2)
Municipal interest	(49)	(1)	(55)	(2)
Other tax preference items	9	0	30	1
Valuation allowance change	38	1	(7,584)	(306)
Tax expense (benefit)	$1,604	30%	$(6,590)	(266)%

The Company is no longer subject to examination by taxing authorities for years before 2011. The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 14 - RELATED PARTY TRANSACTIONS

Directors, executive officers and their affiliates are customers of and have banking transactions with the Bank in the ordinary course of business. A summary of loan transactions with directors and executive officers, including their affiliates, is as follows:

(Dollars in thousands)	December 31,
	2014	2013
Balance, beginning of year	$1,680	$1,380
New loans	-	395
Repayments	(94)	(95)

Balance, end of year	$1,586	$1,680

Deposits by directors and executive officers, including their affiliates, at December 31, 2014 and 2013 totaled $806,000 and $671,000, respectively.

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

(in thousands)	December 31,
	2014	2013
Commitments to extend credit	$27,753	$25,251
Standby letters of credit	62	188

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 16 - EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) Plan for the benefit of all eligible employees. Upon ongoing approval of the Board of Directors, the Company matches 100 percent of employee contributions up to the first three percent of compensation, plus 50 percent of employee contributions on the next two percent of compensation, subject to certain adjustments and limitations. The Company may also make an elective three percent contribution to the Plan accounts of all eligible employees. Contributions made to the Plan in 2014 and 2013 amounted to $127,000 and $118,000, respectively.

The Company entered into a Supplemental Executive Retirement Plan (SERP) during 2008 with its Chief Executive Officer. The Company accrued deferred compensation expense of $231,000 and $211,000 in 2014 and 2013, respectively, in relation to this plan. The accrued liability for the SERP at December 31, 2014 and 2013 totaled $1,870,000 and $1,639,000, respectively.

The Company has entered into Endorsement Split Dollar Agreements with two of its executive officers relating to split dollar life insurance policies covering each of them. The Company is the sole owner of these life insurance policies and is required to maintain the policies in full force and effect and pay any premiums due on the policies. The agreements provide that if the executive’s death occurs before the earlier of the date of his termination of employment with the Company or the date that is six months after the executive attains age 70, the executive’s beneficiary will be entitled to the net death proceeds under the policies. The executive’s interest in the policies will be extinguished at the earlier of the date of his termination of employment or six months after the date on which he attains age 70, and the Company will be entitled to any remaining proceeds of the policies, provided a change in control has not occurred. In the event of a change in control prior to the termination of the executive’s employment, the Company is required to transfer to the executive ownership of the policy. The agreements also provide that the Company may not amend or terminate the executive’s interest in the policies unless the policies are replaced with comparable ones, including a new split dollar agreement. The agreements also provide for a claims and review procedure in the event persons have not received benefits under the agreement to which they believe they are entitled. If they had died on December 31, 2014, the death benefits payable to the executives’ beneficiaries upon the executive’s death would have totaled $2,811,000.

During 2014, the Company terminated an existing Endorsement Split Dollar Agreement with another of its executive officers. The terms of the split dollar agreement terminated were identical to those described above. In exchange for a payment of $271,000, which represented half of the policy’s cash surrender value, the Company sold ownership of the policy to the executive and relinquished all claims to future death benefits. The Company also agreed to make an annual payment of $120,000 to the executive, which he will use to timely pay the annual premium on the policy until the earliest of the executive’s separation from service, his death, or a change in control. If the annual premium for the policy is reduced for any reason, the annual payment to the executive will be reduced by the same amount. The death benefits associated with this policy total $7,500,000. Immediately prior to execution of the termination agreement, the death benefits payable to the executive’s beneficiaries would have totaled $6,780,000.

NOTE 17 - EMPLOYEE STOCK PURCHASE PLAN

Since 2000, the Company has maintained successive five-year Employee Stock Purchase Plans for the benefit of officers and employees which allow officers and employees to have the Company make payroll withholdings for the purpose of buying Company stock. The current plan expires in 2015. The purchase price is 85 percent of the closing quoted market price of the first or last business day of the quarter, whichever is less. Shares are purchased immediately following the last business date of the quarter. During 2014 and 2013, the Company issued 14,512 and 16,547 shares of common stock, respectively, under this plan. Proceeds from stock issuances during 2014 and 2013 totaled $99,000 and $107,000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification of the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The following table summarizes the capital ratios and the regulatory minimum requirements for the Company and the Bank.

						To Be Well-
						Capitalized Under
			For Capital			Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2014
The Company
Total capital (to risk-weighted assets)	$59,168	17.43%	$27,152	8.00%	(1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	54,907	16.18	13,576	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	54,907	11.98	18,331	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$51,750	15.49%	$26,733	8.00%		$33,417	10.00%
Tier 1 capital (to risk-weighted assets)	47,536	14.23	13,367	4.00		20,050	6.00
Tier 1 capital (to average assets)	47,536	10.61	17,921	4.00		22,402	5.00

December 31, 2013
The Company
Total capital (to risk-weighted assets)	$52,631	15.80%	$26,655	8.00%	(1)	N/A	N/A
Tier 1 capital (to risk-weighted assets)	48,441	14.54	13,328	4.00	(1)	N/A	N/A
Tier 1 capital (to average assets)	48,441	11.10	17,456	4.00	(1)	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$47,617	14.58%	$26,134	8.00%		$32,668	10.00%
Tier 1 capital (to risk-weighted assets)	43,508	13.32	13,067	4.00		19,601	6.00
Tier 1 capital (to average assets)	43,508	10.24	17,004	4.00		21,255	5.00

(1) Minimum requirements for bank holding companies with greater than $500 million in consolidated total assets (the Company is not currently subject to these requirements)

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

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, real estate appraisals, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For example, this category generally includes certain private equity investments, asset-backed securities in less liquid markets, retained residual interests in securitizations, residential mortgage servicing rights, and other real estate owned when adjusting for selling costs, and impaired loans.

The Company used the following methods and assumptions to estimate fair value:

Available for Sale Investment Securities

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available (Leve1 1). If quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Securities classified as Level 3 include asset-backed securities in less liquid markets. The fair values of Level 3 available for sale investment securities are determined by a third party pricing service and reviewed by the Company’s Chief Financial Officer for reasonableness. The fair value of the trust preferred securities is computed based upon discounted cash flows estimated using interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation to the note classes.  Current estimates of expected cash flows are based on the most recent trustee reports and any other relevant market information, including announcements of interest payment deferrals or defaults of underlying issuers.  The payment, default and recovery assumptions are believed to reflect the assumptions of market participants. Cash flows are discounted at appropriate market rates, including consideration of credit spreads and illiquidity discounts.

Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or market value. The fair value of mortgage loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company categorizes loans subjected to nonrecurring fair value adjustments as Level 2. There were no fair value adjustments to mortgage loans held for sale as of December 31, 2014 and December 31, 2013.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 20 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Impaired Loans

Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Impaired loans are carried at the lesser of their principal balance or their fair value. The Company considers problem loans with principal balances of $250,000 or greater individually for impairment. The fair value of loans individually evaluated for impairment is estimated using one of several methods, including the present value of expected cash flows, market price of the loan, if available, or fair value of the underlying collateral less estimated costs to sell.  At December 31, 2014, all impaired loans deemed collateral dependent were evaluated based on the fair value of the collateral less estimated costs to sell. Those impaired loans not requiring a specific allowance for loan losses allocation represent loans with fair values equal to or exceeding their recorded investments. Impaired loans for which a specific allowance is established based on the fair value of collateral require classification in the fair value hierarchy. If the fair value of an impaired loan is based on an observable market price of the loan the Company records the impaired loan as nonrecurring Level 2. When the fair value of an impaired loan is based on discounted cash flows or the fair value of the underlying collateral less estimated costs to sell the Company records the impaired loan as nonrecurring Level 3.

Other real estate owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals.

For both collateral dependent impaired loans and other real estate owned the Company uses appraisals prepared by certified appraisal professionals whose qualifications and licenses have been reviewed and verified by the Company. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically lead to a Level 3 classification of the inputs for determining fair value. Once the Company receives an appraisal on an impaired loan, the Chief Credit Officer and Chief Financial Officer review the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics, as well as the Company’s own loss experience. For appraisals received on other real estate owned, the Chief Financial Officer and Chief Operating Officer use a similar approach. The Company may take additional discounts against the appraisals based on the circumstances surrounding individual properties.

Assets measured at fair value on a recurring basis are as follows as of December 31, 2014 and December 31, 2013 (amounts in thousands):

	December 31, 2014
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale investment securities
Mortgage backed Government sponsored enterprises	$-	$24,938	$-	$24,938
Municipals	-	4,184	-	4,184
Other	-	4,139	2,008	6,147

Total assets at fair value	$-	$33,261	$2,008	$35,269

	December 31, 2013
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Available-for-sale investment securities
Mortgage backed Government sponsored enterprises	$-	$29,869	$-	$29,869
Municipals	-	4,068	-	4,068
Other	-	4,049	1,836	5,885

Total assets at fair value	$-	$37,986	$1,836	$39,822

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 20 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Investments in collateralized debt obligations and trust preferred securities comprise the Company’s Level 3 assets as shown above. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. During times when trading is more liquid, broker quotes are used (if available) to validate the model. Rating agency and industry research reports as well as defaults and deferrals on individual securities are reviewed and incorporated into the calculations.

There were no transfers between Level 1 and Level 2 during 2014 or 2013.

The Company has no liabilities carried at fair value or measured at fair value on a recurring basis.

The following table reconciles the changes in recurring Level 3 financial instruments for the twelve months ended December 31, 2014 and 2013 (amounts in thousands):

	December 31,	December 31,
	2014	2013

Beginning of year balance	$1,836	$1,401
Discount accretion	10	9
Unrealized gain (loss)	162	426

Ending balance	$2,008	$1,836

The following table presents quantitative information about Level 3 fair value measurements at December 31, 2014 (amounts in thousands):

		Valuation
Security Type	Fair Value	Technique	Unobservable Input	Rates
Collateralized Debt Obligations	$1,508	Discounted cash flows	Discount rate	Approximately	9%
			Weighted default probability for deferring issuers	Approximately	36%
			Recovery rate on deferring issuers		10% - 15%
			Default probability for current issuers		0.33% - 7.50%
Trust Preferred Security	$500	Discounted cash flows	Discount rate	Approximately	4%

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

In addition to the collateralized debt obligations included in the table above, the Company owns a trust preferred security backed by a single issuer for which meaningful pricing data is not readily available. The security’s book value of $500,000 is assumed to equal its fair value. The discount rate shown for the security in the table above approximates the security’s yield rate at December 31, 2014.

There were no changes in unrealized gains and losses recorded in earnings for either of the years ended December 31, 2014 or December 31, 2013.

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 20 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Assets measured at fair value on a nonrecurring basis are as follows as of December 31, 2014 and December 31, 2013 (amounts in thousands):

	December 31, 2014
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired Loans
1 - 4 Family Residential	$-	$-	$2,124	$2,124
Commercial Real Estate	-	-	1,105	1,105
Other Real Estate Owned
1 – 4 Family Residential	-	-	334	334
Construction and Land Development	-	-	54	54

Total assets at fair value	$-	$-	$3,617	$3,617

	December 31, 2013
	Quoted Market Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired Loans
1 - 4 Family Residential	$-	$-	$2,574	$2,574
Multifamily Residential	-	-	1,050	1,050
Commercial Real Estate	-	-	753	753
Construction and Land Development	-	-	735	735
Other Real Estate Owned
1 – 4 Family Residential	-	-	585	585
Construction and Land Development	-	-	254	254

Total assets at fair value	$-	$-	$5,951	$5,951

Impaired loans that are measured for impairment using the fair value of the collateral had a recorded investment of $3,065,000 with a valuation allowance of $63,000 at December 31, 2014, resulting in an additional provision for loan losses of $40,000 for the year ended December 31, 2014. These additional provisions were all assigned to 1 – 4 Family Residential loans. Impaired loans that are measured for impairment using the fair value of the collateral had a recorded investment of $4,970,000 with a valuation allowance of $216,000 at December 31, 2013, resulting in an additional provision for loan losses of $149,000 for the year ended December 31, 2013. These additional provisions were as follows: $8,000 for Construction and Land Development loans, $132,000 for 1 – 4 Family Residential loans, and $9,000 for Multifamily loans.

Other real estate owned measured at fair value less costs to sell had a net carrying amount of $361,000, which is made up of the outstanding balance of $482,000, net of a valuation allowance of $121,000, at December 31, 2014. This valuation allowance included $6,000 of impairment made during the year ended December 31, 2014. All of this impairment related to 1-4 Family Residential real estate. Other real estate owned measured at fair value less costs to sell had a net carrying amount of $780,000, which is made up of the outstanding balance of $1,014,000, net of a valuation allowance of $234,000, at December 31, 2013. This valuation allowance included $75,000 of impairment made during the year ended December 31, 2013. The breakdown of this impairment was as follows: $14,000 for construction and land development, and $61,000 for 1-4 Family Residential.

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

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013:

	Valuation Techniques	Unobservable Inputs	Range
Impaired Loans

1 - 4 Family Residential	Sales comparison approach	Bank Owned Discount	10%-20%
Multifamily Residential
Construction and Land Development

Commercial Real Estate	Sales comparison approach	Bank Owned Discount	10%-20%
	Income approach	Capitalization Rate	8% - 12%

Other Real Estate Owned

Commercial Real Estate	Sales comparison approach	Bank Owned Discount	10%-20%
	Income approach	Capitalization Rate	8% - 12%

Commercial Lots	Sales comparison approach	Bank Owned Discount	10%-20%
Residential 1 – 4 Family Lots
Residential 1 – 4 Family Homes
Residential 1 – 4 Under Construction
Multifamily Residential

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 20 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Company’s financial instruments are as follows (amounts in thousands):

	Fair Value Measurements at December 31, 2014 Using:
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$33,572	$33,572	$-	$-	$33,572
Available for sale investment securities	35,269	-	33,261	2,008	35,269
Federal Home Loan Bank Stock	4,000	N/A	N/A	N/A	N/A
Loans, net	358,546	-	-	355,310	355,310
Accrued interest receivable	1,169	-	97	1,072	1,169

Financial liabilities
Deposits	331,034	210,391	120,950	-	331,341
Short term borrowings	3,802	-	3,802	-	3,802
Advances from Federal Home Loan Bank	80,000	-	83,488	-	83,488
Junior subordinated debentures	10,310	-	-	5,018	5,018
Accrued interest payable	777	-	776	1	777

	Fair Value Measurements at December 31, 2013 Using:
	Carrying
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$28,460	$28,460	$-	$-	$28,460
Available for sale investment securities	39,822	-	37,986	1,836	39,822
Federal Home Loan Bank Stock	3,629	N/A	N/A	N/A	N/A
Loans held for sale	271	-	271	-	271
Loans, net	325,865	-	-	315,917	315,917
Accrued interest receivable	1,122	-	113	1,009	1,122

Financial liabilities
Deposits	315,828	189,344	137,018	-	326,362
Short term borrowings	4,818	-	4,818	-	4,818
Advances from Federal Home Loan Bank	69,000	-	72,158	-	72,158
Junior subordinated debentures	10,310	-	-	4,826	4,826
Accrued interest payable	1,049	-	599	450	1,049

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

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION

Following is condensed financial information of Southcoast Financial Corporation (parent company only):

CONDENSED BALANCE SHEETS

(Dollars in thousands)	December 31,
	2014	2013
ASSETS
Cash	$4,593	$1,719
Investments available for sale	102	102
Investment in subsidiaries	49,129	47,145
Property and equipment, net	3,877	1,860
Receivables from subsidiaries	-	2,785
Other real estate owned, net	184	-
Deferred tax asset, net	1,630	1,337
Other assets	70	84
Total assets	$59,585	$55,032
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,970	$2,153
Junior subordinated debentures	10,310	10,310
Shareholders’ equity	47,305	42,569
Total liabilities and shareholders’ equity	$59,585	$55,032

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollars in thousands)	For the years ended December 31,
	2014	2013
Income
Dividends from subsidiaries	$3,000	$2,785
Interest and dividends	2	-
Expenses	(499)	(673)
Income before income taxes	2,503	2,112
Income tax benefit	(383)	(1,343)
Income before equity in undistributed net income of subsidiaries	2,886	3,455
Equity in undistributed net income of subsidiaries	851	5,610
Net income	$3,737	$9,065

SOUTHCOAST FINANCIAL CORPORATION AND SUBSIDIARIES

 Notes to Consolidated Financial Statements

NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION – (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	For the years ended December 31,
	2014	2013
Operating Activities
Net income	$3,737	$9,065
Adjustments to reconcile net income to net cash used by operating activities
Equity in undistributed net income of subsidiaries	(851)	(5,610)
Depreciation	14	14
Increase in deferred taxes	(293)	(1,343)
(Increase) decrease in other assets	767	(2,791)
Increase (decrease) in other liabilities	(183)	385
Net cash provided (used) by operating activities	3,191	(280)
Investing activities
Purchase of property and equipment	-	(3)
Purchase of Other real estate owned from banking subsidiary	(184)	-
Capital contribution to banking subsidiary	(232)	(3)
Net cash used by investing activities	(416)	(3)
Financing activities
Net proceeds from issuance of stock	99	107
Net cash provided by financing activities	99	107
Net change in cash	2,874	(176)
Cash, beginning of year	1,719	1,895
Cash, end of year	$4,593	$1,719